As filed with the Securities and Exchange Commission on September 14, 2021.
Registration No. 333-259035

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Warby Parker Inc.
(Exact name of Registrant as specified in its charter)

Delaware	5995	80-0423634
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
233 Spring Street, 6th Floor East
New York, New York 10013
(646) 847-7215
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Neil Blumenthal, Co-Founder and Co-Chief Executive Officer
Dave Gilboa, Co-Founder and Co-Chief Executive Officer
Warby Parker Inc.
233 Spring Street, 6th Floor East
New York, New York 10013
(646) 847-7215
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe Stelios G. Saffos Benjamin J. Cohen Brittany D. Ruiz Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200	Steven Miller Hyung Bak Lindsay Buxbaum Warby Parker Inc. 233 Spring Street, 6th Floor East New York, New York 10013 (646) 847-7215

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A common stock, $0.0001 par value per share	77,741,942	Not applicable	190,728,957	$20,809
(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Given that there is no proposed maximum offering price per share of Class A common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value of the Class A common stock the registrant expects to register, which will be calculated from its unaudited pro forma balance sheet as of June 30, 2021. Given that the registrant’s shares of Class A common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its Class A common stock in accordance with Rule 457(c).
(2)The registrant previously paid $20,809 of the registration fee with the prior filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Securities may not be sold until the preliminary prospectus filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated September 14, 2021.
77,741,942 Shares of Class A Common Stock

This prospectus relates to the registration of the resale of up to 77,741,942 shares of our Class A common stock by our stockholders identified in this prospectus, or the Registered Stockholders. Unlike an initial public offering, the resale by the Registered Stockholders is not being underwritten by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the New York Stock Exchange, or the NYSE. See the section titled “Plan of Distribution.” We will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders.

On or prior to effectiveness of this registration statement, we will have three classes of authorized common stock, Class A common stock, Class B common stock and Class C common stock. The rights of the holders of Class A common stock, Class B common stock and Class C common stock are identical, except with respect to voting and conversion, or as otherwise provided in our Amended Charter. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock shall entitle the holder thereof to ten votes per share and is convertible at any time into one share of Class A common stock. Each holder of Class C common stock shall not be entitled to vote except as otherwise provided by law. Following this offering, Neil Blumenthal and Dave Gilboa, our Co-Founders and Co-Chief Executive Officers, will hold outstanding shares of our Class B common stock, and exercise voting control over shares of our Class A common stock, representing a total of approximately 48% of the voting power of our outstanding capital stock. As a result, Mr. Blumenthal and Mr. Gilboa,if they choose to act together, will be able to exercise significant influence, and will be able to exercise significant control in the future if they exercise and/or settle their options and restricted stock units that will exercise or settle into Class B common stock, over actions requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our Amended Charter and Amended Bylaws and the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction.
Prior to any sales of shares of Class A common stock, Registered Stockholders who hold Class B common stock must convert their shares of Class B common stock into shares of Class A common stock.
No public market for our Class A common stock currently exists. There is only a limited history of trading in our capital stock in private transactions. Based on information available to us, during the period from January 1, 2021 through June 30, 2021, the high and low sales price per share of our capital stock for such private transactions was $24.53. For more information, see the section titled “Sale Price History of our Capital Stock.” Any recent trading prices in private transactions may have little or no relation to the opening trading price of our shares of Class A common stock on the NYSE or the subsequent trading price of our shares of Class A common stock on the NYSE. Further, the listing of our Class A common stock on the NYSE without underwriters is a novel method for commencing public trading in shares of our Class A common stock, and consequently, the trading volume and price per share of our Class A common stock may be more volatile than if shares of our Class A common stock were initially listed in connection with an underwritten initial public offering.
Based on information provided by the NYSE, the opening trading price of our Class A common stock on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for our Class A common stock in consultation with a financial advisor pursuant to applicable NYSE rules. For more information, see the section titled “Plan of Distribution.”
We intend to apply to list our Class A common stock on the NYSE under the symbol “WRBY.” We expect our Class A common stock to begin trading on the NYSE on or about September 29, 2021.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and will be subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See the section titled “Prospectus Summary—Implications of Being an Emerging Growth Company.”
We elected in June 2021 to be treated as a public benefit corporation under Delaware law. As a public benefit corporation, we are required to balance the financial interests of our stockholders, the best interests of those stakeholders materially affected by our conduct, and the specific benefit purposes set forth in our Amended Charter. Accordingly, our duty to balance a variety of interests may result in actions that do not maximize stockholder value.

See the section titled “Risk Factors” beginning on page 24 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                  , 2021.

WE'VE ALWAYS BEEN MOTIVATED TO SOLVE PROBLEMS.

OUR FIRST ONE WAS SIMPLE:

GLASSES WERE TOO EXPENSIVE.

WE DECIDED
TO **CREATE AN ALTERNATIVE**

WARBY
WARBY
PARKER

BECAUSE WE BELIEVE IN

VISION FOR ALL

WARBY PARKER
WARBY PARKER

Through and including                  , 2021 (the 25th day after the listing date of our Class A common stock), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
Neither we nor any of the Registered Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the Registered Stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. To the extent they sell, the Registered Stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, and results of operations may have changed since that date.
For investors outside the United States: Neither we nor any of the Registered Stockholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock by the Registered Stockholders and the distribution of this prospectus outside of the United States.

About This Prospectus
This prospectus is a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, the Registered Stockholders may, from time to time, sell the Class A common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus (except that any such additions, updates, or other changes to the section titled “Plan of Distribution” shall only be made pursuant to a post-effective amendment to the extent they are material). You may obtain this information without charge by following the instructions under the section titled “Where You Can Find Additional Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Class A common stock.
The number of shares of Class A common stock and Class B common stock to be outstanding upon completion of this listing excludes:
•1,925,352 shares of Class A common stock issuable upon exercise of stock options outstanding as of June 30, 2021 pursuant to the Amended and Restated 2011 Stock Plan, or the 2011 Plan, with a weighted average exercise price of $6.11 per share (which does not include the 379,355 shares of Class A common stock issued in connection with a secured promissory note);
•2,834,298 shares of Class B common stock issuable upon exercise of stock options outstanding as of June 30, 2021 pursuant to the 2012 Milestone Plan, or the 2012 Plan, and the 2019 Founders Plan, or the 2019 Plan, with a weighted average exercise price of $2.28 per share (which does not include the 3,014,524 shares of Class B common stock issued in connection with a secured promissory note);
•1,064,572 shares of Class A common stock reserved for issuance pursuant to our 2011 Plan as of June 30, 2021, which will become available for issuance pursuant to the 2021 Incentive Award Plan, or the 2021 Plan, upon such plan’s effectiveness (which includes (i) 162,803 shares of Class A common stock issuable in connection with the vesting and settlement of restricted stock units, or RSUs, that were granted after June 30, 2021, pursuant to our 2011 Plan, and (ii) 346,511 shares of Class A common stock issuable upon exercise of stock purchase rights granted after June 30, 2021 pursuant to the 2011 Plan);
•263,502 shares of Class B common stock reserved for issuance pursuant to our 2019 Plan as of June 30, 2021, which will become reserved for issuance pursuant to the 2021 Plan, upon such plan’s effectiveness (which includes 40,766 shares of Class B common stock issuable upon exercise of stock purchase rights granted after June 30, 2021);
•1,884,724 and 4,397,688 shares of Class B common stock issuable in connection with the vesting and settlement of RSUs and PSUs, respectively, granted to our Co-Founders pursuant to our 2019 Plan (see “Executive Compensation—Multi-Year Founder Grants” for additional information);
•11,076,515 shares of Class A common stock that will become reserved for future issuance pursuant to the 2021 Plan, which will become effective in connection with our listing (and which excludes any potential annual evergreen increases pursuant to the terms of the 2021 Plan);
•2,215,303 shares of Class A common stock that will become reserved for future issuance pursuant to our 2021 Employee Stock Purchase Plan, or the ESPP, which will become effective in connection with our listing (and which excludes any potential annual evergreen increases pursuant to the terms of the ESPP);
•178,572 shares of Class A common stock that we donated to the Warby Parker Impact Foundation and up to an additional 1,071,432 shares of Class A common stock that our board of directors authorized for issuance, subject to our board’s discretion and approval, to the Warby Parker Impact Foundation or such other nonprofit entity designated by the board of directors, in installments over time and from time to time;
•1,572,045 shares of Class A and Class B common stock issuable in connection with unvested RSUs, which are subject to a service-based vesting requirement, outstanding as of June 30, 2021, pursuant to our 2011 Plan and 2019 Plan; and
•21,745 shares of Class A common stock issuable upon the net exercise of the warrant held by Comerica outstanding as of June 30, 2021 at an exercise price of $3.4491 per share, or the Comerica Warrant.
Except as otherwise indicated, all information in this prospectus assumes or gives effect to:
•the conversion of 53,299,362 outstanding shares of all series of our convertible preferred stock into an aggregate of 53,299,362 shares of our Class A common stock which will occur prior to our listing, or the Preferred Stock Conversion;

•the filing and effectiveness of our amended and restated certificate of incorporation in Delaware, or the Amended Charter, which will occur prior to our listing and which will, among other things, effect (x) the reclassification of all outstanding shares of our Series A common stock (i) beneficially owned by Neil Blumenthal and Dave Gilboa or (ii) held by certain trusts and limited liability companies affiliated with Neil Blumenthal, Dave Gilboa, or their family members, or collectively, the Co-Founder Shares, into Class B common stock and (y) the reclassification of all other outstanding shares of our Series A common stock and all outstanding shares of Series B common stock, other than the Co-Founder Shares, into Class A common stock, or collectively, the Common Stock Reclassification;
•the adoption of our amended and restated bylaws, or the Amended Bylaws, which will occur prior to our listing;
•809,305 shares of Class A and Class B common stock issuable in connection with the vesting and settlement of RSUs, for which the service-based condition was fully satisfied, outstanding as of June 30, 2021, pursuant to our 2011 Plan and 2019 Plan; and
•no exercise of the outstanding stock options or settlement of RSUs, described above subsequent to June 30, 2021.
After giving effect to the Preferred Stock Conversion and the Common Stock Reclassification, as of June 30, 2021, we had a total of 89,629,017 shares of Class A common stock and 21,942,437 shares of Class B common stock outstanding. Between June 30, 2021 and the effective date of the registration statement of which this prospectus forms a part, we have not issued any additional shares of common stock or awards convertible or exercisable for shares of common stock except as noted above. In April 2021, we consummated a Tender Offer, pursuant to which 838.267 shares of our capital stock were tendered to the Company and 838,267 to a third-party entity.
Following the listing of our Class A common stock on the NYSE, approximately 89,449,678 shares of our Class A common stock may be immediately sold either (i) by the Registered Stockholders pursuant to this prospectus or (ii) by our other existing stockholders under Rule 144 under the Securities Act since such shares held by such other stockholders will have been beneficially owned by non-affiliates for at least one year. See also “Shares Eligible For Future Sale.”

Glossary
Active Customer is defined as a unique customer that has made at least one purchase of any product or service in the preceding 12-month period.
Adjusted EBITDA is defined as net loss for the company and its consolidated subsidiaries before interest and other (income) / expense, taxes, and depreciation and amortization as further adjusted for stock-based compensation expense. For a reconciliation to the most directly comparable GAAP measure, see the section titled “Prospectus Summary—Summary Consolidated Financial and Other Data—Key Business Metrics and Certain Non-GAAP Financial Measures.”
Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenue. For a reconciliation to the most directly comparable GAAP measure, see the section titled “Prospectus Summary—Summary Consolidated Financial and Other Data—Key Business Metrics and Certain Non-GAAP Financial Measures.”
Average Contribution Per Customer is defined as gross profit less acquisition costs and selling and service costs during a given period divided by the number of Active Customers for that same period. For a reconciliation to the most directly comparable GAAP measure, see the section titled “Prospectus Summary—Summary Consolidated Financial and Other Data—Non-GAAP Financial Measures—Average Contribution Per Customer and Contribution Margin.”
Average Order Value, or AOV, is defined as net revenue for a given period divided by the number of Orders during that same period.
Average Revenue Per Customer is defined as net revenue for a given period divided by the number of Active Customers as of the end of that same period.
Average Sales Per Square Foot is a measure that applies to a subset of our retail stores that have been open for 12 months or more and were also open each month during the measurement period (other than for temporary closures in the ordinary course of business, such as for inclement weather). For this subset of retail stores, Average Sales Per Square Foot is an average of each retail store’s sales divided by selling square feet per retail store. Selling square feet refers to the square feet within our retail stores that are used to generate sales and excludes storage space and other non-sales generating square feet.
Buy a Pair, Give a Pair refers to a charitable program whereby for every pair of Warby Parker glasses purchased, a pair of glasses is distributed to someone in need by either (i) working with nonprofit partners to empower people to administer basic eye exams and sell glasses at ultra-affordable prices or (ii) directly giving vision care and glasses to those in need, via cross-sector partnerships.
Contribution Margin is defined as contribution profit for a given period divided by net revenue for a given period. For a reconciliation to the most directly comparable GAAP measure, see the section titled “Prospectus Summary—Summary Consolidated Financial and Other Data—Non-GAAP Financial Measures—Average Contribution Per Customer and Contribution Margin.”
Core Market refers, in the context of our retail footprint, to a Core-Based Statistical Area as defined by the U.S. Census Bureau, which encompasses both Metropolitan and Micropolitan Statistical Areas. Metropolitan Statistical Areas have at least one urbanized area of 50,000 or more population, plus adjacent territory that has a high degree of social and economic integration with the core as measured by commuting ties. Micropolitan Statistical Areas are a new set of statistical areas that have at least one urban cluster of at least 10,000 but less than 50,000 population, plus adjacent territory that has a high degree of social and economic integration with the core as measured by commuting ties.
Customer Acquisition Cost is defined as acquisition costs for a given period divided by number of Active Customers during that same period. Acquisition costs is defined as total media spend plus Home Try-On costs in a given period. Home Try-On costs include customer shipping, consumable, and product fulfillment costs related to the program.

Customer Market Share is defined as the number of unique Warby Parker customers over the trailing three years starting on December 31, 2020 (to reflect the average repurchase cycle of two to two and a half years for eyeglasses) divided by the number of U.S. adults using some form of vision correction, sourced from VisionWatch.
Four-Wall Margin is a measure that applies to a subset of our retail stores that have been open for 12 months or more and were also open each month during the measurement period (other than for temporary closures in the ordinary course of business, such as for inclement weather and ordinary course repairs). For this subset of retail stores, Four-Wall Margin is an average of each retail store’s sales less cost of sales including occupancy, store labor and store operating expenses, divided by average sales per retail store.
Home Try-On refers to a program that allows customers to pick five pairs of frames on our website (or get tailored suggestions after taking a quick and simple quiz) and try them at home for five days for free.
NPS refers to Net Promoter Score, which can range from a low of negative 100 to a high of positive 100, and measures the willingness of customers to recommend a company’s products or services to others. NPS benchmarks can vary significantly by industry, but a score greater than zero represents a company that has more promoters than detractors. For Warby Parker, NPS reflects customer responses to the following question—“On a scale of 0-10, how likely are you to recommend Warby Parker to a friend?” Responses of 9 or 10 are considered “promoters,” responses of 7 or 8 are considered neutral or “passives,” and responses of 6 or less are considered “detractors.” We then subtract the number of respondents who are detractors from the number of respondents who are promoters, divide that number by the total number of respondents, and then multiply the resulting figure by 100. Our methodology for calculating NPS reflects responses from our customers who choose to respond to the survey question. NPS gives no weight to customers who decline to answer the survey question. The same survey also contains a question that asks our customers “How did you first learn about Warby Parker?” We conduct a quarterly Brand Tracker consumer survey, in which we poll purchasers of optical products for the NPS of nine retailers from whom consumers most recently purchased eyeglasses. Based on the Brand Tracker consumer surveys from the first and second quarters of 2021, for which over 5,000 total responses were received, we found that we achieved a higher NPS score than all other retailers mentioned in the survey.
Orders is defined as the total number of orders placed by our customers to purchase any products or services in a given period, net of cancellations.
Sales Retention Rate is defined as the sales order value attributable to a given customer cohort as a percentage of the total sales order value attributable to the same customer cohort during the initial measurement period. The initial measurement period represents the initial purchase for each customer in a given customer cohort.
Store Count is defined as the total number of retail stores open at the end of the period indicated.
Unaided Brand Awareness refers to the ability of a consumer to name our brand when asked about prescription eyewear, without being prompted with brand names by the question. We conduct a quarterly survey, through a third party, that asks consumers "thinking about where you can buy prescription eyewear, what places come to mind?" Consumers then write-in responses to this question, without being provided with names of brands to choose from. For the three months ended March 30, 2021, this survey received 2,435 responses, of which 317 responses listed Warby Parker.
Virtual Try-On refers to a feature within our mobile app that uses a proprietary method we call “unique placement” to allow our customers to try on glasses and sunglasses with an iPhone X and above.
Virtual Vision Test refers to a mobile app designed to enable eligible customers to take a series of vision tests from home and renew their existing glasses prescription with an iPhone and a current pair of glasses.

Prospectus Summary
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “our company,” and “Warby Parker” refer to Warby Parker Inc. and its consolidated subsidiaries.
Overview
Our Founding Story
We started Warby Parker 11 years ago to solve our own problems as frustrated consumers and to make a positive impact. We aspired to demonstrate that a business could scale, be profitable, and do good in the world—without charging a premium for it. Since our founding in 2010, we have pioneered ideas, designed products, and developed technologies that help people see. We offer everything our customers need for happier eyes at a price that leaves them with money in their pocket, from designer-quality glasses (starting at $95, including prescription lenses) and contacts, to eye exams and vision tests—and they can meet us online, at our retail stores, or even at home. Wherever and whenever they need it, we’re there to make exceptional vision care simple and accessible. Delightful, too.
We also believe that everyone has the right to see. Glasses enable people to learn, work, and navigate the world with more security and dignity, but 2.5 billion people around the world who need them do not have access. To help address this problem, we partner with nonprofit organizations like VisionSpring to ensure that for every pair of glasses sold, a pair is distributed to someone in need. VisionSpring estimates that, on average, a pair of glasses improves personal productivity by 35% and increases monthly income by up to 20%. Through our Buy a Pair, Give a Pair program, we have helped distribute over eight million pairs of glasses to people in need since inception.
And we are just getting started.
A Lifestyle Brand Focused on Vision for All
Warby Parker is a mission-driven, lifestyle brand that operates at the intersection of design, technology, healthcare, and social enterprise. We stand for fun, creativity, and doing good in the world. Every day, our team of nearly 3,000 team members is focused on our mission to inspire and impact the world with vision, purpose, and style (without charging a premium for it). Our ultimate objective is to provide vision for all.
Our Customer-Centric Approach
When we launched the business in February of 2010, less than 2.5% of glasses were sold online—yet we believed that if we offered high-quality, uniquely designed glasses for a reasonable price point, with mechanisms to try them on like our Home Try-On program, and outstanding customer service, people would be willing to buy eyewear online for the first time. We reached our first-year sales targets in three weeks, sold out of our top 15 styles in four weeks, and built a waitlist of thousands of customers for our first-of-its-kind Home Try-On. Those first few months were chaotic to say the least, but we learned a lot.
Even without inventory, we were determined to make our early adopters’ experiences as remarkable as possible. Our founders and early employees reached out to every customer on our waitlist, answered calls and emails late into the night, and welcomed customers into our apartments to try on our debut collection. These actions laid the groundwork for how we would not only manage—but work to exceed—customer expectations moving forward.
Since that time, we have worked tirelessly to delight customers and scale our above-and-beyond customer experience, which has led to our Net Promoter Score, or NPS, which can range from a low of negative 100 to a high of positive 100 and measures the willingness of customers to recommend a company’s products or services to others, being above 80 on average throughout our history and 83 for the three months ended June 30, 2021. Based on a consumer survey as described further in the “Glossary,” we believe our NPS, an indicator of customer satisfaction and loyalty, is the highest in the optical industry, which has an average NPS of less than 30. See “Glossary — NPS.” At Warby Parker, we take pride in generating nothing-short-of-amazing moments, each and every time.
Who We Are Today
A pioneer of the direct-to-consumer model, Warby Parker is one of the fastest-growing brands at scale in the United States. Through our multichannel business, we have unlocked access to affordable, quality eye care for millions, starting with our two-million-and-growing active customer base as of June 30, 2021.
Since day one, Warby Parker’s focus on delighting customers and doing good has created a foundation for continuous innovation:
•We aim to provide customers with the highest-quality product possible by designing glasses at our headquarters in New York City, using custom materials, and selling direct to the customer. By cutting out the middleman, we are able to sell our products at a lower price than many of our competitors and pass the savings on to our customers. In addition to lower prices, we introduced simple, unified pricing (glasses starting at $95, including prescription lenses) to the eyewear market. See “Markets, Industry, and Other Data.”
•We’ve built a seamless shopping experience that meets customers where and how they want to shop, whether that’s on our website, on our mobile app, or in our more than 145 retail stores.
•We’ve crafted a holistic vision care offering that extends beyond glasses to include contacts, vision tests and eye exams, vision insurance, and beyond. We leverage leading (and in many cases proprietary) technology to enhance our customers’ experiences, whether it’s to help them find a better-fitting frame using our Virtual Try-On tool, or to update their prescription from home using Virtual Vision Test, our telehealth app.
•We recruit and retain highly engaged, motivated team members who are driven by our commitment to scaling a large, growing business while making an impact and are excited to connect their daily work back to our mission. According to data from our biannual Employee Engagement Survey, which had an employee response rate of 74%, 91% of our survey respondents agreed that they are proud to work for Warby Parker; 89% think Warby Parker is in a good position to create a more equitable, inclusive and diverse workplace; and 88% would recommend Warby Parker as a great place to work. We believe our employees are more engaged than those at peer companies in the tech and retail sectors.
•We are a public benefit corporation focused on positively impacting all stakeholders, and hope to inspire other entrepreneurs and businesses to think along the same lines. We strive to benefit our employees, customers, communities, partners, and the environment by advancing access to eye care and living our core values. Working closely with our nonprofit partners, we distribute glasses to people in need in more than 50 countries globally and many parts of the United States. Over eight million more people now have the glasses they need to learn, work, and achieve better economic outcomes through our Buy a Pair, Give a Pair program. We also aim to use resources responsibly, reduce waste, and maintain a neutral carbon footprint through offsets and verified emissions reductions we purchase to fully compensate for our carbon footprint.

We expect these investments in our products, our customer experience, and our communities to continue to pay off over time, enabling us to attract and retain passionate and motivated employees, create stronger brand loyalty, increase brand awareness, expand customer lifetime value, lower Customer Acquisition Cost, and more.
For the years ended December 31, 2018 (unaudited), 2019, and 2020:
•we generated net revenue of $272.9 million, $370.5 million, and $393.7 million, respectively;
•we generated gross profit of $164.3 million, $223.1 million, and $231.9 million, respectively, representing a gross profit margin of 60%, 60%, and 59%, respectively;
•we generated net (loss) income of $(22.9) million, $0 million, and $(55.9) million, respectively; and
•we generated adjusted EBITDA of $8.6 million, $21.9 million, and $7.7 million, respectively.
For the six months ended June 30, 2020 and 2021:
•we generated net revenue of $176.8 million and $270.5 million, respectively;
•we generated gross profit of $102.8 million and $161.8 million, respectively, representing a gross profit margin of 58% and 60%, respectively;
•we generated net (loss) of $(10.0) million and $(7.3) million, respectively; and
•we generated adjusted EBITDA of $1.2 million and $20.1 million, respectively.
For a definition of adjusted EBITDA, a non-GAAP measure, and a reconciliation to the most directly comparable GAAP measure, see the section titled “—Summary Consolidated Financial and Other Data—Key Business Metrics and Certain Non-GAAP Financial Measures.”
As of December 31, 2018, 2019, and 2020, and June 30, 2021, the key operational metrics of our business included:
•Store Count of 88, 119, 126, and 145, respectively; and
•Active Customers of 1.45 million, 1.78 million, 1.81 million, and 2.08 million, respectively.
For a definition of Store Count and Active Customers see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics and Certain Non-GAAP Financial Measures.”
We’ve deliberately been doing things differently from the beginning—and 11 years in, we’re still at it: surprising and delighting our customers by anticipating changing needs and technologies, and building rich and lasting customer relationships that enable us to deliver a highly personalized shopping experience for everyone, no matter the platform. All of this is accomplished alongside our efforts to create impact and do good.
Our Stakeholders
Our stakeholder-centric ethos guides us in every decision we make, which we believe leads to sustainable and durable growth, sometimes at the expense of short-term profits, but we expect investments in these areas to pay off over time. We believe our approach reflects the future of doing business and creates the type of impact-driven, authentic brand that customers not only admire, but demand.
•Customers. We treat customers the way they would like to be treated—with kindness, helpfulness, empathy, and incredible service.

•Employees. We create and foster a work environment in which employees can think big, have fun, achieve personal growth, and engage with the community.
•Community. From our Buy a Pair, Give a Pair program to nonprofit collaborations, we believe that social change comes in all forms.
•Environment. We are proud to be a carbon-neutral company and actively work to reduce our environmental impact.
•Partners. We carefully select our partners (plus everyone in between) and strive to hold them to high industry standards. See “Business—Vendor Accountability.”
Our Direct-to-Consumer Model
When we started Warby Parker 11 years ago, there were not many examples of brands that had launched online. Yet we believed that building a digitally native, vertically integrated brand would enable us to circumvent traditional channels, directly build meaningful relationships with consumers, and offer high-quality products at a reasonable price. Since then we have added many additional ways to engage with consumers—from our more than 145 retail stores to our Virtual Vision Test telehealth app—all with the intention of making the shopping process easy and fun for our customers. For the year ended December 31, 2020, we generated 95% of net revenue from the sale of glasses, 2% of net revenue from the sale of contacts, 1% of net revenue from eye exams, and the remaining 2% of net revenue primarily from the sale of eyewear accessories.
As we continuously seek to elevate the seamless customer experience, we leverage multiple components of our business model, including:
•Customer-First, Direct-to-Consumer. Since our founding, we have built a seamless customer experience, both in store and online, through which we believe we have deepened customer relationships and strengthened brand loyalty. Our retail stores provide fun, quirky, and stylized environments in which to shop, and our website and mobile app make it quick and easy for our customers to browse, virtually try on, and purchase glasses. We offer simple, unified pricing and make the purchase process transparent, easy, and affordable. By interacting directly with our customers every day, we gather feedback and quickly apply learnings to improve all aspects of our business from product development to retail design to customer service.
•Sustainable, Predictable Growth. Eye care purchases are predominantly a non-discretionary medical necessity; on average, for customers acquired between 2015 and 2019, we observed an approximately 50% Sales Retention Rate within 24 months of their first purchase and nearly 100% Sales Retention Rate over 48 months. We believe our retention is unique in the optical industry in that our customers come back to the Warby Parker brand repeatedly. By contrast, when customers in the optical industry typically replenish their glasses, we do not believe they are necessarily loyal to any particular brand. Given our brand’s strength and replenishment cycle, we believe we have significant opportunity ahead to grow our wallet share, and delight more and more customers.
•Vertical Integration. We design and sell glasses under our own brand name. Our integrated supply chain consists of owned optical and fulfillment laboratories as well as third-party manufacturing and laboratory partnerships that we have built over the years and gives us control over product quality and fulfillment speed. We do this as we seek to ensure every part of the design, manufacturing, discovery, purchase, and delivery process is consistent with our brand and our commitment to delivering the highest quality products and remarkable customer experiences. In addition, we own data across the entire end-to-end journey that allows us to develop deep customer insights, informing our innovation, and enabling us to create a highly personalized, brand-enhancing experience with each customer.
•Strong Customer Economics. We track our unit economics at the customer level, which we refer to as customer economics, since our customers shop through multiple channels. Our personalized and differentiated digital and retail store experiences are designed to delight the customer, and each customer is profitable on a Contribution Margin basis. For the year ended December 31, 2020 our Average Revenue Per Customer was $218 and our Average

Contribution Per Customer was $45. For a definition of Average Contribution Per Customer, a non-GAAP measure, and a reconciliation to the most directly comparable GAAP measure, see the section titled “—Summary Consolidated Financial and Other Data—Non-GAAP Financial Measures—Average Contribution Per Customer and Contribution Margin.”
The Eyewear Market is Large, Growing, and Ripe for Disruption
Large and Growing Market
The U.S. eyewear market is large and growing. The Vision Council defines the U.S. eyewear market in 2020 as an approximately $35 billion industry that has exhibited consistent, stable growth, and estimates the U.S. glasses market to be approximately $21 billion. Globally, the eyewear market is over $140 billion, according to Statista and internal company estimates. The industry includes optical retailers’ revenue from the sales of products (including glasses, sunglasses, and contact lenses) and eye care services provided by vision care professionals, including eye exams.
The eyewear industry is resilient to economic cycles given its medical and non-discretionary nature and is defined by durable fundamentals and trends including:
•Most people need vision correction: The Vision Council reported that nearly 200 million or 76% of adults in the United States were using some form of vision correction in 2020. In addition, the number of Americans ages 65 and older will more than double over the next 40 years; it is estimated that at least 84% of people aged 65 and older wear corrective lenses.
•Consistent replenishment cycle: On average, glasses wearers replace their glasses every two to two and a half years. Additionally, an estimated 42 million people in the United States wear contact lenses and nearly 70% of contacts wearers purchase contact lenses at least two times per year.
•Increasing screen time usage: The rising usage of smartphones, tablets, computers, and other devices has contributed significantly to increased vision correction needs and consistent new customer growth within the eyewear market.
•Acceleration of e-commerce penetration: E-commerce penetration is largely nascent in the eyewear industry, representing approximately 5% of sales in 2019 and 8% of sales in 2020.
•Increasing prominence of telehealth: DTC telehealth is expected to surpass $16 billion by 2025, reflecting an evolution of consumer preferences from in-person to remote medical care.
We believe these factors contribute to rising vision correction needs and a steady influx of new customers who expect an exceptional vision care experience. According to Statista, the industry is projected to accelerate at a rate above GDP, with an outlook of 9.2% compound annual growth rate, or CAGR, from 2020 to 2025, supported by secular trends.
Industry-wide, a significant portion of customers who use prescription glasses or contacts purchase them from their prescriber. By contrast, the majority of our customers have historically obtained their prescriptions from non-Warby Parker doctors, underscoring the opportunity to expand our own optometric and telehealth services and offer these services to more of our customers. While Warby Parker currently has relationships with only a few vision care insurers in the United States, the majority of our optometric services are covered, in part, as out-of-network services by vision care insurers and major carriers. Our telehealth services are not covered by vision insurance, but we believe customers will continue to use our telehealth services given the convenience and modest cost. To the extent we expand to partner with more vision care insurers, we will have to negotiate with each individual insurer for coverage of the cost of our optometric and telehealth services, which may incur additional time, cost, and resources. By our calculations, in 2020, we sold glasses and contacts to less than 2% of all adults who use some form of vision correction in the U.S; given our lower price point versus the rest of the industry, our market share by net revenue in the U.S. was only 1%, leaving us with meaningful opportunity to scale in the years and decades ahead.

Ripe for Change
The eye care industry has largely been slow to innovate, despite strong and defensible fundamentals. The process of buying eyewear has lacked an engaging customer experience and has historically been defined by:
•Underinvested Shopping Experience. The legacy customer journey largely entails going in person to an optical retailer, browsing frames stored behind locked cases, and feeling overwhelmed by the assortment. Customers rely heavily on a dominant physical footprint with little to no digital counterparts.
•Confusing, Unstandardized, and Opaque Pricing. Beyond selection of frames, the purchase decision involves complex, multi-step decision-making with an emphasis on upselling lens alternatives and coating options. We believe there is also little connection between pricing and quality.
•Unappealing Value Proposition. Glasses have historically only been offered at a premium price point, leaving millions of customers without access to stylish, affordable eyewear. There is often a significant markup at 10 to 20x from manufacture to sale, as products are often burdened by various licensing, wholesale, and retail fees that support the legacy supply chain. Upon checkout, customers often find their vision insurance (if they have it) only covers a portion of their purchase.
•Limited Ongoing Customer Engagement. The eyewear industry has been built to maximize individual transactions versus optimize the customer journey. In addition, a concentrated number of companies license the vast majority of premium eyewear brands sold and often wholesale their products through retailers, so they lack direct connection to their end customers.
The legacy optical industry is highly concentrated amongst a few industry players that have created an illusion of choice for consumers. While there are over 41,000 optical retail stores in the U.S. as of 2020, consumers are often unaware that power is consolidated among a handful of companies, whose influence spans the full eyewear value chain from design, to manufacturing, distribution, retailing, and insurance.
Eyewear is unique as it’s both a style choice (“I want it”) and a medical necessity (“I need it”). The legacy purchase experience, however, has primarily emphasized eyewear’s medical attributes. At Warby Parker, we believe customers should be able to purchase high-quality eyewear online or in an engaging retail store environment with helpful, friendly associates committed to delivering a fun experience, all at a unified and transparent price.
What Sets Us Apart
The following strengths shape Warby Parker’s unique value proposition, helping the brand inspire and impact the world with vision, purpose, and style while driving continued success and differentiation:
•Transformative Brand. Warby Parker has played a key role in advancing the direct-to-consumer model and has empowered consumers to shop differently, on multiple platforms, across multiple generations. In surveying our customers, we find they consistently cite that our brand stands for mission, value, style, and quality, among other attributes.
•Customer Experience Driving High Consumer Loyalty. Every one of our customer touchpoints seeks to delight the customer about a purchase that influences, and enhances, how they feel, resulting in an average annual NPS over 80 throughout our history.
•Data-Driven Decision Making. Our 100% direct business model, combined with our advanced technology, allow us to collect valuable data and customer feedback, which we use to create personalized experiences and inform strategic decisions.

•Vertical Integration. Our integrated supply chain—from our in-house design team, to owned parts of our supply chain, all the way to direct distribution of our products—gives us the flexibility to react quickly to changes in the market and customer preferences.
•Continuous Innovation. We have launched innovative products like our e-commerce app (2016), our first in-house optical lab (2017), our telehealth app (2017), blue-light-filtering lenses (2018), Virtual Try-On (2019), Scout by Warby Parker private-label contact lenses (2019), Digital PD Tool (2020), and more, which we believe set us apart from our peers in the optical sector and provide us with a strong competitive moat.
•Compelling Customer Economics. Our financial success stems from our strong customer economics. We are profitable on a customer’s first order and our customers become more valuable over time, as evidenced by our Sales Retention Rate of nearly 50% within 24 months of first purchase and nearly 100% within 48 months. Our Average Revenue Per Customer was $218 in 2020, a 16% increase since 2018 and our Customer Acquisition Cost has averaged 15% of Average Revenue Per Customer over that same time period, reflecting the long-term relationship we are able to form with our customer.
•Founder-Led Team with Commitment to Purpose. Our mission, commitment to our core values, and focus on innovation are driven by our Co-Founders and Co-Chief Executive Officers Neil and Dave who have scaled Warby Parker from an idea to a growing, impact-driven brand. While we have grown, our company culture reflects the original founder-vision of providing vision for all. As a result of their collective share ownership, our Co-Founders and Co-Chief Executive Officers will have the ability to exercise significant influence, and will be able to exercise significant control in the future if they exercise and/or settle their options and restricted stock units that will exercise or settle into Class B common stock, over the outcome of matters submitted to our stockholders for approval.
•Authentic Impact. We believe that our business can scale, be profitable, and do good in the world—without charging a premium for it. We seek vision for all: this is why for every pair of glasses or sunglasses we sell, we distribute a pair of glasses to someone in need through our Buy a Pair, Give a Pair program. As of December 31, 2020, we have supported over 50 countries, including the United States, and have helped distribute over eight million pairs of glasses to people in need.
Sustainable Growth Driven by Customer Focus and Innovation
As we aspire towards continued ambitious, sustainable growth, we plan to leverage distinct growth strategies to increase our 1% of market share by net revenue as of December 31, 2020:
•Strengthening Engagement with Our Existing Customers
•Growing Brand Awareness
•Expanding Our Retail Footprint
•Continuing to Invest in Technology and our Digital Experience
•Continuing to Enhance Our Design Capabilities
•Expanding Our Holistic Vision Care Offering
•Evaluating Potential Expansion into New International Markets
Our continued success will also depend on our ability to overcome challenges as we pursue our growth opportunities and implement our business strategies. For example, we currently market our Virtual Vision Test without having obtained 510(k) clearance or other marketing authorization from the U.S. Food and Drug Administration, or FDA. Although the FDA has notified us that it does not intend to object to the continued marketing of our Virtual Vision Test mobile app without 510(k) clearance at this time, the FDA’s position could change and we may be required to cease offering our Virtual Vision Test until we have obtained 510(k) clearance or other marketing authorization from the FDA. We plan to submit a 510(k) premarket notification for the Virtual Vision Test mobile application, and have engaged in pre-submission meetings with the FDA to understand the information that will be required to support the eventual 510(k) submission. In addition, vision insurance, which only contributed 3% to our net revenue for the year ended December 31, 2020, comprises a significant majority of overall purchases made in the vision care market, and we may increasingly need to offer customers the ability to pay through managed vision care, vision insurance and other third-party payors to expand our market share. We will also need to monitor and comply with the applicable state laws and regulations, which can vary widely across different jurisdictions, regarding the corporate practice of medicine and fee-splitting, as we seek to increase the scope of our services and/or expand into new jurisdictions. Furthermore, the success of our holistic offerings will depend on whether we can hire and retain optometrists, opticians, and other vision care professionals and/or contract with optometrists or independent professional corporations or similar entities that employ optometrists. See "Risk Factors" beginning on page 24 of this prospectus for a discussion of factors you should carefully consider before investing in our Class A common stock.
Risk Factors Summary
Investing in our Class A common stock involves numerous risks, including the risks described in the section titled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Below are some of these risks, any one of which could materially adversely affect our business, financial condition, results of operations, and prospects.
•We have grown rapidly in recent years and have limited experience at our current scale. If we are unable to manage our growth effectively, our brand, company culture, and financial performance may suffer, which may have a material adverse effect on our business, financial condition, and operating results.
•Increases in component costs, shipping costs, long lead times, supply shortages, and supply changes could disrupt our supply chain; factors such as wage rate increases and inflation can have a material adverse effect on our business, financial condition, and operating results.
•The optical industry is highly competitive, and if we do not compete successfully, our business may be adversely impacted.
•If we fail to cost-effectively retain our existing customers or to acquire new customers, our business, financial condition, and results of operations would be harmed.
•Our profitability and cash flows may be negatively affected if we are not successful in managing our inventory balances and inventory shrinkage.
•If we fail to maintain and enhance our brand, our ability to engage or expand our base of customers will be impaired, and our business, financial condition, and results of operations may suffer.
•The COVID-19 pandemic has had, and may in the future continue to have, a material adverse impact on our business.
•We are subject to extensive state, local, and federal vision care and healthcare laws and regulations, and failure to adhere to such laws and regulations would adversely affect our business.
•State corporate practice of medicine and optometry and fee-splitting laws govern at least some of our business operations, and violation of such laws could result in penalties and adversely affect our contractual relationships with optometrists, ophthalmologists, or affiliated professional entities that employ such providers and our financial condition and results of operations.
•We face risks associated with suppliers from whom our products are sourced and are dependent on a limited number of suppliers.
•We rely on a limited number of contract manufacturers and logistics partners for our products. A loss of any of these partners could negatively affect our business.
•We rely on third parties for elements of the payment processing infrastructure underlying our business. If these third-party elements become unavailable or unavailable on favorable terms, our business could be adversely affected.
•Our business relies on Amazon Web Services, and any disruption of, or interference with, our use of Amazon Web Services could adversely affect our business, financial condition, or results of operations.

•We depend on search engines, social media platforms, digital application stores, content-based online advertising, and other online sources to attract consumers to and promote our website and our mobile applications, which may be affected by third-party interference beyond our control and as we grow our Customer Acquisition Cost may continue to rise.
•As a public benefit corporation, our duty to balance a variety of interests may result in actions that do not maximize stockholder value.
•Our listing differs significantly from an underwritten initial public offering.
•The trading price of our Class A common stock may be volatile and could, upon listing on the NYSE, decline significantly and rapidly.
•The trading price of our Class A common stock, upon listing on the NYSE, may have little or no relationship to the historical sales prices of our capital stock in private transactions, and such private transactions have been limited.
•An active, liquid, and orderly market for our Class A common stock may not develop or be sustained. You may be unable to sell your shares of Class A common stock at or above the price at which you purchased them.
•After our listing, our Co-Founders and Co-CEOs, Neil Blumenthal and Dave Gilboa, if they choose to act together and if they exercise and/or settle their options and restricted stock units that will exercise or settle into Class B common stock, will have the ability to exercise significant influence over all matters submitted to stockholders for approval, including exercising significant control over the outcome of director elections.
•We cannot predict the effect our multi-class structure may have on the trading price of our Class A common stock.
If we are unable to adequately address these and other risks we face, our business may be harmed.
Channels for Disclosure of Information
Following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website (www.warbyparker.com), press releases, public conference calls, and public webcasts.
The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.
Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.
Our Principal Stockholders
As a result of their collective share ownership, Mr. Blumenthal and Mr. Gilboa, our Co-Founders and Co-Chief Executive Officers, will be able to exercise voting control with respect to an aggregate of 17,046,173 shares of our Class A common stock and Class B common stock, representing approximately 48% of the total voting power of our outstanding capital stock as of September 6, 2021. Accordingly, Mr. Blumenthal and Mr. Gilboa, if they choose to act together, will have the ability to exercise significant influence, and will be able to exercise significant control in the future, if they exercise and/or settle their options and restricted stock units that will exercise or settle into Class B common stock, over the outcome of matters submitted to our stockholders for approval, including the election of our directors. As a founder-led company, we believe that this voting structure aligns with Warby Parker’s commitment to positively impacting its stakeholders, which includes creating stockholder value.

Corporate Information
We were incorporated as JAND, Inc. in Delaware on May 7, 2009, and, in June 2021, changed our name to Warby Parker Inc. and became a public benefit corporation in Delaware. Our principal executive offices are located at 233 Spring Street, 6th Floor East, New York, New York 10013. Our telephone number is (646) 847-7215. Our website address is www.warbyparker.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
Our design logo, “Warby Parker,” and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of Warby Parker Inc. or its affiliates. Other trade names, trademarks, and service marks used in this prospectus are the property of their respective owners.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:
•we are required to have only two years of audited financial statements and only two years of related selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;
•we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;
•we are permitted to take advantage of extended transition periods for complying with new or revised accounting standards which allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies;
•we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” and
•we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Co-Chief Executive Officers’ compensation to our median employee compensation.
We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of our listing, or such earlier time that we are no longer an emerging growth company. If certain events occur prior to the end of such five-year period, including if we have more than $1.07 billion in annual gross revenue, the date on which we are deemed to be a large accelerated filer under the rules of the SEC, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. We may choose to take advantage of some but not all of these reduced requirements. We have elected to adopt the reduced requirements with respect to our financial statements and the related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure. We have also elected to take advantage of the extended transition periods for complying with new or revised accounting standards. As a result, the information that we provide to stockholders may be different from the information you may receive from other public companies in which you hold equity.
Public Benefit Corporation Status
As a demonstration of our long-term commitment to promote vision and eye health and to work towards positively impacting the communities in which we operate, we elected in June 2021 to be treated as a public benefit corporation under Delaware law. As provided in our current certificate of incorporation, the public benefits that we promote, and pursuant to which we manage our company, are to provide access to products and services that promote vision and eye health and to work towards positively impacting the communities in which we operate. Being a public benefit corporation underscores our commitment to our purpose and our stakeholders, including consumers and customers, communities, and stockholders. See the section titled “Business—Public Benefit Corporation” and “Description of Capital Stock—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws—Public Benefit Corporation Status” for additional information.

Summary Consolidated
Financial And Other Data
The summary consolidated statements of operations data for the years ended December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the year ended December 31, 2018 have been derived from our unaudited consolidated financial statements not included in this prospectus. The summary consolidated statements of operations data for the six months ended June 30, 2020 and 2021, and the summary consolidated balance sheet information as of June 30, 2021 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. In our opinion, the unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of such financial information. You should read the following summary consolidated financial data together with the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The summary consolidated financial and other data in this section are not intended to replace our audited consolidated financial statements and the related notes and are qualified in their entirety by our audited consolidated financial statements and the related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results in any future period, and our results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any other future year or period.

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	unaudited			unaudited	unaudited
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Net revenue	$272,924	$370,463	$393,719	$176,790	$270,533
Cost of goods sold	108,616	147,355	161,784	74,015	108,699
Gross profit	164,308	223,108	231,935	102,775	161,834
Selling, general, and administrative expenses	188,319	224,771	287,567	111,956	167,621
Loss from operations	(24,011)	(1,663)	(55,632)	(9,181)	(5,787)
Interest and other income (loss), net	1,373	1,939	(97)	(545)	(306)
(Loss) income before income taxes	(22,638)	276	(55,729)	(9,726)	(6,093)
Provision for income taxes	238	276	190	281	1,202
Net (loss) income	(22,876)	—	(55,919)	(10,007)	(7,295)
Deemed dividend upon redemption of redeemable convertible preferred stock	(2,676)	(57,537)	—	—	(13,137)
Net loss attributable to common stockholders	$(25,552)	$(57,537)	$(55,919)	$(10,007)	$(20,432)
Net loss per share attributable to common stockholders, basic and diluted(1)	$(0.49)	$(1.10)	$(1.05)	$(0.19)	$(0.38)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted(1)	52,383,982	52,424,978	53,033,936	52,636,215	53,986,670
Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(1)			$(0.89)		$(0.07)
Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(1)			107,142,603		108,095,337
__________________
(1)See Note 10 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate our historical basic and diluted net loss per share and the weighted-average number of shares used in the computation of the per share amounts. Pro forma basic and diluted net loss per share and the weighted-average number of shares used in the computation of the per share amounts reflects (i) the Preferred Stock Conversion, as if such conversion was consummated at the beginning of the earliest period presented, (ii) the filing and effectiveness of our Amended Charter, which will, among other things, effect the Common Stock Reclassification, as if such reclassification was consummated at the beginning of the earliest period presented, (iii) the vesting and settlement of 809,305 RSUs for which the service-based condition was fully satisfied as of the earliest period presented and for which we expect the performance vesting condition to be satisfied upon the listing and public trading of our Class A common stock on the NYSE, (iv) stock-based compensation expense of approximately $17.6 million through June 30, 2021 associated with outstanding RSUs for which we expect the performance vesting condition to be satisfied upon the listing and public trading of our Class A common stock on the NYSE, and (v) transaction costs associated with the listing of our Class A common stock on the NYSE, which are expected to total $26.0 million. The $26.0 million of transaction costs are reflected as of December 31, 2020. Payroll taxes and other withholding obligations have not been included in the pro forma column.

	As of June 30, 2021
	Actual	Pro Forma(1)
	unaudited	unaudited
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$260,672	$234,672
Total assets	411,633	385,633
Total liabilities	126,010	122,220
Total redeemable convertible preferred stock and stockholders’ deficit	$285,623	$263,413
__________________
(1)The unaudited pro forma column in the balance sheet data above reflects (i) the Preferred Stock Conversion, as if such conversion was consummated at the beginning of the earliest period presented, (ii) the filing and effectiveness of our Amended Charter, which will, among other things, effect the Common Stock Reclassification, as if such reclassification was consummated at the beginning of the earliest period presented, (iii) the vesting and settlement of 809,305 RSUs for which the service-based condition was fully satisfied as of the earliest period presented and for which we expect the performance vesting condition to be satisfied upon the listing and public trading of our Class A common stock on the NYSE, (iv) stock-based compensation expense of approximately $17.6 million through June 30, 2021 associated with outstanding RSUs for which we expect the performance vesting condition to be satisfied upon the listing and public trading of our Class A common stock on the NYSE, and (v) transaction costs associated with the listing of our Class A common stock on the NYSE, which are expected to total $26.0 million. The $26.0 million of transaction costs are reflected as of December 31, 2020. Payroll taxes and other withholding obligations have not been included in the pro forma column.
Key Business Metrics and Certain Non-GAAP Financial Measures
In addition to the measures presented in our consolidated financial statements, we use the following key business metrics and certain non-GAAP financial measures to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions. The following table summarizes our key performance indicators and non-GAAP financial measures for each period presented below, which are unaudited.

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
Active Customers(1) (in millions)	1.45	1.78	1.81	1.73	2.08
Store Count(1)	88	119	126	118	145
Adjusted EBITDA(2) (in thousands)	$8,635	$21,867	$7,658	$1,168	$20,075
Adjusted EBITDA margin(2)	3.2%	5.9%	1.9%	0.7%	7.4%
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(1)See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics and Certain Non-GAAP Financial Measures” included elsewhere in this prospectus for a description of, and additional information about, these key metrics.
(2)Adjusted EBITDA and adjusted EBITDA margin are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA and adjusted EBITDA margin are not measurements of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP.
We define adjusted EBITDA as net loss before interest and other (income) / expense, taxes, and depreciation and amortization as further adjusted for stock-based compensation expense. We defined adjusted EBITDA margin as adjusted EBITDA divided by net revenue.
We caution investors that amounts presented in accordance with our definitions of adjusted EBITDA and adjusted EBITDA margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate adjusted EBITDA and adjusted EBITDA margin in the same manner. We present adjusted EBITDA and adjusted EBITDA margin because we consider these metrics to be important supplemental measures of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

Management uses adjusted EBITDA and adjusted EBITDA margin:
•as a measurement of operating performance because it assists us in comparing the operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations;
•for planning purposes, including the preparation of our internal annual operating budget and financial projections;
•to evaluate the performance and effectiveness of our operational strategies; and
•to evaluate our capacity to expand our business.
By providing these non-GAAP financial measures, together with a reconciliation to the most directly comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Adjusted EBITDA and adjusted EBITDA margin have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net loss or other financial statement data presented in our consolidated financial statements as indicators of financial performance. Some of the limitations are:
•such measures do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•such measures do not reflect changes in, or cash requirements for, our working capital needs;
•such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•such measures do not reflect our tax expense or the cash requirements to pay our taxes;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.
Due to these limitations, adjusted EBITDA and adjusted EBITDA margin should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. Each of the adjustments and other adjustments described in this paragraph and in the reconciliation table below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

The following table reconciles adjusted EBITDA and adjusted EBITDA margin to the most directly comparable GAAP measure, which is net (loss) income:

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	unaudited			unaudited	unaudited
	(in thousands)
Net (loss) income	$(22,876)	$—	$(55,919)	$(10,007)	$(7,295)
Interest and other (income) loss, net	(1,373)	(1,939)	97	545	306
Provision for income taxes	238	276	190	281	1,202
Depreciation and amortization expense	11,746	15,032	18,377	8,976	9,823
Stock-based compensation expense(a)	20,900	8,499	44,913	1,373	11,670
Transaction costs(b)	—	—	—	—	4,369
Adjusted EBITDA	$8,635	$21,868	$7,658	$1,168	$20,075
Adjusted EBITDA margin	3.2%	5.9%	1.9%	0.7%	7.4%
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(a)Represents non-cash expenses related to equity-based compensation programs, which may vary significantly from period to period depending on various factors including the timing, number, and the valuation of awards granted, vesting of awards including the satisfaction of performance conditions, and the impact of repurchases of awards from employees.
(b)Represents (i) costs directly attributable to the preparation for our public listing and (ii) expenses incurred in connection with the Tender Offer completed in June 2021.
Non-GAAP Financial Measures—Average Contribution Per Customer and Contribution Margin
In addition to the measures presented in our consolidated financial statements, we believe that Average Contribution Per Customer, when taken collectively with our GAAP results, including average gross profit per customer, may be helpful to investors in understanding our customer economics. We also believe that Contribution Margin, when taken collectively with our GAAP results, may be helpful to investors in understanding underlying trends that could otherwise be masked by certain expenses that we do not consider indicative of our ongoing performance. We believe that if we are successful in scaling our business pursuant to our strategy, our results will show an increasing Average Contribution Per Customer and Contribution Margin over time. Such results would likely mean that our average customer economics are becoming increasingly attractive and that our investments in scaling our holistic vision care offering are having a positive impact on our average customer economics. Contribution profit, Average Contribution Per Customer and Contribution Margin are presented for supplemental informational purposes only, should not be considered substitutes for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below to contribution profit and Contribution Margin from gross profit, the most directly comparable GAAP measure. We have also presented average gross profit per customer, which represents gross profit (a GAAP measure) divided by the number of customers for a given period. Investors are encouraged to review our results determined in accordance with GAAP and the reconciliation provided below.

The following table reconciles Average Contribution Per Customer and Contribution Margin to the most directly comparable GAAP measure, which is gross profit:

	Year Ended December 31,
	2018	2019	2020
	(in thousands, other than per customer metrics)
Gross profit	$164,308	$223,108	$231,935
Deduct:
Acquisition costs(1)	38,312	48,331	73,073
Selling and service costs(2)	56,508	79,222	77,290
Contribution profit	$69,488	$95,555	$81,572

Net revenue	$272,924	$370,463	$393,719
Contribution Margin	25%	26%	21%

Active customers	1,452	1,780	1,806
Average gross profit per customer	$113	$125	$128
Average contribution per customer	$48	$54	$45
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(1)Acquisition costs is defined as total media spend plus Home Try-On costs in a given period. Home Try-On costs includes customer shipping, consumable, and product fulfillment costs related to the program.
(2)Selling and service costs includes store and customer experience employee-related costs, credit card processing fees, and store operating expenses. Store and customer experience employee-related costs includes salaries, benefits, bonuses and stock-based compensation.

Risk Factors
Investing in our Class A common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, or results of operations. In such case, the trading price of our Class A common stock could decline, and you may lose some or all of your original investment.
Risks Related to Our Business and Industry
We have grown rapidly in recent years and have limited experience at our current scale. If we are unable to manage our growth effectively, our brand, company culture, and financial performance may suffer, which may have a material adverse effect on our business, financial condition, and operating results.
We have grown rapidly over the last several years, and therefore, our recent growth rates and financial performance should not necessarily be considered indicative of our future performance. For example, we launched our first “store within a store” retail concept starting in 2010 in cities such as New York, Nashville, and San Francisco, followed by our first permanent retail store in New York in 2013. Since then, we have grown to 145 retail stores across the United States and Canada as of June 30, 2021. Additionally, our net revenue increased 6.3% from $370.5 million for the year ended December 31, 2019 to $393.7 million for the year ended December 31, 2020, and 53.0% from $176.8 million for the six months ended June 30, 2020 to $270.5 million for the six months ended June 30, 2021. To effectively manage and capitalize on our growth, we must continue to strengthen engagement with our existing customers, grow our brand awareness, expand our retail footprint, continue to invest in design and technology, expand our vision care offering, and evaluate potential opportunities to expand into new international markets. Our continued growth has in the past, and could in the future, strain our existing resources, and we could experience ongoing operating difficulties in managing our business across numerous jurisdictions, including difficulties in hiring, training, and managing a diffuse and growing employee base. Failure to scale and preserve our company culture with growth could harm our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives.
Moreover, the vertically integrated nature of our business, where we design all of our own glasses in our New York headquarters, contract manufacture all of our glass frames, fulfill the glasses we sell at our own optical and fulfillment laboratories as well as at third-party contract laboratories, sell our products exclusively through our own retail stores, e-commerce site and mobile application, and service our products, exposes us to risk and disruption at many points that are critical to successfully operating our business, and may make it more difficult for us to scale our business. If we do not adapt to meet these evolving challenges, or if our management team does not effectively scale with our growth, we may experience erosion to our brand, the quality of our products and services may suffer, and our company culture may be harmed.
Our growth strategy contemplates a significant expansion of our retail store footprint, increase in our advertising and other marketing spending and expansion of our vision care services. As we seek to increase the scope of services that we provide and expand in the types of payments we receive from customers from cash-pay to vision plans and health plans, we will increasingly be subject to a number of federal and state healthcare regulatory laws, including federal and state anti-kickback, false claims, self-referral, and other healthcare fraud and abuse laws. In addition, many of our existing retail stores are relatively new and these retail stores or future retail stores may not generate net revenue and cash flow comparable with those generated by our more mature stores, especially as we move to new or expand in existing geographic markets. For example, approximately 85% of our retail stores have been opened in the last five years. Moreover, certain occurrences outside of our control may result in the closure of our retail stores. For example, as a result of the ongoing COVID-19 pandemic, we temporarily closed all of our retail stores in March 2020, and while we have since reopened all retail stores, it has been under new operating limitations such as shorter operating hours, mask guidelines for employees and customers, and other constraints on our previous retail sales strategies. We have also had to temporarily close certain retail stores due to employee illness and may need to do so in the future. We may experience fluctuations in levels of customer visits as the pandemic continues to evolve, including the emergence of the Delta variant of COVID-19, and we are unable to predict whether consumer shopping behaviors will change as we continue to adjust to the COVID-19 pandemic. Further, our ability to negotiate favorable terms on an expiring lease or for a lease renewal option may depend on factors that are not within our control. Successful implementation of our growth strategy will require significant expenditures before any substantial associated revenue is generated and we cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth.
The industry for stylish, affordable glasses, as well as for our other optical products and services is rapidly evolving and may not develop as we expect. Even if our net revenue continues to increase, our net revenue growth rates may decline in the future as a result of a variety of factors, including macroeconomic factors, increased competition, and the maturation of our business. As a result, you should not rely on our net revenue growth rate for any prior period as an indication of our future performance. Overall growth of our net revenue will depend on a number of factors, including our ability to:
•price our products and services so that we are able to attract new customers, and expand our relationships with existing customers;
•accurately forecast our net revenue and plan our operating expenses;
•successfully compete with other companies that are currently in, or may in the future enter, the industry or the markets in which we compete, and respond to developments from these competitors such as pricing changes and the introduction of new products and services;
•comply with existing and new laws and regulations applicable to our business;
•successfully expand in existing geographic markets and enter new geographic markets, including international markets;
•successfully expand and gain market adoption on our market share by offering customers the ability to pay through managed vision care, vision insurance, and other third-party payors;
•successfully develop new offerings, including new offerings with higher margins, and innovate and enhance our existing products and services and their features, including in response to new trends, competitive dynamics, or the needs of customers;
•successfully identify and acquire or invest in businesses, products, or technologies that we believe could complement or expand our business;
•avoid interruptions or disruptions in distributing our products and services;
•provide customers with a high-quality experience and customer service and support that meets their needs;
•hire, integrate, and retain talented sales, customer experience, product design, and development and other personnel, including vision care professionals;
•expand vision care services provided by optometrists employed either by us or by independent professional corporations or similar entities or with whom we have contractual arrangements;
•effectively manage growth of our business, personnel, and operations, including new retail store openings;
•effectively manage our costs related to our business and operations; and
•maintain and enhance our reputation and the value of our brand.
Because we have a limited history operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience at this scale, combined with the rapidly evolving nature of the market in which we sell our products and services, substantial uncertainty concerning how these markets may develop, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue. Failure to manage our future growth effectively could have an adverse effect on our business, financial condition, and operating results.
We also expect to continue to expend substantial financial and other resources to grow our business, and we may fail to allocate our resources in a manner that results in increased net revenue growth in our business. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If our net revenue growth does not meet our expectations in future periods, our business, financial condition, and results of operations may be harmed, and we may not achieve or sustain profitability in the future.

Increases in component costs, shipping costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and factors such as wage rate increases and inflation can have a material adverse effect on our business, financial condition, and operating results.
Meeting customer demand partially depends on our ability to obtain timely and adequate delivery of components for our products and services. All of the components that go into the manufacturing of our products and services are sourced from a limited number of third-party suppliers predominantly in the U.S., China, Italy, Vietnam, and Japan, and, in particular, over half of the cellulose acetate used to produce many of our frames is provided by a single supplier. Aside from the cellulose acetate that we source ourselves, our contract manufacturers purchase many of these components on our behalf, including sun lenses, demo lenses, hinge and core kits, and branded logos, subject to certain approved supplier lists, and we do not have long-term arrangements with most of our component suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in design, quantities, and delivery schedules. Our ability to meet temporary unforeseen increases in demand has been, and may in the future be, impacted by our reliance on the availability of components from these sub-suppliers. We may in the future experience component shortages, and the predictability of the availability of these components may be limited, which may be heightened in light of the ongoing COVID-19 pandemic. In the event of a component shortage or supply interruption from suppliers of these components, we may not be able to develop alternate sources in a timely manner. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly, and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to fill our orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to timely ship our products to our customers.
In addition, substantially all of our components are shipped directly from our contract manufacturers to our optical laboratories in the United States or our third-party optical laboratories in the United States and China, where lenses are cut and mounted into frames. These laboratories process most of the glasses ordered by our customers. Once processed at the laboratories, the finished products are then sorted and shipped using third-party carriers to our retail stores for customer pickup or directly to our customers. Our glass frames for our Home Try-On program are shipped directly from our contract manufacturers to our third-party distribution center in the United States for shipment directly to our customers. We depend in large part on the orderly operation of this distribution process, which depends, in turn, on adherence to shipping schedules and effective management of our optical laboratory network and third-party distribution center. Increases in transportation costs (including increases in fuel costs), issues with overseas shipments, supplier-side delays, reductions in the transportation capacity of carriers, labor strikes or shortages in the transportation industry, disruptions to the national and international transportation infrastructure, and unexpected delivery interruptions or delays also have the potential to derail our distribution process.
Moreover, volatile economic conditions may make it more likely that our suppliers and logistics providers may be unable to timely deliver supplies, or at all, and there is no guarantee that we will be able to timely locate alternative suppliers of comparable quality at an acceptable price. In addition, international supply chains may be impacted by events outside of our control, including but not limited to the COVID-19 pandemic, and limit our ability to procure timely delivery of supplies or finished goods and services. We face additional risks related to the optical laboratory we contract with in China and suppliers in China, including port of entry risks such as longshoremen strikes, import restrictions, foreign government regulations, trade restrictions, customs, and duties.
We source components from suppliers located in China. Effective September 1, 2019, the U.S. government implemented a 15% tariff on specified products imported into the U.S. from China and effective February 14, 2020, the 15% tariff was reduced to 7.5%. In June 2020, the U.S. government granted a temporary exclusion for plastic and metal frames with a retroactive effective date of September 1, 2019, and such exclusion expired in September 2020. Given the recent change in the U.S. presidential administration, there is uncertainty whether there will be, and the resulting impacts of, any changes to U.S. government trade policy. While we have implemented mitigation plans and continue to focus on additional mitigation strategies to offset the impact of tariffs, costs with respect to products subject to these tariffs have increased. If we are unable to mitigate the full impact of the enacted tariffs or if there is a further escalation of tariffs, costs on a significant portion of our products may increase further and our financial results may be negatively affected. While it is too early to predict how the China tariffs will impact our business, our financial results may also be impacted by any resulting economic slowdown.
The inability to fulfill, or any delays in processing, customer orders through our optical laboratory network or any quality issues could result in the loss of customers, issuances of refunds or credits, and may also adversely affect our reputation. The success of our retail stores and e-commerce sales depends on the timely receipt of products by our customers and any repeated, intermittent or long-term disruption in, or failures of, the operations of our distribution center and/or optical laboratories could result in lower sales and profitability, a loss of loyalty to our brands, and excess inventory. The insurance we maintain for business interruption may not cover all risk, or be sufficient to cover all of our potential losses, may not continue to be available to us on acceptable terms, if at all, and any insurance proceeds may not be paid to us in a timely manner.
Furthermore, increases in compensation, wage pressure, and other expenses for our employees, may adversely affect our profitability. Increases in minimum wages and other wage and hour regulations can exacerbate this risk. These cost increases may be the result of inflationary pressures which could further reduce our sales or profitability. Increases in other operating costs, including changes in energy prices and lease and utility costs, may increase our cost of products sold or selling, general, and administrative expenses. Our competitive price model and pricing pressures in the optical retail industry may inhibit our ability to reflect these increased costs in the prices of our products, in which case such increased costs could have a material adverse effect on our business, financial condition, and results of operations.
The optical industry is highly competitive, and if we do not compete successfully, our business may be adversely impacted.
Although we offer a differentiated distribution and service business model, we continue to compete directly with large, integrated optical players that have multiple brands and retail banners, such as EssilorLuxottica and VSP. This competition takes place both in physical retail locations as well as online, for both glasses and contact lenses. In addition to glasses, we sell both our own private label Scout by Warby Parker contact lenses that we contract manufacture as well as many leading third-party contact lens brands. We also compete with independent ophthalmologists, optometrists, and opticians located in our markets as they often provide many goods and services similar to those that we provide. To compete effectively, we must continue to create, invest in, or acquire advanced technology, incorporate this technology into our products and services, obtain regulatory approvals in a timely manner where required, and process and successfully market our products.
Many of our competitors have greater financial and operational resources, longer operating histories, greater brand recognition, and broader geographic presence than we do. As a result, they may be able to engage in extensive and prolonged price promotions or otherwise offer more competitive prices, which may adversely affect our business. They may also be able to spend more than we do for advertising. We may be at a substantial disadvantage to larger competitors with greater economies of scale. If our costs are greater compared to those of our competitors, the pricing of our products and services may not be as attractive, thus depressing sales or the profitability of our products and services. Our competitors may expand into markets in which we currently operate and we remain vulnerable to the marketing power and high level of customer recognition of these larger competitors and to the risk that these competitors or others could attract our customer base. Some of our competitors are vertically integrated and are also engaged in the manufacture and distribution of glasses and contact lenses as well as in managed care, and many of our competitors operate under a variety of brands and price points. These competitors can advantageously leverage this structure to better compete and access the market and certain vertically integrated organizations with significant market power could potentially utilize this power to make it more difficult for us to compete. We purchase some of our product components from suppliers who are affiliates of one or more competitors. In addition, if any of our competitors were to consolidate operations, such consolidation would exacerbate the aforementioned risks.
We may not continue to be able to successfully compete against existing or future competitors. Our inability to respond effectively to competitive pressures, improved performance by our competitors, and changes in the retail markets could result in lost market share and have a material adverse effect on our business, financial condition, and results of operations.

If we fail to cost-effectively retain our existing customers or to acquire new customers, our business, financial condition, and results of operations would be harmed.
The growth of our business is dependent upon our ability to continue to grow by cost-effectively retaining our existing customers and increasing their AOV, and adding new customers. Although we believe that many customers originate from word-of-mouth and other non-paid referrals, we expect to continue to expend resources and run marketing campaigns to acquire additional customers, all of which could impact our overall profitability. If we are not able to continue to expand our customer base, increase their AOV or fail to retain customers, our net revenue may grow slower than expected or decline.
The growth of our e-commerce channel is critical to our continued customer retention and growth. Historically, consumers have been slower to adopt online shopping for glasses and contact lenses than e-commerce offerings in other industries such as consumer electronics and apparel. Improving upon the consumer in-store experience through an online platform is difficult due to broad consumer demands on selection, quality, convenience, and affordability. Changing traditional optical retail habits is difficult, and if consumers and retailers do not embrace online optical retail as we expect, our business and operations could be harmed. Moreover, even if more consumers begin to shop for glasses and contacts online, if we are unable to address their changing needs and anticipate or respond to market trends and new technologies in a timely and cost-efficient manner, we could experience increased customer churn, any of which would adversely affect our business and results of operations.
We have also historically generated a significant portion of our revenue from our retail stores, and our growth strategy will depend, in large part, on acquiring customers through the growth of our retail store base and expansion of our existing retail store operations. Our ability to successfully open and operate new retail stores depends on many factors, including, among others, our ability to address regulatory, competitive, merchandising, marketing, distribution, and other challenges encountered in connection with expansion into new markets where we have limited historical experience; negotiate acceptable lease terms at suitable retail stores; construct and open our retail stores on a timely basis; successfully integrate new retail stores into our existing management structure and operations, including information technology integration; recruit and retain qualified optometrists, opticians, and other vision care professionals for any new retail store; and hire, train, and retain an expanded workforce of retail store managers and other personnel. Our failure to effectively address challenges such as these could adversely affect our ability to successfully open and operate new retail stores in a timely and cost-effective manner. In addition, opening new retail stores in our established markets may result in inadvertent oversaturation, temporarily or permanently divert customers and sales from our existing retail stores and e-commerce channels to new retail stores and reduce comparable store sales, thus adversely affecting our overall financial performance.
Our ability to attract new customers and increase net revenue and AOV from existing customers also depends in large part on our ability to enhance and improve our existing products and to introduce new products and services, in each case, in a timely manner. We also must be able to identify and originate styles and trends as well as to anticipate and react to changing consumer demands in a timely manner. The success of new and/or enhanced products and services depends on several factors, including their timely introduction and completion, sufficient demand, and cost-effectiveness. We are building and improving machine learning models and other technological capabilities to drive improved customer experience, as well as efficiencies in our operations, such as optimized payment processing and customer service, and automated key support workflows. While we expect these technologies to lead to improvements in the performance of our business and operations, including inventory prediction and customer traffic prediction and management, any flaws or failures of such technologies could cause interruptions or delays in our service, which may harm our business.
Our number of customers may decline materially or fluctuate as a result of many factors, including, among other things:
•the quality, consumer appeal, price, and reliability of products and services offered by us;
•intense competition in the optical retail industry;
•negative publicity related to our brand;
•lack of market acceptance of our business model;

•unpredictable nature of the impact of the COVID-19 pandemic or a future outbreak of disease or similar public health concern;
•changes in availability of our historic or current customer acquisition methods; or
•dissatisfaction with changes we make to our products and services.
In addition, if we are unable to provide high-quality support to customers or help resolve issues in a timely and acceptable manner, our ability to attract and retain customers could be adversely affected. If our number of customers declines or fluctuates for any of these reasons among others, our business would suffer.
Our profitability and cash flows may be negatively affected if we are not successful in managing our inventory balances and inventory shrinkage.
Efficient inventory management is a key component of our business success and profitability. To be successful, we must maintain sufficient inventory levels to meet our customers’ demands without allowing those levels to increase to such an extent that the costs to our or our third-party optical laboratories, retail stores and other points of distribution that hold the goods unduly impact our financial results. We must balance the need to maintain inventory levels that are sufficient to ensure competitive lead times against the risk of inventory obsolescence because of changing customer requirements, fluctuating commodity prices, changes to our products, product transfers, or the life cycle of our products. If we fail to adequately forecast demand for any product, or fail to determine the optimal product mix for production purposes, we may face production capacity issues in processing sufficient quantities of a given product. If our buying and distribution decisions do not accurately predict customer trends or spending levels in general or if we inappropriately price products, we may have to record potential write-downs relating to the value of obsolete or excess inventory. Conversely, if we underestimate future demand for a particular product or do not respond quickly enough to replenish our best performing products, we may have a shortfall in inventory of such products, likely leading to unfulfilled orders, reduced net revenue, and customer dissatisfaction. In addition, because we source components from suppliers located in China, our inventory management may be impacted by enactment or further escalation of tariffs, import restrictions, foreign government regulations, trade restrictions, customs, and duties.
Maintaining adequate inventory requires significant attention and monitoring of market trends, local markets, developments with suppliers, and our distribution network, and it is not certain that we will be effective in our inventory management. We are subject to the risk of inventory loss or theft and we may experience higher rates of inventory shrinkage or incur increased security costs to combat inventory theft. In addition, any casualty or disruption to our or our third-party optical laboratories, Home Try-On distribution center, or retail stores may damage or destroy our inventory located there. As we expand our operations, it may be more difficult to effectively manage our inventory. If we are not successful in managing our inventory balances, it could have a material adverse effect on our business, financial condition, and results of operations.
If we fail to maintain and enhance our brand, our ability to engage or expand our base of customers will be impaired, and our business, financial condition, and results of operations may suffer.
Maintaining and enhancing our appeal and reputation as a stylish, innovative, and coveted brand is critical to attracting and expanding our relationships with customers. The successful promotion of our brand and the market’s awareness of our products and services will depend on a number of factors, including our marketing efforts, ability to continue to develop our products and services, and ability to successfully differentiate our offerings from competitive offerings. We expect to invest substantial resources to promote and maintain our brand, but there is no guarantee that our brand development strategies will enhance the recognition of our brand or lead to increased sales. The strength of our brand will depend largely on our ability to provide stylish products and quality services at competitive prices. Brand promotion activities may not yield increased net revenue, and even if they do, the increased net revenue may not offset the expenses we incur in promoting and maintaining our brand and reputation. In order to protect our brand, we also expend substantial resources to register and defend our trademarks and to prevent others from using the same or substantially similar marks. Despite these efforts, we may not always be successful in protecting our trademarks. Our trademarks may be diluted, and we may suffer harm to our reputation, or other harm to our brand. If our efforts to cost-effectively promote and maintain our brand are not successful, our results of operations and our ability to attract and engage customers, partners, and employees may be adversely affected.

Unfavorable publicity regarding our products, customer service, or privacy and security practices could also harm our reputation and diminish confidence in, and the use of, our products and services. In addition, negative publicity related to key brands that we have partnered with may damage our reputation, even if the publicity is not directly related to us. If we fail to maintain, protect, and enhance our brand successfully or to maintain loyalty among customers, or if we incur substantial expenses in unsuccessful attempts to maintain, protect, and enhance our brand, we may fail to attract or increase the engagement of customers, and our business, financial condition, and results of operations may suffer.
We have a history of losses, and we may be unable to achieve or sustain profitability.
We had a net loss of $55.9 million for the year ended December 31, 2020 and $7.3 million for the six months ended June 30, 2021 and have in the past had net losses. As of June 30, 2021, we had an accumulated deficit of $356.3 million. Because we have a short operating history at scale, it is difficult for us to predict our future operating results. We will need to generate and sustain increased revenue and manage our costs to achieve profitability. Even if we do, we may not be able to sustain or increase our profitability.
Our ability to generate profit depends on our ability to grow net revenues and drive operational efficiencies in our business to generate better margins. We expect to incur increased operating costs and may continue to generate net losses in the near term in order to:
•strengthen the engagement of existing customers;
•drive adoption of our products and services through marketing and incentives and grow brand awareness through brand and eyewear collection campaigns;
•invest in our operations to support the growth, including expanding our retail footprint by selectively opening new retail stores;
•enhance our products and services, including our telehealth offerings, with new designs, functionality, and technology, as applicable;
•expand vision care services provided by optometrists employed either by us or by independent professional corporations or similar entities or with whom we have contractual arrangements;
•invest in our product supply chain for further vertical integration, opening new optical laboratories, and establishing partnerships with new frame manufacturers; and
•evaluate potential expansion into new international markets.
We may discover that these initiatives are more expensive than we currently anticipate, and we may not succeed in increasing our net revenue sufficiently to offset these expenses or realize any anticipated. We will also face greater compliance costs associated with the increased scope of our business and being a public company. Any failure to adequately increase net revenue or manage operating costs could prevent us from achieving or sustaining profitability. We may not realize the operating efficiencies we expect to achieve through our efforts to scale the business, reduce friction in the shopping experience, and optimize costs. As such, due to these factors and others, we may not be able to achieve or sustain profitability in the near term or at all. If we are unable to achieve or sustain profitability, the value of our business and the trading price of our Class A common stock may be negatively impacted.
Failure to recruit and retain optometrists, opticians, and other vision care professionals for our retail stores could materially adversely affect our business, financial condition, and results of operations.
Our operations depend on our ability to offer eye exams for glasses and contact lenses. Our ability to hire optometrists, opticians, and other vision care professionals and/or contract with optometrists or independent professional corporations or similar entities that employ optometrists for our retail stores that offer such eye exams is important to our operations as well as our growth strategy, but there is no assurance that we will be successful in recruiting such professionals. Furthermore, our operations are subject to state licensing laws and many states require that opticians be licensed to dispense and fit glasses and contact lenses.
Our ability to attract and retain optometrists, opticians and other vision care professionals and/or contract with optometrists or independent professional corporations or similar entities that employ optometrists depends on several factors. We compete with other optical retail companies, health systems and group practices for vision care professionals. We, as well as the professional corporations or similar entities that employ optometrists in certain of our retail stores, could face difficulties attracting and retaining qualified professionals if we or such corporations fail to offer competitive compensation and benefits. Increased compensation for vision care professionals could raise our costs and put pressure on our margins.
The loss of or the inability by us or our affiliated professional entities to foster new relationships with such vision care professionals could impair our ability to provide services to our customers and/or cause our customers to go elsewhere for their optical needs. A change to any of the foregoing relationships could have a material adverse effect on our business, financial condition, and results of operations.
We rely heavily on our information technology systems, as well as those of our third-party vendors, business partners, and service providers, for our business to effectively operate and to safeguard confidential information; any significant failure, inadequacy, interruption, or data security incident could adversely affect our business, financial condition, and operations.
We rely heavily on our in-house information technology and enterprise resource planning systems, the latter of which we are in the process of transitioning, for many functions across our operations, including managing our supply chain and inventory, processing customer transactions in our stores, allocating lens processing jobs to the appropriate laboratories, our financial accounting and reporting, compensating our employees, and operating our website, mobile applications and in-store systems. Our ability to effectively manage our business and coordinate the manufacturing, sourcing, distribution, and sale of our products depends significantly on the reliability and capacity of these systems. We are critically dependent on the integrity, security, and consistent operations of these systems, which are highly reliant on the coordination of our internal business and engineering teams. We also collect, process, and store sensitive and confidential information, including our proprietary business information and that of our customers, employees, suppliers, and business partners. The secure processing, maintenance, and transmission of this information is critical to our operations.
Our systems may be subject to damage or interruption from power outages or damages, telecommunications problems, data corruption, software errors, network failures, acts of war or terrorist attacks, fire, flood, global pandemics, and natural disasters; our existing safety systems, data backup, access protection, user management, and information technology emergency planning may not be sufficient to prevent data loss or long-term network outages. In addition, we may have to upgrade our existing information technology systems or choose to incorporate new technology systems from time to time in order for such systems to support the increasing needs of our expanding business. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could disrupt or reduce the efficiency of our operations.
Our systems and those of our third-party service providers and business partners may be vulnerable to security incidents, attacks by hackers, acts of vandalism, computer viruses, misplaced or lost data, human errors or other similar events. If unauthorized parties gain access to our networks or databases, or those of our third-party service providers or business partners, they may be able to steal, publish, delete, use inappropriately, or modify our private and sensitive third-party information including personal health information, credit card information, and personal identification information. In addition, employees may intentionally or inadvertently cause data or security incidents that result in unauthorized release of personal or confidential information. Because the techniques used to circumvent security systems can be highly sophisticated, change frequently, are often not recognized until launched against a target, and may originate from less regulated and remote areas around the world, we may be unable to proactively address all possible techniques or implement adequate preventive measures for all situations.
Security incidents compromising the confidentiality, integrity, and availability of this information and our systems could result from cyber-attacks, computer malware, viruses, social engineering (including spear phishing and ransomware attacks), credential stuffing, supply chain attacks, efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations, errors or malfeasance of our personnel, and security vulnerabilities in the software or systems on which we rely. We anticipate that these threats will continue to grow in scope and complexity over time and such incidents have occurred in the past, and may occur in the future, resulting in unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary and confidential information that we handle. For example, in 2018, we experienced a credential stuffing attack in which malicious third parties likely used credentials compromised in data breaches suffered by other, unaffiliated companies to access accounts on our platform. In 2019, we received notice from the Office for Civil Rights, or OCR, of the U.S. Department of Health and Human Services indicating that OCR would begin an investigation regarding the incident and our compliance with the Health Insurance Portability and Accountability Act, or HIPAA, Privacy, Security, and Breach Notification Rules and requesting certain information related to the incident and our compliance with the HIPAA Privacy, Security, and Breach Notification Rules. To resolve the open investigations, OCR may, among other actions, request a monetary settlement and/or a corrective action plan for a period of one to three years, including through a resolution agreement, or impose civil money penalties for non-compliance. We continue to work on a resolution with OCR. While we employ a number of security measures designed to prevent, detect, and mitigate potential for harm to our users from the theft of or misuse of user credentials on our network, these measures may not be effective in every instance. Moreover, while we maintain cyber insurance that may help provide coverage for these types of incidents, we cannot assure you that our insurance will be adequate to cover costs and liabilities related to these incidents. Any such breach, attack, virus, or other event could result in additional costly investigations and litigation exceeding applicable insurance coverage or contractual rights available to us, civil or criminal penalties, operational changes or other response measures, loss of consumer confidence in our security measures, and negative publicity that could adversely affect our business, financial condition, and results of operations.
We also rely on a number of third-party service providers to operate our critical business systems, provide us with software, and process confidential and personal information, such as the payment processors that process customer credit card payments, which expose us to security risks outside of our direct control and our ability to monitor these third-party service providers’ data security is limited. These service providers could experience a security incident that compromises the confidentiality, integrity, or availability of the systems they operate for us or the information they process on our behalf. Cybercrime and hacking techniques are constantly evolving, and we or our third-party service providers may be unable to anticipate attempted security breaches, react in a timely manner, or implement adequate preventative measures, particularly given the increasing use of hacking techniques designed to circumvent controls, avoid detection, and remove or obfuscate forensic artifacts. While we have taken measures designed to protect the security of the confidential and personal information under our control, we cannot assure you that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats. Moreover, we or our third-party service providers may be more vulnerable to such attacks in remote work environments, which have increased in response to the COVID-19 pandemic.
A security breach may also cause us to breach our contractual obligations. Our agreements with certain customers, business partners, or other stakeholders may require us to use industry-standard or reasonable measures to safeguard personal information. We also may be subject to laws that require us to use industry-standard or reasonable security measures to safeguard personal information. A security incident could lead to claims by our customers, business partners, or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. In addition, our inability to comply with data privacy obligations in our contracts or our inability to flow down such obligations to our vendors, collaborators, other contractors, or consultants may cause us to breach our contracts. As a result, we could be subject to legal action or our customers or business partners could end their relationships with us. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.
In addition, any such access, disclosure or other loss or unauthorized use of information or data, whether actual or perceived, could result in legal claims or proceedings, regulatory investigations or actions, and other types of liability under laws that protect the privacy and security of personal information, including federal, state and foreign data protection and privacy regulations, violations of which could result in significant penalties and fines in the EU and United States. In addition, although we seek to detect and investigate all data security incidents, security breaches, and other incidents of unauthorized access to our information technology systems and data can be difficult to detect and any delay in identifying such breaches or incidents may lead to increased harm and legal exposure of the type described above.
The cost of investigating, mitigating, and responding to potential security breaches and complying with applicable breach notification obligations to individuals, regulators, partners, and others can be significant. Further, defending a suit, regardless of its merit, could be costly, divert management attention, and harm our reputation. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition, revenues, results of operations, or cash flows. Any material disruption or slowdown of our systems or those of our third-party service providers and business partners, could have a material adverse effect on our business, financial condition, and results of operations. Our risks are likely to increase as we continue to expand, grow our customer base, and process, store, and transmit increasing amounts of proprietary and sensitive data.
Our e-commerce and multichannel channel business faces distinct risks, and our failure to successfully manage it could have a negative impact on our profitability.
As an e-commerce and multichannel retailer, we encounter risks and difficulties frequently experienced by businesses with significant online sales. The successful operation of our business as well as our ability to provide a positive shopping experience that will generate orders and drive subsequent visits depends on efficient and uninterrupted operation of our e-commerce order-taking and fulfillment operations. If we are unable to allow real-time and accurate visibility to product availability when customers are ready to purchase, quickly and efficiently fulfill our customers’ orders using the fulfillment and payment methods they demand, provide a convenient and consistent experience for our customers regardless of the ultimate sales channel, or effectively manage our online sales, our ability to compete and our results of operations could be adversely affected. Risks associated with our e-commerce and multichannel business include:
•uncertainties associated with our websites, mobile applications and in-store systems including changes in required technology interfaces, website downtime and other technical failures, costs and technical issues as we upgrade our systems software, inadequate system capacity, computer viruses, human error, security breaches, legal claims related to our systems operations, and fulfillment;
•our partnership with select third-party apps, through which we sell a portion of our products, are subject to changes in their technology interfaces, website downtime and other technical failures, costs, and issues;
•disruptions in internet service or power outages;
•reliance on third parties for computer hardware and software, as well as delivery of merchandise to our customers;
•rapid technology changes;
•credit or debit card fraud and other payment processing related issues;
•changes in applicable federal, state and international regulations;
•liability for online content;
•cybersecurity and consumer privacy and HIPAA concerns and regulation; and
•natural disasters or adverse weather conditions.
Our online sales also expose us to broader applicability of regulations, as well as additional regulations, such as the prescription verification and other requirements under the Fairness to Contact Lens Consumers Act, or the FCLCA, rules relating to registration of internet sellers, certain anti-money laundering, trade sanction, anti-corruption, anti-bribery, and international trade laws. Problems in any of these areas could result in a reduction in sales, increased costs, sanctions or penalties, and damage to our reputation and brands.
In addition, we must keep up to date with competitive technology trends, including the use of new or improved technology, creative user interfaces, virtual and augmented reality, and other e-commerce marketing tools such as paid search and mobile application, among others, which may increase our costs and which may not increase sales or attract customers. Our competitors, some of whom have greater resources than we do, may also be able to benefit from changes in e-commerce technologies, which could harm our competitive position.
The COVID-19 pandemic has had, and may in the future continue to have, a material adverse impact on our business.
The COVID-19 pandemic and the travel restrictions, quarantines, other and related public health measures and actions taken by governments and the private sector have adversely affected global economies, financial markets, and the overall environment for our business, and the extent to which it may continue to impact our future results of operations and overall financial performance remains uncertain. The global macroeconomic effects of the pandemic, including the Delta variant, may persist for an indefinite period of time, even after the pandemic has subsided.
As a result of the pandemic, the recommendations of government and health authorities and our concern for the health and safety of our team members and customers, our retail stores closed to the public beginning on March 14, 2020. We began reopening our retail stores to the public through a phased approach commencing on May 14, 2020 and successfully completed the reopening process by December 31, 2020. We also transitioned our Corporate and Customer Experience teams to remote work and closed our in-house optical lab for 24 hours to implement robust safety and sanitization protocols. While we expect to be able to continue operations for the duration of the pandemic, our retail store operations are subject to change based on market conditions and the continued evolution of the pandemic and we continue to monitor and adjust our health and safety protocols. In addition, since the onset of the COVID-19 pandemic, some of our suppliers and logistics providers have experienced supply constraints or labor shortages due to the pandemic. These impacts resulted in disruptions to our product and delivery supply chain, including increased delivery times for certain products.
COVID-19 and related governmental reactions have had and may continue to have a negative impact on our financial condition, business, and results of operations due to the occurrence of some or all of the following events or circumstances, among others:
•our inability to manage our business effectively due to key employees becoming ill or being unable to travel to our retail stores and other facilities;
•our and our third-party suppliers’, contract manufacturers’, logistics providers’, and other business partners’ inability to operate worksites at full capacity or at all, including manufacturing facilities and shipping and fulfillment centers, due to employee illness or reluctance to appear at work, or “stay-at-home” regulations;
•longer wait times and delayed responses to customer support inquiries and requests;
•our inability to meet consumer demand and delays in the delivery of our products to our customers, resulting in reputational harm and damaged customer relationships;
•increased rates of post-purchase order cancellation as a result of longer delivery lead times and delivery reschedules;
•increased return rates due to a decrease in consumer discretionary spending;
•inventory shortages caused by a combination of increased demand that has been difficult to predict with accuracy, and longer lead-times and component shortages in the manufacturing of our products, due to work restrictions related to COVID-19, shut-down, or disruption of international suppliers, import/export conditions such as port congestion, and local government orders;
•interruptions in manufacturing (including the sourcing of key components), shipment and delivery of our products;
•disruptions of the operations of our third-party suppliers, which could impact our ability to purchase components at efficient prices and in sufficient amounts; and
•incurrence of significant increases to employee health care and benefits costs as well as costs related to regular COVID-19 testing of certain of our employees.
The scope and duration of the pandemic, including the current resurgences as a result of the Delta variant in various regions in the United States and globally and other future resurgences, the pace at which government restrictions are lifted or whether additional actions may be taken to contain the virus, the impact on our customers and suppliers, the speed and extent to which markets fully recover from the disruptions caused by the pandemic, and the impact of these factors on our business, will depend on future developments that are highly uncertain and cannot be predicted with confidence. We may experience fluctuations in levels of customer visits as the pandemic continues to evolve, including the emergence of the Delta variant of COVID-19, and we are unable to predict whether consumer shopping behaviors will change as we continue to adjust to the COVID-19 pandemic. Further, it is possible that changes in economic conditions and steps taken by the federal government and the Federal Reserve in response to the COVID-19 pandemic could lead to higher inflation than we had anticipated, which could in turn lead to an increase in our costs of products and services and other operating expenses. In addition, to the extent COVID-19 adversely affects our operations and global economic conditions more generally, it may also have the effect of heightening many of the other risks described herein.

While we believe that the long-term fundamentals of our business are largely unchanged, and anticipate that our operating results in future fiscal years will begin to reflect a more normal operating environment, the current economic and public health climate has created a high degree of uncertainty. As such, we continue to closely monitor this global health crisis and will continue to reassess our strategy and operational structure on a regular, ongoing basis as the situation evolves. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more details on the potential impact of the COVID-19 pandemic and associated economic disruptions, and the actual operational and financial impacts that we have experienced to date.
Future operational success depends on our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers, and other third-party payors, or otherwise continue to attract these members to shop with us.
An increasing percentage of our customers and prospective customers receive vision insurance coverage through third-party payors, including vision insurance companies and managed care payors. We have relationships with only a few vision care insurers in the United States. Our future operational success could depend on our ability to establish relationships with vision care insurers and major carriers and to negotiate contracts with managed vision care companies, vision insurance providers, and other third-party payors, several of whom have significant market share.
Although many customers with vision insurance coverage through third-party payors that we do not have relationships with have been willing to either use their out-of-network benefits or forego using their benefits in order to shop with us or to shop with us for additional purchases once they have exhausted their vision care benefits, these customers may be less willing to take these actions over time as the third-party payors increase their market power/networks, decrease or alter their out-of-network benefits, or otherwise influence customer behavior.
We may be unable to establish or maintain satisfactory relationships with managed care and other third-party payors. In addition, many third-party payors have existing provider structures in place that they may be unable or unwilling to change. Some vertically integrated payors also have their own networks, and these payors may take actions to maintain or protect these networks in ways that negatively affect us, including by increasing costs or not allowing our new or existing stores to participate in their networks. Increasing consolidation in the optical industry may give such payors greater market power which may adversely affect our ability to negotiate reimbursement rates under managed care arrangements. Our inability to enter into arrangements with third-party payors in the future or to maintain existing relationships with third-party payors on commercially reasonable terms could have a material adverse effect on our business, financial condition and results of operations.
For the small portion of our net revenue that is currently derived from third-party coverage and reimbursement, including Medicare Advantage and commercial insurance plans, such as managed vision care plans, we and our employed and affiliated vision care professionals, as applicable, are generally reimbursed for the vision care services and products that we or our affiliated vision care professionals provide through payment systems managed by private insurance companies, managed care organizations, and governmental agencies. Coverage and payment levels are determined at each third-party payor’s discretion, and we have limited control over third-party payor’s decision-making with respect to coverage and payment levels. Coverage restrictions and reductions in reimbursement levels or payment methodologies may negatively impact our sales and profits. We cannot provide any assurances that we will be able to maintain or increase our participation in third-party payor arrangements or that we will be adequately reimbursed by managed care payors, vision insurance providers, and other third-party payors for the services we provide and the products we sell.
Our business is affected by seasonality.
Our business is subject to seasonal fluctuation. We do observe moderately higher seasonal demand during the month of December due in part to customer usage of health and flexible spending benefits in the final week of the year. Consistent with our policy to recognize revenue upon order delivery, any orders placed at the end of December are recognized as revenue upon delivery which may occur in the following year.
Our business has experienced a higher proportion of costs in each subsequent quarter as a year progresses due to the overall growth of the business and operating costs to support that growth, including costs related to the opening of new retail stores and increased marketing and employee-related compensation to support growth. The fourth quarter, in particular, has historically experienced the highest amount of costs in a year to support the business demand in the quarter, even though a portion of the net revenue from that demand is not recognized until January of the following year. In the future, seasonal trends may cause fluctuations in our quarterly results, which may impact the predictability of our business and operating results.
Furthermore, our rapid growth in recent years may obscure the extent to which seasonality trends have affected our business and may continue to affect our business. Accordingly, yearly or quarterly comparisons of our operating results may not be useful and our results in any particular period will not necessarily be indicative of the results to be expected for any future period. Seasonality in our business can also be affected by introductions of new or enhanced products and services, including the costs associated with such introductions.
Certain technological advances, greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems may reduce the demand for our products and adversely impact our business and profitability.
Technological advances in vision care, including the development of new or improved products, as well as future drug development for the correction of vision-related problems, could significantly change how vision care may be conducted and make our existing products less attractive or even obsolete. The greater availability and acceptance, or reductions in the cost, of vision correction alternatives to prescription eyeglasses and contact lenses, such as corneal refractive surgery procedures, including radial keratotomy, photorefractive keratotomy, or PRK, and LASIK, may reduce the demand for our products, lower our sales, and thereby adversely impact our business and profitability.
Environmental, social, and governance matters may impact our business and reputation.
Increasingly, in addition to the importance of their financial performance, companies are being judged by their performance on a variety of environmental, social, and governance, or ESG, matters, which are considered to contribute to the long-term sustainability of companies’ performance.
A variety of organizations measure the performance of companies on such ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, the company’s efforts and impacts on climate change and human rights, ethics and compliance with law, and the role of the company’s board of directors in supervising various sustainability issues. In addition to the topics typically considered in such assessments, in the healthcare industry, issues of the public’s ability to access our products and solutions are of particular importance.
ESG is embedded in our core value and vision, including but not limited to the administration of our Buy a Pair, Give a Pair program in over 50 countries, and we actively take into consideration their expected impact on the sustainability of our business over time and the potential impact of our business on society and the environment. However, in light of investors’ increased focus on ESG matters, there can be no certainty that we will manage such issues successfully, or that we will successfully meet our customers’ or society’s expectations as to our proper role. If we fail to meet the ESG values, standards and metrics that we set for ourselves, or our articulated public benefit purposes, we may experience negative publicity and a loss of customers as a result, which will adversely affect our business, financial condition, and results of operations. See “—Risks Related to Our Existence as Public Benefit Corporation.”
We depend on highly skilled personnel to grow and operate our business, and if we are unable to hire, retain, and motivate our personnel, we may not be able to grow effectively.
Our success and future growth depend largely upon the continued services of our management team, including our Co-Founders and Co-Chief Executive Officers Neil Blumenthal and Dave Gilboa. From time to time, there may be changes in our executive management team resulting from the hiring or departure of these executives. Our executive officers are employed on an at-will basis, which means they may terminate their employment with us at any time. The loss of one or more of our executive officers, or the failure by our executive team to effectively work with our employees and lead our company, could harm our business. We do not maintain key person life insurance with respect to any member of management or other employee.
In addition, our future success will depend, in part, upon our continued ability to identify and hire skilled employees with the skills and technical knowledge that we require, including software design and programming, eyewear design, marketing, merchandising, retail sales, operations, and other key management skills and knowledge. Such efforts will require significant time, expense, and attention as there is intense competition for such individuals, particularly in the New York City region, and new hires require significant training and time before they achieve full productivity, particularly in retail sales and Customer Experience. In addition to hiring new employees, we must continue to focus on developing, motivating, and retaining our best employees, all of whom are at-will employees in the U.S. If we fail to identify, recruit, and integrate strategic personnel hires, our business, financial condition, and results of operations could be adversely affected. We may need to invest significant amounts of cash and equity to attract and retain new employees, and we may never realize returns on these investments. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached various legal obligations, resulting in a diversion of our time and resources. In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility, or increases such that prospective employees believe there is limited upside to the value of our equity awards, it may adversely affect our ability to recruit and retain key employees. If we are not able to effectively add and retain employees, our ability to achieve our strategic objectives will be adversely impacted, and our business and future growth prospects will be harmed.
Our company culture has contributed to our success and if we cannot maintain this culture as we grow, our business could be harmed.
We believe that our company culture has been critical to our success. Our public benefit corporation status and commitment to doing good distinguish us from our competitors and promote positive impact and equity among our employees and customers. Our company culture stands for fun, creativity, and doing good in the world. Our ability to continue to cultivate and maintain this culture is essential to our growth and continued success. We face a number of challenges that may affect our ability to sustain our corporate culture, including:
•failure to identify, attract, reward, and retain people in leadership positions in our organization who share and further our culture, values, and mission;
•the increasing size and geographic diversity of our workforce, and our ability to promote a uniform and consistent culture across all our offices and employees;
•the market perception about our charitable contributions and social and political stances;
•competitive pressures to move in directions that may divert us from our mission, vision, and values;
•the continued challenges of a rapidly-evolving industry; and
•the increasing need to develop expertise in new areas of business that affect us.
Our unique culture is one of our core characteristics that helps us to attract and retain key personnel. If we are not able to maintain our culture, we would have to incur additional costs and find alternative methods to recruit key employees, which in turn could cause our business, results of operations, and financial condition to be adversely affected.
We derive most of our revenue from sales of our glasses. A decline in sales of our glasses would negatively affect our business, financial condition, and results of operations.
We derive most of our revenue from the sale of one product, our glasses. Our glasses are sold in highly competitive markets with limited barriers to entry. Introduction by competitors of comparable products at lower price points, a maturing product lifecycle, a decline in consumer spending, or other factors could result in a material decline in our revenue. Because we derive most of our revenue from the sale of our glasses, any material decline in sales of our glasses would have a material adverse impact on our business, financial condition, and operating results.

We could be adversely affected by product liability, product recall or personal injury issues.
We could be adversely impacted by the supply of defective products, including the infiltration of counterfeit products into the supply chain or product mishandling issues. Product liability or personal injury claims may be asserted against us with respect to any of the products we sell or services we provide. The provision of professional eye care services by the vision care professionals employed by us or by independent professional corporations or similar entities or with whom we have contractual arrangements also increases our exposure to professional liability claims. There is a risk that these claims may exceed, or fall outside the scope of, our insurance coverage. In addition, a government or other regulatory agency could require us or one of our vendors or suppliers to remove a particular product from the market for, among other reasons, failure to adhere to product safety requirements or quality control standards. Product recalls can result in the disposal or write-off of merchandise, harm our reputation, and cause us to lose customers, particularly if those recalls cause consumers to question the performance, quality, safety, or reliability of our products. Any significant returns or warranty claims, as well as the timing of such returns or claims, could result in significant additional costs to us and could adversely affect our results of operations.
For our private label Scout by Warby Parker contact lenses, we rely on our contract manufacturer to control the quality and regulatory compliance of their contact lenses. We are not involved in the manufacture of these contact lenses we purchase from this vendor for sale to our customers. Our ability to seek recourse for liabilities and recover costs from this vendor depends on our contractual rights as well as on the financial condition and integrity of the vendor.
Moreover, we engage in further processing, packaging, and labeling activities at our third-party optical laboratories. If the products that we sell, including those that we process, package, or label, are defective or otherwise result in product liability or personal injury claims against us, our business could be adversely affected and we could be subject to adverse regulatory action. If our products or services do not meet applicable governmental safety standards or our customers’ expectations regarding quality or safety, we could experience lost sales and increased costs, be exposed to legal and reputational risk, and face fines or penalties which could materially adversely affect our financial results.
Refunds, cancellations, and warranty claims could harm our business.
We allow our customers to return our products, subject to our refund policy, which allows any customer to return our products for any reason within the first 30 days of their purchase and receive a full refund. At the time of sale, we establish a reserve for returns, based on historical experience and expected future returns, which is recorded as a reduction of sales. If we experience a substantial increase in refunds, our cancellation reserve levels might not be sufficient and our business, financial condition, and results of operations could be harmed.
In addition, we generally provide a 12-month no scratch guarantee on all of our glass lenses. If a customer has scratched lenses in the first 12 months, we replace the scratched lenses for free. We could incur significant costs to honor this guarantee. In addition, we may at any time or from time to time reduce or increase the term of this guarantee. Any negative publicity related to the perceived quality and safety of our products or to a change in the term of this guarantee could affect our brand image, decrease consumer and customer confidence and demand, and adversely affect our financial condition and operating results.
We expect a number of factors to cause our results of operations and operating cash flows to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.
Our results of operations could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:
•our ability to accurately forecast net revenue and appropriately plan our expenses;
•changes to financial accounting standards and the interpretation of those standards, which may affect the way we recognize and report our financial results;

•changes to our existing product mix and channel mix;
•the effectiveness of our internal controls;
•the seasonality of our business; and
•the impact of the COVID-19 pandemic on our business.
The impact of one or more of the foregoing and other factors may cause our results of operations to vary significantly. As such, quarter-to-quarter and year-over-year comparisons of our results of operations may not be meaningful and should not be relied upon as an indication of future performance. See “—Our business is affected by seasonality.”
We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.
We have funded our operations since inception primarily through net proceeds from the sale of redeemable convertible preferred stock and common stock and cash flows generated from operating activities. We cannot be certain when, or if, our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support the development of our products and services and will require additional funds for such development. We may need additional funding for marketing expenses and to develop and expand sales resources, develop new features or enhance our products and services, improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we might need or may want to engage in future equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, financial condition, and results of operations. In particular, the ongoing COVID-19 pandemic has caused disruption in the credit and financial markets in the United States and worldwide, which may reduce our ability to access capital and negatively affect our liquidity in the future. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to develop our products and services, support our business growth, and respond to business challenges could be significantly impaired, and our business may be adversely affected.
If we incur additional debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any additional debt could include restrictive covenants that restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests.
Acquisitions, strategic investments, partnerships, or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute stockholder value, and adversely affect our business, financial condition, and results of operations.
Our success will depend, in part, on our ability to expand our services and grow our business in response to changing technologies, customer demands, and competitive pressures. In some circumstances going forward, we may choose to expand our services and grow our business through the acquisition of complementary businesses and technologies or by entering into partnerships or alliances with third parties rather than through internal development. The identification of suitable acquisition candidates or alliance partners can be difficult, time-consuming, and costly, and we may not be able to successfully complete identified transactions. In addition, if we pursue and complete an acquisition, we may not be able to successfully integrate the acquired business. The risks we face in connection with acquisitions include:
•an acquisition may negatively affect our financial results because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by stockholders and third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•we may encounter difficulties or unforeseen expenditures in integrating the business, offerings, technologies, personnel, or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;
•an acquisition may disrupt our ongoing business, divert resources, increase our expenses, and distract our management;
•an acquisition may result in a delay or reduction of customer purchases for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company;
•we may encounter difficulties in, or may be unable to, successfully sell any acquired products;
•our use of cash to pay for an acquisition would limit other potential uses for our cash;
•if we incur debt to fund such acquisition, such debt may subject us to material restrictions on our ability to conduct our business, as well as financial maintenance covenants; and
•if we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease.
The occurrence of any of these foregoing risks could adversely affect our business, financial condition, and results of operations and expose us to unknown risks or liabilities.
Risks Related to Our Legal and Regulatory Environment
We are subject to extensive state, local, and federal vision care and healthcare laws and regulations and failure to adhere to such laws and regulations would adversely affect our business.
Although the majority of our revenues is derived from cash-pay consumers, we have contracts with certain vision plans, including Medicare Advantage health plans, which subject us to a number of federal and state healthcare regulatory laws, including federal and state anti-kickback, false claims, self-referral, and other healthcare fraud and abuse laws, some of which apply to items or services reimbursed by any third-party payor, including self-pay patients. The applicable federal and state healthcare laws that affect our ability to operate include, but are not limited to, the following:
•the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving, or providing any remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order, or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under any U.S. federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;
•the federal physician self-referral law, commonly referred to as the Stark Law, that, subject to limited exceptions, prohibits physicians (defined to also include optometrists) from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services;
•the federal civil and criminal false claims laws, including the civil False Claims Act, which can be enforced by private citizens on behalf of the government through civil whistleblower or qui tam actions, and prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the government, claims for payment or approval that are false or fraudulent, knowingly making, using, or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease, or conceal an obligation to pay money to the government. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute or Stark Law constitutes a false or fraudulent claim for purposes of the civil False Claims Act;
•the federal civil monetary penalties laws, including the Civil Monetary Penalties Law, impose civil fines for, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies;

•HIPAA, which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items, or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;
•the Physician Payments Sunshine Act and its implementing regulations, which require, among other things, certain manufacturers of drugs, devices, biologics, and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare and Medicaid Services, or CMS, information related to certain payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors), certain other healthcare professionals beginning in 2022, and teaching hospitals, as well as ownership and investment interests held by such physicians and their immediate family members;
•analogous state laws and regulations, including: state anti-kickback and false claims laws, some of which apply to healthcare items or services reimbursed by any third-party payor, including commercial payors and self-pay patients; and
•state licensing and registration laws that apply to our stores and employed and affiliated vision care professionals, including ophthalmologists, optometrists, and opticians. The dispensing of prescription eyeglasses is also regulated in most states in which we do business. In some states, we are required to register our stores as an optical retailer.
Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is not always possible to identify and deter employee misconduct or business noncompliance, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal, and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid, integrity oversight, and reporting obligations to resolve allegations of noncompliance, disgorgement, imprisonment, contractual damages, reputational harm, diminished profits, and the curtailment or restructuring of our operations. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.
Eyeglasses and contact lenses are regulated as medical devices in the United States by the Food and Drug Administration, or FDA, and under the Food, Drug, and Cosmetic Act, or FDCA, such medical devices must meet a number of regulatory requirements. We also engage in certain manufacturing, packaging, and labeling activities that subject us to direct oversight by the FDA under the FDCA and its implementing regulations. The FDA regulates, among other things, with respect to medical devices: design, development and manufacturing, testing, labeling, content, and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; premarket clearance, classification and approval; recordkeeping procedures; advertising and promotion; recalls and field safety corrective actions; postmarket surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market approval studies; and product import and export. The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs, or lower than anticipated sales. The FDA enforces its regulatory requirements through, among other means, periodic unannounced inspections. Failure to comply with applicable regulations could jeopardize our or our contract manufacturers’ ability to manufacture and sell our products and result in FDA enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances or approvals; withdrawals or suspensions of clearances or approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal penalties.

Our business could be adversely affected by legal challenges to our business model or by actions restricting our ability to provide the full range of our services in certain jurisdictions.
Providing telehealth services such as online vision testing through our Virtual Vision Test mobile app by Warby Parker mobile app are generally governed by state laws and regulations and are subject to extensive regulation and oversight by state governmental authorities. Our ability to conduct telehealth services in a particular jurisdiction is directly dependent upon the applicable laws and regulations governing remote care, the practice of medicine and healthcare delivery in general in such location, which are subject to changing political, regulatory, and other influences. The extent to which a jurisdiction considers particular actions or relationships to comply with the applicable standard of care is subject to change and to evolving interpretations by states medical boards and state attorneys general, among others, each with broad discretion. Accordingly, we must monitor our compliance with law in every jurisdiction in which we operate, on an ongoing basis, and we cannot provide assurance that our activities and arrangements, if challenged, will be found to be in compliance with the law. Although the COVID-19 pandemic has led to the relaxation of certain Medicare, Medicaid, and state licensure restrictions on the delivery of telehealth services, it is uncertain how long the relaxed policies will remain in effect, and, there can be no guarantee that once the COVID-19 pandemic is over that such restrictions will not be reinstated or changed in a way that adversely affects our business.
Additionally, it is possible that the laws and rules governing the practice of medicine, including remote care, in one or more jurisdictions may change in a manner deleterious to our business. For instance, a few states have imposed different, and, in some cases, additional, standards regarding the provision of services via telehealth. The unpredictability of this regulatory landscape means that sudden changes in policy regarding standards of care and reimbursement are possible. If a successful legal challenge or an adverse change in the relevant laws were to occur, and we were unable to adapt our business model accordingly, our operations in the affected jurisdictions would be disrupted, which could have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that we will not be subject to reprimands, sanctions, probation, fines, suspension or revocation of licenses, or our ability to offer telehealth services will not be challenged. We may also be the subject of administrative complaints in the future.
State corporate practice of medicine and optometry and fee-splitting laws govern at least some of our business operations, and violation of such laws could result in penalties and adversely affect our contractual relationships with optometrists, ophthalmologists, or affiliated professional entities that employ such providers and our financial condition and results of operations.
In several states where we operate, state corporate practice of medicine and optometry laws prohibit a business corporation from practicing medicine or optometry, directly employing physicians or optometrists to provide professional services, or exercising control over treatment decisions by such professionals. In these states, typically only medical professionals or a professional entity wholly owned by licensed physicians, optometrists, or other licensed medical professionals may provide medical care to patients. Many states also have some form of fee-splitting law, prohibiting certain business arrangements that involve the splitting or sharing of professional fees earned by a physician, optometrist or another medical professional for the delivery of healthcare services. Prohibitions on the practice of medicine or optometry and/or fee-splitting between licensed professionals and lay entities may be statutory or regulatory, or may be imposed through judicial or regulatory interpretation, and vary widely from state to state.
In many of our retail stores, we have contractual relationships with optometrists or professional entities that employ ophthalmologists and/or optometrists to provide medical services to our customers. In addition, we have contractual relationships with several professional corporations or similar entities that employ ophthalmologists who review test results and renew prescriptions, as appropriate, of users of both our Virtual Vision Test mobile app and In-Store Prescription Check service. Although we strive to monitor any changes to applicable state laws that may impact these arrangements, we cannot provide any assurance that governmental authorities may assert that we are engaged in the corporate practice of medicine or optometry, or that our contractual relationships with optometrists, ophthalmologists, or professional entities that employ such providers constitute unlawful fee-splitting. Moreover, we cannot predict whether changes will be made to existing laws, regulations, or interpretations, or whether new ones will be enacted or adopted, which could cause us to be out of compliance with these requirements. If our arrangements are found to violate corporate practice of medicine or optometry and/or fee-splitting laws, our provision of services through our contractual relationships with optometrists, ophthalmologists, or affiliated professional entities that employ such providers could be deemed impermissible, requiring us to do a restructuring or reorganization of our business, and we could be subject to injunctions or civil or, in some cases, criminal penalties, any of which could have a material adverse impact on our financial condition and results of operations.
Failure to adequately maintain and protect our intellectual property and proprietary rights could harm our brand, devalue our proprietary content, and adversely affect our ability to compete effectively.
Our success depends to a significant degree on our ability to obtain, maintain, protect, and enforce our intellectual property rights, including those in our proprietary technologies, know-how, and brand. To protect our rights to our intellectual property, we rely on a combination of patent, trademark, copyright and trade secret laws, domain name registrations, confidentiality agreements, and other contractual arrangements with our employees, affiliates, clients, strategic partners, and others. However, the protective steps we have taken and plan to take may be inadequate to deter misappropriation or other violation of or otherwise protect our intellectual property rights. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective patent, trademark, copyright, and trade secret protection may not be available to us or available in every jurisdiction in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary technology and content, and adversely affect our ability to compete effectively. Further, even if we are successful, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, financial condition, and results of operations.
If we fail to protect our intellectual property rights adequately, our competitors may gain access to our intellectual property and proprietary technology and develop and commercialize substantially identical offerings or technologies. Any patents, trademarks, copyrights, or other intellectual property rights that we have or may obtain may be challenged or circumvented by others or invalidated or held unenforceable through administrative process, including re-examination, inter partes review, interference and derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), or litigation. There can be no assurance that our patent applications will result in issued patents and we may be unable to obtain or maintain patent protection for our technology. In addition, any patents issued from pending or future patent applications or licensed to us in the future may not provide us with claims sufficiently broad to provide meaningful competitive advantages or may be successfully challenged by third parties. There is also no guarantee that our pending trademark applications for any mark will proceed to registration; our pending applications may be opposed by a third party prior to registration; and even those trademarks that are registered could be challenged by a third party, including by way of revocation or invalidity actions. For example, we have registrations in a number of foreign countries in which we are not currently offering goods or services, and those registrations could be subject to invalidation proceedings if we cannot demonstrate use of the marks by the applicable use deadlines in those countries. In addition, because patent applications in the United States are currently maintained in secrecy for a period of time prior to issuance, and patent applications in certain other countries generally are not published until more than 18 months after they are first filed, and because publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first creator of inventions covered by our pending patent applications or that we were the first to file patent applications on such inventions. To maintain a proprietary market position in foreign countries, we may seek to protect some of our proprietary inventions through foreign counterpart patent applications. Statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions outside of the United States. The diversity of patent laws may make our expenses associated with the development and maintenance of intellectual property in foreign jurisdictions more expensive than we anticipate. We probably will not be able to obtain the same patent protection in every market in which we may otherwise be able to potentially generate revenue. Further, the laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Moreover, policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming. Despite our precautions, it may be possible for unauthorized third parties to copy our offerings and capabilities and use information that we regard as proprietary to create offerings that compete with ours. Third parties may apply to register our trademarks or other trademarks similar to our trademarks in jurisdictions before us, thereby creating risks relating to our ability to use and register our trademarks in those jurisdictions. In addition, there could be potential trade name or trademark ownership or infringement claims brought by owners of other rights, including registered trademarks, in our marks or marks similar to ours. Any claims of infringement, brand dilution, or consumer confusion related to our brand (including our trademarks) or any failure to renew key license agreements on acceptable terms could damage our reputation and brand identity and substantially harm our business and results of operations. The value of our intellectual property could diminish if others assert rights in or ownership of our trademarks and other intellectual property rights, or trademarks that are similar to our trademarks. We may be unable to successfully resolve these types of conflicts to our satisfaction. In some cases, litigation or other actions may be necessary to protect or enforce our trademarks and other intellectual property rights.
We generally enter into confidentiality and invention assignment agreements with our employees and consultants, as well as confidentiality agreements with other third parties, including suppliers and other partners. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how, and trade secrets. Moreover, no assurance can be given that these agreements will be effective in controlling access to our proprietary information or the distribution, use, misuse, misappropriation, reverse engineering, or disclosure of our proprietary information, know-how, and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings and capabilities. These agreements may be breached, and we may not have adequate remedies for any such breach.
We may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property rights. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims, or countersuits are successful, we could lose valuable intellectual property rights. Further, any changes in law or interpretation of any such laws, particularly intellectual property laws, may impact our ability to protect, register, or enforce our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our offerings and capabilities, impair the functionality of our offerings and capabilities, delay introductions of new offerings, result in our substituting inferior or more costly technologies into our offerings, or injure our reputation.
Domain names generally are regulated by internet regulatory bodies, and the regulation of domain names is subject to change. Regulatory bodies have and may continue to establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. We may not be able to, or it may not be cost-effective to, acquire or maintain all domain names that utilize the name “Warby Parker” in all of the countries in which we currently conduct or intend to conduct business. If we lose the ability to use a domain name, we could incur significant additional expenses to market our products within that country, including the development of new branding. This could substantially harm our business, results of operations, financial condition and prospects.
We may incur costs to defend against, face liability or for being vulnerable to intellectual property infringement claims brought against us by others.
Third parties may assert claims against us alleging that we infringe upon, misappropriate, dilute or otherwise violate their intellectual property rights, particularly as we expand our business and the number of products we offer. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims. We may be particularly vulnerable to such claims, as companies having a substantial online presence are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. As we gain an increasingly high public profile, the possibility of intellectual property rights claims against us grows. Our competitors and others may now and in the future have significantly larger and more mature patent portfolios than us. We rely on contracts and releases for ownership of copyrighted materials and the right to use images of individuals on our webpage and marketing material, and we may be subject to claims that we did not properly obtain rights, consent, a release, or permission to use certain content or imagery. Many potential litigants have the ability to dedicate substantial resources to the assertion of their intellectual property rights. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, could distract our management from our business, could require us to cease use of such intellectual property, and could create ongoing obligations if we are subject to agreements or injunctions (stipulated or imposed) preventing us from engaging in certain acts. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, we risk compromising our confidential information during this type of litigation. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition, or results of operations. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign or rebrand our products, license rights from third parties on potentially unfavorable terms, cease using certain brand names or other intellectual property rights altogether, make substantial payments for royalty or license fees, legal fees, settlement payments or other costs or damages, or admit liability. Such outcomes could encourage others to bring claims against us. To the extent we seek a license to continue offerings or operations found or alleged to infringe third-party intellectual property rights, such a license may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. In the event we are required to develop alternative, non-infringing technology, this could require significant time (during which we would be unable to continue to offer our affected offerings), effort and expense, and may ultimately not be successful. Any of these events could harm our business and cause our results of operations, liquidity, and financial condition to suffer.
We are subject to rapidly changing and increasingly stringent laws, regulations, contractual obligations, and industry standards relating to privacy, data security, and data protection. The restrictions and costs imposed by these laws and other obligations, or our actual or perceived failure to comply with them, could subject us to liabilities that adversely affect our business, operations, and financial performance.
We collect, process, store, and use a wide variety of data from current and prospective customers, including personal information, such as home addresses and geolocation, and health information related to their ophthalmic prescriptions. These activities are regulated by a variety of federal, state, local, and foreign privacy, data security, and data protection laws and regulations, which have become increasingly stringent in recent years.
Domestic privacy and data security laws are complex and changing rapidly. Many states have enacted laws regulating the online collection, use, and disclosure of personal information and requiring that companies implement reasonable data security measures. Laws in all states and U.S. territories also require businesses to notify affected individuals, governmental entities, and/or credit reporting agencies of certain security incidents affecting personal information. These laws are not consistent, and compliance with them in the event of a widespread data breach is complex and costly.
Further, the CCPA took effect on January 1, 2020. The CCPA gives California residents expanded rights related to their personal information, including the right to access and delete their personal information, and receive detailed information about how their personal information is used and shared. The CCPA also created restrictions on “sales” of personal information that allow California residents to opt-out of certain sharing of their personal information and may restrict the use of cookies and similar technologies for advertising purposes. Our e-commerce platform, including our websites and mobile applications, rely on these technologies and could be adversely affected by the CCPA’s restrictions. The CCPA prohibits discrimination against individuals who exercise their privacy rights, provides for civil penalties for violations, and creates a private right of action for data breaches that is expected to increase data breach litigation. Additionally, a new California ballot initiative, the California Privacy Rights Act, or CPRA, was recently passed in California. The CPRA will restrict use of certain categories of sensitive personal information that we handle; further restrict the use of cross-context behavioral advertising techniques on which our products may rely in the future; establish restrictions on the retention of personal information; expand the types of data breaches subject to the private right of action; and establish the California Privacy Protection Agency to implement and enforce the new law, as well as impose administrative fines. The majority of the CPRA’s provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes will likely be required. Similar laws have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. For example, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act, or CDPA, a comprehensive privacy statute that shares similarities with the CCPA, CPRA, and legislation proposed in other states. Some observers have noted that the CCPA, CPRA, and CDPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. To the extent multiple state-level laws are introduced with inconsistent or conflicting standards and there is no federal law to preempt such laws, compliance with such laws could be difficult and costly to achieve and we could be subject to fines and penalties in the event of non-compliance.
Additionally, we are subject to certain health information privacy and security laws as a result of the health information that we receive in connection with our products and services. These laws and regulations include HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations which establishes privacy, security, and breach notification standards for protected health information processed by health plans, healthcare clearinghouses, and certain healthcare providers, collectively referred to as covered entities, and the business associates with whom such covered entities contract for services, as well as their covered subcontractors. HIPAA requires us to develop and maintain policies and procedures governing PHI that is used or disclosed, and to implement administrative, physical and technical safeguards to protect PHI, including PHI maintained, used, and disclosed in electronic form. These safeguards include employee training, identifying business associates with whom covered entities need to enter into HIPAA-compliant contractual arrangements and various other measures. Ongoing implementation and oversight of these measures involves significant time, effort, and expense and we may have to dedicate additional time and resources to ensure compliance with HIPAA requirements. Additionally, it is not always possible to identify and deter misuse by our employees and other third parties, and the precautions we take to detect and prevent noncompliance may not be effective in preventing all misuse, breaches, or violations. For example, as discussed above, in 2018, we experienced a credential stuffing attack in which malicious third parties used credentials compromised in data breaches suffered by other companies to access accounts on our platform and received notice that OCR would be investigating the incident and our compliance with the Privacy, Security, and Breach Notification Rules and requesting certain information related to the incident and our compliance with the Privacy, Security, and Breach Notification Rules. We continue to work on a resolution with OCR. OCR enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources.
HIPAA imposes mandatory penalties for certain violations. Penalties for such violations of HIPAA and its implementing regulations include civil monetary penalties of up to $59,522 per violation, not to exceed approximately $1.8 million for violations of the same standard in a single calendar year (subject to periodic adjustments for inflation). However, a single breach incident can result in violations of multiple standards, which could result in significant fines. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one year of imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer, or use identifiable health information for commercial advantage, personal gain, or malicious harm. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. Many states in which we operate and in which our customers reside also have laws that protect the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused, such as the CCPA.
In addition, the Telephone Consumer Protection Act, or TCPA, imposes significant restrictions on the ability to make telephone calls or send text messages to mobile telephone numbers without the prior consent of the person being contacted. Claims that we have violated the TCPA could be costly to litigate, and if successful, expose us to substantial statutory damages.
Foreign privacy laws are also rapidly changing, have become more stringent in recent years, and may increase the costs and complexity of offering our offerings in new geographies. In Canada, where we operate, the Personal Information Protection and Electronic Documents Act, or PIPEDA, and various provincial laws require that companies give detailed privacy notices to consumers, obtain consent to use personal information, with limited exceptions, allow individuals to access and correct their personal information, and report certain data breaches. In addition, Canada’s Anti-Spam Legislation, or CASL, prohibits email marketing without the recipient’s consent, with limited exceptions. Failure to comply with PIPEDA, CASL, or provincial privacy or data protection laws could result in significant fines and penalties or possible damage awards. In the European Economic Area, the General Data

Protection Regulation, or the GDPR, imposes strict obligations on the ability to collect, analyze, transfer, and otherwise process personal data. This includes requirements with respect to accountability, transparency, obtaining individual consent, international data transfers, security, and confidentiality and personal data breach notifications, which may restrict our processing activities. The GDPR provides for monetary penalties of up to €20 million or 4% of an organization’s annual worldwide revenue, whichever is greater, for violations. Separate, restrictive obligations relating to electronic marketing and the use of cookies which may limit our ability to advertise. Following Brexit, UK law largely mirrors the obligations and fines under the GDPR, e.g. fines up to the greater of £17.5 million or 4% of global turnover. In addition to the foregoing, a breach of privacy legislation could result in regulatory investigations, reputational damage, orders to cease/ change processing of data, enforcement notices, and/ or assessment notices (for a compulsory audit). Companies may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm. Furthermore, regulatory guidance is evolving and monitoring developments and compliance will lead to increased costs.
In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards by which we are legally or contractually bound. If we fail to comply with these contractual obligations or standards, we may face substantial liability or fines. Consumer resistance to the collection and sharing of the data used to deliver targeted advertising, increased visibility of consent or “do not track” mechanisms as a result of industry regulatory or legal developments, the adoption by consumers of browser settings or “ad-blocking” software, and the development and deployment of new technologies could materially impact our ability to collect data or reduce our ability to deliver relevant promotions or media, which could materially impair the results of our operations.
Further, we are subject to the PCI Data Security Standard, which is a multifaceted security standard that is designed to protect credit card account data as mandated by payment card industry entities. We rely on third-party vendors to handle PCI matters and to ensure PCI compliance. Despite our compliance efforts, we may become subject to claims that we have violated the PCI Data Security Standard, based on past, present, and future business practices, which could have an adverse impact on our business and reputation.
Compliance with these domestic, foreign, and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to ensure compliance with the new data protection rules. Despite our efforts, we may not be successful in achieving compliance with the rapidly evolving privacy, data security, and data protection requirements discussed above. While we strive to comply with applicable laws and regulations relating to privacy and data protection in all material respects, there is no assurance that we will not be subject to claims that we have violated applicable laws or codes of conduct, that we will be able to successfully defend against such claims or that we will not be subject to significant fines and penalties in the event of non-compliance. Any actual or perceived non-compliance could result in litigation and proceedings against us by governmental entities, customers or others, fines and civil or criminal penalties, limited ability or inability to operate our business, offer services, or market our business in certain jurisdictions, negative publicity and harm to our brand and reputation, and reduced overall demand for our products and services. Such occurrences could adversely affect our business, financial condition, and results of operations. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for the full extent of our potential liabilities.
Government regulation of the internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.
We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and e-commerce. Existing and future regulations and laws could impede the growth of the internet, e-commerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, and internet neutrality. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, and consumer privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, comply, or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings, or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by customers and suppliers, and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. In addition, it is possible that governments of one or more countries may seek to censor content available on our website or may even attempt to completely block access to our website. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our customer base may be adversely affected, and we may not be able to maintain or grow our net revenue and expand our business as anticipated.
Our Virtual Vision Test mobile app is subject to ongoing regulation by the FDA, and our failure to comply with FDA requirements or any delay by or failure of the FDA to authorize our Virtual Vision Test mobile app may adversely affect our business, financial condition, and results of operations.
Our Virtual Vision Test mobile app is regulated by the FDA as a medical device. To date, we have registered and marketed the Virtual Vision Test mobile app as a Class I, 510(k)-exempt visual acuity chart, and have not sought or obtained 510(k) clearance or other FDA marketing authorization for this software. Although we believe the Virtual Vision Test mobile app meets the definition of a Class I 510(k)-exempt medical device, the FDA has taken the position that the Virtual Vision Test mobile application’s functionality requires 510(k) clearance in order to be legally marketed in the United States. We appealed the agency’s position, but on April 28, 2021 the FDA notified us that they continue to take the position that a 510(k) premarket notification is required for our Virtual Vision Test mobile application. As a result, we plan to submit a 510(k) premarket notification for the Virtual Vision Test mobile application, and have engaged in pre-submission meetings with the FDA to understand the information that will be required to support the eventual 510(k) submission. However, we plan to continue marketing the Virtual Vision Test mobile app as we work to obtain 510(k) clearance. In its April 28, 2021 letter, the FDA also notified us that it does not intend to object to our continued marketing of the Virtual Vision Test mobile app without 510(k) clearance, so long as the conditions described in the FDA’s guidance “Enforcement Policy for Remote Ophthalmic Assessment and Monitoring Devices During the Coronavirus Disease 2019 (COVID-19) Public Health Emergency,” or the Enforcement Policy Guidance, are met. Among other things the Enforcement Policy Guidance states that for the duration of the COVID-19 public health emergency, the FDA does not intend to object to limited modifications to the indications, functionality, hardware, and/or software of visual acuity charts without compliance with certain regulatory requirements, including 510(k) premarket notification requirements, provided that such devices do not create an undue risk in light of the public health emergency.
If the FDA changes its position with respect to our marketing of the Virtual Vision Test mobile application, or if the Enforcement Policy Guidance is revoked, and we continue to market the Virtual Vision Test mobile app without 510(k) clearance, we could be subject to FDA enforcement action, including a Warning Letter, recalls, market withdrawals, and fines or penalties, and we may be required to cease distribution of the Virtual Vision Test mobile app until we have obtained 510(k) clearance from FDA, if ever, which may adversely affect our business operations, financial condition, and results of operations.
We are also subject to ongoing FDA regulation related to our Virtual Vision Test mobile application, including certain requirements under the Quality System Regulation and postmarket reporting requirements, although some FDA requirements are waived during the COVID-19 public health emergency under the Enforcement Policy Guidance. If we fail to comply with any applicable FDA regulatory requirements we could be subject to FDA enforcement action, including a Warning Letter, recalls, and fines or penalties, which may adversely affect our business operations and financial condition.

Eyeglasses and contact lenses are regulated as medical devices by the FDA, and our failure, or the failure of any third-party manufacturers, to obtain and maintain the necessary marketing authorizations for our products could have a material adverse effect on our business.
Our products, including contact lenses, eyeglasses, sunglasses, and our Virtual Vision Test mobile application, among others, are regulated as medical devices by the FDA. In the United States, before a manufacturer can market a new medical device, or a new use of, or other significant modification to an existing, marketed medical device, the device must first receive either clearance under Section 510(k) of the FDCA, approval of a premarket approval application, or PMA, or grant of a de novo classification request from the FDA, unless an exemption applies. For example, the FDA has required manufacturers of certain disposable and daily-wear contact lenses to obtain 510(k) clearances prior to marketing these products, while requiring manufacturers of certain extended-wear contact lenses to obtain approval of a PMA.
In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing, and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices. In the de novo classification process, a manufacturer whose novel device under the FDCA would otherwise be automatically classified as Class III and require the submission and approval of a PMA prior to marketing is able to request down-classification of the device to Class I or Class II on the basis that the device presents a low or moderate risk. If the FDA grants the de novo classification request, the applicant will receive authorization to market the device. This device type may be used subsequently as a predicate device for future 510(k) submissions. The PMA approval, 510(k) clearance and de novo classification processes can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months, but can take longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or even longer, from the time the application is submitted to the FDA. In addition, a PMA generally requires the performance of one or more clinical trials. Clinical data may also be required in connection with an application for 510(k) clearance or a de novo request. Despite the time, effort, and cost, a device may not obtain marketing authorization by the FDA.
The FDA can delay, limit, or deny marketing authorization of a device for many reasons, including: inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that products are substantially equivalent to a predicate device or are safe and effective for their intended uses, serious and unexpected adverse device effects experienced by users, insufficient clinical or other data needed to support marketing authorization, inability to demonstrate that the clinical and other benefits of the device outweigh the risks, failure of the manufacturing process or facilities to meet applicable requirements, and changes in regulatory policies and procedures.
In the United States, any modification to a product that receives FDA marketing authorization may require the manufacturer to submit a new 510(k) premarket notification and obtain clearance or to submit a PMA and obtain FDA approval prior to implementing the change. For example, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, generally requires a new 510(k) clearance or other marketing authorization. The FDA requires every manufacturer to make such determinations in the first instance, but the FDA may review any manufacturer’s decision. The FDA may not agree with a manufacturer’s decisions regarding whether new clearances or approvals are necessary. If we obtain any marketing authorizations from the FDA, we may make modifications or add additional features in the future that we believe do not require a new 510(k) clearance or other marketing authorization. If the FDA disagrees with our determination and requires us to seek new marketing authorizations for the modifications for which we have concluded that new marketing authorizations are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain such marketing authorization, and we may be subject to significant regulatory fines or penalties.
To date, we have not obtained authorization from the FDA to market any product in the United States, and we generally intend to rely on our third-party vendors and contract manufacturers, including Menicon, which produces our private label Scout by Warby Parker contact lenses, to have obtained and maintained the necessary marketing authorizations from the FDA for the products we sell. Our failure, or failure by such third parties, to obtain the proper FDA marketing authorizations for our products could lead to FDA enforcement actions, such as market withdrawals, product recalls or civil or criminal penalties that could have a material adverse effect on our business.
Our products must be manufactured and distributed in accordance with applicable laws and regulations, and we or our third-party manufacturers could be forced to recall our products or terminate production if we or they fail to comply with these regulations.
In the United States, the methods used in, and the facilities used for, the manufacture of medical devices must comply with the FDA’s current Good Manufacturing Practices for medical devices, known as the Quality System Regulation, or QSR, which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing, and shipping of medical devices. Furthermore, manufacturers of medical devices are required to verify that their suppliers maintain facilities, procedures, and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing. Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, we engage in certain relabeling and repackaging activities with respect to our frames and sunglasses products, and these activities require us to comply with the FDA’s Unique Device Identification System Final Rule, or UDI Final Rule. Among other things, the UDI final rule obligates device labelers to include unique device identifiers, or UDIs, on certain medical device labels and packages, and to submit certain data pertaining to device labeling to the FDA’s Global Unique Device Identification Database, unless an exception applies. The UDI Final Rule’s requirements were intended to be phased in over a seven-year period, according to established compliance for certain types of classified devices. The established deadline for labelers of certain Class I and unfinished medical devices to comply with the UDI requirements was originally set for September 24, 2020. However, on July 1, 2020, the FDA published revised final guidance stating that the FDA does not intend to enforce the UDI Final Rule’s requirements with respect to these products before September 24, 2022.
Failure to comply with applicable FDA requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for medical devices; refusal to permit the import or export of our products; and criminal prosecution of us, our suppliers, or our employees. Any of these actions could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.
In addition, the FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. Manufacturers may also choose to voluntarily recall a product if any material deficiency is found. A government mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future. Depending on the corrective action the manufacturer takes to redress a product’s deficiencies or defects, the FDA may require the manufacturer to obtain new marketing authorizations prior to resuming marketing or distribution of the corrected device. Seeking such clearances or approvals may delay the ability to replace the recalled devices in a timely manner. Moreover, if we or our third-party manufacturers do not adequately address problems associated with our products, we may face additional regulatory enforcement action.
Moreover, in the United States and some foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system, including cost-containment measures intended to reduce healthcare costs and improve the quality of healthcare. For example, in the U.S., the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, ACA, substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. medical device industry. Since its enactment, there have been judicial, executive, and congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. In addition, the Budget Control Act of 2011, as amended by subsequent legislation, further reduces Medicare payments to providers by two percent through fiscal year 2030, with the exception of a temporary suspension May 1, 2020 through December 31, 2021. Furthermore, new legislation could be adopted in the future that further limits payments for our products from governmental payors. It is possible that additional governmental action will be taken to address the COVID-19 pandemic.
Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We or our third-party manufacturers may initiate voluntary withdrawals or corrections for our products that we or our third-party manufacturers determine do not require notification of the FDA. If the FDA disagrees with such determinations, it could require the relevant manufacturer to report those actions as recalls and levy enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.
Legislative or regulatory reforms may make it more difficult and costly for us or third-party manufacturers to obtain marketing authorizations for, or to manufacture, market, or distribute our products.
From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, the FDA may change its policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay marketing authorization of our products or impact our ability to modify any products for which we or our third-party manufacturers have already obtained marketing authorizations on a timely basis. Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced steps that the FDA intended to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. These proposals have not yet been finalized or adopted, although the FDA may work with Congress to implement such proposals through legislation. Accordingly, it is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain 510(k) clearances in the future, increase the costs of compliance, or restrict our ability to maintain any marketing authorizations that we may obtain, or otherwise create competition that may negatively affect our business.

More recently, in September 2019, the FDA issued revised final guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA maintains a list device types appropriate for the “safety and performance based” pathway and continues to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as recommended testing methods, where feasible. For example, in March 2020, the FDA issued a draft guidance describing the testing performance criteria that could support a substantial equivalence determination with respect to certain soft (hydrophilic) daily-wear contact lenses, including the contract manufactured lenses we currently resell under our Scout by Warby Parker label. If the draft guidance is finalized, manufacturers of such contact lenses would have the option to submit a 510(k) under the safety and performance-based pathway, rather than submitting a traditional 510(k) premarket notification.
In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations, or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any product candidates or make it more difficult to obtain marketing authorizations for, manufacture, market, or distribute any product candidate we are developing. For example, in April 2020, the FDA published a guidance document entitled “Enforcement Policy for Remote Ophthalmic Assessment and Monitoring Devices During the Coronavirus Disease 2019 (COVID-19) Public Health Emergency,” which among other things, stated FDA’s intention to temporarily exercise enforcement discretion with respect to certain types modifications made to specified ophthalmic assessment and monitoring device types.
We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability
Changes in funding for, or disruptions caused by global health concerns impacting, the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new medical device products from being developed, authorized, or commercialized in a timely manner, which could negatively impact our business.
The ability of the FDA to review and authorize the sale of new products can be affected by a variety of factors, including government budget and funding levels; its ability to hire and retain key personnel and accept the payment of user fees; statutory, regulatory, and policy changes; and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new devices to be reviewed and/or authorized for marketing by necessary government agencies. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone inspections of foreign manufacturing facilities and products, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Other regulatory authorities may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting business as usual or conducting inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process regulatory submissions, which could have a material adverse effect on our business.

Failure to comply with laws, regulations, and enforcement activities or changes in statutory, regulatory, accounting, and other legal requirements could potentially impact our operating and financial results.
In addition to the vision care and healthcare laws and regulations discussed above, we are subject to numerous federal, state, local, and foreign laws and governmental regulations including those relating to environmental protection, personal injury, intellectual property, consumer product safety, building, land use and zoning requirements, workplace regulations, wage and hour, privacy and information security, consumer protection laws, immigration, and employment law matters. If we fail to comply with existing or future laws or regulations, or if these laws or regulations are violated by importers, manufacturers or distributors, we may be subject to governmental or judicial fines or sanctions, as well as monetary judgment, injunctions, and loss of intellectual property rights in civil litigation, while incurring substantial legal fees and costs. In addition, our capital expenditures could increase due to remediation measures that may be required if we are found to be noncompliant with any existing or future laws or regulations.
Further, the Federal Trade Commission, or FTC, has authority to investigate and prosecute practices that constitute “unfair trade practices,” “deceptive trade practices,” or “unfair methods of competition.” State attorneys general typically have comparable authority, and many states also permit private plaintiffs to bring actions on the basis of these laws. Federal and state consumer protection laws and regulations may apply to our operations and retail offers.
Our transactions with our suppliers and vendors operating in foreign jurisdictions, including China, Italy, Vietnam, and Japan and our quality assurance presence in China may subject us to the U.S. Foreign Corrupt Practices Act, or FCPA, and trade sanction laws, and similar anti-corruption, anti-bribery, and international trade laws, any violation of which could create substantial liability for us and also harm our reputation. Our optical laboratories in the United States subject us to various federal, state, and local laws, regulations and other requirements pertaining to protection of the environment, public health and associate safety, including regulations governing the management of hazardous substances and the maintenance of safe working conditions, such as the Occupational Safety and Health Act of 1970, as amended. These laws also apply generally to all our properties. Our failure to comply with these laws can subject us to criminal and civil liabilities. In connection with our philanthropic endeavors, we must also comply with additional federal, state, and local tax and other laws and regulations.
Additionally, because we accept debit and credit cards for payment, we are subject to the Payment Card Industry, or PCI, Standard issued by the Payment Card Industry Security Standards Council, with respect to payment card information. The PCI Standard contains compliance guidelines with regard to our security surrounding the physical and electronic storage, processing and transmission of cardholder data. Compliance with the PCI Standard and implementing related procedures, technology and information security measures requires significant resources and ongoing attention. Our PCI compliance is largely handled by our third-party payment processor since most of our customer payment information is not stored in our systems. However, we are subject to the risk of changes to or disruption in this provider’s service. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology such as those necessary to achieve compliance with the PCI Standard or with maintenance or adequate support of existing systems could also disrupt or reduce the efficiency of our operations. Any material interruptions or failures in our payment-related systems could have a material adverse effect on our business, financial condition, and results of operations. If there are amendments to the PCI Standard, the cost of re-compliance could also be substantial and we may suffer loss of critical data and interruptions or delays in our operations as a result.
Our use of third-party open-source software could adversely affect our ability to offer our products and offerings and subjects us to possible litigation.
We use third-party open-source software in connection with the development and deployment of our software applications. From time to time, companies that use third-party open-source software have faced claims challenging the use of such open-source software and their compliance with the terms of the applicable open-source license. We may be subject to suits by parties claiming ownership of what we believe to be open-source software or claiming non-compliance with the applicable open-source licensing terms. Some open-source licenses require end-users who distribute or make available across a network software and services that include open-source software to make available all or part of such software, which in some circumstances could include valuable proprietary code. While we employ practices designed to monitor our compliance with the licenses of open-source software and try to ensure that we do not use any of the open-source software in a manner that would require us to disclose our proprietary source code, we cannot guarantee that we will be successful. We cannot guarantee that all open-source software is reviewed prior to use in our platform, or that our developers have not incorporated (and will not in the future incorporate)open-source software into our products without our knowledge. Furthermore, there are an increasing number of open-source software license types, almost none of which have been tested in a court of law, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. As a result, there is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our products and services. If we were to receive a claim of non-compliance with the terms of any of our open-source licenses, we may be required to publicly release certain portions of our proprietary source code or expend substantial time and resources to re-engineer some or all of our software.
In addition, the use of third-party open-source software typically carries greater technical and legal risks than the use of third-party commercial software because open-source licensors generally do not provide support, warranties, or controls on the functionality or origin of the software. To the extent that our platform depends upon the successful operation of open-source software, any undetected errors or defects could prevent the deployment or impair the functionality of our systems and injure our reputation. Use of open-source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to compromise our platform. Any of the foregoing could be harmful to our business, financial condition, or results of operations, and could help our competitors develop offerings that are similar to or better than ours.
Our business could be adversely impacted by changes in the internet and mobile device accessibility of users. Companies and governmental agencies may restrict access to our products and services, our mobile applications, website, application stores, or the internet generally, which could negatively impact our operations.
Our business depends on customers accessing our products and services via a mobile device or a personal computer, and the internet. We may operate in jurisdictions that provide limited internet connectivity. Internet access and access to a mobile device or personal computer are frequently provided by companies with significant market power that could take actions that degrade, disrupt, or increase the cost of consumers’ ability to access our products and services. In addition, the internet infrastructure that we and our customers rely on in any particular geographic area may be unable to support the demands placed upon it and could interfere with the speed and availability of our products and services. Any such failure in internet or mobile device or computer accessibility, even for a short period of time, could adversely affect our results of operations.
Governmental agencies in any of the countries in which we or our customers are located could block access to or require a license for our mobile applications, website, or the internet generally for a number of reasons, including security, confidentiality, or regulatory concerns. In addition, companies may adopt policies that prohibit their employees from using our products and services. If companies or governmental entities block, limit, or otherwise restrict customers from accessing our products and services, our business could be negatively impacted, the number of customers could decline or grow more slowly, and our results of operations could be adversely affected.
We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition, and results of operations.
We are subject to the FCPA, U.S. domestic bribery laws, and other anti-corruption and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. If we expand our international sales and business, we may engage with business partners and third-party intermediaries to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.
We cannot assure you that all of our third-party intermediaries, employees, representatives, contractors, partners, and agents will not take actions in violation of anti-corruption laws, for which we may be ultimately held responsible. As we expand our international business, our risks under these laws may increase.
Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition, and results of operations could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.
We could incur significant liabilities related to, and significant costs in complying with, environmental, health, and safety laws and regulations.
Our operations are subject to various national, state, and local environmental, health, and safety laws and regulations that govern, among other things, the health and safety of our employees and the end-users of our products and the materials used in, and the recycling of, our products and their packaging. Non-compliance with, or liability related to, these laws and regulations, which tend to become more stringent over time, could result in substantial fines or penalties, injunctive relief, civil, or criminal sanctions, and could expose us to costs of investigation or remediation, as well as tort claims for property damage or personal injury.
In addition, a number of governmental authorities, both in the United States and abroad, have considered, and are expected to consider, legislation aimed at reducing the amount of plastic non-recyclable waste. Programs have included banning certain types of products, mandating certain rates of recycling and/or the use of recycled materials, imposing deposits or taxes on single-use plastic bags, paper bags, reusable bags, and packaging materials. Such legislation, as well as voluntary initiatives, aimed at reducing the level of plastic wastes could result in increased cost of packaging for our products or otherwise require us to alter our current packaging and bagging practices. Additional regulatory efforts addressing other environmental or safety concerns in the future could similarly impact our business, financial condition, and results of operations.
From time to time, we may be subject to legal proceedings, regulatory disputes, and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention, and materially harm our business, financial condition, and operating results.
From time to time, we may be subject to claims, lawsuits, government investigations, and other proceedings involving products liability, competition and antitrust, intellectual property, privacy, false advertising, consumer protection, securities, tax, labor and employment, commercial disputes, and other matters that could adversely affect our business operations and financial condition. As we have grown, we have seen a rise in the number and significance of these disputes and inquiries. Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our products or services, all of which could negatively affect our revenue growth. The results of litigation, investigations, claims, and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, financial condition, and results of operations.

Risks Related to Our Dependence on Third Parties
We face risks associated with suppliers from whom our products are sourced and are dependent on a limited number of suppliers.
We purchase all of the inputs for our products, including glass frames, cellulose acetate, prescription lenses, sun lenses, demo lenses, hinge and core kits and branded logos, packaging materials and other components, parts, and raw materials, directly or indirectly from domestic and international suppliers. For our business to be successful, our suppliers must be willing and able to provide us with inputs in substantial quantities, in compliance with regulatory requirements, at acceptable costs and on a timely basis. Our ability to obtain a sufficient selection or volume of inputs on a timely basis at competitive prices could suffer as a result of any deterioration or change in our supplier relationships or events that adversely affect our suppliers.
We typically do not enter into long-term contracts with our suppliers and, as such, we operate without significant contractual assurances of continued supply, pricing or access to inputs. Any of our suppliers could discontinue supplying us with desired inputs in sufficient quantities or offer us less favorable terms on future transactions for a variety of reasons. The benefits we currently experience from our suppliers relationships could be adversely affected if our suppliers:
•discontinue selling inputs to us;
•enter into arrangements with competitors that could impair our ability to source their products, including by giving our competitors exclusivity arrangements or limiting our access to certain inputs;
•raise the prices they charge us;
•change pricing terms to require us to pay on delivery or upfront, including as a result of changes in the credit relationships some of our suppliers have with their various lending institutions; or
•lengthen their lead times.
Events that adversely impact our suppliers could impair our ability to obtain adequate and timely supplies. Such events include, among others, difficulties or problems associated with our suppliers’ business, the financial instability and labor problems of suppliers, inputs quality and safety issues, natural or man-made disasters, inclement weather conditions, war, acts of terrorism and other political instability, economic conditions, shipment issues, the availability of their raw materials, and increased production costs. Our suppliers may be forced to reduce their production, shut down their operations or file for bankruptcy. The occurrence of one or more of these events could impact our ability to get products to our customers, result in disruptions to our operations, increase our costs and decrease our profitability.
We also source inputs directly from suppliers outside of the United States, including China, Italy, Vietnam, and Japan. Global sourcing and foreign trade involve numerous factors and uncertainties beyond our control including increased shipping costs, the imposition of additional import or trade restrictions, including legal or economic restrictions on overseas suppliers’ ability to produce and deliver inputs, increased custom duties and tariffs, unforeseen delays in customs clearance of goods, more restrictive quotas, loss of a most favored nation trading status, currency exchange rates, transportation delays, port of entry issues and foreign government regulations, political instability, and economic uncertainties in the countries from which we or our suppliers source our products. For example, our inputs sourcing could be impacted by current and future travel restrictions and/or the shut-down of certain businesses globally due to the COVID-19 pandemic. Our sourcing operations may also be hurt by health concerns regarding infectious diseases in countries in which our inputs are produced. Moreover, negative press or reports about internationally sourced inputs may sway public opinion, and thus customer confidence, away from the products sold in our stores. These and other issues affecting our international suppliers or internationally sourced inputs could have a material adverse effect on our business, financial condition, and results of operations.
Material changes in the pricing practices of our suppliers could negatively impact our profitability. Our suppliers may also increase their pricing if their raw materials become more expensive. The inputs used to manufacture our products are subject to availability constraints and price volatility. Our suppliers may pass the increase in sourcing costs to us through price increases, thereby impacting our margins.

In addition, some of our suppliers may not have the capacity to supply us with sufficient inputs to keep pace with our growth plans, especially if we plan to manufacture significantly greater amounts of inventory. In such cases, our ability to pursue our growth strategy will depend in part upon our ability to expand capacity with existing suppliers or develop new supplier relationships. One of our lens suppliers as well as a third-party optical laboratory we utilize are owned by a vertically integrated company with retail divisions that compete with us and, as such, we are exposed to the risk that these suppliers may not be willing, or may become unwilling, to sell their products or services to us on acceptable terms, or at all.
We rely on a limited number of suppliers to supply the majority of the inputs to our products and are thus exposed to concentration of supplier risk. For both the years ended December 31, 2019 and 2020, approximately 23% of cost of goods sold were from our top five suppliers. If we were to lose any significant supplier, we may be unable to establish additional or replacement sources for our products that meet our quality controls and standards in a timely manner or on commercially reasonable terms, if at all. Further, as a few major vendors dominate the contact lenses market, the risks associated with finding alternative sources to the contact lenses we source from them may be exacerbated.
We rely on a limited number of contract manufacturers and logistics partners for our products. A loss of any of these partners could negatively affect our business.
We rely on a limited number of third-party suppliers and contract manufacturers for the components that go into the manufacturing of our products. In particular, over half of the cellulose acetate used to produce our frames is provided by a single supplier. We also assemble and fulfill glasses at our optical laboratories as well as at a limited number of third-party optical laboratories. Further, we rely on a single logistics partner to fulfill orders for our Home Try-On program and a limited number of other logistics partners to transport and deliver our products. Our reliance on a limited number of contract manufacturers and logistics partners for our products increases our risks of being unable to deliver our products in a timely and cost-effective manner. In the event of interruption from any of our contract manufacturers or our own fulfillment capabilities, we may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Our business could be adversely affected if one or more of our manufacturers is impacted by a natural disaster, an epidemic such as the current COVID-19 outbreak, or other interruption at a particular location. In particular, the current COVID-19 outbreak has caused, and will likely continue to cause, interruptions in the development, manufacturing (including the sourcing of key components), and shipment of our products, which could adversely impact our revenue, gross margins, and operating results. Such interruptions may be due to, among other things, temporary closures of our facilities or those of our contract manufacturers, and other vendors in our supply chain; restrictions on travel or the import/export of goods and services from certain ports that we use; and local quarantines.
If we experience a significant increase in demand for our products that cannot be satisfied adequately through our existing manufacturing channels, or if we need to replace an existing manufacturer, we may be unable to supplement or replace them on terms that are acceptable to us, which may undermine our ability to deliver our products in a timely manner. For example, if we require additional manufacturing support, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build our products to our specifications in sufficient volume. Identifying suitable manufacturers and logistics partners is an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any of our contract manufacturers or logistics partners could have an adverse effect on our business, financial condition, and operating results.
We rely on third parties for elements of the payment processing infrastructure underlying our business. If these third-party elements become unavailable or unavailable on favorable terms, our business could be adversely affected.
The convenient payment mechanisms provided by our business are key factors contributing to the development of our business. We rely on third parties, including Stripe, Affirm, Inc., and Moneris Solutions (in Canada), for elements of our payment processing infrastructure to accept payments from customers and Coupa, in connection with our banking partners, to remit payments to suppliers. These third parties may refuse to renew our agreements with them on commercially reasonable terms or at all. If these companies become unwilling or unable to provide these services to us on acceptable terms or at all, our business may be disrupted. For certain payment methods, including credit and debit cards and Apple Pay®, we generally pay interchange fees and other processing and gateway fees, and such fees result in significant costs. In addition, online payment providers are under continued pressure to pay increased fees to banks to process funds, and there is no assurance that such online payment providers will not pass any increased costs on to us. If these fees increase over time, our operating costs will increase, which could adversely affect our business, financial condition, and results of operations.
Future failures of the payment processing infrastructure underlying our business could cause customers to lose trust in our payment operations and could cause them to instead turn to our competitors’ products and services. If the quality or convenience of our payment processing infrastructure declines as a result of these limitations or for any other reason, the attractiveness of our business to customers could be adversely affected. If we are forced to migrate to other third-party payment service providers for any reason, the transition would require significant time and management resources, and may not be as effective, efficient, or well-received by our customers.
Our business relies on Amazon Web Services, and any disruption of, or interference with, our use of Amazon Web Services could adversely affect our business, financial condition, or results of operations.
Amazon Web Services, or AWS, is a third-party provider of cloud infrastructure services. We outsource substantially all of our core architecture to AWS. AWS provides the cloud computing infrastructure we use to host our website and mobile applications, serve our customers and support our operations and many of the internal tools we use to operate our business. Our website, mobile applications and internal tools use computing, storage, data transfer, and other functions and services provided by AWS. We do not have control over the operations of the facilities of AWS that we use. AWS’ facilities may be vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cybersecurity attacks, terrorist attacks, power losses, telecommunications failures, and other events beyond our control. In the event that AWS’ or any other third-party provider’s systems or service abilities are hindered by any of the events discussed above, particularly in a region where our website is mainly hosted, our ability to operate our business may be impaired. A decision to close the facilities without adequate notice or other unanticipated problems or disruptions could result in lengthy interruptions to our business. All of the aforementioned risks may be exacerbated if our business continuity and disaster recovery plans prove to be inadequate.
Additionally, data stored with AWS may experience threats or attacks from computer malware, ransomware, viruses, social engineering (including phishing attacks), denial of service or other attacks, employee theft or misuse, and general hacking. Any of these security incidents could result in unauthorized access to, damage to, disablement or encryption of, use or misuse of, disclosure of, modification of, destruction of, or loss of our data or our customers’ data or disrupt our ability to provide our products and services, including due to any failure by us to properly configure our AWS environment. Our business’ continuing and uninterrupted performance is critical to our success. Customers may become dissatisfied by any system failure that interrupts our ability to provide our products and services to them. We may not be able to easily switch our AWS operations to another cloud or other data center provider if there are disruptions or interference with our use of AWS, and, even if we do switch our operations, other cloud and data center providers are subject to the same risks. Sustained or repeated system failures would reduce the attractiveness of our products and services, thereby reducing net revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact our business.
Our customer agreement with AWS remains in effect until (i) terminated for convenience, which we may do for any reason by providing AWS notice and closing our account and which AWS may do for any reason by providing us at least 30 days’ notice or (ii) terminated for cause, which either party may do if the other party has an uncured material breach and which AWS may do immediately upon notice. AWS does not have an obligation to renew its agreements with us on terms acceptable to us. Although alternative data center providers could host our business on a substantially similar basis to AWS, transitioning the cloud infrastructure currently hosted by AWS to alternative providers could potentially be disruptive, and we could incur significant one-time costs. If we are unable to renew our agreement with AWS on commercially acceptable terms, our agreement with AWS is prematurely terminated, or we add additional infrastructure providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new data center providers. If AWS or other infrastructure providers increase the costs of their services, our business, financial condition, or results of operations could be materially and adversely affected.
We depend on search engines, social media platforms, digital application stores, content-based online advertising, and other online sources to attract consumers to and promote our website and our mobile applications, which may be affected by third-party interference beyond our control and as we grow our Customer Acquisition Costs may continue to rise.
Our success depends on our ability to attract consumers to our website, mobile applications, and select application partners and convert them into customers in a cost-effective manner. We depend, in large part, on search engines, social media platforms, digital application stores, content-based online advertising, and other online sources for traffic to our website, mobile applications, and select application partners.
With respect to search engines, we are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement, and free search listings, which depend on algorithms used by search engines. For paid search listings, if one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumers and traffic to our website could decrease, any of which could have a material adverse effect on our business, financial condition, and results of operations. Further, our competitors bid on terms like “Warby Parker” as paid keywords, and consumers searching for us could instead by directed to a third-party’s website, which could lead to reduced traffic to our website, which may have a material adverse effect on our business, financial condition, and results of operations. For free search listings, if search engines on which we rely for algorithmic listings modify their algorithms, our websites may appear less prominently or not at all in search results, which could result in reduced traffic to our websites.
Our ability to maintain and increase the number of consumers directed to our products from digital platforms is not entirely within our control. Search engines, social media platforms, and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for traffic to our website and our mobile app were to modify its general methodology for how it displays our advertisements or keyword search results, resulting in fewer consumers clicking through to our website and our mobile applications, our business and operating results are likely to suffer. For example, Apple recently moved to “opt-in” privacy models, requiring consumers to expressly consent to receiving targeted ads, which may reduce the value of inventory on its iOS mobile application platform. In addition, if our online display advertisements are no longer effective or are not able to reach certain consumers due to consumers’ use of ad-blocking software, our business and operating results could suffer. Furthermore, changes in consumer acceptance or usage of our online sources for traffic could adversely impact the effectiveness of our advertising.
Additionally, changes in regulations could limit the ability of search engines and social media platforms, including, but not limited to, Google and Facebook, to collect data from users and engage in targeted advertising, making them less effective in disseminating our advertisements to our target customers. For example, the proposed Designing Accounting Safeguards to Help Broaden Oversight and Regulations on Data (DASHBOARD) Act would mandate annual disclosure to the SEC of the type and “aggregate value” of user data used by harvesting companies, such as, but not limited to, Facebook, Google and Amazon, including how net revenue is generated by user data and what measures are taken to protect the data. If the costs of advertising on search engines and social media platforms increase, we may incur additional marketing expenses or be required to allocate a larger portion of our marketing spend to other channels and our business and operating results could be adversely affected.
The marketing of our products depends on our ability to cultivate and maintain cost-effective and otherwise satisfactory relationships with digital application stores, in particular, those operated by Apple. As we grow, we may struggle to maintain cost-effective marketing strategies, and our Customer Acquisition Costs could rise substantially, particularly if our customer mix skews towards fewer repeat purchases by existing customers and more new customers that require higher costs to acquire. Furthermore, because many of our customers access our products through our mobile applications, we depend on the Apple App Store to distribute our mobile applications. Apple has broad discretion to change their respective terms and conditions applicable to the distribution of our mobile applications, including those relating to the amount of (and requirement to pay) certain fees associated with purchases facilitated by Apple through our mobile applications, to interpret their respective terms and conditions in ways that may limit, eliminate or otherwise interfere with our ability to distribute mobile app through their stores, the features we provide and the manner in which we market in-application products. We cannot assure you that Apple will not limit, eliminate or otherwise interfere with the distribution of our mobile applications, the features we provide and the manner in which we market our mobile applications. To the extent it does so, our business, financial condition, and results of operations could be adversely affected.
We rely primarily on third-party insurance policies to insure our operations-related risks. If our insurance coverage is insufficient for the needs of our business or our insurance providers are unable to meet their obligations, we may not be able to mitigate the risks facing our business, which could adversely affect our business, financial condition, and results of operations.
We procure third-party insurance policies to cover various operations-related risks including employment practices liability, workers’ compensation, property and business interruptions, cybersecurity and data breaches, crime, directors’ and officers’ liability, and general business liabilities. We rely on a limited number of insurance providers, and should such providers discontinue or increase the cost of coverage, we cannot guarantee that we would be able to secure replacement coverage on reasonable terms or at all. If our insurance carriers change the terms of our policies in a manner not favorable to us, our insurance costs could increase. Further, if the insurance coverage we maintain is not adequate to cover losses that occur, or if we are required to purchase additional insurance for other aspects of our business, we could be liable for significant additional costs. Additionally, if any of our insurance providers becomes insolvent, it would be unable to pay any operations-related claims that we make.
If the amount of one or more operations-related claims were to exceed our applicable aggregate coverage limits, we would bear the excess, in addition to amounts already incurred in connection with deductibles, self-insured retentions, co-insurance, or otherwise paid by our insurance policy. Insurance providers have raised premiums and deductibles for many businesses and may do so in the future. As a result, our insurance and claims expense could increase, or we may decide to raise our deductibles or self-insured retentions when our policies are renewed or replaced. Our business, financial condition, and results of operations could be adversely affected if the cost per claim, premiums, the severity of claims, or the number of claims significantly exceeds our historical experience and coverage limits; we experience a claim in excess of our coverage limits; our insurance providers fail to pay on our insurance claims; we experience a claim for which coverage is not provided; or the number of claims under our deductibles or self-insured retentions differs from historical averages.
Risks Related to Taxation Matters
Our ability to utilize our net operating loss carryforwards and certain other tax attributes to offset taxable income or taxes may be limited.
As of December 31, 2020, we had a federal net operating loss carryforward of $105.8 million, which will begin to expire in 2031. Furthermore, we had state net operating loss carryforwards of $76.7 million, which will begin to expire in 2031. However $14.5 million of the federal net operating loss is available for indefinite use. Portions of these net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under the legislation enacted in 2017, commonly referred to as the Tax Cuts and Jobs Act, or Tax Act, as modified by the Coronavirus Aid, Relief, and Economic Security, or CARES Act, U.S. federal net operating losses incurred in taxable years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal net operating losses in taxable years beginning after December 31, 2020, is limited. It is uncertain how various states will respond to the Tax Act and the CARES Act. For state income tax purposes, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. For example, California recently imposed limits on the usability of California state net operating losses to offset taxable income in tax years beginning on or after January 1, 2020 and before January 1, 2023.
In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” (very generally defined as a greater than 50% change, by value, in the corporation’s equity ownership by certain shareholders or groups of shareholders over a rolling three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. We completed a Section 382 analysis in February of 2021. We experienced an ownership change in August 2012 and $9.4 million of NOLs were subject to the limitation. However, all of those NOLs were available by the year ended

December 31, 2017. We may experience additional ownership changes in the future as a result of subsequent shifts in our stock ownership, including upon completion of this offering, some of which may be outside of our control. If we undergo another ownership change, we may incur additional limitations on our ability to utilize our NOLs existing at the time of the ownership change. Future regulatory changes could also limit our ability to utilize our NOLs. To the extent we are not able to offset future taxable income with our NOLs, our cash flows may be adversely affected. We have recorded a full valuation allowance against our U.S. deferred tax assets, which includes net operating loss carryforwards.
Changes in our effective tax rate or liability may have an adverse effect on our results of operations.
We are subject to income taxes in the United States and Canada. Our effective tax rate could be adversely affected due to several factors, including:
•changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;
•changes in the United States or foreign tax laws, tax treaties, and regulations or the interpretation of them;
•changes to our assessment about our ability to realize our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which we do business;
•the outcome of current and future tax audits, examinations, or administrative appeals; and
•limitations or adverse findings regarding our ability to do business in some jurisdictions.
As and if we expand the scale of our international business activities, any changes in the United States or foreign taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition, and results of operations.
In particular, new income or other tax laws or regulations could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws and regulations could be interpreted, modified, or applied adversely to us. For example, the Tax Act enacted many significant changes to the U.S. tax laws. Future guidance from the IRS and other tax authorities with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. In addition, the recent presidential and congressional elections in the United States could result in significant changes in, and uncertainty with respect to, tax legislation, regulation and government policy directly affecting our business or indirectly affecting us because of impacts on our customers and suppliers. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business. To the extent that such changes have a negative impact on us, our suppliers or our customers, including as a result of related uncertainty, these changes may materially and adversely impact our business, financial condition, results of operations, and cash flows.
Changes in tax treatment of companies engaged in e-commerce may adversely affect the commercial use of our sites and our financial results.
Due to the global nature of the Internet, it is possible that various states or foreign countries might attempt to impose additional or new regulation on our business or levy additional or new sales, income, or other taxes relating to our activities. Tax authorities at the international, federal, state, and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce and digital services. New or revised international, federal, state, or local tax regulations or court decisions may subject us or our customers to additional sales, income and other taxes. For example, on June 21, 2018, the U.S. Supreme Court rendered a 5-4 majority decision in South Dakota v. Wayfair Inc., 17-494 where the Court held, among other things, that a state may require an out-of-state seller with no physical presence in the state to collect and remit sales taxes on goods the seller ships to consumers in the state, overturning existing court precedent. Other new or revised taxes and, in particular, digital taxes, sales taxes, VAT, and similar taxes could increase the cost of doing business online and decrease the attractiveness of selling products over the Internet. New taxes and rulings could also create significant increases in internal costs necessary to capture data and collect and remit taxes. Any of these events could have a material adverse effect on our business, financial condition, and operating results.

Risks Related to Our Existence as Public Benefit Corporation
Our status as a public benefit corporation may not result in the benefits that we anticipate.
We have elected to be classified as a public benefit corporation under Delaware law. As a public benefit corporation, we are required to balance the financial interests of our stockholders, the best interests of those materially affected by our conduct, and the specific public benefits set forth in our current certificate of incorporation. In addition, there is no assurance that the expected positive impact from being a public benefit corporation will be realized. Accordingly, being a public benefit corporation and complying with our related obligations could negatively impact our ability to provide the highest possible return to our stockholders.
As a public benefit corporation, we are required to disclose to stockholders a statement at least biennially as to our promotion of the public benefit identified in our current certificate of incorporation and of the best interests of those materially affected by our conduct and such statement shall include, among other things, our assessment of our success in achieving our specific public benefit purpose. If we are not timely or are unable to provide this statement, or if the report is not viewed favorably by parties doing business with us or regulators or others reviewing our credentials, or we fail to make progress towards our specific public benefit purpose, our reputation and status as a public benefit corporation may be harmed.
As a public benefit corporation, our duty to balance a variety of interests may result in actions that do not maximize stockholder value.
As a public benefit corporation, our board of directors has a duty to balance (i) the pecuniary interest of our stockholders, (ii) the best interests of those materially affected by our conduct, and (iii) specific public benefits identified in our charter documents. While we believe our public benefit designation and obligation will benefit our stockholders, in balancing these interests, our board of directors may take actions that do not maximize stockholder value. Any benefits to stockholders resulting from our public benefit purposes may not materialize within the timeframe we expect or at all and may have negative effects. For example:
•we may choose to revise or implement policies in ways that we believe will be beneficial to our stakeholders, including suppliers, employees, and local communities, even though the changes may be costly;
•we may be influenced to pursue programs and services to demonstrate our commitment to the communities to which we serve even though there is no immediate return to our stockholders; and
•in responding to a possible proposal to acquire the company, our board of directors may be influenced by the interests of our stakeholders, including suppliers, employees, and local communities, whose interests may be different from the interests of our stockholders.
Our directors have a fiduciary duty to consider not only our stockholders’ pecuniary interests, but also our specific public benefit and the best interests of stakeholders materially affected by our actions. If a conflict between such interests arises, there is no guarantee such a conflict would be resolved in favor of our stockholders.
While directors of traditional corporations are required to make decisions they believe to be in the best interests of their stockholders, directors of a public benefit corporation have a fiduciary duty to consider not only the stockholders’ pecuniary interests, but also the company’s specific public benefit and the best interests of stakeholders materially affected by the company’s actions. Under Delaware law, directors are shielded from liability for breach of these obligations if they make informed and disinterested decisions that are not such that no person of ordinary, sound judgment would approve. Thus, unlike traditional corporations which must focus exclusively on stockholder value, our directors are not merely permitted, but obligated, to consider our specific public benefit and the interests of other stakeholders. See “Description of Capital Stock—Public Benefit Corporation Status.” In the event of a conflict between the interests of our stockholders and the interests of our specific public benefit or our other stakeholders, our directors must only make informed and disinterested decisions that are not such that no person of ordinary, sound judgment would approve; thus, there is no guarantee such a conflict would be resolved in favor of our stockholders, which could have a material adverse effect on our business, financial condition, and results of operations, which in turn could cause our stock price to decline.

As a public benefit corporation, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on our financial condition and results of operations.
Stockholders of a Delaware public benefit corporation (if they, individually or collectively, own at least 2% of its outstanding capital stock or, upon the completion of our listing, the lesser of such percentage or shares of at least $2 million in market value) are entitled to file a derivative lawsuit claiming that its directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, we may be subject to the possibility of increased derivative litigation, which would require the attention of management and, as a result, may adversely impact management’s ability to effectively execute our strategy. Any such derivative litigation may be costly and have an adverse impact on our business operations, financial conditions, and results of operations.
Risks Related to Ownership of Our Class A Common Stock
Our listing differs significantly from an underwritten initial public offering.
This is not an underwritten initial public offering of our Class A common stock. This listing of our Class A common stock on the NYSE differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
•There is no firm commitment underwriting. Consequently, prior to the opening of trading on the NYSE, there will be no book building process and no price at which underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the NYSE. Therefore, buy and sell orders submitted prior to and at the opening of trading of our Class A common stock on the NYSE will not have the benefit of being informed by a published price range or a price at which the underwriters initially sell shares to the public, as would be the case in an underwritten initial public offering. Moreover, there will be no underwriters assuming risk in connection with the initial resale of shares of our Class A common stock. Unlike the case in a traditional underwritten offering, this registration statement does not include the registration of additional shares that may be used at the option of the underwriters in connection with overallotment activity. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with any sales made pursuant to this registration statement. In an underwritten initial public offering, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the trading price of shares of our Class A common stock. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions with respect to the trading of our Class A common stock on the NYSE, there could be greater volatility in the trading price of our Class A common stock during the period immediately following the listing. See also “—The trading price of our Class A common stock may be volatile, and could, upon listing on the NYSE, decline significantly and rapidly.”
•There is not a fixed or determined number of shares of Class A common stock available for sale in connection with the registration and the listing. Therefore, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of Class A common stock, and there may initially be a lack of supply of, or demand for, shares of Class A common stock on the NYSE. Alternatively, we may have a large number of Registered Stockholders or other existing stockholders who choose to sell their shares of Class A common stock in the near term, resulting in potential oversupply of our Class A common stock, which could adversely impact the trading price of our Class A common stock once listed on the NYSE and thereafter.
•None of our Registered Stockholders or other existing stockholders have entered into contractual lock-up agreements or other restrictions on transfer. In an underwritten initial public offering, it is customary for an issuer’s officers, directors, and most or all of its other stockholders to enter into a contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after such initial public offering. Consequently, any of our stockholders, including our directors and officers who own our Class A or Class B common stock and other significant stockholders, may sell any or all of their shares at any time (subject to any restrictions under applicable law, and in the case of shares of Class B common stock, upon conversion of any shares of Class B common stock into Class A common stock at the time of sale), including immediately upon listing on the NYSE. If such sales were to occur in a significant volume in a short period of time following the listing, it may result in an oversupply of our Class A common stock in the market, which could adversely impact the trading price of our Class A common stock. See also “—None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer. Following our listing, sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales might occur, could cause the trading price of our Class A common stock to decline.”
•We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading of our Class A common stock on the NYSE. Instead, we will host an investor day and will engage in additional investor education meetings. In advance of making the investor day content available, we will announce the date for such day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which content will be similar to a traditional roadshow presentation. We will make a version of the presentation publicly available, without restrictions, on our website. There can be no guarantee that the investor day and other investor education meetings will be as effective a method of investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to our Class A common stock or sufficient demand among potential investors immediately after our listing, which could result in a more volatile trading price of our Class A common stock.
Such differences from an underwritten initial public offering could result in a volatile trading price for our Class A common stock and uncertain trading volume, which may adversely affect your ability to sell any Class A common stock that you may purchase.
The trading price of our Class A common stock may be volatile and could, upon listing on the NYSE, decline significantly and rapidly.
The listing of our Class A common stock and the registration of the Registered Stockholders’ shares of Class A common stock is a novel process that is not an underwritten initial public offering. We have engaged Goldman Sachs & Co. LLC, or Goldman Sachs; Morgan Stanley & Co. LLC, or Morgan Stanley; and Allen & Company LLC, or Allen & Company; to serve as our financial advisors, and Baird, Citigroup Global Markets Inc., Cowen and Company, LLC, Evercore Group L.L.C., and Telsey Advisory Group LLC to serve as our additional financial advisors. There will be no book building process and no price at which underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the NYSE.
While in the past we have completed private capital raises, as there has not been a recent sustained history of trading in our common stock in a private placement market prior to listing, NYSE listing rules require that a designated market maker, or DMM, consult with our financial advisors in order to effect a fair and orderly opening of trading of our Class A common stock without coordination with us, consistent with the federal securities laws in connection with our direct listing. Accordingly, the DMM will consult with Morgan Stanley in order for the DMM to effect a fair and orderly opening of our Class A common stock on the NYSE, without coordination with us, consistent with the federal securities laws in connection with our direct listing. In addition, the DMM may also consult with our other financial advisors, also without coordination with us, in connection with our direct listing. Pursuant to Rule 7.35A(g) of the NYSE Listed Company Manual, and based upon information known to them at the time, Morgan Stanley and our other financial advisors are expected to provide input to the DMM regarding their understanding of the ownership of our outstanding common stock and pre-listing selling and buying interest in our Class A common stock that they become aware of from potential investors and holders of our Class A common stock, including after consultation with certain investors (which may include certain of the Registered Stockholders). Such investor consultation by the financial advisors would not involve any coordination with or outreach on behalf of the Company. The financial advisors will not engage in a book building process as would typically be undertaken by underwriters in a registered initial public offering. Instead, the input that the financial advisors provide to the DMM will be based on information that they become aware of from potential investors and holders of our Class A common stock (which may include certain of the Registered Stockholders) in connection with investor education regarding the process and mechanics of the direct listing, the receipt of buy and sell orders and other customary brokerage activities undertaken without coordination with us. The DMM, in consultation with our financial advisors, is also expected to consider the information in the section titled “Sale Price History of Our Capital Stock.” Based on information provided to the NYSE, the opening public price of our Class A common stock on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers, and the NYSE is where buy orders can be matched with sell orders at a single price. Based on such orders, the DMM will determine an opening price for our Class A common stock pursuant to NYSE rules. However, because our financial advisors will not have engaged in a book building process, they will not be able to provide input to the DMM that is based on or informed by that process. For more information, see the section titled “Plan of Distribution.”
Moreover, prior to the opening trade, there will not be a price at which underwriters initially sell shares of Class A common stock to the public as there would be in an underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the trading price of our Class A common stock may be more volatile than in an underwritten initial public offering and could decline significantly and rapidly.
Further, because of our listing process, individual investors may have greater influence in setting the opening public trading price and subsequent public trading prices of our Class A common stock on the NYSE and may participate more in our initial and subsequent trading, leading to an increased amount of smaller orders at numerous prices, for example, than is typical for a traditional underwritten initial public offering with more institutional investor influence. These factors could result in more volatility in the public trading price of our Class A common stock and an unsustainable trading price if the price of our Class A common stock significantly rises upon listing and institutional investors believe our Class A common stock is worth less than retail investors, in which case the price of our Class A common stock may decline over time. Further, if the public trading price of our Class A common stock is above the level that investors determine is reasonable for our Class A common stock, some investors may attempt to short our Class A common stock after trading begins, which would create additional downward pressure on the public trading price of our Class A common stock. There will likely be more ability for such investors to short our Class A common stock in early trading than is typical for a traditional underwritten public offering given increased availability of our Class A common stock on the trading markets in part due to the lack of contractual lock-up agreements or other restrictions on transfer. To the extent that there is a lack of awareness among retail investors, such lack of awareness could reduce the value of our Class A common stock and cause volatility in the public trading price of our Class A common stock.
The trading price of our Class A common stock following the listing also could be subject to wide fluctuations in response to numerous factors in addition to the ones described in the preceding Risk Factors, many of which are beyond our control, including:
•actual or anticipated fluctuations in our results of operations;
•the number of shares of our Class A common stock made available for trading;
•overall performance of the equity markets and the economy as a whole;
•changes in the financial projections we may provide to the public or our failure to meet these projections;
•failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
•changes in costs of our inputs;
•actual or anticipated changes in our growth rate relative to that of our competitors;
•changes in the anticipated future size or growth rate of our addressable markets;
•announcements of new products, or of acquisitions, strategic partnerships, joint ventures, or capital-raising activities or commitments, by us or by our competitors;
•additions or departures of board members, management, or key personnel;
•rumors and market speculation involving us or other companies in our industry;
•new laws or regulations or new interpretations of existing laws or regulations applicable to our business, including those related to data privacy and cybersecurity in the United States or globally;
•lawsuits threatened or filed against us;

•other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;
•health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses; and
•sales or expectations with respect to sales of shares of our Class A common stock by us or our security holders.
In addition, stock markets with respect to newly public companies, particularly companies in the retail and technology industry, have experienced significant price and volume fluctuations that have affected and continue to affect the stock prices of these companies. Stock prices of many companies, including retail and technology companies, have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our Class A common stock shortly following the listing of our Class A common stock on the NYSE as a result of the supply and demand forces described above. In the past, companies that have experienced volatility in the trading price for their stock have been subject to securities class action litigation. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business, results of operations, and financial condition.
The trading price of our Class A common stock, upon listing on the NYSE, may have little or no relationship to the historical sales prices of our capital stock in private transactions, and such private transactions have been limited.
Prior to the registration and listing of our Class A common stock on the NYSE, there has been no public market for our capital stock. There has been limited trading of our capital stock historically in private transactions. In the section titled “Sale Price History of our Capital Stock,” we have provided the historical sales prices of our non-voting common stock and voting common stock in private transactions. All Co-Founder Shares will be reclassified into Class B common stock and all outstanding shares of our Series A common stock and Series B common stock, other than the Co-Founder Shares, will be reclassified into Class A common stock, immediately following the effectiveness of the registration statement of which this prospectus forms a part. Given the limited history of sales, this information may have little or no relation to broader market demand for our Class A common stock and thus the initial trading price of our Class A common stock on the NYSE once trading begins. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening trading prices and subsequent trading prices of our Class A common stock on the NYSE. For more information about how the initial listing price on the NYSE will be determined, see the section titled “Plan of Distribution.”
An active, liquid, and orderly market for our Class A common stock may not develop or be sustained. You may be unable to sell your shares of Class A common stock at or above the price at which you purchased them.
We currently expect our Class A common stock to be listed and traded on the NYSE. Prior to listing on the NYSE, there has been no public market for our Class A common stock. Moreover, consistent with Regulation M and other federal securities laws applicable to our listing, we have not consulted with Registered Stockholders or other existing stockholders regarding their desire or plans to sell shares in the public market following the listing or discussed with potential investors their intentions to buy our Class A common stock in the open market. While our Class A common stock may be sold after our listing on the NYSE by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act, unlike an underwritten initial public offering, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of Class A common stock, and there may initially be a lack of supply of, or demand for, Class A common stock on the NYSE. Conversely, there can be no assurance that the Registered Stockholders and other existing stockholders will not sell all of their shares of Class A common stock, resulting in an oversupply of our Class A common stock on the NYSE. In the case of a lack of supply of our Class A common stock, the trading price of our Class A common stock may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our Class A common stock if they are unable to purchase a block of our Class A common stock in the open market in a sufficient size for their investment objectives due to a potential unwillingness of our existing stockholders to sell a sufficient amount of Class A common stock at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our Class A common stock in a sufficient amount for their investment objectives, the market for our Class A common stock may be more volatile without the influence of long-term institutional investors holding significant amounts of our Class A common stock. In the case of a lack of demand for our Class A common stock, the trading price of our Class A common stock could decline significantly and rapidly after our listing. Therefore, an active, liquid, and orderly trading market for our Class A common stock may not initially develop or be sustained, which could significantly depress the trading price of our Class A common stock and/or result in significant volatility, which could affect your ability to sell your shares of Class A common stock.
None of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer. Following our listing, sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales might occur, could cause the trading price of our Class A common stock to decline.
In addition to the supply and demand and volatility factors discussed above, sales of a substantial number of shares of our Class A common stock into the public market, particularly sales by our Co-Founders, directors, executive officers, and principal stockholders, or the perception that these sales might occur in large quantities, could cause the trading price of our Class A common stock to decline. None of our securityholders are subject to any contractual lock-up or other contractual restriction on the transfer or sale of their shares.
In addition to the shares of Class A common stock that may be immediately sold by the Registered Stockholders pursuant to this prospectus, approximately 35,095,604 of these shares may be immediately sold by our other existing stockholders under Rule 144 since such shares held by such other stockholders will have been beneficially owned by non-affiliates for at least one year. Moreover, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days and assuming the availability of certain public information about us, (i) non-affiliates who have beneficially owned our common stock for at least six months may rely on Rule 144 to sell their shares of common stock, and (ii) our directors, executive officers, and other affiliates who have beneficially owned our common stock for at least six months, including certain of the shares of Class A common stock covered by this prospectus to the extent not sold hereunder, will be entitled to sell their shares of our Class A common stock subject to volume limitations under Rule 144.
In addition, we intend to file a registration statement on Form S-8 under the Securities Act to register all shares subject to outstanding stock options or reserved for future issuance under our equity compensation plans. As of June 30, 2021, we had 1,925,352 options outstanding that, if fully exercised, would result in the issuance of 1,925,352 shares of Class A common stock. 1,640,242 of these options were exercisable as of June 30, 2021. As of June 30, 2021, we also had 1,981,866 shares of Class A common stock subject to RSU awards granted prior to June 30, 2021 for which the time-based vesting condition had not been satisfied as of such date. These shares will be able to be freely sold in the public market upon issuance, subject to applicable vesting requirements and compliance by affiliates with Rule 144.
Following the effectiveness of the registration statement of which this prospectus forms a part, the holders of up to 106,508,717 shares of our Class A common stock (including shares of our Class B common stock that are convertible into shares of our Class A common stock) have rights, subject to some conditions, to require us to file registration statements for the public resale of the Class A common stock issuable upon conversion of such shares or to include such shares in registration statements that we may file for us or other stockholders. Any registration statement we file to register additional shares, whether as a result of registration rights or otherwise, could cause the trading price of our Class A common stock to decline or be volatile.

After our listing, our Co-Founders and Co-CEOs, Neil Blumenthal and Dave Gilboa, if they choose to act together and if they exercise and/or settle their options and restricted stock units that will exercise or settle into Class B common stock, will have the ability to exercise significant influence over all matters submitted to stockholders for approval, including exercising significant control over the outcome of director elections.
Our Class A common stock registered in this listing has one vote per share, our Class B common stock has ten votes per share, and our Class C common stock has no voting rights (except as required by law). The multi-class structure of our common stock has the effect of concentrating voting control with our Class B common stockholders, who are our Co-Founders and Co-CEOs. As a result of their collective share ownership, our Co-Founders and Co-CEOs will be able to exercise voting control with respect to an aggregate of 17,046,173 shares of our Class A common stock and Class B common stock, representing approximately 48% of the total voting power of our outstanding capital stock as of September 6, 2021. Because of the ten-to-one voting ratio between our Class B and Class A common stock, our Co-Founders and Co-CEOs collectively could continue to control a significant percentage of the combined voting power of our common stock and therefore would be able to exercise significant influence, and will be able to exercise significant control in the future, if they exercise and/or settle their options and restricted stock units that will exercise or settle into Class B common stock, over all matters submitted to our stockholders for approval until the date of automatic conversion (described further below), when all outstanding shares of Class B common stock will convert automatically into shares of Class A common stock. This concentration of ownership may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may believe are in your best interest as one of our stockholders. The Co-Founders and Co-CEOs also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. Corporate action might be taken even if other stockholders, including those who purchase shares from any of the Registered Stockholders, oppose them. If our Co-Founders and CO-CEOs purchase shares in our listing, or if any of our other current investors purchase shares in our listing and become greater than 5% stockholders as a result, the ability of such persons, acting together, to control such matters will increase.
Future transfers by either of our Co-Founders and Co-CEOs of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the earlier of (i) the transfer of such share to a person not in the same Permitted Ownership Group (as defined in the Amended Charter) as the holder, (ii) October 1, 2031 or (iii) with respect to the shares held by any person in Neil Blumenthal’s Permitted Ownership Group, (A) such time as Neil Blumenthal is removed or resigns from the Board of Directors, or otherwise ceases to serve as a Director on the Board of Directors, (B) such time as Neil Blumenthal ceases to be either an employee, officer or consultant of the Corporation or any of our subsidiaries, or (C) the date that is 12 months after the death or disability of Neil Blumenthal, (2) with respect to any shares held by any person in David Gilboa’s Permitted Ownership Group, (iv) such time as David Gilboa is removed or resigns from the Board of Directors, or otherwise ceases to serve as a Director on the Board of Directors, (B) such time as David Gilboa ceases to be either an employee, officer or consultant of the Corporation or any of our subsidiaries, or (C) the date that is 12 months after the death or disability of David Gilboa. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of the Co-Founder and Co-CEO who retains their shares over the long term.
Pursuant to our Amended Charter, we will be authorized to issue 150,000,000 shares of Class C common stock, none of which will be outstanding following the effectiveness of the registration statement of which this prospectus forms a part. Although we have no current plans to issue any shares of Class C common stock in the future, we may issue shares of Class C common stock for a variety of corporate purposes, including financings, acquisitions, investments, dividends and equity incentives to our employees, consultants and directors. Under our Amended Charter, our board of directors will have the authority, without stockholder approval except as required by the listing standards of the NYSE, to issue additional shares of our capital stock. Because the Class C common stock carries no voting rights, is not convertible into any other capital stock and is not listed for trading on an exchange or registered for sale with the SEC, shares of Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of Class A common stock, although we may seek to list the Class C common stock for trading and register shares of Class C common stock for sale in the future. In addition, if we issue shares of Class C common stock in the future, such issuances would have a dilutive effect on the economic interests of our Class A common stock and Class B common stock.
We cannot predict the effect our multi-class structure may have on the trading price of our Class A common stock.
We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our Class A common stock, in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P, Dow Jones and FTSE Russell have each announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500. These changes exclude companies with multiple classes of shares of common stock from being added to these indices. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the multi-class structure of our capital stock may prevent the inclusion of our Class A common stock in these indices and may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A common stock. Any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the trading price of our Class A common stock.
The multi-class structure of our common stock additionally has the effect of concentrating voting control with our Class B common stockholders, who are our Co-Founders and Co-CEOs. This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, takeover, or other business combination involving us that you, as a stockholder, may otherwise support, and could allow us to take actions that some of our stockholders do not view as beneficial, which could reduce the trading price of our Class A common stock. Furthermore, this concentrated control could also discourage a potential investor from acquiring our Class A common stock due to the limited voting power of such stock relative to the Class B common stock and might harm the trading price of our Class A common stock. Any issuance of Class C common stock could also cause the trading price of our Class A common stock to decline.
Our business and financial performance may differ from any projections that we disclose or any information that may be attributed to us by third parties.
From time to time, we may provide guidance via public disclosures regarding our projected business or financial performance. However, any such projections involve risks, assumptions, and uncertainties, and our actual results could differ materially from such projections. Factors that could cause or contribute to such differences include, but are not limited to, those identified in these Risk Factors, some or all of which are not predictable or within our control. Other unknown or unpredictable factors also could adversely impact our performance, and we undertake no obligation to update or revise any projections, whether as a result of new information, future events, or otherwise. In addition, various news sources, bloggers, and other publishers often make statements regarding our historical or projected business or financial performance, and you should not rely on any such information even if it is attributed directly or indirectly to us.
Our trading price and trading volume could decline if securities or industry analysts do not publish research about our business, or if they publish unfavorable research.
Equity research analysts do not currently provide coverage of our Class A common stock, and we cannot assure that any equity research analysts will adequately provide research coverage of our Class A common stock after the listing of our Class A common stock on the NYSE. A lack of adequate research coverage may harm the liquidity and trading price of our Class A common stock. To the extent equity research analysts do provide research coverage of our Class A common stock, we will not have any control over the content and opinions included in their reports. The trading price of our Class A common stock could decline if one or more equity research analysts downgrade our stock or publish other unfavorable commentary or research. If one or more equity research analysts cease coverage of our company, or fail to regularly publish reports on us, the demand for our Class A common stock could decrease, which in turn could cause our trading price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors. Accordingly, you must rely on the sale of your Class A common stock after price appreciation, which may never occur, as the only way to realize any future gain on your investment.
Additional stock issuances could result in significant dilution to our stockholders.
We may issue our capital stock or securities convertible into our capital stock from time to time in connection with a financing, acquisition, investments, or otherwise. Additional issuances of our stock will result in dilution to existing holders of our stock. In August 2021, we issued 178,572 shares of Series A common stock to the Warby Parker Impact Foundation. Our board of directors also authorized up to an additional 1,071,432 shares of Series A common stock, or any shares into which the Series A common stock will be reclassified, for issuance in installments over time and from time to time, in each case, subject to our board of directors’ discretion and approval, to the Warby Parker Impact Foundation or such other nonprofit entity designated by our board of directors, which will result in such dilution. Also, to the extent outstanding stock options to purchase our stock are exercised or RSUs settle, there will be further dilution. The amount of dilution could be substantial depending upon the size of the issuance or exercise. Any such issuances could result in substantial dilution to our existing stockholders and cause the trading price of our Class A common stock to decline.
As a result of being a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our Class A common stock.
We will not be required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” Our compliance with Section 404 will require that we incur substantial expenses and expend significant management efforts. We will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.
In addition to the material weakness in internal control over financial reporting identified in connection with the audit of our financial statements for the fiscal year ended December 31, 2020, as described in this prospectus, subsequent testing by us or our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. During the evaluation and testing process of our internal controls, if we identify additional material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have additional material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our Class A common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be materially and adversely affected.
We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of control over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. If our internal control over financial reporting is not effective, our independent registered public accounting firm may issue an adverse report on the effectiveness of our internal control over financial reporting.
We identified material weaknesses in the design and operation of our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified relate to (i) information technology general controls, in the areas of user access and program change management, over our key accounting, reporting, and proprietary systems, and (ii) certain controls within our financial reporting processes to enforce segregation of duties, prevent and detect errors, support timely reconciliation of certain key accounts, and enable review of manual journal entries. We have concluded that these material weaknesses arose because, as a private company, we did not have the necessary business processes, systems, personnel, and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.
As part of our plan to remediate these material weaknesses, we have made progress in several actions taken to remediate the material weakness, including development of IT general controls to manage access and program changes across our key systems and the execution of improvements to application controls within our proprietary system; and continued hiring of additional qualified accounting and financial reporting personnel to support division of responsibilities; and we continue to take actions including implementation of additional review controls and processes and requiring timely account reconciliations and analyses; and implementation of processes and controls to better identify and manage segregation of duties.
In light of the control design deficiencies and the resulting material weaknesses that were identified, we believe that it is possible that, had we and our independent registered public accounting firm performed an assessment or audit, respectively, of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.
We cannot assure you that the measures that we have taken, and that will be taken, to remediate these material weaknesses will, in fact, remedy the material weaknesses or will be sufficient to prevent future material weaknesses from occurring. We also cannot assure you that we have identified all of our existing material weaknesses.
If we are unable to remediate our existing material weakness or identify additional material weaknesses, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.
Certain provisions of our Amended Charter, our Amended Bylaws, and Delaware law may prevent or hinder attempts by our stockholders to change our management or to acquire a controlling interest in us, and the trading price of our Class A common stock may be lower as a result.
There are provisions in our Amended Charter and Amended Bylaws, as they will be in effect following the effectiveness of the registration statement of which this prospectus forms a part, and provisions of Delaware law applicable to us as a public benefit corporation, that may make it difficult for a third-party to acquire, or attempt to acquire, control of our company, even if a change in control were considered favorable by our stockholders. These anti-takeover provisions include:
•authorization of the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
•a staggered board of directors so that not all members of our board of directors are elected at one time;
•a requirement that our directors may only be removed for cause;
•the ability of our board of directors to determine the number of directors and to fill any vacancies and newly created directorships;
•an inability of our stockholders to call special meetings of stockholders;
•a prohibition on stockholder actions by written consent, thereby requiring that all stockholder actions be taken at a meeting of our stockholders;
•the requirement for advance notification of stockholder nominations and proposals;
•a prohibition on cumulative voting for directors;
•the ability of our board of directors to amend our Amended Bylaws without stockholder consent;
•the requirement of the approval of a super-majority to amend some provisions in our restated certificate of incorporation and restated bylaws; and
•a multi-class common stock structure in which holders of our Class B common stock, which has ten votes per share, have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our Class A common stock, Class B common stock and Class C common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibit an interested stockholder, defined as, among other things, a person who owns 15% or more of our outstanding voting stock, from entering into a business combination with us for a three-year period following the time such stockholder became an interested stockholder, unless: (1) prior to such time the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares for purposes of determining the voting stock outstanding; or (3) at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Any provision in our Amended Charter, our Amended Bylaws, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock.
Also, as a public benefit corporation, our board of directors is required by the Delaware General Corporation Law to manage or direct our business and affairs in a manner that balances the pecuniary interests of our stockholders, the best interests of those materially affected by our conduct, and the specific public benefits identified in our Amended Charter. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our Class A common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our Class A common stock in an acquisition.

Our Amended Charter will designate the Court of Chancery of the State of Delaware and the federal district courts of the United States of America as the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our Amended Charter will provide that, unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or the Court of Chancery, is the exclusive forum for the following types of actions, suits or proceedings: any derivative action, suit or proceeding brought on our behalf, any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by a current or former director, officer or other employee or stockholder of the Corporation, any action, suit or proceeding asserting a claim against us arising under the Delaware General Corporation Law, our Amended Charter, or our Amended Bylaws (as either may be amended or restated) or as to which the Delaware General Corporation Law confers exclusive jurisdiction on the Court of Chancery, and any action, suit or proceeding asserting a claim against us that is governed by the internal affairs doctrine. If the Court of Chancery does not have subject matter jurisdiction thereof, such actions, suits or proceedings shall be brought in the federal district court of the District of Delaware or other state courts of the State of Delaware. This provision would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Amended Charter will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Amended Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.
General Risk Factors
An overall decline in the health of the economy and other factors impacting consumer spending, such as recessionary conditions, governmental instability, inclement weather, and natural disasters, may affect consumer purchases, which could reduce demand for our products and harm our business, financial conditions, and results of operations.
Our business depends on consumer demand for our products and, consequently, is sensitive to a number of factors that influence consumer confidence and spending, such as general economic conditions, consumer disposable income, energy and fuel prices, recession and fears of recession, unemployment, minimum wages, availability of consumer credit, consumer debt levels, conditions in the housing market, interest rates, tax rates and policies, inflation, consumer confidence in future economic conditions and political conditions, war and fears of war, inclement weather, natural disasters, terrorism, outbreak of viruses or widespread illness, and consumer perceptions of personal well-being and security. As a result of the COVID-19 pandemic, we temporarily closed all of our retail stores to the public in March 2020, and while we have since reopened all retail stores, our sales and profitability were adversely affected. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products and services and consumer demand for our products and services may not grow as we expect. Prolonged or pervasive economic downturns could also slow the pace of new retail store openings or cause current locations to close.

The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the listing standards of the NYSE, and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems, and resources. Furthermore, several members of our management team do not have prior experience in running a public company. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, financial condition, and results of operations. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company that is subject to these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly members who can serve on our audit committee and compensation committee, and qualified executive officers. As a result of the disclosure obligations required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition, and results of operations would be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, would divert the resources of our management and harm our business, financial condition, and results of operations.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Class A common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of our listing; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC.
We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock, and our stock price may be more volatile.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
GAAP is subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. The accounting for our business is complicated, particularly as it relates to accounting for inventory valuation and the related reserves and stock based compensation, and is subject to change based on the evolution of our business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in SEC or other agency policies, rules, regulations, and interpretations of accounting regulations. We plan to adopt ASC No. 2016-02, Leases (Topic 842) for fiscal periods beginning after December 31, 2021. We are currently evaluating the effect of adoption of these standards on our consolidated financial statements and related disclosures, but expect to record a material right-of-use asset and liability on the consolidated balance sheet related to our operating leases upon adoption. Changes to our business model and accounting methods, principles, or interpretations could also result in changes to our financial statements, including changes in revenue and expenses in any period, or in certain categories of revenue and expenses moving to different periods, may result in materially different financial results, and may require that we change how we process, analyze, and report financial information and our financial reporting controls.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses. Significant estimates and judgments involve: revenue recognition, including revenue-related reserves; legal contingencies; valuation of our common stock and equity awards; income taxes; and sales and indirect tax reserves. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A common stock.

Special Note Regarding
Forward-Looking Statements
This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy, and plans and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:
•our ability to manage our future growth effectively;
•our expectations regarding cost of goods sold, gross margin, Four-Wall Margin, Average Contribution Per Customer, channel mix, customer mix, and selling, general, and administrative expenses;
•planned new retail stores in 2021 and going forward;
•increases in component and shipping costs and changes in supply chain;
•our ability to compete successfully;
•our ability to manage our inventory balances and shrinkage;
•our ability to engage our existing customers and obtain new customers;
•the growth of our brand awareness;
•the effects of the ongoing COVID-19 pandemic;
•the effects of seasonal trends on our results of operations;
•our ability to stay in compliance with extensive laws and regulations that apply to our business and operations;
•our ability to adequately maintain and protect our intellectual property and proprietary rights;
•our reliance on third parties for our products, operation and infrastructure;
•the increased expenses associated with being a public company;
•the future trading prices of our Class A common stock; and
•our plan to donate, subject to our board of directors’ discretion and approval, up to an additional 1,071,432 shares of Class A common stock to the Warby Parker Impact Foundation or such other nonprofit entity designated by the board of directors in installments over time and from time to time.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

Markets, Industry, And Other Data
This prospectus contains estimates and information concerning our industry, including market size and growth of the market in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. Although we are responsible for all of the disclosure contained in this prospectus, and we believe the market position, market opportunity, market size, and other information included in this prospectus is based on reliable sources, such information is inherently imprecise and the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
The sources of certain statistical data, estimates, and forecasts contained in this prospectus are the following independent industry sources:
•eMarketer, US Ecommerce by Category 2021—April 2021
•Euromonitor International, Eyewear in the US—August 2020
•Jobson Optical Research
•Statista, Eyewear Report 2021—January 2021
•Statista, Smartphone Users Worldwide 2016—2026—June 2021
•The Vision Council, Market Analysis Report Q3—December 2020
•U.S. Bureau of Labor Statistics
•U.S. Census Bureau
Statistics and estimates related to our competitors’ pricing are sourced from a December 2020 VisionWatch Market Analysis Report published by The Vision Council, or the VisionWatch Report. The VisionWatch Report sampled over 90,000 respondents to measure the prices of eyeglasses and related products and services across the U.S. retail market, which includes competitors with online and in-store footprints. In 2019 and 2020, for both frames with single-vision lenses and frames with progressive lenses, our products sold at a lower average price than those of our competitors studied in the VisionWatch Report.

Use Of Proceeds
The Registered Stockholders may, or may not, elect to sell shares of our Class A common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our Class A common stock covered by this prospectus, we will not receive any proceeds from any such sales of our Class A common stock. See the section titled “Principal and Registered Stockholders.”

Dividend Policy
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. In addition, our ability to pay dividends may be restricted by any agreements we may enter into in the future.

Capitalization
The following table sets forth our cash and cash equivalents, and our capitalization as of June 30, 2021 as follows:
•on an actual basis; and
•on a pro forma basis to reflect (i) the Preferred Stock Conversion, as if such conversion was consummated at the beginning of the earliest period presented, (ii) the filing and effectiveness of our Amended Charter, which will, among other things, effect the Common Stock Reclassification, as if such reclassification was consummated at the beginning of the earliest period presented, (iii) the vesting and settlement of 809,305 RSUs for which the service-based condition was fully satisfied as of the earliest period presented and for which we expect the performance vesting condition to be satisfied upon the listing and public trading of our Class A common stock on the NYSE, (iv) stock-based compensation expense of approximately $17.6 million through June 30, 2021 associated with outstanding RSUs for which we expect the performance vesting condition to be satisfied upon the listing and public trading of our Class A common stock on the NYSE, and (v) transaction costs associated with the listing of our Class A common stock on the NYSE, which are expected to total $26.0 million. The $26.0 million of transaction costs are reflected as of December 31, 2020. Payroll taxes and other withholding obligations have not been included in the pro forma column.

You should read this information together with our consolidated financial statements and the related notes included in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of June 30, 2021
	Actual	Pro Forma
	unaudited	unaudited
	(in thousands, except share and per share data)
Cash and cash equivalents	$260,672	$234,672
Redeemable convertible preferred stock, $.0001 par value, 54,507,243 shares authorized at December 31, 2020 and June 30, 2021; 54,041,904 and 53,299,362 shares issued and outstanding as of December 31, 2020 and June 30, 2021, respectively	$501,443	$—
Stockholders’ deficit:
Common stock, $.0001 par value, 150,000,000 shares authorized at December 31, 2020 and June 30, 2021; 53,944,305 and 54,068,908 shares issued and outstanding as of December 31, 2020 and June 30, 2021, respectively	5	—
Class A common stock, $0.0001 par value per share; no shares authorized, issued or outstanding, actual; 750,000,000 shares authorized, 89,249,662 shares issued and outstanding, pro forma (unaudited)	—	9
Class B common stock, $0.0001 par value per share; no shares authorized, issued or outstanding, actual; 150,000,000 shares authorized, 18,927,913 shares issued and outstanding, pro forma (unaudited)	—	2
Class C common stock, $0.0001 par value per share; no shares authorized, issued or outstanding, actual; 150,000,000 shares authorized, no shares issued and outstanding, pro forma (unaudited)	—	—
Preferred stock, $0.0001 par value per share; no shares authorized, issued or outstanding, actual; 50,000,000 shares authorized, no shares issued and outstanding, pro forma (unaudited)	—	—
Additional paid-in capital	140,262	659,300
Accumulated other comprehensive income	179	179
Accumulated deficit	(356,266)	(396,077)
Total stockholders’ (deficit) equity	(215,820)	263,413
Total capitalization	$285,623	$263,413
The unaudited pro forma column in the table above is based on shares of our Class A common stock and shares of our Class B common stock outstanding as of June 30, 2021 and excludes:
•2,304,707 shares of Class A common stock issuable upon exercise of stock options outstanding as of June 30, 2021 pursuant to the 2011 Plan, with a weighted average exercise price of $6.97 per share;
•4,094,220 shares of Class B common stock issuable upon exercise of stock options outstanding as of June 30, 2021 pursuant to the 2012 Plan, with a weighted average exercise price of $2.34 per share;
•1,754,602 shares of Class B common stock issuable upon exercise of stock options outstanding as of June 30, 2021 pursuant to the 2019 Plan, with a weighted average exercise price of $14.97 per share;
•1,064,572 shares of Class A common stock reserved for issuance pursuant to our 2011 Plan as of June 30, 2021, which will become available for issuance pursuant to the 2021 Incentive Award Plan, or the 2021 Plan, upon such plan’s effectiveness (which includes (i) 162,803 shares of Class A common stock issuable in connection with the vesting and settlement of restricted stock units, or RSUs, that were granted after June 30, 2021, pursuant to our 2011 Plan, and (ii) 346,511 shares of Class A common stock issuable upon exercise of stock purchase rights granted after June 30, 2021 pursuant to the 2011 Plan);

•263,502 shares of Class B common stock reserved for issuance pursuant to our 2019 Plan as of June 30, 2021, which will become reserved for issuance pursuant to the 2021 Plan, upon such plan’s effectiveness (which includes 40,766 shares of Class B common stock issuable upon exercise of stock purchase rights granted after June 30, 2021);
•1,884,724 and 4,397,688 shares of Class B common stock issuable in connection with the vesting and settlement of RSUs and PSUs, respectively, granted to our Co-Founders pursuant to our 2019 Plan (see “Executive Compensation—Multi-Year Founder Grants” for additional information));
•11,076,515 shares of Class A common stock that will become reserved for future issuance pursuant to the 2021 Plan, which will become effective in connection with our listing (and which excludes any potential annual evergreen increases pursuant to the terms of the 2021 Plan);
•2,215,303 shares of Class A common stock that will become reserved for future issuance pursuant to our 2021 Employee Stock Purchase Plan, or the ESPP, which will become effective in connection with our listing (and which excludes any potential annual evergreen increases pursuant to the terms of the ESPP);
•178,572 shares of Class A common stock that we donated to the Warby Parker Impact Foundation and up to an additional 1,071,432 shares of Class A common stock that our board of directors authorized for issuance, subject to our board’s discretion and approval, to the Warby Parker Impact Foundation or such other nonprofit entity designated by the board of directors, in installments over time and from time to time;
•1,572,045 shares of Class A and Class B common stock issuable in connection with unvested RSUs, which are subject to a service-based vesting requirement, outstanding as of June 30, 2021, pursuant to our 2011 Plan and 2019 Plan; and
•21,745 shares of Class A common stock issuable upon the net exercise of the warrant held by Comerica outstanding as of June 30, 2021 at an exercise price of $3.4491 per share, or the Comerica Warrant.
Our 2021 Plan and ESPP provide for annual automatic increases in the number of shares reserved thereunder. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for additional information.

Selected Consolidated
Financial And Other Data
The selected consolidated statements of operations data for the years ended December 31, 2019 and 2020 and the selected consolidated balance sheet data as of December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the year ended December 31, 2018 and the selected consolidated balance sheet data as of December 31, 2018 have been derived from our unaudited consolidated financial statements not included in this prospectus. The summary consolidated statements of operations data for the six months ended June 30, 2020 and 2021, and the summary consolidated balance sheet information as of June 30, 2021 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. In our opinion, the unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of such financial information. You should read the following selected consolidated financial and other data together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The selected consolidated financial and other data in this section are not intended to replace our audited consolidated financial statements and the related notes and is qualified in their entirety by the audited consolidated financial statements and the related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results in any future period, and our results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any other future year or period.

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
	unaudited			unaudited	unaudited
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Net revenue	$272,924	$370,463	$393,719	$176,790	$270,533
Cost of goods sold	108,616	147,355	161,784	74,015	108,699
Gross profit	164,308	223,108	231,935	102,775	161,834
Selling, general, and administrative expenses	188,319	224,771	287,567	111,956	167,621
Loss from operations	(24,011)	(1,663)	(55,632)	(9,181)	(5,787)
Interest and other income (loss), net	1,373	1,939	(97)	(545)	(306)
(Loss) income before income taxes	(22,638)	276	(55,729)	(9,726)	(6,093)
Provision for income taxes	238	276	190	281	1,202
Net (loss) income	(22,876)	—	(55,919)	(10,007)	(7,295)
Deemed dividend upon redemption of redeemable convertible preferred stock	(2,676)	(57,537)	—	—	(13,137)
Net loss attributable to common stockholders	$(25,552)	$(57,537)	$(55,919)	$(10,007)	$(20,432)
Net loss per share attributable to common stockholders, basic and diluted	$(0.49)	$(1.10)	$(1.05)	$(0.19)	$(0.38)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	52,383,982	52,424,978	53,033,936	52,636,215	53,986,670

	As of December 31,			As of June 30
	2018	2019	2020	2021
	unaudited			unaudited
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$149,787	$55,424	$314,085	$260,672
Total assets	235,719	175,856	444,751	$411,633
Total liabilities	87,564	102,460	136,338	126,010
Total redeemable convertible preferred stock and stockholders’ deficit	$148,155	$73,396	$308,413	$285,623

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations
You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Selected Consolidated Financial and Other Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. Data as of and for the years ended December 31, 2019 and 2020 has been derived from our audited consolidated financial statements appearing at the end of this prospectus. Data as of and for the six months ended June 30, 2020 and 2021 has been derived from our unaudited condensed consolidated financial statements appearing at the end of this prospectus. Results for any interim period should not be construed as an inference of what our results would be for any full fiscal year or future period. This discussion and other parts of this prospectus contain forward-looking statements, such as those relating to our plans, objectives, expectations, intentions, and beliefs, which involve risks and uncertainties. . Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.
Overview
A pioneer of the direct-to-consumer model, Warby Parker is one of the fastest-growing brands at scale in the United States. We are a mission-driven, lifestyle brand that operates at the intersection of design, technology, healthcare, and social enterprise.
Since day one, our focus on delighting customers and doing good has created a foundation for continuous innovation:
•We aim to provide customers with the highest-quality product possible by designing glasses at our headquarters in New York City, using custom materials, and selling direct to the customer. By cutting out the middleman, we are able to sell our products at a lower price than many of our competitors and pass the savings on to our customers. In addition to lower prices, we introduced simple, unified pricing (glasses starting at $95, including prescription lenses) to the eyewear market. See “Markets, Industry, And Other Data.”
•We’ve built a seamless shopping experience that meets customers where and how they want to shop, whether that’s on our website, on our mobile app, or in our more than 145 retail stores.
•We’ve crafted a holistic vision care offering that extends beyond glasses to include contacts, vision tests and eye exams, vision insurance, and beyond. We leverage leading (and in many cases proprietary) technology to enhance our customers’ experiences, whether it’s to help them find a better-fitting frame using our Virtual Try-On tool, or to update their prescription from home using Virtual Vision Test, our telehealth app.
•We recruit and retain highly engaged, motivated team members who are driven by our commitment to scaling a large, growing business while making an impact and are excited to connect their daily work back to our mission. According to data from our biannual Employee Engagement Survey, which had an employee response rate of 74%, 91% of our survey respondents agreed that they are proud to work for Warby Parker; 89% think Warby Parker is in a good position to create a more equitable, inclusive and diverse workplace; and 88% would recommend Warby Parker as a great place to work. We believe our employees are more engaged than those at peer companies in the tech and retail sectors.
•We are a public benefit corporation focused on positively impacting all stakeholders, and hope to inspire other entrepreneurs and businesses to think along the same lines. Working closely with our nonprofit partners, we distribute glasses to people in need in more than 50 countries globally and many parts of the United States. Over eight million more people now have the glasses they need to learn, work. and achieve better economic outcomes through our Buy a Pair, Give a Pair program. We also aim to use resources responsibly, reduce waste, and maintain a neutral carbon footprint through offsets and verified emissions reductions we purchase to fully compensate for our carbon footprint.

Over the last 11 years, we have built a lifestyle brand with vertically integrated infrastucture

Cumulative customers
Key milestones
1st order February 2010
Sunglasses May 2011
1st store April 2013
Progressive lenses April 2013
E-commerce app May 2016
In-house optical lab January 2017
Telehealth app May 2017
Vision insurance September 2017
Third-party contacts June 2018
Blue-light-filtering lenses November 2018
Virtual Try-On February 2019
5M glasses distributed March 2019
Scout contacts November 2019
Digital PD Tool May 2020
2.5M+ PPE distributed December 2020
6.6M
6M
5M
4M
3M
2M
1M
2010
2011
2012
2013
2013
2014
2015
2016
2017
2018
2019
2020
June 2021
Pioneering a new customer experience
Scaling retail
Building a holistic vision care company

We generate revenue through selling our wide array of prescription and non-prescription eyewear, including glasses, sunglasses, and contact lenses. We also generate revenue from providing eye exams and vision tests, and selling eyewear accessories. We provide access to convenient and accessible vision services for primary vision care needs including in-person exams at 91 of our retail stores as of June 30, 2021 as well as innovative telehealth services through our Virtual Vision Test mobile app, if available, for those who choose the online experience. For the year ended December 31, 2020, we generated 95% of net revenue from the sale of glasses, 2% of net revenue from the sale of contacts, 1% of net revenue from eye exams, and the remaining 2% of net revenue primarily from the sale of eyewear accessories.
We maintain data across the entire customer journey that allows us to develop deep insights, informing our innovation priorities and enabling us to create a highly personalized, brand-enhancing experience for our customers. We have built an integrated, multichannel presence that we believe deepens our relationship with existing customers while broadening reach and accessibility. And while we have the ability to track where our customers transact, we’re channel agnostic to where the transaction takes place and find that many of our customers engage with us across both digital and physical channels; for example, many customers who check out online visit a store throughout their customer journey, while others choose to browse online before visiting one of our stores.
For the year ended December 31, 2020, we generated 60% of net revenue from e-commerce and the remaining 40% of net revenue from our retail stores. For the six months ended June 30, 2021, we generated 50% of net revenue from e-commerce and the remaining 50% of net revenue from our retail stores. Prior to the COVID-19 pandemic, our channel mix for the year ended December 31, 2019 from our retail stores and e-commerce was 65% and 35%, respectively. Customers can purchase our items in one of our more than 145 retail stores, through our website, or our mobile app. For the year ended December 31, 2020, 97% of our sales were paid directly by our customers, with the remaining 3% of sales fulfilled through vision insurance. Our sales through vision insurance may increase over time as we engage in discussions with vision insurance plans.

Our operating and financial success is powered by our customer economics. We have continued to grow our Active Customers and Orders and had 1.81 million and 2.14 million, respectively, for the year ended December 31, 2020. In 2020, approximately 50% of our surveyed customers reported hearing about us through word of mouth. Our high brand affinity is evidenced by our industry-leading NPS of 83, for the three months ended June 30, 2021, as well as our Sales Retention Rate. On average, for customers acquired between 2015 and 2019, we observed approximately 50% Sales Retention Rate within 24 months of their first purchase and a nearly 100% Sales Retention Rate over 48 months. We believe this loyalty is particularly important in optical given the replenishment of the products and the opportunity for a lifetime relationship with the customer.
We also see long-term unit opportunities for new retail stores in both existing and new markets where we have little to no presence currently. Our retail stores are highly productive and we have historically targeted, and continue to target, Four-Wall Margins of 35% and Average Sales Per Square Foot of $2,900. We expect Average Sales Per Square Foot may fluctuate due to factors including, but not limited to, consumer traffic into our retail stores, the number of orders that we are able to convert from that traffic, and average order value which may be impacted by new product and service introductions. We expect average Four-Wall Margins may fluctuate due to all items listed that may impact Average Sales Per Square Foot, as well as our ability to efficiently manage labor within our stores and the lease terms we negotiate with landlords for our retail stores. Given completed retail stores, signed leases, and retail stores in development, we plan to open over 30 to 35 new retail stores in 2021 and will seek to continue this pace of rollout into the foreseeable future.
For the years ended December 31, 2018 (unaudited), 2019, and 2020:
•we generated net revenue of $272.9 million, $370.5 million, and $393.7 million, respectively;
•we generated gross profit of $164.3 million, $223.1 million, and $231.9 million, respectively, representing a gross profit margin of 60%, 60%, and 59%, respectively;
•we generated net (loss) income of $(22.9) million, $0 million, and $(55.9) million, respectively; and
•we generated adjusted EBITDA of $8.6 million, $21.9 million, and $7.7 million, respectively.
For the six months ended June 30, 2020 and 2021 (unaudited):
•we generated net revenue of $176.8 million and $270.5 million, respectively;
•we generated gross profit of $102.8 million and $161.8 million, respectively, representing a gross profit margin of 58% and 60%, respectively;
•we generated net (loss) of $(10.0) million and $(7.3) million, respectively; and
•we generated adjusted EBITDA of $1.2 million and $20.1 million, respectively.
For a definition of adjusted EBITDA, a non-GAAP measure, and a reconciliation to the most directly comparable GAAP measure, see the section titled “Prospectus Summary—Summary Consolidated Financial and Other Data—Key Business Metrics and Certain Non-GAAP Financial Measures.”
Our Business Model
Our stakeholder-centric business model informs everything that we do. We aim to provide exceptional vision care to our customers, create sustainable long-term careers for our employees, invest in growth, improve operations, and scale performance while driving social change and reducing our environmental impact.
This all starts with our products and services. Our holistic vision care offering provides customers the convenience of shopping for their vision care needs in one place. We generate the majority of our revenue from selling high-quality, good-looking prescription eyewear through our own retail stores, our website, and mobile app. By circumventing traditional channels, designing products in-house, and engaging with customers directly, we’re able to sell a pair of prescription glasses at $95 (including lenses), which is a fraction of the price of many of our competitors. We also sell contact lenses and offer vision services, such as eye exams and vision tests. For every pair of glasses sold, we help distribute a pair to someone in need through our Buy a Pair, Give a Pair program.
Our ability to sell affordable products without compromising on quality is achieved through our integrated supply chain network that is designed to work seamlessly to get the right order to the right place at the right time. All of our frames are designed at our New York City headquarters, and we handpick raw materials and the talented suppliers who bring them to life. These deliberate decisions help us stay true to our original aesthetic vision, as well as drive operating performance results. We work with raw material vendors on proprietary development, in addition to frame suppliers on their production methods and machinery to achieve high-quality performance.
We believe that by delivering a multichannel personalized shopping experience, we develop a deeper understanding of our customers, driving strong customer economics as we scale our brand. We track this using Average Contribution Per Customer, which captures (i) the costs incurred to produce and fulfill products our customers purchase, (ii) the costs to attract, acquire, and retain customers, and (iii) the costs to service customers before, during, and after they make a purchase.
Our Average Contribution Per Customer for the years ended December 31, 2018, 2019, and 2020 was $48, $54, and $45, respectively, reflecting Contribution Margins of 25%, 26%, and 21%, respectively. In 2020, the decline in Average Contribution Per Customer was impacted by the COVID-19 pandemic, which led to lower overall demand and slower growth in our Active Customers relative to 2018 and 2019. The decrease in Contribution Margin was also driven by an increase in Customer Acquisition Cost, which increased 49% to $40 per customer in 2020 compared to $27 per customer in 2019, while the increase in our Average Revenue Per Customer was 5%, from $208 in 2019 to $218 in 2020 and 16% since 2018 from $188. The 2020 increase in Customer Acquisition Cost was driven by deliberate investment in media spend; we wanted to broaden awareness that our business could support customers throughout the pandemic by offering critical products and services to help people see through our e-commerce channel and telehealth offerings. We also wanted to drive awareness around our newer product lines—contacts, eye exams, and vision tests—that we expect will result in higher Average Revenue Per Customer over time. In 2020, spend for our Home Try-On program also increased, which was a result of heightened demand for our e-commerce channel throughout the COVID-19 pandemic. We believe that our Average Contribution Per Customer will improve in the future as we continue to grow our Average Revenue Per Customer while realizing leverage on our Customer Acquisition Cost and our selling and service cost per customer. We will continue to invest in product development and design, technology, and customer data analytics to further personalize the customer experience, enhance customer economics, and improve our Average Contribution Per Customer. For definitions of Average Contribution Per Customer and Contribution Margin, each a non-GAAP measure, and a reconciliation to the most directly comparable GAAP measure, see the section titled “Prospectus Summary—Summary Consolidated Financial and Other Data—Non-GAAP Financial Measures—Average Contribution Per Customer and Contribution Margin.”

Channel Mix
At Warby Parker, we are customer-first and channel-agnostic. We aim to meet the customer wherever and whenever they want to shop, whether that’s online, in store, or even at home. Glasses are an incredibly personal accessory; as customers look toward purchasing their next pair, we find that there is significant interplay across online and offline channels—browsing online might lead to a visit in one of our more than 145 stores and end with a purchase via our e-commerce app.
A customer journey that starts in store can end with a purchase online and vice versa, with more than 70% of our customers interacting with our website or mobile app before placing an order. While we allocate resources and set priorities to scale all of our channels, we define channel mix within the context of our business as the channel in which the customer places their order. We define our channel mix as the percentage of sales that are completed between our two channels, which are either: (1) e-commerce, either through our website or mobile app (considered “e-commerce channel”) and (2) in our retail stores (considered “retail channel”). Our e-commerce channel serves to complement our retail footprint and offers additional convenience to our customers, which leads to a significant amount of interplay between the channels in a customer’s journey. Prior to the COVID-19 pandemic, our channel mix in 2019 from our retail stores and e-commerce was 65% and 35%, respectively. Net revenue from our e-commerce channel decreased from 38% of net revenue in 2018 to 35% of net revenue in 2019, which was driven by the increase in our Store Count over the same period. Due to temporary retail store closures and limited capacity constraints implemented at our retail stores during 2020 as a result of the COVID-19 pandemic, our e-commerce channel increased in 2020 to 60% of net revenue. Through the first six months of 2021, we have observed a re-balancing of channel mix back towards pre-COVID-19 levels, with e-commerce channel mix at 50% of net revenue for the six months ended June 30, 2021.
Product Mix
The mix of the products and services that customers purchase in a given time period impacts our revenue and margin profile. For the year ended December 31, 2020, we generated 95% of net revenue from the sale of glasses, 2% of net revenue from the sale of contacts, 1% of net revenue from eye exams, and the remaining 2% primarily from the sale of eyewear accessories. For the six months ended June 30, 2021, we generated 94% of net revenue from the sale of glasses, 3% of net revenue from the sale of contacts, 2% of net revenue from eye exams, and the remaining 1% primarily from the sale of eyewear accessories.
Within our glasses product category, which is our largest category, we sell prescription and non-prescription glasses products for optical and sun. Glasses product types can be broken down by the lens type purchased (e.g., single-vision, progressive, non-prescription) or by the frame material used (e.g., acetate, mixed material, metal only). In addition to lens type and frame material, we also offer a variety of lens treatment options for our customers, including blue-light-filtering and light-responsive lens coatings. Our offering across a range of lens types and frame materials allows us to meet the wide range of customer eyewear needs and preferences. Our different lens type, frame material, and lens treatment offerings have an impact on average selling price per unit and an impact on cost of goods sold based on differences in product fulfillment costs.
As outlined in the chart below, which breaks down our mix of units sold in 2020 based on lens type, single-vision glasses make up the largest share of our glasses category. Progressive lenses made up 14% of total units sold for the year ended December 31, 2020 and represent a significant area of potential growth for the company as, according to the Vision Council, progressive and multifocal lens unit sales are 45% of the total market based on pairs bought.
Key Business Metrics and Certain Non-GAAP Financial Measures
In addition to the measures presented in our consolidated financial statements, we use the following key business metrics and certain non-GAAP financial measures to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions. The following table summarizes our key performance indicators and non-GAAP financial measures for each period presented below, which are unaudited.

	Year Ended December 31,			Six Months Ended June 30,
	2018	2019	2020	2020	2021
Active Customers (in millions)	1.45	1.78	1.81	1.73	2.08
Store Count(1)	88	119	126	118	145
Adjusted EBITDA(2) (in thousands)	$8,635	$21,868	$7,658	$1,168	$20,075
Adjusted EBITDA margin(2)	3.2%	5.9%	1.9%	0.7%	7.4%
__________________
(1)Store Count number at the end of the period indicated.
(2)Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. For more information regarding our use of these measures and a reconciliation of net loss, the most directly comparable GAAP measure, to adjusted EBITDA and adjusted EBITDA margin, see the section titled “Prospectus Summary—Summary Consolidated Financial and Other Data—Key Business Metric and Certain Non-GAAP Financial Measures.”
Active Customers
The number of Active Customers is a key performance measure that we use to assess the reach of our physical retail stores and digital platform as well as our brand awareness. We define an Active Customers as a unique customer that has made at least one purchase in the preceding 12-month period. We determine our number of Active Customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. Given our definition of a customer is a unique customer that has made at least one purchase, it can include either an individual person or a household of more than one person utilizing a single account.
The number of Active Customers has increased steadily each quarter as we attract new customers and retain existing customers. We have observed consistent and strong growth in our active customer base over time. Additionally, we have more than doubled our Active Customers from the first quarter 2017 through the second quarter 2021 as we increased marketing spend and expanded our retail footprint from 44 retail stores as of December 31, 2016 to 145 retail stores as of June 30, 2021. In 2020, our Active Customer growth was impacted by the consequences of the COVID-19 pandemic, including temporary closure of retail stores for several months during the year and extended stay-at-home orders in several locations.
Store Count
Store Count is a key performance measure that we use to reach consumers and generate incremental demand for our products. We define Store Count as the total number of retail stores open at the end of a given period. We believe our retail stores embody our brand, drive brand awareness, and serve as efficient customer acquisition vehicles. Over time, we believe our retail stores will generate significant cash flows. Our results of operations have been and will continue to be affected by the timing and number of retail stores that we operate.
We have thoughtfully expanded our retail store footprint over the past five years. In 2019, we opened 32 new retail stores between December 31, 2018 and December 31, 2019, and we closed 1 retail store over the same time period. In 2020, we opened fewer retail stores than in years prior due to the COVID-19 pandemic-related operating challenges, including extended retail store closures and heightened safety measures. In total, we opened 10 new retail stores between December 31, 2019 and December 31, 2020, and we relocated two retail stores and closed three retail stores over the same time period. In the six months ended June 30, 2021, we opened 19 new retail stores, and we relocated one retail store over the same time period.

Our retail stores serve as valuable marketing vehicles for introducing new customers to our brand and driving repeat purchases and, in turn, positively impact our Sales Retention Rate. Customers are drawn to the vibrant appeal of our retail storefronts and the distinctive in-store experience. We have designed our stores to be convenient, fun, and inspirational—and pride ourselves on the service our teams provide.
As of June 30, 2021, 91 out of our 145 retail stores offered in-person eye exams.
Adjusted EBITDA and Adjusted EBITDA Margin
We use adjusted EBITDA and adjusted EBITDA margin as important indicators of our operating performance. We believe that adjusted EBITDA, when taken collectively with our GAAP results, may be helpful to investors because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. We define adjusted EBITDA as net loss for the company and its consolidated subsidiaries before interest and other (income) / expense, taxes, and depreciation and amortization as further adjusted for stock compensation expense. We defined adjusted EBITDA margin as adjusted EBITDA divided by net revenue. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. For more information about how we use these non-GAAP financial measures in our business, the limitations of this measure, and a reconciliation of adjusted EBITDA to net loss, the most directly comparable GAAP measure, please see the section titled “Prospectus Summary—Summary Consolidated Financial and Other Data—Key Business Metrics and Certain Non-GAAP Financial Measures.”
For the year ended December 31, 2020, adjusted EBITDA and adjusted EBITDA margin were $7.7 million and 1.9%, respectively, and for the year ended December 31, 2019, adjusted EBITDA and adjusted EBITDA margin were $21.9 million and 5.9%, respectively. For the year ended December 31, 2019, adjusted EBITDA increased and adjusted EBITDA margin expanded when compared to the same period in 2018 as a result of increased net revenue and gross profit without the same corresponding increase in selling, general, and administrative expenses, primarily achieved through an increase in Orders and higher AOV. In 2020, we experienced an acute decline in adjusted EBITDA due to the COVID-19 pandemic-related operating challenges, including extended retail store closures and heightened safety measures. Adjusted EBITDA and adjusted EBITDA margins have increased since 2016 as we scaled our operations and realized operating efficiencies.
Factors Affecting Our Financial Condition and Results of Operations
We believe that our performance and future success depend on a variety of factors that present significant opportunities for our business but also present risks and challenges that could adversely impact our growth and profitability, including those discussed below and in the section titled “Risk Factors.”

Brand Awareness
Our brand is integral to the growth of our business and to the implementation of our business expansion strategies. Every aspect of our business is oriented around delighting the customer, which we believe enhances customer loyalty and drives a leading NPS score. Our brand awareness stems from a combination of organic, word-of-mouth marketing, and social media, as well as television, digital, podcasts, and radio. Our Unaided Brand Awareness for the three months ended March 31, 2021 was 13%. If we fail to maintain and enhance our brand as expected, our ability to engage our customer base may be impaired, and our business, financial condition, and results of operations may suffer.
Sales Retention Rate and Repeat Purchase
We believe our ability to sustain a consistently increasing Sales Retention Rate within each cohort of customers demonstrates our strong value proposition. We attract new customers each year and track the retention of those customers over time since their initial purchase. On average, for customers acquired between 2015 and 2019, we observed an approximately 50% Sales Retention Rate within 24 months of their first purchase and a nearly 100% Sales Retention Rate over 48 months. Our Sales Retention Rate has been consistent across customer cohorts even as the count of customers in each cohort has increased. In addition, we typically experience higher Sales Retention Rate for customers that purchase contacts and receive an eye exam. These repeat purchases provide the basis for long-term growth as our customer base increases.
Our consistent retention rate is also reflected in the mix of our Active Customers. The proportion of returning customers has steadily increased each year as customers return to purchase. While the returning customer mix has increased over time, we also continue to see growth in our Active Customers who are new to the business. This is part of the underpinning of our growth model. While we continue to acquire new customers, we seek to ensure new customers become repeat customers as they experience our brand and value proposition. The strength of our multichannel business model is reflected in the fact that in 2020, 58% of our Active Customers were first-time customers despite the challenges presented by the COVID-19 pandemic. Over time, we expect an increased mix of returning customers will provide leverage to our Customer Acquisition Cost as we believe the relative cost to acquire a returning customer is lower than a new customer, which would improve our Average

Contribution Per Customer. If however, we fail to cost-effectively retain our existing customers, our net revenue may grow slower than expected or decline and our Customer Acquisition Cost may increase.
Orders
We view Orders as a measure of the overall velocity of our business. We have observed a very consistent relationship between Orders and Active Customers over time, and believe there is significant opportunity to increase Orders as we increase our Active Customer base. The steady increase in both Orders and Average Order Value have propelled historical growth in the business, and we believe the interplay between these metrics will impact future sales performance. Please see the section below for more information on Average Order Value.
The number of Orders has increased each year as we increase our Active Customers. The average number of Orders per customer has been consistent each year, and therefore the change in Orders has been closely linked to the change in Active Customers. Similar to the change in Active Customers, we increased our Orders by 22% from 2018 to 2019 and by 1% from 2019 to 2020. See the section titled “Risk Factors—Risks Related to our Business and Industry—If we fail to cost-effectively retain our existing customers or to acquire new customers, our business, financial condition, and results of operations would be harmed.”
Average Order Value
While the majority of our glasses start at $95 including prescription lenses, just like they did when we launched 11 years ago, our AOV has steadily increased as we have made new products and services available to our customers. We believe that increases in AOV reflects the value proposition we offer to our customers. In particular, as we scale our existing product offering, such as progressive lenses, and as we introduce new offerings, such as blue-light-filtering lenses, we have observed an increase in AOV as these products are adopted by our existing customers and/or we attract new customers. Our AOV is driven by the number and mix of products purchased per order and the average selling price of each of those products. Our increase in AOV is driven by our ability to introduce and scale new products or service offerings to our customers. From 2018 to 2019, AOV increased by 11% from $158 to $176 primarily driven by a higher unit mix of progressive lens product as well as the scaling of additional lens offerings such as blue-light-filtering lenses, which were launched as an offering in November 2018, and light-responsive lenses. From 2019 to 2020, AOV increased by 5% from $176 to $184 primarily driven by moderately higher unit mix of progressive lens product and continued scaling of additional lens offerings, most notably blue-light-filtering lenses and light-responsive lenses. See the section titled “Risk Factors—Risks Related to our Business and Industry—If we fail to cost-effectively retain our existing customers or to acquire new customers, our business, financial condition, and results of operations would be harmed.”
Customer Acquisition Cost
Our business performance depends in part on our continued ability to acquire customers in a cost effective manner. In 2019, our Customer Acquisition Cost of $27 per customer was in-line with 2018 Customer Acquisition Cost of $26 per customer as we were able to effectively scale acquisition spend in line with Active Customer growth. In 2020, our Customer Acquisition Cost increased due to deliberate investment in media spend: we wanted to broaden awareness that our business could support customers throughout the pandemic while also driving awareness around our newer product lines—contacts, exams, and vision tests—that we expect will result in higher Average Revenue Per Customer over time. In 2020, we also observed a meaningful increase in customer demand for our Home Try-On program, which increased our costs to support that program. The increase in Home Try-On demand was driven by an increase in e-commerce demand as a result of the COVID-19 pandemic and related store closures. If we fail to cost-effectively acquire new customers or retain existing customers through our campaigns and offerings, our overall profitability could be negatively impacted.

Impact of COVID-19
The COVID-19 pandemic caused personal and business disruption worldwide beginning in January 2020. As a result of the pandemic, the recommendations of government and health authorities, and our concern for the health and safety of our team members, customers, and communities, we pivoted operations throughout our entire organization. First, we made the difficult decision to close our 120 retail stores on March 14, 2020. We also transitioned our Corporate and Customer Experience teams to remote work and closed our in-house optical lab for 24 hours to implement robust safety and sanitization protocols. Some of our suppliers and logistics partners experienced supply constraints or labor shortages, as well. These impacts resulted in disruptions to our product and delivery supply chain, including longer delivery times for certain products. Despite these challenges, net revenue grew by 6% from 2019 to 2020 and we generated positive Adjusted EBITDA for the year ended December 31, 2020.
Throughout the pandemic, our team remained committed to ensuring we could get our customers the glasses they needed to see and live their daily lives. We leaned on our e-commerce channel—in particular on existing services like Home Try-On, Virtual Try-On, and Virtual Vision Test—which made us well-equipped to provide customers with a medical necessity during stay-at-home orders.
We also evolved our do-good efforts to maximize impact during the pandemic. To that end, we responded to the immediate needs of our longest-standing partner, VisionSpring, to protect healthcare workers and slow COVID-19 transmission in high risk communities where they work—principally in India, Bangladesh, and sub-Saharan Africa. Starting on April 1, 2020, for a portion of Warby Parker glasses purchased, we worked with VisionSpring to distribute personal protective equipment and prevention supplies to people in need. This temporary pivot continued through the end of 2020 and into 2021. Through our support, VisionSpring provided over two million units of PPE and preventative health supplies in 2020.
After two months of retail store closures, we began reopening using a phased approach and successfully reopened all retail locations by December 31, 2020 following new safety and sanitization protocols such as shorter business hours, mask guidelines for employees and customers, government mandated limited capacity, and more. While our retail stores recovered in the second half of 2020, over the course of the year, we saw 40% of retail store demand shift online, driving a surge in e-commerce year-on-year growth of over 100%, which remained elevated at these levels through the end of the first quarter of 2021. We may experience fluctuations in levels of customer visits as the pandemic continues to evolve, including the emergence of the Delta variant of COVID-19, and we are unable to predict whether consumer shopping behaviors will change as we continue to adjust to the COVID-19 pandemic.
Business growth was slower than expected in 2020 due to the COVID-19 pandemic. We reduced the number of planned new retail store openings in 2020, which could impact our growth in future periods. Moreover, in 2020, our Customer Acquisition Cost increased as we deliberately invested in media spend. We also observed a meaningful increase in customer demand for our Home Try-On program, which increased our costs to support that program. These challenges, balanced with e-commerce strength, resulted in total revenue growth of 6% in 2020 while revenue for the five largest public optical companies declined 10% on average.
The health and safety of our customers and employees remains our top priority. We continuously monitor developments related to the COVID-19 pandemic in locations where we have offices, optical laboratories, or retail operations, and have developed procedures to enable us to responsibly and efficiently open or close locations and adjust operations as needed. We have onboarded and continue to onboard new suppliers, as well as enhance inventory planning and monitoring capabilities. We expect these actions to mitigate supply chain disruptions in future quarters, although the future trajectory of the COVID-19 pandemic is still unknown. The full extent to which the COVID-19 pandemic, including the Delta variant, will directly or indirectly impact our business, operations, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted. Given the uncertainty, we cannot estimate the financial impact of the pandemic on our future results of operations, cash flows, or financial condition. For additional details, refer to the section titled “Risk Factors.”

Components of Results of Operations
Net Revenue
We primarily derive revenue from the sales of eyewear products, optical services, and accessories. We sell products and services through our retail stores, website, and mobile apps. Revenue generated from eyewear products includes the sales of prescription and non-prescription optical glasses and sunglasses, contact lenses, eyewear accessories, and expedited shipping charges, which are charged to the customer, associated with these purchases. Revenue is recognized when the customer takes possession of the product, either at the point of delivery or in-store pickup, and is recorded net of returns and discounts. Revenue generated from services consist of both in-person eye exams in cases where we directly employ the optometrist, and prescriptions issued through the Virtual Vision Test app. Revenue is recognized when the service is rendered and is recorded net of discounts.
Cost of Goods Sold
Cost of goods sold includes the costs incurred to acquire materials, assemble, and sell our finished products. Such costs include (i) product costs held at the lesser of cost and net realizable value and inclusive of inventory reserves, (ii) freight and import costs, (iii) optical laboratory costs, (iv) customer shipping, (v) occupancy and depreciation costs of retail stores, and (vi) employee-related costs associated with our prescription services, which includes salaries, benefits, bonuses, and stock-based compensation. We expect our cost of goods sold to fluctuate as a percentage of net revenue primarily due to product mix, customer preferences and resulting demand, customer shipping costs, and management of our inventory and merchandise mix. Cost of goods sold also may change as we open or close retail stores because of the resulting change in related occupancy and depreciation costs. Over time we expect our cost of goods sold to increase with revenue due to an increased number of Orders and with the opening of new retail stores driven by the resulting occupancy and depreciation costs and employee-related costs associated with prescription services offerings at our retail stores. In connection with this listing, we will recognize stock-based compensation expense related to our RSUs which vest as a result of the satisfaction of the liquidity event-based vesting condition. In addition, we will recognize additional ongoing stock-based compensation expense related to our RSU awards over the remaining service period. For further information, see the section titled “—Critical Accounting Policies and Estimates.”
Gross Profit and Gross Margin
We define gross profit as net revenues less cost of goods sold. Gross margin is gross profit expressed as a percentage of net revenues. Our gross margin has remained steady historically, but may fluctuate in the future based on a number of factors, including the cost at which we can obtain, transport, and assemble our inventory, the rate at which we open new retail stores, and how effective we can be at controlling costs, in any given period.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses, or SG&A, primarily consist of employee-related costs including salaries, benefits, bonuses, and stock-based compensation for our corporate and retail employees, marketing, information technology, credit card processing fees, donations in connection with our Buy a Pair, Give a Pair program, facilities, legal, and other administrative costs associated with operating the business. Marketing costs, which consist of both online and offline advertising, include sponsored search, online advertising, marketing and retail events, and other initiatives. Selling, general, and administrative expenses also include administrative costs associated with our Home Try-On program that provides customers the opportunity to sample eyewear at home prior to purchase. We expect our selling, general, and administrative expenses to increase in absolute dollars over time and to fluctuate as a percentage of revenue due to the anticipated growth of our business, increased marketing investments, and additional costs associated with becoming a public company. We also expect to recognize certain non-recurring costs as part of our transition to a publicly-traded company, consisting of professional fees and other expenses. These fees are expensed in the period incurred. Additionally, we will recognize stock-based compensation expense related to our RSUs which vest as a result of the satisfaction of the liquidity event-based vesting condition and will recognize additional ongoing stock-based compensation expense related to our RSU awards over the remaining service period. For further information, see the section titled “—Critical Accounting Policies and Estimates.”
Interest and Other Income, Net
Interest and other income, net, consists primarily of interest generated from our cash and cash equivalents balances net of interest incurred on borrowings and unutilized line fees on our line of credit, and are recognized as incurred. We expect our interest and other income costs to fluctuate based on our future bank balances and credit line utilization.
Provision for Income Taxes
Provision for income taxes consists of income taxes related to foreign and domestic federal and state jurisdictions in which we conduct business, adjusted for allowable credits, deductions, and valuation allowance against deferred tax assets.
Results of Operations
The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in the prospectus. The following tables set forth our results of operations for the periods presented in dollars and as a percentage of net revenue:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)		(in thousands)
Consolidated Statements of Operations Data:
Net revenue	$370,463	$393,719	$176,790	$270,533
Cost of goods sold	147,355	161,784	74,015	108,699
Gross profit	223,108	231,935	102,775	161,834
Selling, general, and administrative expenses	224,771	287,567	111,956	167,621
Loss from operations	(1,663)	(55,632)	(9,181)	(5,787)
Interest and other income (loss), net	1,939	(97)	(545)	(306)
Income (loss) income before income taxes	276	(55,729)	(9,726)	(6,093)
Provision for income taxes	276	190	281	1,202
Net income (loss)	—	(55,919)	(10,007)	(7,295)

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	% of Net Revenue		% of Net Revenue
Consolidated Statements of Operations Data:
Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	39.8%	41.1%	41.9%	40.2%
Gross profit	60.2%	58.9%	58.1%	59.8%
Selling, general, and administrative expenses	60.7%	73.0%	63.3%	62.0%
Loss from operations	(0.4)%	(14.1)%	(5.2)%	(2.1)%
Interest and other income (loss), net	0.5%	0.0%	(0.3)%	(0.1)%
Income (loss) income before income taxes	0.1%	(14.2)%	(5.5)%	(2.3)%
Provision for income taxes	0.1%	0.0%	0.2%	0.4%
Net income (loss)	—	(14.2)%	(5.7)%	(2.7)%

Comparison of the Six Months Ended June 30, 2020 and 2021
Net Revenue

	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(in thousands)
Net revenue	$176,790	$270,533	93,743	53.0%
Net revenue increased $93.7 million, or 53.0%, for the six months ended June 30, 2021 compared to the same period in 2020. This increase in net revenue was driven by an increase in Orders as a result of an increase in our Active Customer base and an increase in AOV. The increase in Orders was due to the addition of new stores, strong e-commerce performance, and comparing to a period a year ago when our retail stores were temporarily closed due to COVID-19. AOV increased primarily due to a higher mix of purchases of glasses with progressive lenses and with lens treatments (e.g., blue-light-filtering, light-responsive).
Cost of Goods Sold, Gross Profit, and Gross Margin

	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(in thousands)
Cost of goods sold	$74,015	$108,699	$34,684	46.9%
Gross profit	$102,775	$161,834	$59,059	57.5%
Gross margin	58.1%	59.8%		1.7%
Cost of goods sold increased by $34.7 million, or 46.9%, for the six months ended June 30, 2021 compared to the same period in 2020, and decreased as a percentage of revenue over the same period by 170 basis points, from 41.9% of revenue to 40.2% of revenue. The increase in cost of goods sold was primarily driven by increased product and fulfillment costs associated with the growth in net revenue, as well as an increase in store occupancy and depreciation expense due to new retail stores opened since June 30, 2020, and a full six months of expense from new retail stores opened throughout the first half of 2020.
Gross profit, calculated as net revenue less cost of goods sold, increased by $59.1 million, or 57.5%, for the six months ended June 30, 2021 compared to the same period in 2020, primarily due to the increase in revenue over the same period.
Gross margin, expressed as a percentage and calculated as gross profit divided by net revenue, increased by 170 basis points for the six months ended June 30, 2021 compared to the same period in 2020. Gross margin for the six months ended June 30, 2021 was higher compared to the same period in the prior year primarily because the prior period includes impacts of the temporary closure of our retail stores due to COVID-19. For the six months ended June 30, 2020, we continued to incur retail store occupancy and depreciation costs and employee-related expenses associated with our prescription services while stores were closed which negatively impacted gross margin in the prior year period.
Selling, General, and Administrative Expenses

	Six Months Ended June 30,
	2020	2021	$ Change	% Change
	(in thousands)
Selling, general, and administrative expenses	$111,956	$167,621	$55,665	49.7%
As a percentage of net revenue	63.3%	62.0%		(1.3)%
Selling, general, and administrative expenses increased $55.7 million, or 49.7%, for the six months ended June 30, 2021 compared to the same period in 2020, and as a percentage of net revenue decreased by 130 basis points.

The decrease in SG&A as a percentage of net revenue was primarily driven by net revenue growing at a faster rate than our personnel expenses, including employee-related expenses of corporate and store employees, as well as general corporate overhead expenses, while advertising and marketing costs grew in-line with net revenue. The six months ended June 30, 2021 also included $9.2 million of stock compensation expense, or 3.4% of net revenue, incurred in connection with our Tender Offer, mainly representing previously unrecognized compensation costs related to settled and repurchased restricted stock units. Excluding these costs, SG&A expenses increased $46.4 million or 41.5%.
Interest and Other Loss, Net

	Six Months Ended June 30, 2021,
	2020	2021	$ Change	% Change
	(in thousands)
Interest and other loss, net	$(545)	$(306)	$239	43.9%
As a percentage of net revenue	0.3%	0.1%		(0.2)%
Interest and other loss, net decreased by $0.2 million, or 43.9%, for the six months ended June 30, 2021 compared to the same period in 2020. This decrease was primarily driven by lower interest expense due to the repayment of the balance outstanding on our Credit Facility in August 2020.
Comparison of the Years Ended December 31, 2019 and 2020
Net Revenue

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands)
Net revenue	$370,463	$393,719	$23,256	6.3%
Net revenue increased $23.3 million, or 6.3%, for the year ended December 31, 2020 compared to the same period in 2019. This increase was driven by an increase of 1.5% in Active Customers from 1.78 million in 2019 to 1.81 million along with an increase in AOV as orders per Active Customer remained consistent from 2019 to 2020. The increase in AOV was driven by a higher mix of purchases of glasses with progressive lenses and with lens treatments (e.g., blue-light-filtering, light-responsive) which increased our total average price per unit sold, while our average units per order remained consistent year-over-year. Due to COVID-19, we temporarily closed our retail stores, which impacted our net revenue for the year ended December 31, 2020 and also led to a shift in purchases through our e-commerce channel.
Cost of Goods Sold, Gross Profit, and Gross Margin

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands)
Cost of goods sold	$147,355	$161,784	$14,429	9.8%
Gross profit	223,108	231,935	8,827	4.0%
Gross margin	60.2%	58.9%		(1.3)%
Cost of goods sold increased by $14.4 million, or 9.8%, for the year ended December 31, 2020 compared to the same period in 2019, and increased as a percentage of revenue over the same period by 130 basis points, from 39.8% of revenue to 41.1% of revenue. The increase in cost of goods sold was primarily driven by increased product and fulfillment costs associated with the growth in net revenue, as well as an increase in store occupancy and depreciation expense due to new retail stores opened in 2020 and a full-year of expense from new retail stores opened throughout 2019.

Gross profit, calculated as net revenue less cost of goods sold, increased by $8.8 million, or 4.0%, for the year ended December 31, 2020 compared to the same period in 2019, primarily due to the increase in revenue in 2020 as compared to 2019.
Gross margin, expressed as a percentage and calculated as gross profit divided by net revenue, decreased by 130 basis point for the year ended December 31, 2020 compared to the same period in 2019. The decrease in gross margin was primarily a result of an increase in costs that are not directly driven by products sold, including retail store occupancy and depreciation costs and employee-related costs associated with our prescription services.
Selling, General, and Administrative Expenses

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands)
Selling, general, and administrative expenses	$224,771	$287,567	$62,796	27.9%
As a percentage of net revenue	60.7%	73.0%		12.3%
Selling, general, and administrative expenses increased $62.8 million, or 27.9%, for the year ended December 31, 2020 compared to the same period in 2019. This increase was primarily driven by a $41.7 million stock-based compensation charge, or 10.8% of net revenue, in connection with shares held by employees that were sold to a third-party investor at the same time as our Series G redeemable convertible preferred stock issuance. Excluding these costs, SG&A expenses increased $21.1 million or 9.4%. The increase in SG&A as a percentage of net revenue was primarily driven by an increase in marketing and Home Try-On costs to support and capitalize on increased demand for at-home shopping due to the impact of the COVID-19 pandemic. This increase as a percentage of net revenue was partially offset by a reduction in general corporate overhead expenses as a percentage of revenue.
Interest and Other Income (Loss), Net

	Year Ended December 31,
	2019	2020	$ Change	% Change
	(in thousands)
Interest and other income (loss), net	$1,939	$(97)	$(2,036)	(105.0)%
As a percentage of net revenue	0.5%	—%		(0.5)%
Interest and other income (loss), net decreased by $2.0 million, or 105.0%, for the year ended December 31, 2020 compared to the same period in 2019. This decrease was primarily driven by a reduction in interest income due to a lower interest rate environment, interest expense on borrowings under the Credit Facility, and the timing and amounts of cash balances.

Quarterly Results of Operations
The following table sets forth our unaudited quarterly consolidated statements of operations data by quarter from the third quarter of 2019 to the second quarter of 2021. The unaudited quarterly consolidated results of operations set forth below have been prepared on the same basis as our audited consolidated financial statements and in our opinion contains all adjustments, consisting only of normal and recurring adjustments, necessary for the fair statement of this financial information. You should read the following information in conjunction with our consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results for any future period, and the results for any quarter are not necessarily indicative of results to be expected for a full year or any other period.

	Three Months Ended
(in thousands)	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Consolidated Statement of Operations Data:
Net revenue	$94,735	$93,621	$109,657	$67,133	$104,091	$112,837	$138,973	$131,560
Cost of goods sold	37,874	40,288	43,067	30,948	40,111	47,659	55,192	53,507
Gross profit	56,861	53,333	66,590	36,185	63,980	65,178	83,781	78,053
Selling, general and administrative expenses	55,382	66,855	63,574	48,382	105,315	70,295	80,760	86,861
Income (loss) from operations	1,479	(13,522)	3,016	(12,197)	(41,335)	(5,117)	3,021	(8,808)
Interest and other income (loss), net	58	379	(49)	(496)	(81)	529	134	(440)
Income (loss) income before income taxes	1,537	(13,143)	2,967	(12,693)	(41,416)	(4,588)	3,155	(9,248)
Provision for (benefit from) income taxes	154	(1,288)	189	93	196	(287)	144	1,059
Net income (loss)	$1,383	$(11,855)	$2,778	$(12,786)	$(41,612)	$(4,301)	$3,011	$(10,307)
Certain Non-GAAP Financial Measures:
Adjusted EBITDA(1)	$6,356	$(5,061)	$8,083	$(6,916)	$5,437	$1,054	$9,264	$10,810
Adjusted EBITDA Margin(1)	6.7%	(5.4%)	7.4%	(10.3%)	5.2%	0.9%	6.7%	8.2%
__________________
(1)We define adjusted EBITDA as net income (loss) before interest and other income (loss), taxes, and depreciation and amortization as further adjusted for stock-based compensation expense. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenue. We caution investors that amounts presented in accordance with our definitions of adjusted EBITDA and adjusted EBITDA margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate adjusted EBITDA and adjusted EBITDA margin in the same manner. We present adjusted EBITDA and adjusted EBITDA margin because we consider these metrics to be important supplemental measures of our performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles adjusted EBITDA and adjusted EBITDA margin to the most directly comparable GAAP measure, which is net (loss) income:

	Three Months Ended
(in thousands)	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Net income (loss)	$1,383	$(11,855)	$2,778	$(12,786)	$(41,612)	$(4,301)	$3,011	$(10,307)
Interest and other income (loss), net	58	379	(49)	(496)	(81)	529	134	(440)
Provision for (benefit from) income taxes	154	(1,288)	189	93	196	(287)	144	1,059
Depreciation and amortization expense	4,262	4,043	4,418	4,558	4,395	5,007	4,704	5,118
Stock-based compensation expense(1)	615	4,418	649	723	42,377	1,164	1,261	10,409
Transaction Costs(2)	—	—	—	—	—	—	278	4,091
Adjusted EBITDA	$6,356	$(5,061)	$8,083	$(6,916)	$5,437	$1,054	$9,264	$10,810
Adjusted EBITDA margin	6.7%	(5.4%)	7.4%	(10.3%)	5.2%	0.9%	6.7%	8.2%
__________________
(1)Represents non-cash expenses related to equity-based compensation programs, which may vary significantly from period to period depending on various factors including the timing, number, and the valuation of awards granted, vesting of awards including the satisfaction of performance conditions, and the impact of repurchases of awards from employees.
(2)Represents (i) costs directly attributable to the preparation for our public listing and (ii) expenses incurred in connection with the Tender Offer completed in June 2021.
For more information about how we use these non-GAAP financial measures in our business and the limitations of these measures, please see the section titled “Prospectus Summary—Summary Consolidated Financial and Other Data—Key Business Metrics and Certain Non-GAAP Financial Measures.”
Quarterly Revenue Trends
Revenue remained flat between the third and fourth quarter of 2019 and increased in the first quarter of 2020 as the last week of the year has historically been the strongest due to holiday shopping and customers using their flexible spending account dollars before they expire on December 31st of March 15th, depending on the individual’s underlying health care plan. As revenue is recognized upon delivery of product to the customer, the revenue associated with sales in the end of the fourth quarter is generally deferred and recognized in the first quarter of the following year.
Revenue decreased in the second quarter of 2020 due to the impact of COVID-19, as most of our stores were closed for the entirety of the period resulting in a decline in Active Customers and Orders. Revenue increased sequentially in the third quarter of 2020 through the first quarter of 2021 as all of our stores reopened, with limited capacity, by August 2020, resulting in an increase in Active Customers, and Orders. Consistent with the typical seasonality of our business, revenue decreased on a sequential basis from the first quarter of 2021 to the second quarter of 2021. First quarter revenue typically benefits from the deferral of revenue associated with orders placed in final week of December as well as from the expiration of flexible spending dollars, which customers seek to use before expiration on December 31st or March 15th.
Quarterly Expense Trends
Cost of goods sold generally fluctuates in-line with revenue trends as our product costs, freight and fulfillment, optical laboratory costs, and customer shipping are recognized when an order is received by the customer. We have experienced increases in COGS primarily resulting from increases in product costs related to fulfilling Orders which have increased as net revenue increases, as well as moderate increases in retail occupancy costs as we expand our retail footprint and holistic vision care offerings in support of our growth. Over the quarterly periods shown, cost of goods as a percentage of revenue has remained relatively consistent.

Selling, general, and administrative expenses increased sequentially between the third and fourth quarter of 2019 primarily due to increased employee-related costs, advertising and marketing costs, and professional fees to support the overall growth of our business and customer demand in the period.
During the second quarter of 2020, SG&A sequentially decreased due to the impact of COVID-19 as we experienced a reduction in employee-related and variable costs associated with the closure of our retail stores. Despite the impacts of COVID-19 on our business, we deployed spend to grow our Home Try-On program and capitalize on increased demand for at-home shopping which is partially offsetting the reduced costs noted above. Our third quarter 2020 SG&A includes a $41.7 million stock-based compensation charge in connection with shares held by employees that were sold to a third-party investor at the same time as our Series G redeemable convertible preferred stock issuance.
SG&A has increased each quarter since the fourth quarter of 2020 to support the overall growth in the business as well as to prepare to meet our obligations as a public company following the completion of this offering. Our second quarter 2021 included a $9.2 million of stock compensation expense incurred in connection with our Tender Offer, mainly representing previously unrecognized compensation costs related to settled and repurchased restricted stock units.
Seasonality
Historically, our business has not experienced material seasonal fluctuations in net revenue. We do observe moderately higher seasonal demand during the month of December due in part to customer usage of health and flexible spending benefits in the final week of the year. Consistent with our policy to recognize revenue upon order delivery, any orders placed at the end of December are recognized as revenue upon delivery which may occur in the following year, and as such we typically see revenue decrease sequentially from the first quarter to the second quarter.
Our business has experienced a higher proportion of costs in each subsequent quarter as a year progresses due to the overall growth of the business and operating costs to support that growth, including costs related to the opening of new retail stores and increased marketing and employee-related compensation to support growth. The fourth quarter, in particular, has historically experienced the highest amount of costs in a year to support the business demand in the quarter, even though a portion of the net revenue from that demand is not recognized until January of the following year (see above for more details). In the future, seasonal trends may cause fluctuations in our quarterly results, which may impact the predictability of our business and operating results.
Liquidity and Capital Resources
Since inception, we have financed our operations primarily from net proceeds from the sale of redeemable convertible preferred stock and cash flows from operating activities. As of December 31, 2020, we had cash and cash equivalents of $314.1 million, which was primarily held for working capital purposes, and an accumulated deficit of $325.4 million. As of June 30, 2021, we had cash and cash equivalents of $260.7 million, which was primarily held for working capital purposes, and an accumulated deficit of $356.3 million.
We expect that operating losses could continue in the foreseeable future as we continue to invest in the expansion of our business and sales and marketing activities. We believe our existing cash and cash equivalents, funds available under our existing credit facility, and cash flows from operating activities will be sufficient to fund our operations for at least the next 12 months.
However, our future capital requirements will depend on many factors, including, but not limited to, growth in the number of retail stores, the needs of our optical laboratories and distribution network, expansion of our product offerings or service capabilities, and the timing of investments in technology and personnel to support the overall growth in our business. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. There can be no assurances that we will be able to raise additional capital. In the event that additional financing is required from outside sources, we may not be able to negotiate terms acceptable to us or at all. In particular, the recent COVID-19 pandemic has caused disruption in the global financial markets, which could reduce our ability to access capital and negatively affect our liquidity in the future. If we are unable to raise additional capital when required, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, financial condition, and cash flows would be adversely affected.
Credit Facility
In August 2013, we, Warby Parker Retail, Inc., a wholly owned subsidiary, and the other co-borrowers party thereto from time to time, entered into the Loan and Security Agreement with Comerica Bank, or the Credit Facility, as amended, that consists of a revolving credit line of up to $50.0 million. The revolving credit line has a sub-limit of up to $15.0 million for the issuance of letters of credit. Borrowings under the revolving credit line bear interest on the principal amount outstanding at a variable interest rate based on either LIBOR or the bank’s prime rate (as defined in the credit agreement), with no additional margin. We are charged fees on the uncommitted portion of the credit line of approximately 0.2% as long as total borrowings remain less than $15.0 million.
In February and March 2020, we borrowed a total of $30.9 million under the Credit Facility, which was fully repaid in August 2020.
Other than letters of credit of $5.4 million and $3.7 million as of December 31, 2019 and 2020, respectively, there were no other borrowings outstanding under the Credit Facility as of December 31, 2019 and 2020.
Cash Flows
The following table summarizes our cash flows for the years ended December 31, 2019 and 2020, and the six months ended June 30, 2020 and 2021:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Net cash provided by (used in) operating activities	$21,394	$32,758	$(4,688)	$(5,095)
Net cash used in investing activities	(32,632)	(20,070)	(11,080)	(21,215)
Net cash (used in) provided by financing activities	(83,362)	245,936	155,745	(27,235)
Effect of exchange rates on cash	237	37	(360)	132
Net (decrease) increase in cash and cash equivalents	$(94,363)	$258,661	$139,617	$(53,413)
Cash Flows from Operating Activities
Net cash provided by operating activities was $21.4 million for the year ended December 31, 2019, consisting of break-even net income, adjusted for $23.0 million of non-cash expenses and $1.6 million of net cash used as a result of changes in operating assets and liabilities. The non-cash charges included $14.5 million of depreciation and amortization and $8.5 million of stock-based compensation. The changes in operating assets and liabilities were primarily driven by an increase in accounts payable, deferred rent, deferred revenue, and accrued expenses, partially offset by an increase in net inventory to support the growth of our business.
Net cash provided by operating activities was $32.8 million for the year ended December 31, 2020, consisting of a net loss of $55.9 million, adjusted for $63.3 million of non-cash expenses and $25.4 million of net cash provided as a result of changes in operating assets and liabilities. The non-cash charges included $44.9 million of stock-based compensation and $18.4 million of depreciation and amortization. The changes in operating assets and liabilities were primarily driven by an increase in accrued expenses, accounts payable, deferred revenue, and deferred rent, partially offset by an increase in net inventory to support the growth of our business.
Net cash used in operating activities was $4.7 million for the six months ended June 30, 2020, consisting of a net loss of $10.0 million, adjusted for $10.3 million of non-cash expenses and $5.0 million of net cash used as a result of changes in operating assets and liabilities. The non-cash charges included $9.0 million of depreciation and amortization and $1.3 million of stock-based compensation. The changes in operating assets and liabilities were primarily driven by an increase in net inventory to support the growth of our business and a decrease in deferred revenue, partially offset by increases in accounts payable and accrued expenses and a decrease in prepaid expenses and other assets.
Net cash used in operating activities was $5.1 million for the six months ended June 30, 2021, consisting of a net loss of $7.3 million, adjusted for $21.5 million of non-cash expenses and $19.3 million of net cash used as a result of changes in operating assets and liabilities. The non-cash charges included $11.7 million of stock-based compensation and $9.8 million of depreciation and amortization. The changes in operating assets and liabilities were primarily driven by decreases in deferred revenue, accounts payable and accrued expenses, and an increase in inventory, partially offset by an increase in deferred rent.
Cash Flows from Investing Activities
For the year ended December 31, 2019, net cash used in investing activities was $32.6 million related to purchases of property and equipment to support our growth, primarily related to the build-out of new retail stores, as well as investments in capitalized software development costs.
For the year ended December 31, 2020, net cash used in investing activities was $20.1 million related to purchases of property and equipment to support our growth, primarily related to the build-out of new retail stores, as well as investments in our corporate facilities and capitalized software development costs.
For the six months ended June 30, 2020, net cash used in investing activities was $11.1 million related to purchases of property and equipment to support our growth, primarily related to the build-out of new retail stores, as well as investments in our corporate facilities and capitalized software development costs.
For the six months ended June 30, 2021, net cash used in investing activities of $21.2 million related to purchases of property and equipment to support our growth, primarily related to the build-out of new retail stores, as well as investments in our supply chain infrastructure and capitalized software development costs.
Cash Flows from Financing Activities
For the year ended December 31, 2019, net cash used in financing activities was $83.4 million, which was primarily related to $79.5 million of stock repurchases made during the year.
For the year ended December 31, 2020, net cash provided by financing activities was $245.9 million, which was primarily related to $243.6 million of net proceeds from our Series F and Series G redeemable convertible preferred stock issuances.
For the six months ended June 30, 2020, net cash provided by financing activities was $155.7 million, which was primarily related to $124.7 million of net proceeds from our Series F redeemable convertible preferred stock issuance and $30.9 million of a drawdown on our line of credit.
For the six months ended June 30, 2021, net cash used in financing activities was $27.2 million, which was primarily related to repurchases of stock during the period, including shares repurchased in connection with our Tender Offer.

Contractual Obligations and Commitments
The following table summarizes our contractual obligations and commitments as of December 31, 2020:

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(in thousands)
Operating leases	$168,072	$28,599	$52,212	$43,732	$43,529
Total	$168,072	$28,599	$52,212	$43,732	$43,529
For additional discussion on our operating lease obligations, see Note 9 to our audited consolidated financial statements included elsewhere in this prospectus. Subsequent to December 31, 2020, we entered into 20 operating lease agreements and extended the terms of three existing operating lease agreements for retail and laboratory space in the U.S. Total commitments under the new agreements are approximately $22.5 million.
Off-Balance Sheet Arrangements
We enter into standby letters of credit to secure certain leases in lieu of a cash security deposit. We had issued letters of credit of $3.7 million and $3.6 million as of December 31, 2020 and June 30, 2021, respectively, under our Credit Facility. We did not have any other off-balance sheet arrangements as of December 31, 2020 and June 30, 2021.
Quantitative and Qualitative Disclosures About Market Risk
Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in currency rates, interest rates, or inflation.
Foreign Exchange Risk
We are exposed to changes in foreign currency rates as a result of our foreign operations and international suppliers from whom we purchase in Japanese yen and euros. Revenue and income generated by our operations in Canada and our cost of goods sold will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. We do not believe that foreign exchange rates have a material effect on our business, financial condition or results of operations.
Interest Rate Risk
Our cash and cash equivalents as of June 30, 2021 consisted of $260.7 million in cash and money-market funds. Such interest-earning instruments carry a degree of interest rate risk. The goals of our investment policy are liquidity and capital preservation. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate exposure. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents.
Inflation Risk
We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs with increased revenue. Our inability or failure to do so could harm our business, financial condition, and results of operations.
Critical Accounting Policies and Estimates
Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods, as well as related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities and the amount of revenue and expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Inventory
Inventory is stated at the lower of cost or estimated realizable value, with cost determined on a weighted average cost basis. The company continuously evaluates the composition of its inventory and makes adjustments when the cost of inventory is not expected to be fully recoverable. The estimated net realizable value of inventory is determined based on an analysis of historical sales trends, the impact of market trends and economic conditions, and a forecast of future demand. Adjustments for damaged inventory are recorded primarily based on actual damaged inventory. Adjustments for inventory shrink, representing the physical loss of inventory, are estimated based on historical experience and are adjusted based upon physical inventory counts. Actual results may differ from estimates due to the quantity and mix of products in inventory, consumer preferences, and economic and market conditions. Our historical estimates of these costs and the related provisions have not differed materially from actual results. However, unforeseen adverse future economic and market conditions, such as those resulting from disease pandemics and other catastrophic events, could result in our actual results differing materially from our estimates.
Stock-Based Compensation
We recognize compensation expense for stock-based awards based on the grant date fair value, on a straight-line basis over the requisite service period of the awards, which is generally the vesting term of the outstanding stock awards. Compensation expense for performance awards is recognized when it is determined that it is probable that the vesting conditions will be satisfied.
We estimate the fair value of options on the date of grant using the Black-Scholes option-pricing model, which utilizes assumptions subject to management estimate. These assumptions include estimating the expected term, or the length of time employees will retain their vested stock options before exercising them, the estimated volatility of our common stock price over the expected term, the fair value of our stock, the risk-free interest rate, and the expected dividend yield. Changes in these assumptions can materially affect the estimate of fair value of stock-based compensation. We account for forfeitures as they occur.
The following range of assumptions was used for options granted during the year ended December 31, 2019 (no options were granted in 2020) and the six months ended June 30, 2021:

	For the year ended December 31, 2019	For the six months ended June 30, 2021
Risk-free interest rates	2.3% - 2.6%	0.6%
Expected dividend yield	—	—
Expected term	6.25 years	6.25 years
Volatility	40%	60%
Risk-free interest rates: The risk-free interest rates were estimated based on the yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with terms consistent with the expected term of the option awards.
Expected dividend yield: The expected dividend yield is zero as we have never declared or paid cash dividends and do not have plans to do so in the foreseeable future.
Expected term: The expected term is calculated using the simplified method using the vesting term of four years and the contractual term of ten years, resulting in a holding period of 6.25 years. Stock options expire ten years from the date of the grant.

Volatility: As we do not have a trading history of our common stock, the volatility rates for the year ended December 31, 2019 and 2020 and the six months ended June 30, 2021 were determined based on an analysis of comparable public company historical volatilities adjusted based on our stage of development. We intend to continue utilizing similar comparable companies to estimate volatility until sufficient historical information as to the volatility of our Class A common stock is available.
Restricted stock units, or RSUs, issued by us vest upon the satisfaction of both a service-based and a liquidity-event performance-based requirement. The service-based vesting conditions are satisfied so long as the participant remains in service and employed by us as of each of the vesting dates, which is generally over four years. The liquidity-based vesting condition is satisfied upon (i) an initial public offering or (ii) change in control of the company as defined in our equity incentive plans. The RSUs vest on the first date upon which both the service-based and liquidity-event performance-based requirements are satisfied. If the RSUs vest, we will deliver one share of common stock for each vested RSU on the settlement date. Unvested RSUs expire in seven years from the date of grant.
We have concluded that as of December 31, 2019 and 2020 and June 30, 2021, it is not probable that the liquidity-event performance-based vesting condition will occur, and therefore did not record any stock-based compensation expense to date for any RSUs. In the period in which the liquidity-event performance-based condition becomes probable, we will record a cumulative catch-up expense for the service period completed to such date and will begin recording stock-based compensation expense using the accelerated attribution method, net of forfeitures, based on the grant-date fair value of the RSUs for awards where the service period is not complete.
Common Stock Valuations
Because our common stock is not publicly traded, our board of directors exercises significant judgment in determining the fair value of our common stock on the date of each stock-based grant, with input from management, and based on several objective and subjective factors. In determining the fair value of our common stock, our board of directors considered the prices of our redeemable convertible preferred stock sold to outside investors in arms-length transactions; the rights, preferences, and privileges of our redeemable convertible preferred stock relative to our common stock; our operating and financial performance; our stage of development and current business conditions and projections affecting our business. Such conditions and projections include the introduction of new products and services; the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as a qualified public offering or sale of our company, in light of prevailing market conditions; any adjustment necessary to recognize a lack of a liquid trading market for our common stock; the market performance of comparable publicly traded companies; and the overall U.S. economic, regulatory, and capital market conditions. In addition, we also considered any secondary transactions involving our common stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to our financial information.
In valuing our common stock, we first determined the equity value using both the income and market approach valuation methods. In addition, we also considered values implied by sales of redeemable convertible preferred and common stock, if applicable. We then allocated the equity value to our classes of stock using an option-pricing model, or OPM, or Probability Weighted Expected Return Method, or PWERM.
The income approach estimates equity value based on the expectation of future cash flows that a company will generate. These future cash flows, and an assumed terminal value, are discounted to their present values using a discount rate based on a weighted-average cost of capital that reflects the risks inherent in the cash flows. The market approach estimates equity value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.
Once we determined an equity value, we used a combination of approaches to allocate the equity value to each of our classes of stock. We have historically used the OPM, and more recently used the OPM in combination with the PWERM. The OPM allocates values to each equity class by creating a series of call options on our equity value, with exercise prices based on the liquidation preferences, participation rights, and strike prices of the equity instruments. Using the PWERM, the value of our common stock is estimated based upon a probability-weighted analysis of varying values for our common stock assuming possible future events, which include an initial public offering, merger or sale, dissolution, or continued operation as a private company. In determining the estimated fair value of our common stock, we considered the fact that our stockholders could not freely trade our common stock in the public markets. Accordingly, we also applied a lack of marketability discount to the equity value.
Following this offering, it will not be necessary to estimate the fair value of our common stock, as the shares will be traded in the public market, and the fair value of our common stock will be based on the closing price as reported by the NYSE.
Income Taxes
Management makes estimates, assumptions, and judgments to determine our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We utilize the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss, capital loss, and tax credit carryforwards. Valuation allowances are established against deferred tax assets if it is more likely than not that they will not be realized.
Our policy is to recognize interest and penalties expense, if any, related to unrecognized tax benefits as a component of income tax expense.
Internal Control Over Financial Reporting
In the preparation of the consolidated financial statements that are included in this prospectus, our management has determined that we have material weaknesses in our internal control over financial reporting. The material weaknesses identified relate to (i) information technology general controls, in the areas of user access and program change management, over our key accounting, reporting, and proprietary systems and (ii) certain process and application controls within our financial reporting processes to enforce segregation of duties, prevent and detect errors, support timely reconciliation and analysis of certain key accounts, and enable the review of manual journal entries. We have concluded that these material weaknesses arose because, as a private company, we did not have the necessary business processes, systems, personnel, and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.
In order to remediate these material weaknesses, we have made progress in the following actions, among others:
•development of IT general controls to manage access and program changes across our key systems and the execution of improvements to application controls within our proprietary system;
•continued hiring of additional qualified accounting and financial reporting personnel to support division of responsibilities; and we plan to continue to take the following actions, among others:
•implementation of additional review controls and processes and requiring timely account reconciliations and analyses; and
•implementation of processes and controls to better identify and manage segregation of duties.
We will not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time.
Furthermore, we cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.

In accordance with the provisions of the JOBS Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 31, 2020 nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act. Therefore, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the completion of this listing. See the section titled “Risk Factors—Risks Related to Ownership of Our Class A Common Stock—We identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be materially and adversely affected.”
Recent Accounting Pronouncements
See Note 2 to our consolidated financial statements included elsewhere in this prospectus for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.
JOBS Act
We currently qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Accordingly, we are provided the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We have elected to adopt new or revised accounting guidance within the same time period as private companies, unless management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance. Our utilization of these transition periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.

A LETTER FROM NEIL AND DAVE
OUR CO-FOUNDERS AND CO-CEOS

We couldn't understand why glasses were so expensive or why the process of buying them was so cumbersome and inconvenient. As we looked for explanations, we discovered a massive industry that maintained high prices, high margins, low customer satisfaction, and little innovation—and we thought we could do better.

We didn't grow up thinking we'd launch an eyewear business—that part was a happy accident—but we did grow up with a strong desire to leave the world better than we found it. And as we began discussing the idea to start a company, we spent as much time focused on building an organization that would positively impact the world as we did on selling glasses.

We are proud to have built one of the fastest growing brands at scale in the United States. Every day, we aim to design high-quality products, deliver amazing customer experiences, and develop innovative technologies that help the world see.

We're equally proud of the impact we've achieved to date, made possible by our passionate team, dedicated partners, and millions of happy customers. Since our founding in 2010, we've worked alongside our nonprofit partners to distribute over eight million pairs of glasses to people in need through our Buy a Pair, Give a Pair program.

And as our business scales, our impact does too. We are excited to be the first public benefit corporation to go public through a direct listing, and we hope to serve as an example to other businesses and entrepreneurs that you can do well while doing good.

Our Founding Story

The idea behind Warby Parker was born in the fall of 2008, when the four of us began passionately discussing an unexpected topic: eyeglasses.

Dave had recently lost his only pair of glasses while backpacking through Southeast Asia. When he returned to the U.S. to attend business school, he needed to buy two items: a new phone and a new pair of glasses. He couldn't understand why his glasses—made up of technology that had been around for 800 years—were going to cost more than his new iPhone. He started complaining to anyone that would listen—including his classmates Neil, Jeff, and Andy—that it made no sense how expensive glasses were.

Jeff was wearing a five-year-old pair of glasses even though his prescription had changed since he got them. He didn't think it was worth paying hundreds of dollars to get a new pair.

And while Jeff and Dave couldn't believe how expensive glasses were, Andy wondered why he couldn't find glasses online. The world of e-commerce looked very different in 2008 than it does today; for the first time, you could buy personalized products online—everything from shoes to engagement rings—yet no one was selling glasses that he was actually excited to wear.

Dave, Andy, and Jeff were frustrated consumers, but they knew little about the eyewear industry. They quickly got a crash course from Neil, who had been the Director of VisionSpring in the years between college and business school. In this role, he established social entrepreneurship programs to distribute glasses in low-income regions around the world. In doing so, he frequently visited the factories that were producing the glasses that he was providing to individuals living on less than $4 per day; it was at these factories where he saw frames from some of the biggest names in fashion, which would later be sold for hundreds of dollars in the U.S., being made 10 feet away on the same production line.

The four of us asked ourselves: *What if we designed and created glasses we were excited to wear and sold them directly to consumers under our own brand, without the middlemen or the unnecessary markups? And what if we embedded a social mission into every aspect of the business so that as our business grew, so would our positive impact?*

Then we started building Warby Parker.

Warby Parker Today

We're now more than 11 years into our journey—and while we've come a long way from our days as full-time graduate students working out of our apartments, we're still very much building the foundation of our brand and our business. As we enhance the Warby Parker of today and aspire toward the Warby Parker of tomorrow, we're motivated every single day to **solve problems, delight customers,** and **do good.**

This motivation has driven—and will continue to drive—decision-making throughout the company. It pushes us to defy convention—and, at times, to forgo short-term profits—but we believe delivering remarkable customer experiences and making a positive impact on all stakeholders will lead to continued long-term sustainable growth and profitability. We will stay nimble and flexible in how we operate but remain unwavering in this philosophy.

To guide us, we focus on creating impact across five key stakeholders:

Customers

Our goal is to not only meet but far exceed customer expectations—both in value and in service. We work tirelessly to ensure we're constantly surprising our customers with interactions and products that go beyond what they could ever imagine from an eyewear brand. Since our founding, we have introduced new ideas and new ways to serve customers in our industry. From transparent, lower pricing to the first-of-its-kind free Home Try-On, to the first true-to-scale Virtual Try-On, to stores that look and feel nothing like traditional optical shops, we are forever motivated to design and deliver products and services that make it easier and more fun for our customers to see.

Employees (Team Warby)

Any business is only as good as its people. We are committed to building a brand that people love and a company where we—and our team—are excited to come to work every day. To achieve that, we strive to create an engaging and inclusive workplace where our nearly 3,000 team members can succeed, grow, and bring their authentic selves to work.

Because of our clarity of values and purpose, we're able to attract and retain many of the most talented, passionate, curious people in the world who want to work for an organization that is focused on creativity, innovation, and doing good. Our employees can see that the success of their own work directly affects the success of our overall mission—and this inspires and motivates them to do their very best.

Community
To us, our communities are made up of everyone from the folks in our own backyard (we operate stores in 55 markets) to the beneficiaries of our efforts to bring vision care to those who need it most—2.5 billion people around the world need glasses but don't have access to them. We believe this is a solvable issue and work every day to tackle it.

Environment
Warby Parker is committed to an environmentally sustainable future—we're carbon neutral thanks, in part, to offsets purchased—and as we grow, we strive to hold ourselves to a higher standard of stewardship in areas where we have the greatest impact and influence.

Partners
We identify and work with partners who are equally passionate about impacting the world in a meaningful way—and over the years, we have had the pleasure of working with some of the absolute best collaborators, artists, suppliers, nonprofit organizations, and more. We are grateful for their partnership, humbled by their commitment, and inspired by their vision.

Our Future
When we launched Warby Parker, we committed to building a brand that people love and a company where we—and our team—would be excited to come to work every day. Today, our excitement is even more palpable. And as we look to the future, we're inspired by the possibilities in front of us to solve *more* problems, delight *more* customers, and do *even more* good, whether that's by expanding our vision care offering, designing first-to-market technologies, introducing Warby Parker to new geographies, or bringing our Pupils Project program to new communities to provide glasses to students in need.

To our partners, customers, and employees who have helped Warby Parker reach this milestone—thank you. It's because of you that we are here. And to those we are meeting for the first time, we'll share a sentiment that we say to each of our customers —it's "nice to see you." We hope you'll join us for the next leg of our journey.

Neil Blumenthal
Co-Founder and Co-CEO

Dave Gilboa
Co-Founder and Co-CEO

Business
Our Founding Story
We started Warby Parker 11 years ago to solve our own problems as frustrated consumers and to make a positive impact. We aspired to demonstrate that a business could scale, be profitable, and do good in the world—without charging a premium for it. Since our founding in 2010, we have pioneered ideas, designed products, and developed technologies that help people see. We offer everything our customers need for happier eyes at a price that leaves them with money in their pocket, from designer-quality glasses (starting at $95, including prescription lenses) and contacts, to eye exams and vision tests—and they can meet us online, at our retail stores, or even at home. Wherever and whenever they need it, we’re there to make exceptional vision care simple and accessible. Delightful, too.
We also believe that everyone has the right to see. Glasses enable people to learn, work, and navigate the world with more security and dignity, but 2.5 billion people around the world who need them do not have access. To help address this problem, we partner with nonprofit organizations like VisionSpring to ensure that for every pair of glasses sold, a pair is distributed to someone in need. VisionSpring estimates that, on average, a pair of glasses improves personal productivity by 35% and increases monthly income by up to 20%. Through our Buy a Pair, Give a Pair program, we have helped distribute over eight million pairs of glasses to people in need since inception.
And we are just getting started.
A Lifestyle Brand Focused on Vision for All
Warby Parker is a mission-driven, lifestyle brand that operates at the intersection of design, technology, healthcare, and social enterprise. We stand for fun, creativity, and doing good in the world. Every day, our team of nearly 3,000 team members is focused on our mission to inspire and impact the world with vision, purpose, and style (without charging a premium for it). Our ultimate objective is to provide vision for all.

Our Customer-Centric Approach
When we launched the business in February of 2010, less than 2.5% of glasses were sold online—yet we believed that if we offered high-quality, uniquely designed glasses for a reasonable price point, with mechanisms to try them on like our Home Try-On program, and outstanding customer service, people would be willing to buy eyewear online for the first time. We reached our first-year sales targets in three weeks, sold out of our top 15 styles in four weeks, and built a waitlist of thousands of customers for our first-of-its-kind Home Try-On. Those first few months were chaotic to say the least, but we learned a lot.
Even without inventory, we were determined to make our early adopters’ experiences as remarkable as possible. Our founders and early employees reached out to every customer on our waitlist, answered calls and emails late into the night, and welcomed customers into our apartments to try on our debut collection. These actions laid the groundwork for how we would not only manage—but work to exceed—customer expectations moving forward.
Since that time, we have worked tirelessly to delight customers and scale our above-and-beyond customer experience, which has led to our NPS being above 80 on average throughout our history and 83 for the three months ended June 30, 2021. Based on a consumer survey as described further in the “Glossary,” we believe our NPS, an indicator of customer satisfaction and loyalty, is the highest in the optical industry, which has an average NPS of less than 30. At Warby Parker, we take pride in generating nothing-short-of-amazing moments, each and every time.
(1)If you're having trouble reading this footnote, give us a call. You might need some Warby Parker glasses : )

Who We Are Today
A pioneer of the direct-to-consumer model, Warby Parker is one of the fastest-growing brands at scale in the United States. Through our multichannel business, we have unlocked access to affordable, quality eye care for millions, starting with our two-million-and-growing active customer base as of June 30, 2021.
Since day one, Warby Parker’s focus on delighting customers and doing good has created a foundation for continuous innovation:
•We aim to provide customers with the highest-quality product possible by designing glasses at our headquarters in New York City, using custom materials, and selling direct to the customer. By cutting out the middleman, we are able to sell our products at a lower price than many of our competitors and pass the savings on to our customers. In addition to lower prices, we introduced simple, unified pricing (glasses starting at $95, including prescription lenses) to the eyewear market. See “Markets, Industry, And Other Data.”

•We’ve built a seamless shopping experience that meets customers where and how they want to shop, whether that’s on our website, on our mobile app, or in our more than 145 retail stores.

WARBY PARKER
Try 5 frames at home for free

12:36
Search
Pull down for Virtual Try-On
Percey
Striped Sassafras
Starting at $95, including prescription lenses or 3 payments of $32 with Affirm
+Home Try-On
Buy from $95

WARBY PARKER
Home Try-On

WARBY PARKER
8129
EYEGLASSES
SUNGLASSES

•We’ve crafted a holistic vision care offering that extends beyond glasses to include contacts, vision tests and eye exams, vision insurance, and beyond. We leverage leading (and in many cases proprietary) technology to enhance our customers’ experiences, whether it’s to help them find a better-fitting frame using our Virtual Try-On tool, or to update their prescription from home using Virtual Vision Test, our telehealth app.

EYE EXAMS

WARBY PARKER

Swipe for more eyeglasses
Burke
Home Try-On
Buy from $95

9:41
Virtual Vision Test
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1-DAY ACUVUE MOIST
DAILIES AquaComfort PLUS
ONE-DAY CONTACT LENSES
Alcon
clariti 1 day
CooperVision
SCOUT
DAILIES TOTAL1
BAUSCH + LOMB
Biotrue
ONEday lenses
inspired by the biology of your eyes
AIR OPTIX
HydraGlyde
ACUVUE OASYS

•We recruit and retain highly engaged, motivated team members who are driven by our commitment to scaling a large, growing business while making an impact and are excited to connect their daily work back to our mission. According to data from our biannual Employee Engagement Survey, which had an employee response rate of 74%, 91% of our survey respondents agreed that they are proud to work for Warby Parker; 89% think Warby Parker is in a good position to create a more equitable, inclusive and diverse workplace; and 88% would recommend Warby Parker as a great place to work. We believe our employees are more engaged than those at peer companies in the tech and retail sectors. Our team is led by our Co-Founders and Co-Chief Executive Officers Neil and Dave, who, as a result of their collective share ownership, will have the ability to exercise significant influence, and will be able to exercise significant control in the future if they exercise and/or settle their options and restricted stock units that will exercise or settle into Class B common stock, over the outcome of matters submitted to our stockholders for approval.

•We are a public benefit corporation focused on positively impacting all stakeholders, and hope to inspire other entrepreneurs and businesses to think along the same lines. We strive to benefit our employees, customers, communities, partners, and the environment by advancing access to eye care and living our core values. Working closely with our nonprofit partners, we distribute glasses to people in need in more than 50 countries globally and many parts of the United States. Over eight million more people now have the glasses they need to learn, work, and achieve better economic outcomes through our Buy a Pair, Give a Pair program. We also aim to use resources responsibly, reduce waste, and maintain a neutral carbon footprint, through offsets and verified emissions reductions we purchase to fully compensate for our carbon footprint.
We expect these investments in our products, our customer experience, and our communities to continue to pay off over time, enabling us to attract and retain passionate and motivated employees, create stronger brand loyalty, increase brand awareness, expand customer lifetime value, lower Customer Acquisition Cost, and more.
For the years ended December 31, 2018 (unaudited), 2019, and 2020:
•we generated net revenue of $272.9 million, $370.5 million, and $393.7 million, respectively;
•we generated gross profit of $164.3 million, $223.1 million, and $231.9 million, respectively, representing a gross profit margin of 60%, 60%, and 59%, respectively;
•we generated net (loss) income of $(22.9) million, $0 million, and $(55.9) million, respectively; and
•we generated adjusted EBITDA of $8.6 million, $21.9 million, and $7.7 million, respectively.
For the six months ended June 30, 2020 and 2021:
•we generated net revenue of $176.8 million and $270.5 million, respectively;
•we generated gross profit of $102.8 million and $161.8 million, respectively, representing a gross profit margin of 58% and 60%, respectively;
•we generated net (loss) of $(10.0) million and $(7.3) million, respectively; and
•we generated adjusted EBITDA of $1.2 million and $20.1 million, respectively.

For a definition of adjusted EBITDA, a non-GAAP measure, and a reconciliation to the most directly comparable GAAP measure, see the section titled “Prospectus Summary—Summary Consolidated Financial and Other Data—Key Business Metrics and Certain Non-GAAP Financial Measures.”
As of December 31, 2018, 2019, and 2020, and June 30, 2021, the key operational metrics of our business included:
•Store Count of 88, 119, 126, and 145, respectively; and
•Active Customers of 1.45 million, 1.78 million, 1.81 million, and 2.08 million, respectively.
For a definition of Store Count and Active Customers see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics and Certain Non-GAAP Financial Measures.”
We’ve deliberately been doing things differently from the beginning—and 11 years in, we’re still at it: surprising and delighting our customers by anticipating changing needs and technologies, and building rich and lasting customer relationships that enable us to deliver a highly personalized shopping experience for everyone, no matter the platform. All of this is accomplished alongside our efforts to create impact and do good.

Our Stakeholders
Our stakeholder-centric ethos guides us in every decision we make, which we believe leads to sustainable and durable growth, sometimes at the expense of short-term profits, but we expect investments in these areas to pay off over time. We believe our approach reflects the future of doing business and creates the type of impact-driven, authentic brand that customers not only admire, but demand.
Our Direct-to-Consumer Model
When we started Warby Parker 11 years ago, there were not many examples of brands that had launched online. Yet we believed that building a digitally native, vertically integrated brand would enable us to circumvent traditional channels, directly build meaningful relationships with consumers, and offer high-quality products at a reasonable price. Since then we have added many additional ways to engage with consumers—from our more than 145 retail stores to our Virtual Vision Test telehealth app—all with the intention of making the shopping process easy and fun for our customers. For the year ended December 31, 2020, we generated 95% of net revenue from the sale of glasses, 2% of net revenue from the sale of contacts, 1% of net revenue from eye exams, and the remaining 2% of net revenue primarily from the sale of eyewear accessories.
As we continuously seek to elevate the seamless customer experience, we leverage multiple components of our business model, including:
•Customer-First, Direct-to-Consumer. Since our founding, we have built a seamless customer experience, both in store and online, through which we believe we have deepened customer relationships and strengthened brand loyalty. We offer simple, unified pricing often at a lower price than many of our competitors, making the purchase process transparent, easy, and affordable. See “Markets, Industry, And Other Data.” Our retail stores provide fun, quirky, and stylized environments in which to shop alongside style and fit experts. Our website and mobile app make it quick and easy for our customers to browse, virtually try on, and purchase glasses. All of our infrastructure and customer service support our own brand, enabling us to optimize the look and feel of the user experience from browsing and trying on to purchase. Across all of our channels, we have Customer Experience and Retail team members ready to help at a moment’s notice. And whenever we have room to improve, our teams are the first to know; our direct-to-consumer approach helps us to gather real-time customer feedback and act on it more quickly than our non-DTC competitors.
•Sustainable, Predictable Growth. Eye care purchases are predominantly a non-discretionary medical necessity. 66% of glasses purchases and 71% of contacts purchases occur at the same location where consumers get their eye exams. Prescription eyewear consumers typically replace their glasses every two to two and a half years, while contact lens customers typically reorder every six to 12 months. On average, for customers acquired between 2015 and 2019, we observed an approximately 50% Sales Retention Rate within 24 months of their first purchase and nearly 100% Sales Retention Rate over 48 months. We believe our retention is unique in the optical industry in that our customers come back to the Warby Parker brand repeatedly. By contrast, when customers in the optical industry typically replenish their glasses, we do not believe they are necessarily loyal to any particular brand. Given our brand’s strength and replenishment cycle, we believe we have significant opportunity ahead to grow our wallet share, and delight more and more customers.
•Vertical Integration. We design and sell glasses under our own brand name. Our integrated supply chain consists of owned optical and fulfillment laboratories as well as third-party manufacturing and laboratory partnerships that we have built over the years and gives us control over product quality and fulfillment speed. We do this as we seek to ensure every part of the design, manufacturing, discovery, purchase, and delivery process is consistent with our brand and our commitment to delivering the highest quality products and remarkable customer experiences. In addition, we own data across the entire end-to-end journey that allows us to develop deep customer insights, informing our innovation, and enabling us to create a highly personalized, brand-enhancing experience with each customer.
•Strong Customer Economics. We track our unit economics at the customer level, which we refer to as customer economics, since our customers shop through multiple channels. Our personalized and differentiated digital and retail store experiences are designed to delight the customer, and each customer is profitable on a Contribution Margin basis. For the year ended December 31, 2020 our Average Revenue Per Customer was $218 and our Average Contribution Per Customer was $45. For a definition of Average Contribution Per Customer, a non-GAAP measure, and a reconciliation to the most directly comparable GAAP measure, see the section titled “Prospectus Summary—Summary Consolidated Financial and Other Data—Non-GAAP Financial Measures—Average Contribution Per Customer and Contribution Margin.”
The Eyewear Market is Large, Growing, and Ripe for Disruption
Large and Growing Market
The U.S. eyewear market is large and growing. The Vision Council defines the U.S. eyewear market in 2020 as an approximately $35 billion industry that has exhibited consistent, stable growth across multiple economic cycles, and estimates the U.S. glasses market to be approximately $21 billion. Independent optical retailers made up approximately 51% of all optical retail sales in 2020, while the remainder of optical retail sales came from optical retail chains. Globally, the eyewear market is over $140 billion, according to Statista and internal company estimates. The industry includes optical retailers’ revenue from the sales of products (including glasses, sunglasses, and contact lenses) and eye care services provided by vision care professionals, including eye exams.
The eyewear industry is resilient to economic cycles given its medical and non-discretionary nature and is defined by durable fundamentals and trends including:
•Most people need vision correction: The Vision Council reported that nearly 200 million or 76% of adults in the United States were using some form of vision correction in 2020. In addition, the number of Americans ages 65 and older will more than double over the next 40 years, reaching 80 million in 2040, according to the U.S. Census Bureau. It is estimated that at least 84% of people aged 65 and older wear corrective lenses, as older adults require more vision correction.
•Consistent replenishment cycle: On average, glasses wearers replace their glasses every two to two and a half years, according to the Vision Council. Additionally, an estimated 42 million people in the United States wear contact lenses that are typically disposable, replaced on a daily, weekly, or monthly basis, driving frequent repurchase. Nearly 70% of contacts wearers purchase contact lenses at least two times per year.
•Increasing screen time usage: With the rising usage of smartphones, tablets, computers, and other devices, over 79% of surveyed Americans have reported an increase in screen time in the past five years, contributing significantly to increased vision correction needs and a steady influx of new customers within the eyewear market.
•Acceleration of e-commerce penetration: While e-commerce penetration is at an all-time high in the U.S. and abroad, it is largely nascent in the eyewear industry, representing approximately 5% of sales in 2019 and 8% of sales in 2020. In comparison, e-commerce penetration in 2019 and 2020 for consumer electronics was 46% and 53%, respectively, and for apparel and accessories was 32% and 38%, respectively, according to eMarketer.
•Increasing prominence of telehealth: According to Statista, 6.4 billion people in the world have a smartphone, accounting for almost 50% of the global population. DTC telehealth is expected to surpass $16 billion by 2025, reflecting an evolution of consumer preferences from in-person to remote medical care.

We believe these factors contribute to rising vision correction needs and a steady influx of new customers who expect an exceptional vision care experience. Industry-wide, a significant portion of customers who use prescription glasses or contacts purchase them from their prescriber. By contrast, the majority of our customers have historically obtained their prescriptions from non-Warby Parker doctors, underscoring the opportunity to expand our own optometric and telehealth services and offer these services to more of our customers. While Warby Parker currently has relationships with only a few vision care insurers in the United States, the majority of our optometric services are covered, in part, as out-of-network services by vision care insurers and major carriers. Our telehealth services are not covered by vision insurance, but we believe customers will continue to use our telehealth services given the convenience and modest cost. To the extent we expand to partner with more vision care insurers, we will have to negotiate with each individual insurer for coverage of the cost of our optometric and telehealth services, which may incur additional time, cost, and resources. By our calculations, in 2020, we sold glasses and contacts to less than 2% of all adults who use some form of vision correction in the U.S. Additionally, of the nearly 200 million adults in the United States who were using some form of vision correction in 2020, 61% were age 45 or older while for our business only 41% of customers were age 45 or older, up from 19% of customers in 2015. According to Statista, the industry is projected to accelerate at a rate above GDP, with an outlook of 9.2% CAGR from 2020 to 2025, supported by secular trends. Given our lower price point versus the rest of the industry, our market share by net revenue in the U.S. was only 1%, leaving us with meaningful opportunity to scale in the years and decades ahead.
Ripe for Change
The eye care industry has largely been slow to innovate, despite strong and defensible fundamentals. Many customers wear their glasses every day; it’s not only a medical device, but a fashion accessory that is core to one’s identity. Yet, the legacy journey to purchasing these products is far from the delight-inducing experience customers desire—especially when incurring a significant out-of-pocket expense. The process of buying eyewear has lacked an engaging customer experience and has historically been defined by:
•Underinvested Shopping Experience. The legacy customer journey to buy glasses largely entails going in person to an optical retailer—an experience that has remained relatively stagnant. Getting your new glasses means browsing frames stored behind locked cases, and feeling overwhelmed by the assortment. Customers rely heavily on a dominant physical footprint with little to no digital counterparts.
•Confusing, Unstandardized, and Opaque Pricing. Beyond selection of frames, the purchase decision involves complex, multi-step decision-making with an emphasis on upselling lens alternatives and coating options. This confusing model includes pricey add-ons customers aren’t aware of until they go to check out and feel forced to purchase the glasses after investing so much time into making all of their choices. We believe there is also little connection between pricing and quality.
•Unappealing Value Proposition. Glasses have historically only been offered at a premium price point, leaving millions of customers without access to stylish, affordable eyewear. There is often a significant markup at 10 to 20x from manufacture to sale, as products are often burdened by various licensing, wholesale, and retail fees that support the legacy supply chain. Upon finally reaching the point of checkout, customers often find their vision insurance (if they have it) only covers a portion of their purchase, and they are left with a significant out-of-pocket expense.
•Limited Ongoing Customer Engagement. The eyewear industry has been built to maximize individual transactions versus optimize the customer journey. In addition, a concentrated number of companies license the vast majority of premium eyewear brands sold and often wholesale their products through retailers, so they lack direct connection to their end customers.
The legacy optical industry is highly concentrated amongst a few industry players that have created an illusion of choice, as consumers are often unaware that power is consolidated among a handful of companies, whose influence spans the full eyewear value chain, from design, to manufacturing, distribution, retailing, and insurance. While there are over 41,000 optical retail stores in the U.S. as of 2020, both eyewear brands sold and insurance used remain highly concentrated. Vision insurance plans function like prepaid spending accounts, reducing the out-of-pocket cost of routine eye exams and glasses or contact lenses, in exchange for a monthly premium. Vision insurance providers are not neutral to the optical ecosystem. “In-network” often serves as a means to impact the channels through which consumers shop and, in turn, influence pricing.
Eyewear is unique as it’s both a style choice (“I want it”) and a medical necessity (“I need it”). The legacy purchase experience, however, has primarily emphasized eyewear’s medical attributes. At Warby Parker, we believe customers should be able to purchase high-quality eyewear online or in an engaging retail store environment with helpful, friendly associates committed to delivering a fun experience, all at a unified and transparent price.
What Sets Us Apart
The following strengths shape Warby Parker’s unique value proposition, helping the brand inspire and impact the world with vision, purpose, and style while driving continued success and differentiation:
•Transformative Brand. Warby Parker has played a key role in advancing the direct-to-consumer model and has empowered consumers to shop differently. Now, 11 years since our founding, we are a tech-enabled, mission-driven lifestyle brand that sits at the intersection of technology, healthcare, design, and social enterprise. In surveying our customers, we find they consistently cite that our brand stands for mission, value, style, and quality, among other attributes. We are focused on bringing all aspects of our brand to life, on multiple platforms, across multiple generations.
•Customer Experience Driving High Consumer Loyalty. We treat customers the way they’d like to be treated—with kindness, helpfulness, empathy, and incredible service. Every one of our customer touchpoints seeks to delight the customer about a purchase that influences, and enhances, how they feel. Our customer focus has resulted in an average annual NPS over 80 throughout our history. As a result, our customers have become our best brand ambassadors, with approximately 50% reporting hearing about Warby Parker through word of mouth.
•Data-Driven Decision Making. Our 100% direct business model, combined with our advanced technology, allow us to collect valuable data and customer feedback. For example, we gather data about our customers’ shopping preferences, which we use to create personalized experiences and inform strategic decisions, including our retail store rollout strategy and consumer SKU preferences.
•Vertical Integration. We are able to guide our customers’ experience, our brand identity, and our affordable prices through our integrated supply chain—from our in-house design team, to owned parts of our supply chain, all the way to direct distribution of our products via our e-commerce channel and retail stores. Our vertical structure and agile culture also give us the flexibility to react quickly to changes in the market and customer preferences.
•Continuous Innovation. Since our first order in 2010, we have continuously strived to create new products and services that anticipate customer needs. Five years after launch, we were named Fast Company’s “Most Innovative Company,” which largely reflected our success in bringing a direct-to-consumer solution to the optical industry. We have launched innovative products like our e-commerce app (2016), our first in-house optical lab (2017), our telehealth app (2017), blue-light-filtering lenses (2018), Virtual Try-On (2019), Scout by Warby Parker private-label contact lenses (2019), Digital PD Tool (2020), and more. We believe our investments and focus on innovation set us apart from our peers in the optical sector and provide us with a strong competitive moat.
•Compelling Customer Economics. Our financial success stems from our strong customer economics. We are profitable on a customer’s first order and our customers become more valuable over time, as evidenced by our Sales Retention Rate of nearly 50% within 24 months of first purchase and nearly 100% within 48 months. Our Average Revenue Per Customer was $218 in 2020, a 16% increase since 2018 and our Customer Acquisition Cost has averaged 15% of Average Revenue Per Customer over that same time period, reflecting the long-term relationship we are able to form with our customer. On average, all customers are profitable as reflected in our Average Contribution Per Customer, which was $48, $54, and $45 in 2018, 2019, and 2020, respectively, which equals a Contribution Margin of 25%, 26%, and 21%, respectively. See “Prospectus Summary—Summary Consolidated Financial and Other Data—Non-GAAP Financial Measures—Average Contribution Per Customer and Contribution Margin” for definitions of Average Contribution Per Customer and Contribution Margin and a reconciliation to the most directly comparable GAAP measure, which is gross profit. Our high brand affinity drives organic marketing, which we believe allows our marketing spend to be lower than many e-commerce peers.
•Founder-Led Team with Commitment to Purpose. Our mission, commitment to our core values, and focus on innovation are driven by our Co-Founders and Co-Chief Executive Officers, Neil and Dave. Having met as classmates in business school, Neil and Dave have scaled Warby Parker from an idea to a growing, impact-driven brand. While we have grown, our company culture reflects the original founder-vision of providing vision for all. We believe the outstanding talent that has joined Warby Parker reflects and enhances the founding vision and long-term commitment to growth and purpose. In comparison to the data provided by the U.S. Bureau of Labor Statistics, we have consistently recorded competitive employee retention rates across industries of over 65% since 2016, which we attribute to the power of our shared vision.
•Authentic Impact. We believe that our business can scale, be profitable, and do good in the world—without charging a premium for it. We seek vision for all: this is why for every pair of glasses or sunglasses we sell, we distribute a pair of glasses to someone in need through our Buy a Pair, Give a Pair program. As of December 31, 2020, we have supported over 50 countries, including the United States, and have helped distribute over eight million pairs of glasses to people in need. We’ve also formed Pupils Project, our program that helps provide free vision screenings, eye exams, and glasses to kids in New York City, Baltimore, Philadelphia, and beyond. Our Co-Founder Neil brings direct experience from the nonprofit sector; before founding Warby Parker, Neil served as Director of VisionSpring, a nonprofit social enterprise (and Warby Parker’s primary Buy a Pair, Give a Pair partner) that trains low-income men and women to start their own businesses selling affordable glasses to individuals living on less than $4 per day. Over 50% of VisionSpring customers are getting glasses for the first time. To continue to attract world-class optometric talent, we have built meaningful relationships with optometry schools, including the New England College of Optometry. We have also committed $700,000 in scholarships to increase Black representation in the field, making it possible for four optometry students to complete the school's four-year program. This genuine focus on impact is foundational to our business, and we also believe it resonates with consumers.
Sustainable Growth Driven by Customer Focus and Innovation
As we aspire towards continued ambitious, sustainable growth, we plan to leverage distinct growth strategies to increase our 1% of market share by net revenue as of December 31, 2020:
•Strengthening Engagement with Our Existing Customers. As we further expand our products and services, we see a significant opportunity to deepen relationships with our existing customers. Customers who shop our holistic vision offering across product lines and channels tend to convert to highly loyal, returning customers, contributing to consistent growth in lifetime value.
•Growing Brand Awareness. Our Unaided Brand Awareness for the three months ended March 31, 2021 was 13%, suggesting a significant opportunity for us to introduce Warby Parker to new customers. While leading with organic, word-of-mouth marketing, we also build brand awareness among new customers through television, digital, radio, and social media. Given approximately 50% of our customers report buying our products based on word-of-mouth recommendation, based on customer surveys we conducted from 2019 to 2021, we believe our marketing spend is efficient. We believe our long-term relationship with the customer through multiple transactions over time highlights the opportunity for our business.
•Expanding Our Retail Footprint. Our brand comes to life as soon as you step into a Warby Parker retail store; each store showcases our latest product and service offerings while driving brand awareness and total market growth. Our current retail footprint is national and operates across urban and suburban communities with street, lifestyle, and mall locations. Our U.S. retail footprint has a long runway for expansion. Based on analysis we conducted with a third-party research firm, our retail footprint has room to expand in the U.S. to 900+ retail stores, which is still a fraction of the over 41,000 optical retail stores in the United States as of 2020. We are highly selective and discerning about each retail store we open; we seek new retail store payback of under 20 months and Four-Wall Margins of 35%. We believe our retail stores embody the brand, are efficient customer acquisition vehicles, and will generate significant free cash flow over time.
•Continuing to Invest in Technology and our Digital Experience. We plan to continue to make strategic investments to enhance our digital offering and capabilities, enabling us to provide a more convenient and seamless customer experience. Our team of strategists and technologists prioritizes innovation while developing proprietary tools in-house, whether it’s our Virtual Try-On, Digital PD Tool, custom point of sale system, or our Virtual Vision Test telehealth app.
•Continuing to Enhance Our Design Capabilities. Our in-house eyewear design team regularly prototypes and develops proprietary eyewear designs that aim to differentiate and elevate our brand within the market. This includes working with our partners to develop custom acetates and deliver first-to-market frame constructions. As we continue to enhance our design capabilities, we believe this will be a competitive advantage moving forward.

•Expanding Our Holistic Vision Care Offering. We plan to continue to build upon our existing products, while selectively introducing new offerings that aim to surprise and delight both new and existing customers. This includes strengthening our offering and position within:
•Glasses. On average, we release over 20 eyewear collections each year; we will continue to scale our core glasses offering by introducing new sizes, shapes, widths, lens offerings, and more to ensure as many people as possible can find a frame that fits, functions, and looks great.
•Contact Lenses. The contact lens market is estimated at $5.1 billion as of December 31, 2020 and contributes only 2% to Warby Parker net revenue for the year ended December 31, 2020.
•Eye Exams and Vision Care. The eye exams and vision care market is estimated at $5.1 billion as of December 31, 2020 and contributes only 1% to Warby Parker net revenue for the year ended December 31, 2020.
•Vision Insurance. Vision insurance comprises approximately 65% of purchases made in the vision care market as of December 31, 2020 and contributes only 3% to Warby Parker net revenue for the year ended December 31, 2020.
For each of these opportunities, we have established businesses that are growing rapidly and can scale over time.
•Evaluating Potential Expansion into New International Markets. With 4.7 billion people globally in need of vision correction, we recognize there is a significant opportunity to introduce customers across the globe to our brand. Expanding internationally would add over $100 billion to our total addressable market and currently only 2% of our business is international. As we grow, we will continue our strategy of evaluating opportunities to open distinctive retail stores in select locations and providing our customers with an engaging online experience.

Our Holistic Vision Care Offering
An amazing customer experience at Warby Parker is no accident—it happens when every possible path to our product is as delightful and thoughtful as the next.
Since our launch, we have expanded our product offering, creating a seamless and convenient shopping experience for customers interested in not only buying eyeglasses but also sunglasses (with or without prescription lenses), light-responsive lenses, blue-light-filtering lenses, contact lenses, and more. We’ve also introduced services like comprehensive eye exams and groundbreaking in-house technologies like Virtual Vision Test and Virtual Try-On that enhance the overall customer experience. This ongoing innovation is driven by our team’s commitment to solving real consumer problems while building a holistic vision care offering that is unparalleled within the market.
Our holistic vision care offering leads to higher, “stickier” customer value over time. Customers who purchase our holistic offering (glasses, contacts, and exams) have a cumulative average value that is 2.2x higher after one year than customers who just purchase glasses (and 1.5x higher at initial purchase). These holistic vision care customers accounted for less than 1% of customers in 2020. Further, customers who purchase contact lenses with another product have a cumulative average value that is 2x higher than the average value of their initial purchase.

Cumulative average sales order value per customer[1]

2019 customer cohort by products/services purchased

$600
$500
$400
$300
$200
$100
-
Initial purchase: Holistic Vision Customer average value is 1.5x higher than Glasses Only Customer
+6 months: 1.9x higher than Glasses Only
+12 months: 2.2x higher than Glasses Only
0
30
60
90
120
150
180
210
240
270
300
330
365
Days since first purchase
Holistic Vision Customers Glasses + Contacts + Vision Services
Glasses Only Customers

_________________
(1)Source: Company data. Average value per customer represents sales including refunds; equal to cumulative customer sales order value divided by total unique customers in each product and service grouping.

Eyeglasses and Sunglasses
Every pair of Warby Parker glasses and sunglasses is dreamed up in-house, where our team gathers inspiration, sketches designs, and maps out product details for prototyping. We launch more than 20 new collections each year, often incorporating patented designs and extended sizing to offer our customers products that not only fit well but look great. As for frame materials, we’re selecting premium—from custom-designed cellulose acetate to ultra-lightweight titanium. Our frames come standard with impact-resistant polycarbonate lenses that block 100% of UVA and UVB rays, plus all our glasses lenses are equipped, at no extra cost, with scratch-resistant and anti-reflective coatings.
Customers can customize their prescription lenses with a variety of lens options, including single-vision, progressive, light-responsive, blue-light-filtering, and non-prescription. We custom-cut and polish the edges of our lenses, and individually inspect and bench-align each pair before it’s packaged up and sent on its way to the customer.
Even before a frame becomes a frame, we’re choosing vendors, selecting materials (we’re known for developing specialty acetates with the help of incredibly skilled partners), and performing rigorous product testing with the assistance of third-party agencies, all in the name of the highest quality and safety standards. Our eyewear is considered a medical device by the FDA and regulated as such, and we are subject to the requirements set by the Consumer Product Safety Commission, or CPSC.

Contacts
Warby Parker sells its own brand of contacts, Scout by Warby Parker, as well as third-party contact lenses; this allows us to provide customers a truly comprehensive vision care offering.
Launched in 2019, Scout by Warby Parker contact lenses are made from a super-moist material that resists drying for lasting hydration and comfort—and they incorporate Centraform technology, which results in a smooth edge design that potentially reduces the likelihood you’ll feel the lens in your eye. For an added touch of convenience, each Scout lens comes in an innovative, space-saving flat pack that’s easier to transport and store than a traditional contact blister pack, and uses almost 80% less packaging than traditional daily contact packs. The flat pack design is designed to improve hygiene in that it presents the outer surface of the lens facing up, reducing the need to touch the inner surface, which can transfer bacteria and debris into your eye.
Eye Exams and Vision Tests
We offer multiple ways for customers to get prescriptions and keep their vision in tip-top shape. From friendly and knowledgeable in-person exams at 91 of our retail stores to innovative telehealth services like our Virtual Vision Test app, we provide access to convenient and accessible vision services for primary vision care needs through optometrists employed either by us or by independent professional corporations or similar entities with whom we have contractual arrangements. Throughout their shopping experience, our patients’ health and happiness is our top priority. In several states where we operate, state laws that relate to the corporate practice of medicine require only medical professionals or a professional entity wholly owned by licensed physicians, optometrists, or other licensed medical professionals to provide medical care to patients, and many states have some form of fee-splitting law. In many of our retail stores, we have contractual relationships with optometrists or professional entities that employ ophthalmologists and/or optometrists to provide medical services to our customers. See “—Government Regulation—Corporate Practice of Medicine/Optometry and Similar Laws.”

Our Seamless Experience
We offer our customers a seamless customer experience—whether shopping in-person or online—that’s unparalleled within the market. For the year ended December 31, 2020, we generated 60% of net revenue from e-commerce and the remaining 40% of net revenue from our retail stores. Prior to the COVID-19 pandemic, our channel mix in 2019 from our retail stores and e-commerce was 65% and 35%, respectively.
E-commerce & Mobile App
Shopping online at Warby Parker is just as seamless an experience as visiting us in person. Our website and mobile app make quick perusing a cinch, and our online quiz helps customers find frames to fill their Home Try-On box based on style, color, and shape preferences, which is ideal for when there’s not a retail store nearby or if you’d prefer to stay home. Customers can even try on glasses virtually using our proprietary Virtual Try-On tool. Plus, our Customer Experience advisors and Social Media team are on standby online via phone, chat, or email to iron out any styling predicaments and answer any questions.
Home Try-On
We started out selling our frames exclusively online—which was a novel concept in 2010. Our Home Try-On program was designed to make it extremely easy and fun for anyone to find the perfect frame, with all the convenience and none of the stress or uncertainty of other online shopping experiences. Customers can pick five of their favorites on our site (or get tailored suggestions after taking a quick quiz) and try them at home for five full days. Oh, and it’s free!
The Home Try-On program is very unique to our business. It is a viral brand awareness program that pays for itself as we maintain an exceptionally high conversion rate from Home Try-On purchases.

Retail Stores
As of June 30, 2021, our retail footprint included 145 retail stores, including 142 locations in the U.S. and 3 locations in Canada. We are located in 35 states or provinces, 99 cities, and 55 Core Markets, and our retail stores are in 45 of the 50 most populous markets in the U.S. All of our retail stores are corporate-owned, and we have no franchise retail stores, which allows us complete control over the customer experience. We have a variety of location types ranging from, as of June 30, 2021, street (44%), outdoor centers (31%), and indoor centers (25%), meeting our consumers at their shopping destination of choice.
Our retail stores introduce the brand to new consumers, strengthen relationships with existing customers, and create environments that celebrate the breadth of our vision care offerings, from glasses to contact lenses and eye exams. On average, we have observed total market sales increase over 250% in the first year after opening the first retail store in that market. During the first year of opening, e-commerce sales growth slows as the market rebalances between online and store sales. After this initial period, we see e-commerce growth rates normalize to the same level as our purely e-commerce markets that have no store presence. For example, our total sales in Atlanta grew over 295% in the year following our first store opening in September 2014, while e-commerce sales declined by 3% over the same period. In the following two years, e-commerce sales growth normalized to 32% and 33%, respectively. As of June 30, 2021, we now have three stores in the Atlanta market, with continued opportunity to grow as our Customer Market Share in Atlanta remains at less than 2%. We observed a similar trend in Dallas. After the first store opening, we achieved total sales growth of 194% in the year following our first store opening in June 2014. Over the same period, e-commerce sales declined by 10%, but normalized to over 34% growth in year two and three. As of June 30, 2021, we operate six stores in Dallas, yet our Customer Market Share remains low at 2.8%. As we open additional retail stores in existing markets, we continue to build on the initial momentum and observe consistent growth in our e-commerce channel within these markets. We define Customer Market Share as the number of unique Warby Parker customers over the trailing three years as of December 31, 2020 (to reflect the average repurchase cycle of two to two and a half years for eyeglasses) divided by the number of U.S. adults using some form of vision correction, sourced from VisionWatch. We present Customer Market Share because we consider this metric to be important indicators of our brand reach relative to our competitors and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management uses Customer Market Share as a measurement of our ability to reach customers with our products in a given market.

WARBY PARKER
WARBY PARKER
EYE EXAMS
Henderson Ave. (Dallas, TX)

Distinctive Store Experience
Buying eyewear is not an activity historically associated with goosebump-inducing delight, but we are committed to reinventing the experience. Each of our retail stores is uniquely designed with the customer in mind and we invest in the consumer journey to best meet each individual customer’s needs.
We’ve always thought that shopping for eyewear should feel a little like browsing at a library—leisurely, filled with pleasant surprises, and especially fun to do with a friend in tow—so our retail stores are designed with those readers’ retreats in mind. Terrazzo-tiled floors, brass detailing, custom walnut shelving, and books aplenty (we’ve even published some of our own!) welcome our customers inside, where they can get one-on-one styling advice from our super friendly retail advisors and consult opticians for technical expertise. For many locations, we work with local artists on custom pieces to animate the space and amuse the eye.
In 2014, we built our own proprietary retail point of sale system called Point of Everything (P.O.E. for short) that has nine applications covering every part of the customer journey, making it easier for our advisors to help customers and in turn improving the overall in-store experience.
We also offer in-person eye exams in our retail stores. We currently operate two different models for offering in-person eye exams: (1) where we directly employ the optometrist and collect revenue from the eye exam, and (2) where we license exam space to an independent optometrist and do not collect any revenue from the eye exam or independent practice. The decision about which exam model to offer at a retail store is largely driven by state regulations related to the corporate practice of medicine and optometry, which are intended to prevent unlicensed persons from interfering with or influencing the physician’s or optometrist’s professional judgment and prohibit the sharing of professional service fees with non-professional or business interests. See “—Government Regulation—Corporate Practice of Medicine/Optometry and Similar Laws.”

We endeavor to attract, recruit, and hire retail store employees with diverse perspectives and experiences so that people feel included, engaged, and valued. We want this to resonate with customers to further enhance the in-store experience.
Store Economics
We believe our retail footprint and customer experience contribute to our highly productive store economics. We have historically targeted, and continue to target, Four-Wall Margins of 35% and Average Sales Per Square Foot of $2,900. On average, our retail stores achieve profitability shortly after they open and seek payback of invested capital on average in under 20 months. Furthermore, we have found that our retail store productivity generally improves over time as it builds its loyal local customer base while continuously attracting new customers.

WARBY PARKER

Fritz Farm (Lexington, KY)

EYE EXAMS

Greene St. (New York, NY)

Retail Store Expansion and Site Selection
Our U.S. retail footprint has a long runway for expansion. Based on analysis we conducted with a third-party research firm, our retail footprint has room to expand in the U.S. to 900+ retail stores. The analysis was conducted based on existing store characteristics, customer demographics, and product offerings, and did not take into account scaling future product or service offerings. In 2021, we are on track to open 30 to 35 retail stores given retail stores already opened, in development, or with leases signed. We are highly selective and discerning about each retail store we open; we seek new retail store payback of under 20 months and Four-Wall Margins of 35%. We believe our retail stores embody the brand, are efficient customer acquisition vehicles, and will generate significant free cash flow over time.
Warby Parker’s e-commerce performance has been the underpinning of our early retail strategy—opening retail stores in locations with rich consumer demand and strong demographic alignment to our target consumer profile. Since those early retail store openings in 2013, Warby Parker has enriched our site-selection approach, blending e-commerce data with our data-driven institutional knowledge about what has produced our highest-performing retail stores; we also keep a pulse on market data and complementary retailers. The keystone to our strategy is ensuring each retail store location—whether on proven, retail-oriented streets or in high-performing shopping centers—communicates the brand in a consistent and engaging manner to all customers, past, current, and potential.
Our retail strategy is thoughtful and data-driven, creative and colorful, and consistent with the Warby Parker brand. This blend has worked for us to date and will continue to guide our site selection for the next hundreds of retail stores and beyond.
As we grow, we will continue our strategy of selectively opening distinctive stores in select locations in the U.S. and Canada. We may look to expand into international markets where the regulatory and insurance market structures are similar to the United States and Canada.

WARBY PARKER

Flatbush Ave. (Brooklyn, NY)

REFERENCE DESK

Easton Town Center (Columbus, OH)

EYE EXAMS
REFERENCE DESK

Green Hills (Nashville, TN)

Innovating to Shape the Future of Vision
It’s critically important that Warby Parker’s continued growth reflects why we launched the business 11 years ago: to solve real customer problems while incorporating style, convenience, quality, impact, and innovation. The following projects provide a glimpse into how our team of in-house technologists and strategists tackles opportunities using proprietary technology and creative design solutions.
•Telehealth
•Virtual Vision Test: We believe in making existing technologies available to as many people as possible; this drives us to get more glasses to those who need them, and it’s the philosophy behind investing in tools like our Virtual Vision Test telehealth app. Eligible customers can use the mobile app to take a series of vision tests from home and renew their existing glasses prescription with just an iPhone and current pair of glasses, and the process is designed to take around 10 minutes. To make Virtual Vision Test possible, our team developed a proprietary distance estimation algorithm; the mobile app uses that new algorithm alongside Apple’s Vision framework to measure how far a user is from their phone in real time, in an effort to ensure the accuracy of their test results. This custom-built technology allows the mobile app to use their phone and offer a straightforward, streamlined user experience. Our Virtual Vision Test mobile app is regulated by the FDA as a medical device and we have not obtained 510(k) clearance or other FDA marketing authorization for this app. However, the FDA has notified us that, at this time, it does not intend to object to our continued marketing of the Virtual Vision Test without 510(k) clearance, so long as we satisfy the conditions described in the FDA’s guidance document entitled “Enforcement Policy for Remote Ophthalmic Assessment and Monitoring Devices During the Coronavirus Disease 2019 (COVID-19) Public Health Emergency.” See “Risk Factors—Risks Related to Our Legal and Regulatory Environment.” We plan to submit a 510(k) premarket notification for the Virtual Vision Test mobile application, and have engaged in pre-submission meetings with the FDA to understand the information that will be required to support the eventual 510(k) submission.

•Augmented Reality
•Digital PD Tool: Piloted in retail stores in 2019—and officially launched in May 2020—this technology aids customers who are missing a PD on their prescription. A PD (pupillary distance) measurement is necessary to fulfill a glasses order, but it is often missing from a prescription. Leveraging a proprietary algorithm, the Digital PD Tool measures a customer’s PD with an iPhone X and above. As a fully automated vision-powered process, it’s a quick solution for customers looking to measure their PD from home.
•Extended Sizing: It’s not only important that your glasses look great, but they need to feel great, too—and some of our customers let us know that they couldn’t find frames that fit them perfectly. To address this, our Research and Development, Data Science, and Product Strategy teams worked together to develop custom software that analyzes fit and tested it with volunteers across various demographics. Our data scientists then used the findings to explore how Warby Parker could be more thoughtful and inclusive of various face sizes in frame design and assortment. In 2019, after two years of researching, designing, and testing new widths, we developed a series of extended sizes (extra narrow, narrow, medium, wide, and extra wide) and applied them to our bestselling frames. Although our work isn’t finished yet—there are always more customers to better serve in the future—this is a positive step in the right direction.
•Virtual Try-On: Our Virtual Try-On tool allows you to try on glasses and sunglasses—seeing the realistic color, texture, and size of each style—with an iPhone X and above. Unlike other eyewear applications that rely on two-dimensional photos or let you arbitrarily resize frames, our Virtual Try-On tool is designed to determine how glasses truly fit on your three-dimensional face. Using accurate measurements and a proprietary method we call “unique placement,” the tool mimics the real-life process of placing a pair of frames on your face, taking into account how your unique facial features interact with the frame. When you couple that with each frame’s vibrant color and vivid detail, the result is an experience so lifelike you’ll think you’re actually wearing them.
•Patented Designs
•As of June 30, 2021, on a worldwide basis, we have been issued 28 utility patents; 57 design patents or registrations; and had 44 utility patent and 28 design patent or registration applications pending.
•Innovative New Products
•Scout by Warby Parker: As we expand our holistic vision care offering and overall business, it’s critically important to us that we do so in a way that incorporates Warby Parker’s commitment to style, innovation, convenience, quality, and impact. The strategy behind Scout by Warby Parker considered all of those tenets while solving a clear customer need; our customers frequently ask to order contact lenses while purchasing glasses and/or following an eye exam. Scout by Warby Parker is a convenient and affordable, daily contact lens option that prioritizes comfort by incorporating Centraform technology, which results in a smooth edge design that potentially reduces the likelihood you’ll feel the lens in the eye. Each lens also comes in an innovative, space saving flat pack that is designed to improve hygiene, and uses almost 80% less packaging than traditional contact packs.
Manufacturing and Supply Chain
The Warby Parker supply chain is an agile and integrated network that works to get the right order to the right place at the right time. We partner with a large network of more than 30 partners for frame factories, lens and case/kit suppliers, distribution centers, optical labs, and freight-forwarding and logistics companies all over the globe. We also leverage our retail locations and in-house optical lab in Sloatsburg, New York. Additionally, we intend to further expand our network by opening a second in-house optical lab in Las Vegas, Nevada in September 2021.
In addition to fulfilling prescription eyewear orders, our supply chain also supports the Warby Parker Home Try-On program, contacts, sunglasses, gift cards, accessories, and returns fulfillment, as well as the distribution of all goods. These operations are handled out of multiple fulfillment centers in the U.S.
All of our frames are designed at our New York City headquarters, and we handpick raw materials and the suppliers who have the expertise and skill to bring them to life. These deliberate decisions help us stay true to our original aesthetic vision as well as regulatory and performance results. We work with raw material vendors on proprietary development, in addition to frame suppliers on their production methods and machinery to achieve best-in-class performance standards.
Transparency is a crucial element in our vendor relationships. We work directly with manufacturers and raw material suppliers, most notably in China, Japan, Vietnam, and Italy, so we know exactly where and how our products are being manufactured. We regularly bring Warby Parker liaisons to our partner facilities to help us better support and inspect our vendors in following our manufacturing specifications. Monthly material forecasts allow vendors to prepare for any constraints created by peak business needs and check that they will be able to accommodate demand. In addition, our Vendor Compliance Manual details volume and financial penalties incurred if our preferred material or component suppliers are not used, and quarterly reviews ensure there are no surprises.
Product Quality
Before a frame becomes a frame, we’re choosing vendors, selecting materials (we’ve been known to develop specialty acetates with the help of incredibly skilled partners), and performing rigorous product testing with the assistance of third-party agencies, all in the name of the highest quality and safety standards. Our eyewear is considered a medical device by the FDA and regulated as such—so, where applicable, we follow the requirements set by the Consumer Product Safety Commission. We also comply with standards set by the American National Standards Institute for prescription eyewear and sunglasses (both prescription and non-prescription). All our vendors are compliant with the European CE standard, and Warby Parker frames are stamped with the certification mark that indicates conformity with health, safety, and environmental protection standards for products sold within the European Economic Area.
Vendors may only use raw materials and suppliers recommended by Warby Parker to ensure expected results in final third-party testing; these suppliers must submit either internal or third-party test results for both regulatory and performance parameters well before the product reaches the customer. We partner with international third-party testing agencies to verify the results and to also create additional product performance testing protocols, to make sure our frames are built to last and that they perform beautifully for as long as they are worn. These additional protocols range from exposing our eyeglasses and sunglasses to salt water or air (to see if the metal plating fades or rusts) to checking that components of frames constructed with mixed materials are not shrinking at different rates in extreme temperatures and humidity; this means they’re less susceptible to coming apart. If a frame safety issue is ever suspected, our Product Strategy team will investigate the lot number, time of shipment, and vendor to identify and, if necessary, correct the problem.

Our Brand
Our Marketing Strategy
The Warby Parker brand is optimistic, friendly, and impactful. Our marketing strategies bring this to life in engaging, multi-faceted ways that reinforce our unique positioning and value proposition.
Brand Management functions as an integrated and aligned team that focuses on creating and promoting the images, stories, and experiences that drive, elevate, inspire, and expand the Warby Parker brand and business. Our in-house Brand Design team ideates and crafts medium-agnostic creative concepts, enabling us to produce impactful, multi-channel campaigns (across print, digital, and TV ads) in compelling yet cost efficient ways.
As we bring those concepts to life, we focus on acquiring new users via organic and paid channels, retaining and engaging existing users through our own communication channels (e.g., email, push, and SMS), and celebrating the brand through in-person events and experiences. Our approach to integrated brand management drives a strong connection to, and advocacy of, the Warby Parker brand, which in turn drives brand awareness and growth.
We generate organic marketing through word-of-mouth and non-paid referrals, campaigns, and partnerships, as well as social media engagement via Instagram, Twitter, Facebook, and TikTok, dimensionalizing the brand in ways that drive user activity and engagement.

Over the years, we’ve brought the brand to life in numerous ways, from cross-country activations to intimate gatherings; from unexpected collaborations to surprise parades; from engaging social media interactions to multimedia campaigns. Here is a sampling of some of our brand-defining moments:

WINSTON

Warby Parker's first fashion show at the New York Public Library the
WARBY PARKER
HOLIDAY SPECTACLE BAZAAR

Warby Parker Holiday Spectacle Bazaar

Warby Parker Class Trip

Warby Barker

SCENE AND HERD

Warby Parker Citizen's Circus

EYE EXAMS

Warby Parker's first flagship on Greene St.

Spinnies™ by Jimmy Fallon x Warby Parker

Warby Parker's 10th birthday

Tyshawn Jones x Warby Parker

CORE VALUES

Since day one, it's been everyone's responsibility at Warby Parker to hold ourselves accountable to each other, to the company's mission and vision, and to our stakeholders. These are the fundamentals that ensure we all continue to develop, innovate, and create positive impact at an ever-increasing scale.

Inject fun and quirkiness into everything we do

Take our work and our impact seriously (but not ourselves)
Help others have fun

Treat others as they want to be treated

Design with empathy
Have a positive attitude

Pursue new and creative ideas

Embrace change and uncertainty
Continually challenge ourselves

Do good

Impact the world in a meaningful way
Value our customers, our peers, the community, and the environment
Practice gratitude

Take action

Set ambitious goals and measure results
Take the first step

Presume positive intent

Trust but verify

Lead with integrity

Be honest
Give and take direct feedback

Learn. Grow. Repeat.

Buy a Pair, Give a Pair Program
Glasses enable people to learn, work, and navigate the world with more security and dignity, but 2.5 billion people around the world who need them don’t have access; of these, 624 million are considered to be visually impaired.
We work with a handful of organizations worldwide to ensure that for every pair of Warby Parker glasses sold, we help distribute a pair to someone in need. Our partners prioritize countries and communities where the need is greatest, as measured against existing limitations of access to vision care and glasses. We are often providing these to communities that have no other options. There are two distribution models we employ:
•Social entrepreneurship: Empowering people to administer basic eye exams and sell glasses at ultra-affordable prices. This accounts for the majority of our distribution.
•Direct donation: Via cross-sector partnerships, directly giving vision care and glasses to those in need. For example, in 2015, we created Pupils Project, our program with organizations and local government agencies in New York, Baltimore, Philadelphia, and beyond, which provides free vision screenings, eye exams, and glasses to schoolchildren, for many of whom this is their first pair. This model eliminates barriers to access by providing free prescription glasses and meeting children at school, where teachers are often the first to spot vision issues.
Through our Buy a Pair, Give a Pair program, over eight million pairs of glasses have been distributed—which means over eight million more people now have the glasses they need to learn, work, and achieve better economic outcomes.

OUR FOCUS

As we enhance the Warby Parker of today and aspire towards the Warby Parker of tomorrow, we keep the following focuses top of mind:

TO BE ONE OF THE MOST IMPACTFUL BRANDS IN THE WORLD;

TO INSPIRE THE NEXT GENERATION OF ENTREPRENEURS AND CONSUMERS;

TO TRANSFORM THE EYEWEAR AND EYE CARE INDUSTRY THROUGH DESIGN AND INNOVATION;

TO CONSIDER OUR STAKEHOLDERS IN EVERYTHING WE DO;

AND TO PROVE THAT BUSINESSES CAN SCALE, BE PROFITABLE, AND DO GOOD IN THE WORLD—WITHOUT CHARGING A PREMIUM FOR IT.

Our Competition
Competition in the eyewear industry is principally on the basis of brand image and recognition, as well as product quality, price, innovation, and style. We believe that we successfully compete on the basis of our highly compelling price point combined with uncompromising quality, differentiated consumer experience, and an authentic brand promise. In addition, we believe our vertically integrated supply chain allows us more effective control over our product and brand. We are also differentiated by our cross-platform, multi-generational creative and marketing strategies that increases brand-awareness and strengthens consumer loyalty. Half the market is fragmented and eyewear is sold through independent optical shops who drive the majority of their revenue through eyewear sales. This is unique in the medical world as it’s one of the only places where a prescribing doctor can sell you the product they prescribe.
The eyewear market consists of a fragmented retail channel with an imbalance of asset concentration and significant markups. We are in direct competition with large, integrated optical players that have multiple brands and retail banners, such as EssilorLuxottica and VSP. This competition takes place both in physical retail locations as well as online.
Government Regulation
We are subject to a wide variety of complex laws and regulations in the United States and other jurisdictions in which we operate. The laws and regulations govern many issues related to our business practices, including those regarding vision care, state optical and optometry regulations, licensing, healthcare, fraud and abuse, corporate practice of medicine, contact lens prescriptions, medical device labeling and registration, worker classification, wage and hour, sick pay and leaves of absence, anti-discrimination and harassment, whistleblower protections, background checks, privacy, data security, intellectual property, health and safety, competition, advertising, consumer protection, fees and payments, pricing, product liability and disclosures, personal injury, property damage, communications, unemployment benefits, taxation, unionization and collective bargaining, contracts, arbitration agreements, class action waivers, terms of service, and accessibility of our mobile app or website.
These laws and regulations are constantly evolving and may be interpreted, applied, created, superseded, or amended in a manner that could harm our business. These changes may occur immediately or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies. As we expand our business into new markets or introduce new products, features, or offerings into existing markets, regulatory bodies or courts may claim that we are subject to additional requirements, or that we are prohibited from conducting business in certain jurisdictions.
Professional Licensure and Regulation
Our operations are subject to state licensing laws. All states license the practice of ophthalmology and optometry and many states license opticians. The dispensing of prescription eyewear is also regulated in most states in which we do business. In some states, we are required to register our retail stores. A determination of non-compliance against us could lead to adverse judicial or administrative action, civil or criminal penalties, receipt of cease and desist orders from state regulators, suspension or loss of provider licenses, and/or restructuring of our arrangements with ophthalmologists and optometrists.
Healthcare Fraud and Abuse Laws
Although the majority of our revenue is derived from cash-pay consumers, we have contracts with certain vision plans, including Medicare Advantage health plans, which subject us to a number of federal and state healthcare regulatory laws, including federal and state anti-kickback, false claims, self-referral and other healthcare fraud and abuse laws, some of which apply to items or services reimbursed by any third-party payor, including self-pay patients.
The federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, paying, receiving, or providing remuneration, directly or indirectly, to induce, or in exchange for, the referral of an individual or purchasing, furnishing, recommending or arranging for a good or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including, for example, gifts, certain discounts, the furnishing of free supplies, equipment or services, credit arrangements, payment of cash and waivers of payments. Several courts have found a violation of the statute’s intent requirement if a single purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered businesses. There are also a number of healthcare fraud statutes that impose criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact, or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. A person or entity does not need to have actual knowledge of the Anti-Kickback Statute or healthcare fraud statutes, or specific intent to violate them in order to have committed a violation.
The federal Physician Self-Referral Law, or the Stark Law, generally prohibits physicians (which the Stark Law defines to also include optometrists) from referring, for certain services, Medicare or Medicaid beneficiaries to any entity with which the physician or an immediate family member of the physician has a financial relationship. This law further prohibits the entity receiving a prohibited referral from presenting a claim for reimbursement by Medicare or Medicaid for services furnished pursuant to the prohibited referral. Unlike the federal Anti-Kickback Statute, the Stark Law is violated if the financial arrangement does not meet an applicable exception, regardless of any intent by the parties to induce or reward referrals or the reasons for the financial relationship and the referral.
The federal False Claims Act, or the FCA, prohibits a person from knowingly presenting, or cause to be presented, a false or fraudulent request for payment from the federal government, or from making a false statement or using a false record to have a claim approved. The FCA further provides that a lawsuit thereunder may be initiated in the name of the United States by an individual, a “whistleblower,” who is an original source of the allegations. Moreover, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute or the Stark Law constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Penalties for a violation of the FCA include fines for each false claim, plus up to three times the amount of damages caused by each false claim.
Further, the Civil Monetary Penalties Law authorizes the imposition of civil monetary penalties, assessments, and exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to offering remuneration to a federal health care program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider.
The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items, or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
The Physician Payments Sunshine Act and its implementing regulations, require, among other things, certain manufacturers of drugs, devices, biologics, and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare and Medicaid Services, or CMS, information related to certain payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors), certain other healthcare professionals beginning in 2022, and teaching hospitals, as well as ownership and investment interests held by such physicians and their immediate family members.
Several states in which we operate have also adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including self-pay patients and commercial insurers, not just those reimbursed by a federally funded healthcare program.
Violation of any of these laws or any other governmental regulations that apply may result in significant penalties, including, without limitation, administrative civil and criminal penalties, damages, disgorgement, fines, additional reporting requirements and compliance oversight obligations, contractual damages, the curtailment or restructuring of operations, exclusion from participation in government healthcare programs, and/or imprisonment.

Corporate Practice of Medicine/Optometry and Similar Laws
Certain state laws, commonly referred to as corporate practice of medicine or optometry, as applicable, and fee-splitting laws are intended to prevent unlicensed persons from interfering with or influencing the physician’s or optometrist’s professional judgment and prohibit the sharing of professional service fees with non-professional or business interests. Many states interpret the corporate practice of medicine/optometry rules broadly to prohibit employment of eye care practitioners by corporations like us and to prohibit various financial arrangements, such as fee-splitting, between eye care practitioners and other entities. Many states also regulate certain business practices as well as landlord-tenant arrangements between optical companies and optometrists. For example, some states prohibit a common entrance to a retail optical location and an optometric office. These laws and regulations can vary significantly by state, requiring us to tailor our operations in each state to the particular laws of such state. Many of these laws and regulations are vague and are subject to the interpretation of regulators and enforcement authorities, which may change over time. States periodically revisit these laws and regulations and we are subject to the ongoing risk that the regulatory scheme in any state can change in ways adverse to us. We have contractual relationships with optometrists or professional entities that employ ophthalmologists and/or optometrists to provide medical services to our customers. In addition, we have contractual relationships with several professional corporations or similar entities that employ ophthalmologists who review test results and renew prescriptions, as appropriate, of users of both our Virtual Vision Test mobile app and In-Store Prescription Check service. Although we strive to monitor any changes to applicable state laws that may impact these arrangements, a determination of non-compliance against us could lead to adverse judicial or administrative action, civil or criminal penalties, receipt of cease and desist orders from state regulators, suspension or loss of provider licenses, and/or restructuring of these arrangements.
Healthcare Reform
From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. For example, in the U.S, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, ACA, substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. medical device industry. Since its enactment, there have been executive, judicial, and congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. In addition, the Budget Control Act of 2011, as amended by subsequent legislation, further reduces Medicare payments to providers by two percent through fiscal year 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021. Furthermore, the healthcare industry in the U.S. has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Legislation could be adopted in the future that limits payments for our products from governmental payors. It is possible that additional governmental action will be taken to address the COVID-19 pandemic.
Data Privacy and Security
Additionally, because we receive, use, store, transmit, and disclose personal data, PHI and PII relating to customers on our platform, we are subject to numerous laws and regulations in the United States and other countries where we do business, as well as industry standards, relating to privacy, data security and data protection, direct marketing, and online advertising. Such laws, regulations, and industry standards include, but are not limited to, Section 5(a) of the Federal Trade Commission Act, the Telephone Consumer Protection Act of 1991 and all regulations promulgated thereunder, Children’s Online Privacy Protection Act of 1998, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the California Consumer Privacy Act of 2018, the California Online Privacy Protection Act, the Canadian Personal Information Protection and Electronic Documents Act, Canada’s Anti-Spam Legislation, the GDPR, the Payment Card Industry Data Security Standard, and HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, that impose requirements on covered entities, including certain healthcare providers, health plans, and healthcare clearinghouses, and their respective business associates that create, receive, maintain, or transmit individually identifiable health information for or on behalf of a covered entity as well as their covered subcontractors relating to the privacy, security, and transmission of individually identifiable health information. In 2018, we experienced a credential stuffing attack in which malicious third parties used credentials compromised in data breaches suffered by other companies to access accounts on our platform and received notice that the Office for Civil Rights, or OCR, of the U.S. Department of Health and Human Services would be investigating the incident and our compliance with the Privacy, Security, and Breach Notification Rules and

requesting certain information related to the incident and our compliance with the Privacy, Security, and Breach Notification Rules. We continue to work on a resolution with OCR. OCR enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources.
FDA Regulation
Our products and our operations are subject to regulation by the U.S. Food and Drug Administration, or FDA, and other federal and state authorities in the United States, as well as comparable authorities in foreign jurisdictions. Our products, including eyeglasses, sunglasses, contact lenses, visual acuity software, and other ophthalmic products, are subject to regulation as medical devices in the United States under the Federal Food, Drug, and Cosmetic Act, or FDCA, as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.
FDA Premarket Clearance and Approval Requirements
Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification, or approval of a premarket approval, or PMA, application. Under the FDCA, medical devices are classified into one of three classes—Class I, Class II, or Class III—depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries, and FDA guidance documents.
While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some preamendment devices are unclassified, but are subject to FDA’s premarket notification and clearance process in order to be commercially distributed.
To obtain 510(k) clearance, a manufacturer must submit to the FDA a premarket notification demonstrating that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to twelve months, but may take longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, FDA collects user fees for certain medical device submissions and annual fees for medical device establishments.
If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk based classification determination for the device in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a new 510(k) in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until the requisite marketing authorization is obtained. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.
Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in September 2019, the FDA issued revised final guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA has developed and maintains a list of device types appropriate for the “safety and performance based” pathway and continues to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as recommended testing methods, where feasible. For example, in March 2020, the FDA issued a draft guidance describing the testing performance criteria that could support a substantial equivalence determination respect to certain soft (hydrophilic) daily-wear contact lenses. If the draft guidance is finalized, manufacturers of such contact lenses would have the option to submit a 510(k) under the safety and performance based pathway, rather than submitting a traditional 510(k) premarket notification.
The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. In addition to clinical and preclinical data, PMA must contain a full description of the device and its components, a full description of the methods, facilities, and controls used for manufacturing, and proposed labeling. Submissions of a PMA also requires payment of a substantial user fee. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ facilities to ensure compliance with the QSR. The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement, or in some cases a new PMA.
Post-Market Regulation
After a device is cleared, approved, or otherwise authorized for marketing, numerous and pervasive regulatory requirements continue to apply. These include:
•establishment registration and device listing with the FDA;

•QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation, and other quality assurance procedures during all aspects of the design and manufacturing process;
•labeling regulations and FDA prohibitions against the promotion of investigational products, or the promotion of “off-label” uses of cleared or approved products;
•requirements related to promotional activities;
•clearance or approval of product modifications to cleared devices or devices authorized through the de novo classification process that could significantly affect safety or effectiveness, or that would constitute a major change in intended use of such devices, or approval of certain modifications to PMA-approved devices;
•medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;
•correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;
•complying with requirements governing Unique Device Identifiers, or UDI, on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database;
•the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and
•post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.
Manufacturing processes for medical devices are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation, and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. Manufacturers of medical devices are subject to periodic scheduled or unscheduled inspections by the FDA. Failure to maintain compliance with the QSR requirements could result in the shutdown of, or restrictions on, manufacturing operations and the recall or seizure of marketed products. The discovery of previously unknown problems with marketed medical devices, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.
The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that a manufacturer has failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:
•warning letters, untitled letters, fines, injunctions, consent decrees, and civil penalties;
•recalls, withdrawals, or administrative detention or product seizures;
•operating restrictions or partial suspension or total shutdown of production;
•refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;
•withdrawing 510(k) clearances or PMA approvals that have already been granted;
•refusal to grant export approvals; or
•criminal prosecution.
Coverage and Reimbursement
Certain of our customers receive vision insurance coverage through third-party payors, such as vision care insurers and managed care payors. We currently have relationships with only a few vision care insurers in the United States. Availability of third-party reimbursement could depend on our ability to establish relationships with vision care insurers and major carriers and to negotiate contracts with third-party payors, several of whom have significant market share. Many third-party payors have existing provider structures in place that they may be unable or unwilling to change. Some vertically integrated payors also have their own networks, and these payors may take actions to maintain or protect these networks, including by increasing costs or not allowing new or existing stores to participate in their networks. Increasing consolidation in the optical industry may give such payors greater market power which may make it more difficult to negotiate reimbursement rates under in-network payor arrangements Third-party payors, including Medicare Advantage and commercial insurance plans, generally reimburse for the vision care services and products through payment systems managed by private insurance companies, managed care organizations, and governmental agencies. Coverage and payment levels are determined at each third-party payor’s discretion. Coverage restrictions and reductions in reimbursement levels or payment methodologies may negatively impact our sales and profits.
Impact Reporting
Since 2018, Warby Parker has published an annual Impact Report to evaluate and communicate the economic, environmental, and social impacts of our everyday business activities. Completing a yearly report, as benchmarked by the universally recognized GRI (Global Reporting Initiative) and SASB (Sustainability Accounting Standards Board) frameworks, gives us the opportunity to examine how we’re aligning with our core values, assess if we’re growing responsibly, and manage change more effectively. While the reporting is not required by law, we believe this is a critical strategic exercise as we scale our impact and our business.
Vendor Accountability
Alongside the independent fair-labor monitoring group Verité, we piloted the Warby Parker Social Compliance Program in 2012 and formalized it for our direct and key indirect suppliers in 2013. All new direct and key indirect suppliers since have been screened using our social compliance criteria. One hundred percent of our active direct suppliers in China and Japan are audited to ensure compliance with our program, as well as our major suppliers in Italy. After each auditor visit, our auditors calculate an audit performance score and produce a report that outlines all open concerns, and we work with the relevant supplier on an appropriate action plan—including clear deliverables, timelines, and metrics for success—to remediate issues. All Warby Parker direct and key indirect suppliers must maintain a score of “Good” or higher. To calculate the score, we assess three categories—Management System, Labor, and Environmental Health and Safety—and within each, Policy and Procedure, Implementation, and Performance. Because of the COVID-19 pandemic and its early outbreak in China, where a number of our suppliers are located, our routine social compliance in-person visits were suspended for the first half of 2020, but resumed once we believed it was safe to do so in the second half of 2020.
We are committed to making sure that working conditions throughout our supplier network are safe and that employees are treated with dignity. Our Vendor Code of Conduct outlines our requirements for the fair treatment and compensation of all workers—with which we require all direct suppliers to comply—the intention of which is to ensure that our suppliers adhere to our standards on subjects such as child labor, forced labor, discrimination, harassment and abuse, wages and benefits, overtime, housing, freedom of association, subcontracting, local laws, employee feedback, health and safety, environment, and bribery.
Public Benefit Corporation Status
As a demonstration of our long-term commitment to promote vision and eye health and to work towards positively impacting the communities in which we operate, we elected in June 2021 to be treated as a public benefit corporation under Delaware law.
Under Delaware law, a public benefit corporation is required to identify in its certificate of incorporation the public benefit or benefits it will promote and its directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the corporation’s stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. Public benefit corporations organized in Delaware are also required to assess their benefit performance internally and to disclose to stockholders at least biennially a report detailing their success in meeting their benefit objectives.
As provided in our current certificate of incorporation, the public benefits that we promote, and pursuant to which we manage our company, are to provide access to products and services that promote vision and eye health and to work towards positively impacting the communities in which we operate. See the section titled “Description of

Capital Stock—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws—Public Benefit Corporation Status” for additional information.
Intellectual Property
Our intellectual property is an important component of our business. We rely on a combination of patent, trademark, copyright, trade secret, and other intellectual property laws, as well as confidentiality procedures, non-disclosure agreements, employee non-disclosure and invention assignment agreements, and other contractual restrictions to establish and protect our intellectual property rights.
As of June 30, 2021, we held 11 issued utility patents in the United States and 17 issued utility patents outside of the United States; four design patents in the United States and 53 issued design registrations outside of the United States; and 44 utility patent applications (including active PCT applications) pending in the United States and other countries, five design patent applications pending in the United States and 23 applications for design registrations pending in other countries. While we believe our patents and patent applications in the aggregate are important to our competitive position, no single patent or patent application is material to our business as a whole.
We have trademark rights in our name and other brand indicia and have 42 trademark registrations and eight active applications for select marks in the United States as well as 107 trademark registrations and active applications in 35 other jurisdictions around the world. As of June 30, 2021, we have also registered ten copyrights in the United States. We also register domain names for certain websites that we use in our business, such as www.warbyparker.com, as well as similar variations to protect our brands and marks from cybersquatters. We continually review our development efforts to assess the existence and registrability of new intellectual property and determine whether to seek patent protection or trademark or copyright registrations.
We seek to control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners. It is our practice to enter into confidentiality and invention assignment agreements (or similar agreements) with our employees, consultants, and contractors involved in the development of intellectual property on our behalf. We also enter into confidentiality agreements with other third parties in order to limit access to, and disclosure and use of, our confidential information and proprietary information. We further control the use of our proprietary technology and intellectual property through provisions in our terms of service. We also monitor the activities of third parties with respect to potential infringing uses of our intellectual property.
From time to time, we have faced, and we expect to face in the future, allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents, and other intellectual property rights, or challenging the validity or enforceability of our intellectual property rights. We are not presently a party to any such legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations, or cash flows.
See the section titled “Risk Factors—Risks Related to Our Legal and Regulatory Environment—Failure to adequately maintain and protect our intellectual property and proprietary rights could harm our brand, devalue our proprietary content, and adversely affect our ability to compete effectively.”
Our Facilities
Our corporate headquarters is located in New York, New York, where we lease approximately 79,474 square feet of space under a lease that expires in January 2025. We also maintain other offices in Nashville, Tennessee, principally for our customer experience employees, where we lease approximately 21,867 square feet of space under a lease that expires in August 2026, as well an additional 11,074 square feet of space in an adjoining building under a lease that expires in 2027. We operate an optical laboratory in Sloatsburg, New York, where we lease approximately 51,803 square feet of space under a lease that expires in June 2026, and have entered into a lease for the build-out of a new optical laboratory in Las Vegas, Nevada, where we lease approximately 69,580 square feet of space under a lease that expires in August 2031.
As of June 30, 2021, we operate 142 retail stores across the United States and three retail stores in Canada. All of our retail properties are leased or licensed from third parties under agreements expiring at various dates from

2021 to 2035, and the average size of our retail stores is approximately 1,590 square feet as of the date of this prospectus. The following table summarizes our domestic retail store locations by state, as of June 30, 2021:

State	Retail Store Count	State	Retail Store Count
Alabama	1	Nevada	1
Arizona	2	New Jersey	4
California	21	New York	12
Colorado	4	North Carolina	3
Connecticut	3	Ohio	5
District of Columbia	3	Oklahoma	2
Florida	12	Oregon	1
Georgia	3	Pennsylvania	5
Illinois	8	Rhode Island	1
Indiana	1	South Carolina	1
Kentucky	2	Tennessee	2
Louisiana	1	Texas	13
Maryland	4	Utah	1
Massachusetts	9	Virginia	3
Michigan	3	Washington	3
Minnesota	3	Wisconsin	2
Missouri	3
We believe our facilities are adequate and suitable for our current needs, and that should it be needed, suitable additional or alternative space will be available to accommodate our operations.
Employees and Human Capital Resources
As of June 30, 2021, we had a total of 1,746 full-time employees and 1,013 part-time employees, across 145 retail stores in the United States and Canada and one in-house optical laboratory and two offices in the United States. We also engage contractors and consultants. We have invested substantial time and resources in building our team. We are highly dependent on our management, highly skilled software engineers, Customer Experience and Retail teams, laboratory personnel, and other professionals, and it is crucial that we continue to attract and retain valuable employees. To facilitate attraction and retention, we strive to make Warby Parker a diverse, inclusive, and safe workplace, with opportunities for our employees to grow and develop in their careers, supported by strong compensation and benefits programs. We believe that our employee relations are strong.
Legal Proceedings
We are regularly subject to claims, lawsuits, arbitration proceedings, administrative actions, government investigations, and other legal and regulatory proceedings involving personal injury, intellectual property, including patent infringement, property damage, labor and employment, commercial and contract disputes, unfair competition, consumer protection, data protection and privacy, environmental, health and safety, taxes, pricing and fees, weights and measures, compliance with regulatory requirements, and other matters. We believe that there is no pending or threatened legal proceeding that has arisen from these matters that individually is likely to have a material impact on our business, financial condition, results of operations, or cash flows. However, management’s views and estimates related to these matters may change in the future, as new events and circumstances arise and the matters continue to develop. Moreover, results of litigation and claims are inherently unpredictable, and legal proceedings related to such accidents or incidents could, in the aggregate, have a material impact on our business, financial condition, results of operations, and cash flows.

Management
The following table sets forth information for our executive officers and directors as of the date of September 14, 2021:

Name	Age	Position
Executive Officers
Neil Blumenthal	41	Co-Founder; Co-Chief Executive Officer; Co-Chair
Dave Gilboa	40	Co-Founder; Co-Chief Executive Officer; Co-Chair
Steven Miller	48	Chief Financial Officer
Non-Employee Directors
Andrew Hunt	40	Co-Founder; Director
Jeffrey Raider	40	Co-Founder; Director
Teresa Briggs	61	Director
Joel Cutler	63	Director
Youngme Moon	57	Director
Gabrielle Sulzberger	61	Director
Ronald A. Williams	71	Director
Executive Officers
The following is a brief summary of the business experience of our executive officers.
Neil Blumenthal has served as our Co-Founder and Co-Chief Executive Officer since 2010, as a member of our board of directors since May 2009, and as the Co-Chair of our board of directors since June 2021. Prior to co-founding Warby Parker in 2010, Mr. Blumenthal served as director of VisionSpring, a nonprofit social enterprise that trains low-income men and women to start their own business selling affordable eyewear to individuals living in developing countries. Mr. Blumenthal currently serves on the board of directors of Allbirds, Inc., a footwear and apparel company, Sweetgreen, Inc., a mission-driven food brand, and the nonprofit organizations Warby Parker Impact Foundation, RxArt, the Mayor’s Fund to Advance New York City, and the Partnership Fund for New York City. Mr. Blumenthal also sits on the leadership councils of Robin Hood and Tech:NYC. Mr. Blumenthal has also served as a General Partner of Good Friends, LLC, a venture capital firm, since September 2019. Blumenthal holds a Bachelor of Arts degree from Tufts University and a Master of Business Administration degree from The Wharton School of the University of Pennsylvania. We believe that Mr. Blumenthal’s perspective from serving as a Warby Parker Co-Founder and Co-Chief Executive Officer, as well as his experience and success in the eyewear industry, make him well-qualified to serve on our board of directors.
David (“Dave”) Gilboa has served as our Co-Founder and Co-Chief Executive Officer since 2010, as a member of our board of directors since May 2009, and as the Co-Chair of our board of directors since June 2021. Prior to co-founding Warby Parker, Mr. Gilboa worked at Bain & Company, Inc., a strategy consulting firm, from September 2003 to October 2006, and at Allen & Company LLC, a merchant bank, from October 2006 to May 2008. Mr. Gilboa currently serves on the board of directors of the nonprofit organization Warby Parker Impact Foundation. Mr. Gilboa has also served as a General Partner of Good Friends, LLC, a venture capital firm, since September 2019. Mr. Gilboa holds a Bachelor of Science degree in Bioengineering from University of California, Berkeley and a Master of Business Administration degree from The Wharton School of the University of Pennsylvania. Mr. Gilboa is a member of the Aspen Institute’s 2016 Henry Crown Fellowship class and the Aspen Global Leadership Network. We believe that Mr. Gilboa’s contributions as a Warby Parker Co-Founder and Co-Chief Executive Officer, as well as his experience and success in both the eyewear and financial services industries, make him well-qualified to serve on our board of directors.
Steven (“Steve”) Miller has served as our Chief Financial Officer since 2011. Prior to joining Warby Parker, Mr. Miller served as Chief Financial Officer and Senior Vice President of Corporate Development for Majestic

Research, a pioneering data-driven research firm where he led the successful sale of the company to ITG (now part of Virtu Financial). Previously, Mr. Miller served as a Vice President of Comerica Bank’s Technology and Life Sciences Division, where he opened the Bank’s New York office. Mr. Miller began his career at Monitor Company, a strategy consulting firm, and served as an Urban Fellow. Mr. Miller is on the board of Ubuntu Education Fund, a nonprofit health and education provider in South Africa. Mr. Miller holds a Bachelor of Arts degree in Political Science from Columbia University.
Non-Employee Directors
The following is a brief summary of the business experience of our non-employee board members.
Andrew (“Andy”) Hunt has served as our Co-Founder and a member of our board of directors since May 2009. In addition to co-founding Warby Parker, Mr. Hunt also co-founded Elephant Partners, a venture capital firm, and has served as its general partner since May 2015. Mr. Hunt also serves as a member of the boards of directors for Tecovas, Inc., Cometeer, Inc., and RealSelf, Inc., an online healthcare marketplace. From 2011 to 2015, Mr. Hunt was a principal and partner at Highland Capital Partners. Mr. Hunt holds a Bachelor of Arts in Economics and History from Brown University and a Master of Business Administration degree from The Wharton School of the University of Pennsylvania. We believe that Mr. Hunt’s contributions to Warby Parker as a Co-Founder, his success growing businesses as a venture capitalist, and his experience as a board member make him well-qualified to serve on our board of directors.
Jeffrey (“Jeff”) Raider has served as our Co-Founder and a member of our board of directors since May 2009. In addition to co-founding Warby Parker, Mr. Raider also co-founded Harry’s, Inc., a company aimed to create a family of disruptive omnichannel CPG brands, where he has served as co-Chief Executive Officer and a member of the board of directors since September 2012. Mr. Raider has also served as a General Partner of Good Friends, LLC, a venture capital firm, since September 2019. Mr. Raider holds a Bachelor of Arts and a Master’s degree in International Studies from The Johns Hopkins University and a Master of Business Administration degree from The Wharton School of the University of Pennsylvania. We believe that Mr. Raider’s experience and success as a Co-Founder of Warby Parker and Harry’s, Inc. make him well-qualified to serve on our board of directors.
Teresa Briggs has served as a member of our board of directors since June 2019. In 2019, Ms. Briggs served as a Distinguished Careers Fellow at Stanford University. Prior to that, she spent 37 years at Deloitte LLP, a financial advisory services firm, where she most recently served as Vice Chair and San Francisco Managing Partner from June 2011 until January 2019. Ms. Briggs currently serves on the boards of directors and audit committees of Snowflake Inc., DocuSign, Inc., and ServiceNow, Inc., each a computer software company. Ms. Briggs holds a Bachelor of Science degree in Accounting from the University of Arizona, Eller College of Management, and is a Certified Public Accountant. We believe that Ms. Briggs’ accounting expertise, as well as her extensive public and private company board and senior management experience, makes her well-qualified to serve on our board of directors.
Joel Cutler has served as a member of our board of directors since 2012. Since January 2000, Mr. Cutler has served as a Co-Founder and Managing Director at General Catalyst Partners, a venture capital firm. Mr. Cutler serves on the board of directors of Oscar Health, Inc. and Lemonade, Inc., and on the board of private companies Lola Travel Company, Inc., Zego Inc., Multiverse Group Ltd, Well Dot, Inc., SESAME, Inc., Empathy.co, and Bloomscape, Inc. Mr. Cutler also serves on several nonprofit organizations’ board of directors, including Warby Parker Impact Foundation, Boston Children’s Hospital Trust, and Beth Israel Deaconess Medical Center. Mr. Cutler holds a Bachelor of Arts degree from Colby College and a Juris Doctor degree from Boston College Law School. We believe that Mr. Cutler’s extensive private and public company board experience and success as a venture capitalist make him well-qualified to serve on our board of directors.
Youngme Moon has served as a member of our board of directors since March 2018. Professor Moon currently serves as the Donald K. David Professor of Business at Harvard Business School, where she has taught since June 1998. Professor Moon currently serves as a member of the board of directors of Mastercard Inc. and Unilever PLC, and on the boards of private companies Sweetgreen, Inc., Whoop, Inc., and Bloom & Wild Limited. Professor Moon serves on the corporate responsibility committee of the board of directors of Unilever PLC, the human resources and compensation committee of the board of directors of Mastercard, Inc., and the compensation committee of the board of directors of Sweetgreen, Inc. Professor Moon holds a Bachelor of Arts degree from Yale University, as well as a Master’s degree and Ph.D. from Stanford University. We believe that Professor Moon’s depth of knowledge in the intersection of strategy, branding innovation, and culture, as well as her extensive public and private company board experience, makes her well-qualified to serve on our board of directors.
Gabrielle Sulzberger has served as a member of our board of directors since August 2021. Before joining us, Ms. Sulzberger served as a Co-Founder and General Partner of Fontis Partners from 2009 to 2019, which specializes in late venture and buyouts investments, and currently serves a senior advisor to Centerbridge Partners and Two Sigma Impact. Ms. Sulzberger also currently serves on the board of directors and audit committee of Mastercard Inc., Eli Lilly and Company, Cerevel Therapeutics, and Brixmor Property Group, as well as on the boards of two private companies, Justworks and True Food Kitchen. Additionally, Ms. Sulzberger serves on the nonprofit board of directors of Ford Foundation, Metropolitan Museum of Art, Sesame Street, and TimesUp. Ms. Sulzberger holds a Bachelor of Arts degree from Princeton University, a Juris Doctor from Harvard Law School, and a Master of Business Administration degree from Harvard Business School. We believe that Ms. Sulzberger’s extensive private and public company board experience, as well as her investment and management expertise as a venture capitalist, makes her well-qualified to serve on our board of directors.
Ronald A. Williams has served as a member of our board of directors since August 2021. Before joining us, Mr. Williams served as the Chairman and CEO of Aetna Inc. from 2006 to 2010 and currently serves as the Chairman and CEO of RW2 Enterprises, through which he counsels C-Suite corporate executives. Mr. Williams also currently serves on the board of directors of American Express Co., The Boeing Company, Johnson & Johnson, Inc., and agilon health. He serves on the boards of private companies Vera Whole Health Inc. and Millennium Physician Group. He has also served on the boards of Envision Healthcare and naviHealth, Inc. Mr. Williams is a Chairman of the Conference Board and a member of the President’s Circle of the National Academies, and was elected to the American Academy of Arts and Sciences. Mr. Williams also served on President Obama’s President’s Management Advisory Board from 2011 to 2017. Mr. Williams holds a Bachelor of Arts degree from Roosevelt University and a Master of Business Administration degree from the Sloan School of Business at the Massachusetts Institute of Technology. We believe that Mr. Williams’s extensive private and public company board experience, as well as his expertise in leading a global public company, makes him well-qualified to serve on our board of directors.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Composition of Our Board of Directors
In accordance with our Amended Charter that will be in effect immediately following the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:
•the Class I directors will be Joel Cutler, Teresa Briggs, and Jeffrey Raider, and their terms will expire at our first annual meeting of stockholders following the effectiveness of the Amended Charter;
•the Class II directors will be Dave Gilboa, Ronald Williams, and Youngme Moon, and their terms will expire at our second annual meeting of stockholders following the effectiveness of the Amended Charter; and
•the Class III directors will be Neil Blumenthal, Gabrielle Sulzberger, and Andrew Hunt, and their terms will expire at our third annual meeting of stockholders following the effectiveness of the Amended Charter.
Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so as to maintain the number of directors in each class as nearly equal as possible. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Andrew Hunt, Jeffrey Raider, Teresa Briggs, Joel Cutler, Youngme Moon, Gabrielle

Sulzberger, and Ronald Williams do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares held by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
Our audit committee consists of Teresa Briggs, Ronald Williams, and Andrew Hunt. Our board of directors has determined that each member of our audit committee satisfies the independence requirements under the listing standards of the NYSE and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Teresa Briggs. Our board of directors has determined that Teresa Briggs, Ronald Williams, and Andrew Hunt are each an “audit committee financial expert” within the meaning of SEC regulations and that each member of our audit committee is financially literate accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment.
The primary purpose of our audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control, and financial statement audits and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:
•appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•reviewing with our independent registered public accounting firm the scope and results of their audit;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
•overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
•reviewing our policies on risk assessment and risk management;
•reviewing related person transactions; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters.
Our audit committee will operate under a written charter, to be effective prior to the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable listing standards of the NYSE.
Compensation Committee
Our compensation committee consists of Joel Cutler, Youngme Moon, and Gabrielle Sulzberger. The chair of our compensation committee is Joel Cutler. Our board of directors has determined that each member of our compensation committee is independent under the listing standards of the NYSE and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans, and programs, and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our compensation committee include:
•reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving (either alone, or if directed by the board of directors, in connection with a majority of the independent members of the board of directors) the compensation of our Co-Chief Executive Officers;
•reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;
•reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements;
•making recommendations to our board of directors regarding the compensation of our directors; and
•appointing and overseeing any compensation consultants.
Our compensation committee will operate under a written charter, to be effective prior to the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable listing standards of the NYSE.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Gabrielle Sulzberger and Jeffrey Raider. The chair of our nominating and corporate governance committee is Gabrielle Sulzberger. Our board of directors has determined that each member of our nominating and corporate governance committee is independent under the listing standards of the NYSE.
Specific responsibilities of our nominating and corporate governance committee include:
•identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;
•periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors, including recommending to our board of directors the nominees for election to our board of directors at annual meetings of our stockholders;
•overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and
•developing and recommending to our board of directors a set of corporate governance guidelines.
Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable listing standards of the NYSE.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Immediately following the effectiveness of the registration statement of which this prospectus forms a part, our code of business conduct and ethics will be available under the Corporate Governance section of our website at www.warbyparker.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of the NYSE concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors does not believe that its role in the oversight of our risks affects the board of directors’ leadership structure.
Board Diversity
Our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. Although our board of directors does not have a formal written diversity policy with respect to the evaluation of director candidates, in its evaluation of director candidates, our nominating and corporate governance committee will consider factors including, without limitation, issues of character, integrity, judgment, potential conflicts of interest, other commitments, and diversity, and with respect to diversity, such factors as gender, race, ethnicity, experience, and area of expertise, as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on the board of directors.

Executive Compensation
The following is a discussion and analysis of compensation arrangements of our named executive officers, or NEOs. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. Nonetheless, we have included some additional information regarding our compensation setting process and our compensation program beyond what the JOBS Act requires of emerging growth companies.
Our NEOs for fiscal year 2020 were as follows:
•Neil Blumenthal, our Co-Chief Executive Officer and Director;
•Dave Gilboa, our Co-Chief Executive Officer and Director; and
•Steven Miller, our Chief Financial Officer.
Executive Compensation Philosophy and Objectives
Our executive compensation program is designed to drive performance by aligning compensation with business performance and the long-term success of our company, in part, by compensating executives and key employees on the attainment of operating goals that positively impact our stakeholders, including our stockholders, while avoiding the promotion of excessive risk-taking. Although base salary and an annual performance-based cash bonus opportunity incentivize the achievement of shorter-term goals, our long-term equity awards represent a longer-term compensation structure that promotes retention and continuous commitment to the operating results of our company. We further believe that this compensation mix motivates and rewards each of our executives and key employees, for their individual contributions to our company, both present and future, and enables us to attract and retain high-caliber leaders.
At this phase in the global growth of our business, a majority of the total direct compensation of our NEOs is directly tied, through the use of equity awards, to the growth in the value of our common stock.
We have formalized a set of principles to guide our compensation committee and board of directors in their decisions regarding our executive compensation program. To summarize these principles.
•Base salaries should be consistent with those in similar positions in similar companies.
•Annual bonuses should be directly connected to company performance and achievement of individual objectives.
•Equity compensation should be used to align the interests of our executives with those of our shareholders.
•Benefits provided to our executives should be generally the same as those provided to our other employees.
•Total direct compensation should attract, motivate, and retain talented executives in a competitive environment.
Determination of Executive Compensation
Role of board of directors and compensation committee
Our compensation committee oversees our executive compensation program, including executive salaries, payouts under our annual bonus program, and the size and structure of equity awards. Our compensation committee also administers our various equity plans and benefit programs and approves or makes recommendations regarding the compensation of our NEOs to our board of directors. Our compensation committee reviews the performance of each NEO from time to time to determine whether to make any changes to their compensation and approves such changes or presents its recommendations to our board of directors for review and final approval.
Role of management
In setting compensation, our Co-Chief Executive Officers work closely with our compensation committee in managing our executive compensation program and attend compensation committee meetings if so requested. Our Co-Chief Executive Officers may make recommendations to our compensation committee regarding the salary, annual cash bonus opportunity, and equity awards for our executives and key employees, other than themselves, because of their day-to-day involvement with our executive and senior leadership team. Our compensation committee generally exercises its discretion in modifying the recommended compensation of our executives and key employees, and no executive or employee participates directly in the final deliberations or determinations regarding his or her own compensation package.
Role of compensation consultant
In 2021, we engaged Semler Brossy to provide guidance and market-based data to our board of directors and our compensation committee and to advise regarding the amount and types of compensation that we provide to our executives and key employees, how our compensation practices compare to those of other companies, including with respect to a peer group of companies developed in consultation with Semler Brossy, and other compensation-related matters. Semler Brossy reports directly to our compensation committee and does not provide any services to us other than the services provided to or at the request of our compensation committee.
Use of comparative market data
While our compensation committee does not establish compensation levels based solely on a review of competitive market data, it believes that such data is a useful tool in its deliberations as it recognizes that our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate, and retain qualified executives and key employees. Our compensation committee also considers a number of other factors, including company performance relative to our stakeholder priorities, each executive’s and key employee’s current and future impact on our strategy and mission, relative nature, and scope of responsibility, individual performance, and demonstrated leadership and internal pay equity considerations.
Multi-Year Founder Grants
In connection with our Class A common stock becoming publicly traded, our compensation committee and our board of directors worked closely with its compensation consultant, Semler Brossy, to design a one-time equity incentive for Messrs. Blumenthal and Gilboa that significantly aligns their compensation with the long-term interests of our stockholders by requiring, among other things, the achievement of sustained stock price targets.
In designing the equity incentive for Messrs. Blumenthal and Gilboa, our compensation committee and board of directors considered Messrs. Blumenthal’s and Gilboa’s significant stockholdings, strong history of leadership since the founding of our company, and their vision for the future of our company. For each of Messrs. Blumenthal and Gilboa, the equity incentive is comprised of 2,198,844 performance-based restricted stock units, or PSUs, and 942,362 time-based RSUs, that were granted under our 2019 Plan. Each RSU and each PSU represents the right to receive one share of our Class B common stock after vesting. The PSUs will only vest, if at all, in the event the price of our Class A common stock reaches stock price hurdles that are significantly in excess of the fair market value of our Class A common stock as of the date of grant over a period of ten years. Commencing on July 1, 2021, the RSUs will vest in equal monthly installments over a period of five years, which is subject to Messrs. Blumenthal’s and Gilboa’s continued employment with us through the applicable vesting date and conditioned upon the effectiveness of the registration statement of which this prospectus forms a part. The size of the award was determined after consideration of similar equity awards to founders of privately held and publicly traded companies that are serving in executive positions and is intended to replace annual grants that would otherwise be made to Messrs. Blumenthal and Gilboa over the next several years.
Each award of the PSUs is divided into eight substantially equal tranches, with each tranche vesting on the date the 90-day trailing volume weighted average trading price of our Class A common stock exceeds the stock price hurdle, as set forth for each award in the table below, provided that no PSUs may vest prior to the six month anniversary of the effectiveness of the registration statement of which this prospectus forms a part:

Tranche	Number of PSUs Under Each Award	Stock Price Hurdle
1	274,856	$47.75
2	274,855	$55.71
3	274,856	$63.67
4	274,855	$71.63
5	274,856	$79.59
6	274,855	$87.55
7	274,856	$95.50
8	274,855	$103.46
Shares underlying vested RSUs and PSUs will be issued to Messrs. Blumenthal and Gilboa on a specified quarterly date following the second anniversary of the vesting date, except for an amount necessary to cover any taxes due in connection with the vesting, which will be withheld or sold to cover, or issued to offset, such taxes, in the company’s discretion. Any RSUs or PSUs subject to the award that have not vested by the tenth anniversary of the grant date will be forfeited.
The number of RSUs and PSUs and each stock price hurdle for the PSUs will be equitably adjusted to reflect any stock splits, stock dividends or other restructurings impacting our common stock.
In the event of Messrs. Blumenthal’s or Gilboa’s termination of employment affected by us without “cause,” by him for “good reason” or due to his death or disability, (i) all unvested RSUs will accelerate and vest in full and (ii) all unvested PSUs will remain outstanding and eligible to vest until the earlier of 18 months following the date of termination and the end of the 10-year term of the PSUs. In the event of Messrs. Blumenthal’s or Gilboa’s termination of employment affected by us for cause or due to his voluntary resignation, all unvested RSUs and PSUs will be forfeited, and in the case of a termination for cause, any vested RSUs or PSUs may be clawed back to the extent determined appropriate by our board of directors.
In addition, in the event of a change in control, achievement of stock price hurdles for purposes of the PSUs will be measured based on the price per share to be received by stockholders in connection with such change in control, and any tranches for which the stock price hurdle has been met as well as 25% of the then-remaining PSUs will vest and be settled. In the event of Messrs. Blumenthal’s or Gilboa’s termination of employment without cause or resignation for good reason within 18 months following the change in control, all unvested RSUs will accelerate and vest in full.

2020 Summary Compensation Table
The following table sets forth total compensation paid to our named executive officers for the fiscal year ending on December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (1) ($)	Earnings	All Other Compensation (2) ($)	Total ($)
Neil Blumenthal Co-Chief Executive Officer and Director.	2020	425,000				299,625		11,400	736,025
Dave Gilboa Co-Chief Executive Officer and Director.	2020	425,000				299,625		11,400	736,025
Steven Miller Chief Financial Officer	2020	400,000				195,000		11,400	606,400
__________________
(1)Amounts reported represent payments made pursuant to our performance-based cash bonus program.
(2)Amounts reported represent matching contributions made under our 401(k) plan.
Narrative to Summary Compensation Table
2020 Salaries
Our NEOs each receive a base salary to compensate them for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.
For fiscal year 2020, Messrs. Blumenthal, Gilboa, and Miller had an annual base salary of $425,000, $425,000, and $400,000, respectively.
In April 2020, Messrs. Blumenthal and Gilboa voluntarily reduced their base salaries by 50% to $212,500 in response to business conditions spurred by the emergence of the COVID-19 pandemic. Once the full impact of the COVID-19 pandemic on our business was known, in December 2020, the compensation committee restored Messrs. Blumenthal’s and Gilboa’s base salaries and provided each Co-Chief Executive Officer a one-time lump sum salary payment equivalent to the base salary voluntarily waived between April and December 2020.
Effective January 1, 2021, our compensation committee increased the annual base salary of Messrs. Blumenthal, Gilboa, and Miller to $450,000, $450,000, and $430,000, respectively.
Our board of directors and compensation committee may adjust base salaries from time to time at their discretion.
2020 Bonuses
We maintain an annual performance-based cash bonus program in which each of our NEOs participated in fiscal year 2020. Each NEO’s target bonus is expressed as a percentage of base salary which can be achieved by meeting certain performance objectives at target level. The 2020 annual bonus for Messrs. Blumenthal, Gilboa, and Miller were targeted at 60%, 60%, and 50% of the executive’s base salary, respectively. For fiscal year 2020, our NEOs were eligible to earn annual cash bonuses based on the achievement of certain corporate objectives approved by our board of directors. The goals under our 2020 bonus program were set with respect to both company and individual performance. Significant overachievement of all goals could result in a payout of up to 180% of the target.

In December, 2020, our compensation committee reviewed and approved overall achievement of our 2020 corporate goals at 75% of target. Based on this determination, our compensation committee approved the 2020 annual bonuses set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
Effective January 1, 2021, our board of directors approved increasing the target bonus percentage for each of our Co-Chief Executive Officers to 75% of the Co-Chief Executive Officers’ annual base salary for fiscal 2021, while Mr. Miller’s target remained at 50% of his annual base salary.
Equity-Based Compensation
We have granted stock options and RSUs to our employees, including our NEOs, in order to attract and retain them, as well as to align their interests with the interests of our stockholders. In order to provide a long-term incentive, our stock options and RSUs generally vest over four years subject to continued service to the company. Shares underlying our RSUs will not be issued until a period of time following the earliest of the initial public offering of our common stock, a direct listing of our common stock, or a change in control, and if such an event does not occur prior to the seventh anniversary of the date of grant, the RSUs will automatically be forfeited.
None of our NEOs were granted stock options, RSUs, or any other equity incentive awards in 2020.
In January 2021, we granted each of Messrs. Blumenthal and Gilboa an option to purchase 275,081 shares of our Class B common stock and 69,303 RSUs covering our Class B common stock under our 2019 Plan. The options and RSUs vest monthly over four years, subject to continued service through the applicable vesting date. The options were granted at an exercise price of $18.35 per share, which our board of directors determined was equal to the fair market value of a share of our Class B common stock on the date of grant. In March 2021, each of Messrs. Blumenthal and Gilboa exercised the option held by him in full. The shares acquired prior to vesting remain subject to repurchase by us for the original exercise price upon any termination of the executive’s employment with us, or, if less, fair market value at the time of repurchase. Our repurchase right lapses in accordance with the vesting schedule of the related option.
Also in January 2021, we granted Mr. Miller an option to purchase 117,270 shares of our Class A common stock and 31,696 RSUs covering our Class A common stock under our 2011 Plan. The options and RSUs vest monthly over four years, subject to continued service through the applicable vesting date. The options were granted with an exercise price of $17.90 per share, which our board of directors determined was equal to the fair market value of a share of our Class A common stock on the date of grant. In March 2021, Mr. Miller exercised the option to acquire 29,318 shares. The shares acquired prior to vesting remain subject to repurchase by us for the original exercise price upon any termination of Mr. Miller’s employment with us. Our repurchase right lapses in accordance with the vesting schedule of the related option.
In order to encourage additional alignment of interests with our stockholders, in August 2021, we granted each of our named executive officers the right to purchase up to 20,383 fully vested shares of our common stock for a purchase price of $24.53, which was the price per share paid for our Series G redeemable convertible preferred stock. Each named executive officer exercised his stock purchase right in full shortly after the grant, with Messrs. Blumenthal and Gilboa purchasing Class B common stock and Mr. Miller purchasing Class A common stock.
2021 Incentive Award Plan
We intend to adopt a 2021 Incentive Award Plan, referred to below as the 2021 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our NEOs), and consultants of our company and certain of its affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. We expect that the 2021 Plan will be effective on the day prior to the first public trading date of our Class A common stock, subject to approval of such plan by our stockholders. For additional information about the 2021 Plan, please see the section titled “Equity Compensation Plans” below.

Other Elements of Compensation
Retirement Savings and Health and Welfare Benefits
We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other part-time and full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to 4% of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan and making fully vested matching contributions adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental, and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life and accidental death and dismemberment insurance. We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our NEOs.
Perquisites and Other Personal Benefits
We did not provide any perquisites to our NEOs in fiscal year 2020; however, we may pay the filing fees incurred by our executive officers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 from time to time. Our compensation committee may from time to time approve additional perquisites in the future when our compensation committee determines that such perquisites are necessary or advisable to fairly compensate or incentivize our employees.
No Tax Gross-Ups
We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.
Outstanding Equity Awards at 2020 Fiscal Year End
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2020.

			Option Awards				Stock Awards
Name(1)	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options(3)	Option Exercise Price	Option Expiration Date	Number of Shares of Units That Have Not Vested(4)	Market Value of Shares or Units That Have Not Vested(5)	Equity Incentive Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(6)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(7)
Neil Blumenthal	7/27/2012	7/20/2012	706,390		$0.72	7/26/2022
	2/22/2017	2/22/2017	355,381	355,378	$3.83	2/21/2027
	5/2/2019	1/1/2019			$12.63		152,943	874,834	57,721	$1,059,180
	11/20/2019	1/1/2020			$14.19		237,857	989,485	72,718	$1,334,375
Dave Gilboa	7/27/2012	7/20/2012	706,390		$0.72	7/27/2022
	2/22/2017	2/22/2017	355,181	355,378	$3.83	2/22/2027
	5/2/2019	1/1/2019			$12.63		152,943	874,834	57,721	$1,059,180
	11/20/2019	1/1/2020			$14.19		237,857	989,485	72,718	$1,334,375
Steven Miller	2/21/2014	1/1/2014	85,141		$2.77	2/20/2024
	6/14/2016	1/1/2016	48,821		$4.46	6/13/2026
	11/3/2017	11/1/2017			$3.69		28,677	407,500
	10/16/2018	1/1/2018	189,609		$13.08	10/15/2028			31,813	$569,453
	3/29/2019	1/1/2019	177,132		$12.35	3/28/2029

3/29/2019	1/1/2022	12,038	$12.35	3/28/2029	40,554	$725,917
11/20/2019	1/1/2020	143,816	$13.35	11/19/2029	40,399	$723,142
_________________
(1)Option awards and stock awards held by Messrs. Blumenthal and Gilboa cover shares of our Class B common stock and option awards and stock awards held by Mr. Miller cover shares of our Class A common stock.
(2)Except as otherwise provided, each option is fully exercisable but vests in equal monthly installments over four years following the vesting commencement date subject to the holder continuing to provide services to the company through the applicable vesting date. Any shares acquired on exercise prior to vesting are subject to repurchase at the original exercise price upon a termination of service.
(3)Option vests based on the achievement of certain performance goals. In December 2020, our compensation committee deemed the performance goals achieved.
(4)Represents shares of common stock acquired upon exercise of stock options prior to vesting. Unvested shares vest in substantially equal monthly installments through the fourth anniversary of the vesting commencement date. Unvested shares are subject to a right of repurchase at the lower of fair market value or the original exercise price per share upon a termination of service with us or upon a Sale Event (as defined in the applicable stock plan).
(5)Amounts are calculated by multiplying the number of shares shown in the table by $17.90 per share of Class A common stock or $18.35 per share of Class B common stock, which constitutes the fair market value per share as of December 31, 2020, as determined by the board of directors, less the applicable repurchase price.
(6)Represents RSUs that vest in 48 substantially equal monthly installments from the vesting commencement date, provided, that shares underlying the RSU will not be issued, and the risk of forfeiture thereon will not lapse, until following the earliest of an initial public offering of our common stock, the direct listing of our common stock or a change in control. If such an event does not occur prior to the seventh anniversary of the date of grant, the RSUs will be forfeited.
(7)Amounts are calculated by multiplying the number of shares shown in the table by $17.90 per share of Class A common stock or $18.35 per share of Class B common stock underlying the RSUs, which constitutes the fair market value per share as of December 31, 2020, as determined by the board of directors.
Executive Compensation Arrangements
We have not entered into an employment agreement or offer letter for either Messrs. Blumenthal and Gilboa. In 2011, we entered into an offer letter with Mr. Miller. The offer letter sets forth the title, base salary, target bonus opportunity, and initial equity award for the executive and summarizes the other terms and conditions applicable to the executive’s employment with the company.
Under Mr. Miller’s offer letter, in the event we terminate Mr. Miller’s employment for other than cause or Mr. Miller resigns for good reason, each as defined below, then subject to Mr. Miller returning all company property in his possession and providing a general release in our favor, he is entitled to continued payment of his base salary for a period of six months and a lump sum payment in an amount equal to six months’ of the company’s contribution under our health insurance plans in which Mr. Miller participates on the date of termination.
For the purposes of Mr. Miller’s offer letter, “cause” means (a) his unauthorized use or disclosure of our confidential information or trade secrets, which use or disclosure causes material harm to us, (b) his material breach of any agreement between Mr. Miller and us that continues for a period of 30 days after receiving written notification of such breach from our board of directors, (c) his material failure to comply with our written policies or rules that continues for a period of 30 days after receiving written notification of such failure from our board of directors, (d) his conviction of, or Mr. Miller’s plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (e) his gross negligence or willful misconduct that continues for a period of 30 days after receiving written notification of such negligence or misconduct from our board of directors, (f) his failure to perform assigned duties that continues for a period of 30 days after receiving written notification of the failure from our board of directors, or (g) his failure to cooperate in good faith with a governmental or internal investigation of the company or its directors, officers or employees, if we have requested Mr. Miller’s cooperation.
For the purposes of Mr. Miller’s offer letter, he will have “good reason” to resign if he resigns within twelve months after (a) a reduction in his base salary by more than 10% (other than an across-the-board reduction applicable to all of our senior management team that does not disproportionately affect Mr. Miller), (b) a material diminution of his authority, duties or responsibilities, or (c) a relocation of his principal workplace to a location that is outside of the New York City metropolitan area. Notwithstanding the foregoing, Mr. Miller will not have good reason to resign unless he provides written notice to us within 90 days after the initial occurrence of the condition giving rise to good reason and we fail to cure the condition within 30 days after receiving Mr. Miller’s written notice.
Equity Compensation Plans
The following summarizes the material terms of the long-term incentive compensation plan in which our NEOs will be eligible to participate following the effectiveness of the registration statement of which this prospectus forms a part and our existing equity plans, under which we have previously made periodic grants of equity and equity-based awards to our NEOs and other key employees.
2021 Incentive Award Plan
Our board of directors has adopted and we intend to ask our stockholders to approve the 2021 Plan, which will be effective on the day prior to the first public trading date of our Class A common stock. The principal purpose of the 2021 Plan is to attract, retain, and motivate selected employees, consultants, and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The material terms of the 2021 Plan are summarized below.
Share Reserve.
Under the 2021 Plan, 11,076,515 shares of our Class A common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, and other stock-based awards. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2021 Plan will be increased by (i) the number of shares represented by awards outstanding under our existing equity plans, or Prior Plan Awards, that become available for issuance under the counting provisions described below following the effective date and (ii) an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the lesser of (A) 5% of the shares of our Class A common stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than 83,073,862 shares of stock may be issued upon the exercise of incentive stock options.
The following counting provisions will be in effect for the share reserve under the 2021 Plan:
•to the extent that an award (including a Prior Plan Award) terminates, expires, or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2021 Plan;
•to the extent shares are tendered or withheld to satisfy the grant, exercise price, or tax withholding obligation with respect to any award under the 2021 Plan or Prior Plan Award, such tendered or withheld shares will be available for future grants under the 2021 Plan;
•to the extent shares subject to stock appreciation rights are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, such shares will be available for future grants under the 2021 Plan;
•to the extent that shares of our Class A common stock or Class B common stock are repurchased by us prior to vesting so that shares are returned to us, such shares will be available for future grants under the 2021 Plan;
•the payment of dividend equivalents in cash in conjunction with any outstanding awards or Prior Plan Awards will not be counted against the shares available for issuance under the 2021 Plan; and
•to the extent that is permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2021 Plan.
In addition, the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to all cash-based awards to any individual for services as a non-employee director during any calendar year may not exceed $1,000,000 for such individual’s first year of service and $750,000 for each year thereafter.
Administration
The compensation committee of our board of directors is expected to administer the 2021 Plan unless our board of directors assumes authority for administration. The compensation committee must consist of at least three members of our board of directors, each of whom is intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of our Class A common stock are traded. The 2021 Plan provides that the board or compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the company to a committee consisting of one or more members of our board of directors or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full board of directors.
Subject to the terms and conditions of the 2021 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2021 Plan. The administrator is also authorized to adopt, amend, or rescind rules relating to administration of the 2021 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2021 Plan. The full board of directors will administer the 2021 Plan with respect to awards to non-employee directors.
Eligibility
Options, SARs, restricted stock, and all other stock-based and cash-based awards under the 2021 Plan may be granted to individuals who are then our officers, employees, or consultants or are the officers, employees, or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.
Awards
The 2021 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms, and conditions of the award.
•Nonstatutory Stock Options, or NSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.
•Incentive Stock Options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code, and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2021 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.
•Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.
•Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.
•Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2021 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2021 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.
•Other Stock or Cash Based Awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock- or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees, or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance, and/or other conditions.
•Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payment dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator. In addition, dividend equivalents with respect to shares covered by a performance award will only be paid to the participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the performance award vests with respect to such shares.
Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.
Change in Control
In the event of a change in control, unless the plan administrator elects to terminate an award in exchange for cash, rights, or other property, or cause an award to accelerate in full prior to the change in control, such award will continue in effect or be assumed or substituted by the acquirer, provided that any performance-based portion of the award will be subject to the terms and conditions of the applicable award agreement. In the event the acquirer refuses to assume or replace awards granted, prior to the consummation of such transaction, awards issued under the 2021 Plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. The administrator may also make appropriate adjustments to awards under the 2021 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution, or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.
Adjustments of Awards
In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase, or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2021 Plan or any awards under the 2021 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2021 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2021 Plan.
Amendment and Termination
The administrator may terminate, amend, or modify the 2021 Plan at any time and from time to time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule, or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.
No incentive stock options may be granted pursuant to the 2021 Plan after the tenth anniversary of the effective date of the 2021 Plan, and no additional annual share increases to the 2021 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2021 Plan will remain in force according to the terms of the 2021 Plan and the applicable award agreement.
2011 Stock Plan
We currently maintain the 2011 Plan, which became effective on May 17, 2011, was amended and restated on May 31, 2018, and was last amended on May 2, 2019. The primary purpose of the 2011 Plan is to offer persons selected by the company an opportunity to acquire a proprietary interest in the success of the company, or to increase such interest, by acquiring shares of the company’s common stock. For purposes of clarity, the amendment and restatement of the 2011 Plan only applies to awards granted under the 2011 Plan on or after the date the 2011 Plan was restated by our board of directors.

Following the effectiveness of the registration statement of which this prospectus forms a part, we will not make any further grants under the 2011 Plan. However, the 2011 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2011 Plan.
Types of Awards
The 2011 Plan provides for the grant of NSOs, stock purchase rights and RSUs to employees, non-employee members of our board of directors, and consultants. The 2011 Plan provides for the grant of ISOs to employees.
Share Reserve
We have reserved an aggregate of 8,832,293 shares of our Class A common stock for issuance under the 2011 Plan. As of June 30, 2021, options to purchase a total of 1,925,352 shares of our Class A common stock and 1,981,866 RSUs covering shares of Class A common stock were outstanding and 1,064,572 shares remained available for future grants.
Administration
Our board of directors or a committee appointed by our board of directors administers the 2011 Plan and is referred to as the administrator herein. The administrator has the authority to select the persons to whom awards will be granted under the 2011 Plan, determine the number of shares to be subject to those awards under the 2011 Plan, and establish the terms and conditions of the awards granted. In addition, the administrator has the authority to interpret the 2011 Plan and to adopt rules for the administration, interpretation, and application of the 2011 Plan that are consistent with the terms of the 2011 Plan.
Payment
The exercise price of options or purchase price of stock purchase rights granted under the 2011 Plan may be paid in such form as determined by the administrator, including, without limitation, cash or cash equivalents, consideration as services rendered to the company, promissory note, surrender of shares that are already owned by the participant, irrevocable direction to a securities broker or other party approved by the company to sell shares, “net exercise” arrangement, or any other form of consideration determined to be appropriate.
Transfer
The 2011 Plan generally does not allow for the transfer of awards other than by a beneficiary designation, will or the laws of descent and distribution. If the applicable stock option agreement provides, an NSO will also be transferable by gift or domestic relations order to a family member of the participant.
Certain Events
In the event of a subdivision, dividend, combination, consolidation, reclassification, or any other increase or decrease in the number of issued shares of the company’s common stock without receipt of consideration by the company, proportionate adjustments will automatically be made to the number of shares available for issuance under the 2011 Plan, the number of shares covered by each outstanding option, stock purchase right and RSUs, the exercise or purchase price under each outstanding option or stock purchase right and any repurchase price that applies to shares granted under the 2011 Plan pursuant to the terms of a company repurchase right under the applicable award agreement. In the event of certain corporate transactions, all shares acquired under the 2011 Plan and all outstanding awards will be treated in the manner described in the definitive transaction agreement or, if no such agreement, in the manner determined by our board of directors, which treatment may include assumption or substitution of awards by the surviving corporation or its parent. Our board of directors may accelerate the vesting, exercisability, and settlement of an award in connection with a corporate transaction.
Amendment; Termination
Our board of directors may amend, suspend, or terminate the 2011 Plan at any time; an amendment of the 2011 Plan shall be subject to the approval of our stockholders only to the extent required by applicable laws. No awards may be granted under our 2011 Plan after it is terminated.
2012 Milestone Stock Plan
We currently maintain the 2012 Plan, which became effective on July 20, 2012. The purpose of the 2012 Plan is to offer persons selected by the company an opportunity to acquire a proprietary interest in the success of the company, or to increase such interest, by acquiring shares of the company’s common stock and to motivate the company’s employees and consultants to increase the value of the company.

Following the effectiveness of the registration statement of which this prospectus forms a part, we will not make any further grants under the 2012 Plan. However, the 2012 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2012 Plan.
Types of Awards
The 2012 Plan provides for the grant of NSOs to employees and consultants and the grant of ISOs to employees only.
Share Reserve
We have reserved an aggregate of 4,239,492 shares of our Class B common stock for issuance under the 2012 Plan. As of June 30, 2021, options to purchase a total of 2,834,298 shares of our Class B common stock were outstanding, and no shares of Class B common stock remained available for future grants.
Administration
Our board of directors or a committee appointed by our board of directors administers the 2012 Plan and is referred to as the administrator herein. The administrator has the authority to select the persons to whom options will be granted under the 2012 Plan, determine the number of shares to be subject to those options under the 2012 Plan, and establish the terms and conditions of the options granted. In addition, the administrator has the authority to interpret the 2012 Plan and to adopt rules for the administration, interpretation, and application of the 2012 Plan that are consistent with the terms of the 2012 Plan.
Payment
The exercise price of options granted under the 2012 Plan may be paid in such form as determined by the administrator, including, without limitation, cash or cash equivalents, full-recourse promissory note, surrender of shares that are already owned by the participant, irrevocable direction to a securities broker approved by the company to sell shares if the common stock is publicly traded, “net exercise” arrangement, or, to the extent that the applicable stock option agreement provides, any other form of consideration permitted by the Delaware General Corporation Law, as amended.
Transfer
The 2012 Plan generally does not allow for the transfer of options other than by a beneficiary designation, will, or the laws of descent and distribution. If the applicable stock option agreement provides, an NSO will also be transferable by gift or domestic relations order to a family member of the participant.
Certain Events
In the event of a subdivision, dividend, combination, consolidation, reclassification, or any other increase or decrease in the number of issued shares of the company’s common stock without receipt of consideration by the company, proportionate adjustments will automatically be made to the number of shares available for issuance under the 2012 Plan, the number of shares covered by each outstanding option, the exercise under each outstanding option, any repurchase price that applies to shares granted under the 2012 Plan pursuant to the terms of a company repurchase right under the applicable stock option agreement and, if our board of directors deems it necessary, any performance measures applicable to any outstanding option. In the event that we are a party to a merger or consolidation, or in the event of a sale of all or substantially all of the company’s stock or assets, all shares acquired under the 2012 Plan and all options outstanding will be treated in the manner described in the definitive transaction agreement or, if no such agreement, in the manner determined by our board of directors, which treatment may include assumption or substitution of options by the surviving corporation or its parent. Our board of directors may accelerate the vesting and exercisability of an option in connection with a corporate transaction.
Amendment; Termination
Our board of directors may amend, suspend, or terminate the 2012 Plan at any time; an amendment of the 2012 Plan shall be subject to the approval of our stockholders only to the extent required by applicable laws. No options may be granted under our 2012 Plan after it is terminated.

2019 Founder Stock Plan
We currently maintain the 2019 Plan, which became effective on May 2, 2019. The primary purpose of the 2019 Plan is to offer persons selected by the company an opportunity to acquire a proprietary interest in the success of the company, or to increase such interest, by acquiring shares of the company’s common stock.
Following the effectiveness of the registration statement, we will not make any further grants under the 2019 Plan. However, the 2019 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2019 Plan.
Types of Awards
The 2019 Plan provides for the grant of NSOs, stock purchase rights, and RSUs to employees, non-employee members of our board of directors, and consultants. The 2019 Plan provides for the grant of ISOs to employees.
Share Reserve
We have reserved an aggregate of 8,700,000 shares of our Class B common stock for issuance under the 2019 Plan. As of June 30, 2021, 2,284,208 RSUs, 4,397,688 PSUs, and 1,754,602 options covering shares of our Class B common stock were outstanding and 263,502 shares of Class B common stock remained available for future grants.
Administration
Our board of directors or a committee appointed by our board of directors administers the 2019 Plan and is referred to as the administrator herein. The administrator has the authority to select the persons to whom awards will be granted under the 2019 Plan, determine the number of shares to be subject to those awards under the 2019 Plan, and establish the terms and conditions of the awards granted. In addition, the administrator has the authority to interpret the 2019 Plan and to adopt rules for the administration, interpretation, and application of the 2019 Plan that are consistent with the terms of the 2019 Plan.
Payment
The exercise price of options or purchase price of stock purchase rights granted under the 2019 Plan may be paid in such form as determined by the administrator, including, without limitation, cash or cash equivalents, consideration as services rendered to the company, promissory note, surrender of shares of company stock that are already owned by the participant, irrevocable direction to a securities broker or other party approved by the company to sell shares, “net exercise” arrangement, or any other form of consideration determined to be appropriate.
Transfer
The 2019 Plan generally does not allow for the transfer of awards other than by a beneficiary designation, will, or the laws of descent and distribution. If the applicable stock option agreement provides, an NSO will also be transferable by gift or domestic relations order to a family member of the participant.
Certain Events
In the event of a subdivision, dividend, combination, consolidation, reclassification, or any other increase or decrease in the number of issued shares of the company’s common stock without receipt of consideration by the company, proportionate adjustments will automatically be made to the number of shares available for issuance under the 2019 Plan, the number of shares covered by each outstanding option, stock purchase right, and restricted stock unit, the exercise or purchase price under each outstanding option or stock purchase right and any repurchase price that applies to shares granted under the 2019 Plan pursuant to the terms of a company repurchase right under the applicable award agreement. In the event of certain corporate transactions, all shares acquired under the 2019 Plan and all outstanding awards will be treated in the manner described in the definitive transaction agreement or, if no such agreement, in the manner determined by our board of directors, which treatment may include assumption or substitution of awards by the surviving corporation or its parent. Our board of directors may accelerate the vesting, exercisability, and settlement of an award in connection with a corporate transaction.

Amendment; Termination
Our board of directors may amend, suspend, or terminate the 2019 Plan at any time; an amendment of the 2019 Plan shall be subject to the approval of our stockholders only to the extent required by applicable laws. No awards may be granted under our 2019 Plan after it is terminated.
2021 Employee Stock Purchase Plan
Our board of directors has adopted and we intend to ask our stockholders to approve the 2021 Employee Stock Purchase Plan, which we refer to as our ESPP, which will be effective upon the day prior to the effectiveness of the registration statement of which this prospectus forms a part. The ESPP is designed to allow our eligible employees to purchase shares of our Class A common stock, at semi-annual intervals, with their accumulated payroll deductions. The ESPP is intended to qualify under Section 423 of the Code. The material terms of the ESPP are summarized below.
Administration
Subject to the terms and conditions of the ESPP, our compensation committee will administer the ESPP. Our compensation committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. We will bear all expenses and liabilities incurred by the ESPP administrator.
Share Reserve
The maximum number of shares of our Class A common stock which will be authorized for sale under the ESPP is equal to the sum of (a) 2,215,303 shares of Class A common stock and (b) an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the lesser of (i) 1% of the shares of our Class A common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (ii) such number of shares of common stock as determined by the ESPP administrator; provided, however, no more than 16,614,772 shares of our Class A common stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares or reacquired shares.
Eligibility
Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by us or one of our subsidiaries on the first day of the offering period, or the enrollment date. Our employees (and, if applicable, any employees of our subsidiaries) who customarily work less than five months in a calendar year will not be eligible to participate in the ESPP. Finally, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries will not be allowed to participate in the ESPP.
Participation
Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 20% of their compensation or such other limit as determined by the company. Such payroll deductions will be expressed as either a whole number percentage, and the accumulated deductions will be applied to the purchase of shares on each purchase date. However, a participant may not purchase more than 100,000 shares in each offering period. The ESPP administrator has the authority to change these limitations for any subsequent offering period.
Offering
Under the ESPP, participants are offered the option to purchase shares of our Class A common stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering period be longer than 27 months in length.
The option purchase price will be the lower of 85% of the closing trading price per share of our Class A common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date, which will occur on the last trading day of each offering period.
Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.
A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of Class A common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease (but not increase) his or her payroll deduction authorization once during any purchase period. If a participant wants to increase the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.
A participant may not assign, transfer, pledge, or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of our Class A common stock under the ESPP, and during a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge, or other disposition will not be given effect.
Adjustments upon Changes in Recapitalization, Dissolution, Liquidation, Merger, or Asset Sale
In the event of any increase or decrease in the number of issued shares of our Class A common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of our Class A common stock offered under the ESPP, the number and price of shares which any participant has elected to purchase under the ESPP, and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing at least ten business days prior to the new exercise date. If we undergo a merger with or into another corporation or sell all or substantially all of our assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our proposed sale or merger. We will notify each participant of such change in writing at least ten business days prior to the new exercise date.
Amendment and Termination
Our board of directors may amend, suspend, or terminate the ESPP at any time. However, the board of directors may not amend the ESPP without obtaining stockholder approval within 12 months before or after such amendment to the extent required by applicable laws.
Director Compensation
In 2020, we did not pay our non-employee directors any compensation.
As of December 31, 2020, Ms. Briggs held 34,358 RSUs and Ms. Moon held 31,131 RSUs, in each case, covering shares of our Class B common stock. As of December 31, 2020, Millard Drexler, a member of our board of directors from 2013 to July 2021, held an option to purchase 400,000 shares of our Class B common stock in connection to a grant made in 2012 as part of our Series B financing. None of our other non-employee directors held option awards or stock awards as of December 31, 2020.
In order to encourage additional alignment of interests with our stockholders, in August 2021, we granted each of our continuing non-employee directors the right to purchase up to 20,383 fully vested shares of our Class A common stock for a purchase price per share of $24.53, which was the price per share paid for our Series G redeemable convertible preferred stock. In addition, our board of directors approved the grant of the same stock purchase right to each non-employee director appointed to our board of directors prior to the first public trading date of our Class A common stock, such stock purchase right to be granted automatically on the date of such director’s appointment. Each of Messrs. Hunt, Raider and Williams and Ms. Briggs exercised his or her stock purchase right in full shortly after grant.
Our board of directors has approved a new non-employee director compensation program, or the Director Compensation Program, that will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. Pursuant to the Director Compensation Program, our non-employee directors will receive cash compensation as follows:
•Each non-employee director will receive an annual cash retainer in the amount of $75,000 per year.
•Any lead non-employee director will receive an additional cash retainer in the amount of $15,000 per year.
•The chair of the audit committee will receive an additional annual cash retainer in the amount of $20,000 per year for such chair’s service on the audit committee.
•The chair of the compensation committee will receive an additional annual cash retainer in the amount of $15,000 per year for such chair’s service on the compensation committee.
•The chair of the nominating and corporate governance committee will receive an additional annual cash retainer in the amount of $10,000 per year for such chair’s service on the nominating and corporate governance committee.
Under the Director Compensation Program, each non-employee director who will continue to serve as a non-employee director following an annual stockholders meeting will automatically be granted fully vested RSUs covering a number of shares of our Class A common stock calculated by dividing (a) $225,000 by (b) the average closing trading price of our Class A common stock over the 30-day period ending the day prior to the date of such annual meeting. Newly appointed non-employee directors are automatically granted a pro-rated fully-vested RSU award based on the anticipated date of our next annual stockholders meeting. Any equity awards held by our non-employee directors that are unvested automatically accelerate in the event of a change in control.
In August 2021, we approved the payment of an initial cash retainer in the amount of $75,000 and a grant of an initial award of 9,173 fully vested RSUs covering our Class A common stock under our 2011 Plan to each of Messrs. Hunt and Raider and Mses. Briggs and Moon consistent with the Director Compensation Program. In addition, as the chair of our audit committee, Ms. Briggs was awarded an additional initial cash retainer in the amount of $20,000.
Also in August 2021, we approved a one-time cash fee of $250,000 to each of Mses. Briggs and Moon based on each director's significant efforts in support of the company leading up to the public trading of our securities while serving as a member of our board of directors.

Certain Relationships And
Related Party Transactions
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following are certain transactions, arrangements, and relationships with our directors, executive officers, or holders of more than 5% or more of our outstanding capital stock.
We believe that the terms of such arrangements are as favorable as those we could have obtained from parties not related to us.
Executive Officer Promissory Notes
From time to time, we have entered into secured promissory notes with certain of our executive officers, collateralized by the stock purchased through exercise of their employee stock options.
The following table summarizes each such promissory note entered into since January 1, 2018 having a principal amount in excess of $120,000, including the date it was issued; its principal amount; the largest principal amount of indebtedness outstanding thereunder after such date; the aggregate principal amount of indebtedness outstanding thereunder as of December 31, 2020; principal and interest payments made on such indebtedness during the years ended December 31, 2018, 2019, and 2020; and the applicable interest rate. 50% of each promissory note issued is recourse and 50% is non-recourse. The non-recourse portion of the promissory note is secured by the underlying shares the executive officer purchased with the loan, or the Purchased Shares, pursuant to a Security Agreement entered into between the executive officer and the company. The recourse portion of the promissory note is unconditionally secured by all of the executive officer’s assets, including all shares of common stock owned by the executive officer; however, we agree to first proceed against the Purchased Shares before proceeding against any other assets of the executive officer.
All outstanding promissory notes shown in the table below have been repaid in full prior to the first public filing of the registration statement of which this prospectus forms a part.

Executive Officer	Issue Date	Principal Amount(1)		Principal Amount Outstanding as of December 31, 2020			Principal Payments	Interest Rate (per annum)	Interest Payments
Neil Blumenthal	May 24, 2019	$3.7	million	$3.7	million		(2)	2.37%	(2)
Neil Blumenthal	December 4, 2019	$4.4	million	$4.4	million		(2)	1.69%	(2)
Neil Blumenthal	March 23, 2021	$5.0	million	$5.0	million	(3)	(2)	0.11%	(2)
Dave Gilboa	May 28, 2019	$3.7	million	$3.7	million		(2)	2.37%	(2)
Dave Gilboa	December 4, 2019	$4.4	million	$4.4	million		(2)	1.69%	(2)
Dave Gilboa	March 23, 2021	$5.0	million	$5.0	million	(3)	(2)	0.11%	(2)
Steven Miller	March 24, 2021	$0.5	million	$0.5	million	(3)	(2)	0.11%	(2)
Steven Miller	March 28, 2021	$0.1	million	$0.1	million	(3)	(2)	0.11%	(2)
__________________
(1)Also represents the largest principal amount of indebtedness outstanding after the applicable issue date.
(2)No principal or interest payments were made during the years ended December 31, 2019 and 2020.
(3)The promissory notes were incurred after December 31, 2020. Therefore, the principal amount represents the original principal amount incurred on the issue date.
2021 Tender Offer
In April 2021, we entered into a letter agreement with our Co-Founders and Co-Chief Executive Officers, Neil Blumenthal and Dave Gilboa; our director and Co-Founder Jeffrey Raider; entities affiliated with Tiger Global, a holder of greater than 5% of our outstanding capital stock; entities affiliated with T. Rowe Price, a holder of greater than 5% of our outstanding capital stock; entities affiliated with General Catalyst, a holder of greater than 5% of our outstanding capital stock and affiliate of our director, Joel Cutler; Durable Capital Master Fund LP, a holder of greater than 5% of our outstanding capital stock; D1 Master Holdco I LLC, a holder of greater than 5% of our outstanding capital stock; and other stockholders, pursuant to which they agreed to waive certain transfer restrictions in connection with a Tender Offer by us and a third-party entity to purchase shares of our capital stock from certain of our stockholders at a price of $24.5306 per share, pursuant to an offer to purchase.
An aggregate of 1,676,534 shares of our capital stock were tendered for an aggregate purchase price of approximately $41.1 million.
Series E Preferred Stock Financing
In March 2018, we sold an aggregate of 4,771,902 shares of our Series E redeemable convertible preferred stock at a purchase price of $15.7170 per share, for an aggregate purchase price of approximately $75.0 million. The following table summarizes purchases of our Series E redeemable convertible preferred stock by related persons:

Stockholder	Shares of Series E Redeemable Convertible Preferred Stock	Total Series E Redeemable Convertible Preferred Stock Purchase Price
Entities affiliated with T. Rowe Price(1)	4,041,081	$63,513,670
__________________
(1)Entities affiliated with T. Rowe Price holding our securities are aggregated for purposes of reporting share ownership information. These entities beneficially own more than 5% of our outstanding capital stock in the aggregate.
Series F Preferred Stock Financing
In April 2020, we sold an aggregate of 6,412,542 shares of our Series F redeemable convertible preferred stock at a purchase price of $19.4931 per share, for an aggregate purchase price of approximately $125.0 million. The following table summarizes purchases of our Series F redeemable convertible preferred stock by related persons:

Stockholder	Shares of Series F Redeemable Convertible Preferred Stock	Total Series F Redeemable Convertible Preferred Stock Purchase Price
Durable Capital Master Fund LP	2,565,010	$49,999,996.40
Entities affiliated with T. Rowe Price(1)	3,334,512	$64,999,975.90
__________________
(1)Entities affiliated with T. Rowe Price holding our securities are aggregated for purposes of reporting share ownership information. These entities beneficially own more than 5% of our outstanding capital stock in the aggregate.
Series G Preferred Stock Financing
In August 2020, we sold an aggregate of 4,860,132 shares of our Series G redeemable convertible preferred stock at a purchase price of $24.5306 per share, for an aggregate purchase price of approximately $119.2 million. The following table summarizes purchases of our Series G redeemable convertible preferred stock by related persons:

Stockholder	Shares of Series G Redeemable Convertible Preferred Stock	Total Series G Redeemable Convertible Preferred Stock Purchase Price
D1 Master Holdco I LLC	4,860,132	$119,221,954.04
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement, or the Investors’ Rights Agreement, with certain holders of our capital stock, including our Co-Founders and Co-Chief Executive Officers, Neil Blumenthal and Dave Gilboa; our directors and Co-Founders, Jeffrey Raider and Andrew Hunt; entities affiliated with Tiger Global, a holder of greater than 5% of our outstanding capital stock; entities affiliated with T. Rowe Price, a holder of greater than 5% of our outstanding capital stock; entities affiliated with General Catalyst, a holder of greater than 5% of our outstanding capital stock and affiliate of our director, Joel Cutler; Durable Capital Master Fund LP, a holder of greater than 5% of our outstanding capital stock; and D1 Master Holdco I LLC, a holder of greater than 5% of our outstanding capital stock. The Investors’ Rights Agreement provides certain holders of our capital stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. The Investors’ Rights Agreement also provides certain of these stockholders with information and inspection rights, which will terminate upon the effectiveness of the registration statement of which this prospectus forms a part, and a right of first refusal with regard to certain issuances of our capital stock, which will terminate upon the effectiveness of the registration statement of which this prospectus forms a part. For a description of the registration rights, see the section titled “Description of Capital Stock—Registration Rights.”
Indemnification Agreements
Our Amended Charter will contain provisions limiting the liability of directors to the fullest extent permitted by Delaware law, and our Amended Bylaws will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Amended Charter and Amended Bylaws will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered or will enter into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them in certain circumstances.
Warby Parker Foundation Donation
In August 2021, we issued 178,572 shares of Series A common stock to the Warby Parker Impact Foundation, a Delaware exempt corporation. Our board of directors also authorized up to an additional 1,071,432 shares of Series A common stock, or any shares into which the Series A common stock will be reclassified, for issuance in installments over time and from time to time, in each case, subject to our board of directors’ discretion and approval, to the Warby Parker Impact Foundation or such other nonprofit entity designated by the board of directors. Three of our directors serve on the board of directors of the Warby Parker Impact Foundation.
Policies and Procedures for Related Person Transactions
Our Board has adopted a written Related Person Transaction Policy and Procedures, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we (including any of our subsidiaries) are, were, or will be a participant and a related person has, had, or will have a direct or indirect material interest.
Under the policy, the company’s legal staff is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the company’s legal staff determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the General Counsel is required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, whether the transaction is inconsistent with the interests of the company and its stockholders and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the company’s Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chair of the audit committee subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person, then upon such recognition the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.

Principal And Registered Stockholders
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of September 6, 2021 for:
•each of our named executive officers;
•each of our directors;
•all of our executive officers and directors as a group;
•each person or group of affiliated persons known by us to beneficially own more than 5% of any class of our voting securities; and
•the number of shares of Class A common stock and Class B common stock held by and registered for resale by means of this prospectus for the Registered Stockholders.
The Registered Stockholders include (i) our affiliates and certain other stockholders with “restricted securities” (as defined in Rule 144 under the Securities Act) and their pledgees, donees, transferees, assignees, or other successors-in-interest who, because of their status as affiliates pursuant to Rule 144 or because they acquired their shares of common stock from an affiliate or from us within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of at least 90 days and (ii) our non-executive officer service providers and their pledgees, donees, transferees, assignees, or other successors-in-interest who acquired shares from us within the prior 12 months under Rule 701 and hold “restricted securities” (as defined in Rule 144 under the Securities Act). The Registered Stockholders and their pledgees, donees, transferees, assignees, or other successors-in-interest may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the NYSE at prevailing market prices. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur. Prior to any sales of shares of Class A common stock, Registered Stockholders who hold Class B common stock must convert their shares of Class B common stock into shares of Class A common stock. See the section titled “Plan of Distribution.”
Information concerning the Registered Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Stockholders who hold Class B common stock may convert their shares of Class B common stock into Class A common stock at any time, and the Registered Stockholders may sell all, some, or none of the shares of Class A common stock covered by this prospectus, we cannot determine the number of such shares of Class A common stock that will be sold by the Registered Stockholders, or the amount or percentage of shares of common stock that will be held by the Registered Stockholders, either as Class A common stock or Class B common stock, upon consummation of any particular sale. In addition, the Registered Stockholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. The Registered Stockholders do not have, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See the sections titled “Management” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Stockholders.
After the listing of our Class A common stock on the NYSE, certain of the Registered Stockholders are entitled to registration rights with respect to their shares of our capital stock, as described in the section titled “Description of Capital Stock—Registration Rights.”
We currently intend to use our reasonable efforts to keep the registration statement of which this prospectus forms a part effective for a period of 90 days after the effectiveness of the registration statement. As a result, we have registered shares of Class A common stock currently held by Registered Stockholders, as well as shares of Class A common stock of our affiliates that can vest and settle while the registration statement of which this prospectus forms a part is effective.
We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of the shares of Class A common stock by the Registered Stockholders. However, we have engaged financial advisors and additional financial advisors with respect to certain other matters relating to the listing of our Class A common stock on the NYSE. See the section titled “Plan of Distribution.”
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 89,372,012 shares of Class A common stock and 21,965,203 shares of Class B common stock outstanding as of September 6, 2021, assuming (i) Preferred Stock Conversion, (ii) the Common Stock Reclassification, each upon the effectiveness of the registration statement of which this prospectus forms a part. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of September 6, 2021 or issuable pursuant to RSUs that vest within 60 days of September 6, 2021. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Warby Parker Inc., 233 Spring Street, 6th Floor East, New York, New York 10013.

	Shares Beneficially Owned				Percent of Total Voting Power (1)	Shares of Class A Common Stock Being Registered
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders
Entities affiliated with Tiger Global(2)	15,632,681	17.5%	—	—%	5.1%	15,632,681
Entities affiliated with T. Rowe Price(3)	15,468,747	17.3%	—	—%	5.0%	15,468,747
Entities affiliated with General Catalyst(4)	11,331,592	12.7%	—	—%	3.7%	11,331,592
Entities affiliated with D1 Capital Partners(5)	8,153,082	9.1%	—	—%	2.6%	—
Entities affiliated with Durable Capital(6)	5,875,087	6.6%	—	—%	1.9%	—
Named Executive Officers and Directors
Neil Blumenthal(7)	2,411,167	2.7%	7,800,258	33.2%	24.8%	10,832,528
Dave Gilboa(8)	—	—%	9,846,350	42.0%	30.4%	11,132,675
Steven Miller(9)	723,851	*	—	—%	*	141,756
Andrew Hunt(10)	1,855,536	2.1%	—	—%	*	4,393,609
Jeffrey Raider(11)	4,507,942	5.0%	2,791,879	13.0%	10.5%	4,427,005
Teresa Briggs(12)	48,881	*	—	—%	*	29,556
Joel Cutler(13)	11,341,975	12.7%	—	—%	3.7%	—
Youngme Moon(14)	57,900	*	—	—%	*	29,556
Gabrielle Sulzberger(15)	29,556	*	—	—%	*	29,556
Ronald A. Williams(16)	29,556	*	—	—%	*	29,556

All directors and executive officers as a group (10 persons)(17)	21,006,364	23.3%	20,438,487	82%	66.3%	31,045,797
Other Registered Stockholders
Non-Executive Officer and Non-Director Current and Former Service Providers	1,791,753	2.0%	—	—%	*	882,440
All Other Registered Stockholders	8,969,828	10.0%	—	—%	2.9%	8,847,412
__________________
*Represents beneficial ownership of less than 1%.
(1)Percentage of voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, held beneficially as a single class. The holders of our Class B common stock will be entitled to ten votes per share, and holders of our Class A common stock will be entitled to one vote per share.
(2)Consists of shares of Class A common stock held by Tiger Global PIP 6 Holdings, L.P., or TGPIP Holdings 6, and other entities or persons affiliated with Tiger Global Management, LLC. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The principal business address of the foregoing entities and persons is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, New York 10019.
(3)Consists of shares of Class A common stock held by various funds, or the T. Rowe funds. T. Rowe Price Associates, Inc., or TRPA, serves as investment adviser or subadviser with power to direct investments and sole power to vote the securities owned by the T. Rowe funds, as well as securities owned by certain other individual and institutional investors. TRPA may be deemed to be the beneficial owner of all of the shares listed above; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of each of the foregoing entities is c/o T. Rowe Price Associates, Inc., 100 East Pratt Street Baltimore, MD 21202.
(4)Consists of: (i) 1,595,210 shares of Class A common stock held by General Catalyst Group V, L.P., or GCGV; (ii) 8,088,002 shares of Class A common stock held by General Catalyst Group V Supplemental, L.P., or GCGVS; (iii) 202,126 shares of Class A common stock held by GC Entrepreneurs Fund V, L.P., or GCEV; (iv) 933,171 shares of Class A common stock held by GC Venture V, LLC, or GCVV; and (v) 513,083 shares of Class A common stock held by GC Venture V-B, LLC, or GCVVB. General Catalyst GP V, LLC, or GCGPV, is the general partner of General Catalyst Partners V, L.P., which is the general partner of GCGV, GCGVS, and GCEV. General Catalyst Group Management Holdings GP, LLC, or GCGMH LLC, is the general partner of General Catalyst Group Management Holdings, L.P., or GCGMH, which is the manager of General Catalyst Group Management, LLC, or GCGM, which is the manager of GC Venture V Manager, LLC, or GCVV Manager, which is the manager of GCVV and GCVVB. Joel Cutler, who is a member of our board of directors, and David Fialkow are managing directors of GCGPV, and, as a result, may be deemed to share voting and investment power with respect to the shares held by GCGV, GCGVS, and GCEV. Kenneth Chenault, Joel Cutler, who is a member of our board of directors, David Fialkow and Hemant Taneja are managing members of GCGMH, LLC, and, as a result, may be deemed to share voting and investment power with respect to the shares held by GCVV and GCVVB. Each party named above disclaims beneficial ownership of such shares. The principal business address of the foregoing entities and persons is 20 University Road, Suite 450, Cambridge, MA 02138.
(5)Consists of 8,153,082 shares of Class A common stock held by D1 Master Holdco I LLC. D1 Capital Partners L.P. is a registered investment adviser and serves as the manager of private investment vehicles and accounts, including D1 Capital Partners Master LP, the sole and managing member of D1 Master Holdco I LLC, and may be deemed to beneficially own the shares of Class A common stock held by D1 Master Holdco I LLC. Daniel Sundheim indirectly controls D1 Capital Partners L.P. and may be deemed to beneficially own the shares of Class A common stock held by D1 Master Holdco I LLC. The principal business address of the foregoing entity and person is 9 West 57th Street, New York, NY 10119.
(6)Consists of 5,875,087 shares of Class A common stock held by Durable Capital Master Fund LP, or Durable Master Fund. Durable Capital Partners LP, or Durable Capital Partners, is the investment adviser to Durable Master Fund. Durable Capital Partners GP LLC, or Durable GP, is the general partner of Durable Capital Partners, and Henry Ellenbogen is the chief investment officer of Durable Capital Partners and the managing member of Durable GP. The principal business address of the foregoing entities and person is c/o Durable Capital Partners, 5425 Wisconsin Avenue, Suite 802, Chevy Chase, MD 20815.
(7)Consists of: (i) 2,775,394 shares of Class B common stock held by Mr. Blumenthal; (ii) 1,519,661 shares of Class B common stock held by the Neil H. Blumenthal 2011 Family Trust, or the NHB 2011 Family Trust, for which Mr. Blumenthal’s spouse Rachel Blumenthal is the trustee; (iii) 399,402 shares of Class B common stock held by the Teal Aquarius Trust, for which Mr. Blumenthal is the trustee; (iv) 400,000 shares of Class B common stock held by the Royal Blue Aries Trust, for which Joshua Wander is the trustee and Mr. Blumenthal holds proxy over the shares; (v) 400,000 shares of Class B common stock held by the Tiffany Blue Gemini Trust, for which Joshua Wander is the trustee and Mr. Blumenthal holds proxy over the shares; (vi) 800,000 shares of Class B common stock held by the Cobalt Pisces Trust; (vii) 2,411,167 shares of Class A common stock held by JJR WP Holdings LLC, for which Mr. Blumenthal is the Trustee of its sole manager; and (viii) 1,505,801 shares of Class B common stock issuable pursuant to outstanding stock options held by Mr. Blumenthal that are exercisable within 60 days of September 6, 2021. Mr. Blumenthal may be deemed to have voting power and dispositive power over the shares held by the NHB 2011 Family Trust, the Teal Aquarius Trust, the Royal Blue Aries Trust, the Tiffany Blue Gemini Trust, the Cobalt Pisces Trust, and JJR WP Holdings LLC.
(8)Consists of: (i) 6,208,779 shares of Class B common stock held by Mr. Gilboa; (ii) 2,131,770 shares of Class B common stock held by the David A. Gilboa 2012 Family Trust, or the DAG 2012 Family Trust, for which Jeffrey Raider is the trustee and Mr. Gilboa has the power of asset substitution; and (iii) 1,505,801 shares of Class B common stock issuable pursuant to outstanding stock options held by Mr. Gilboa that are exercisable within 60 days of September 6, 2021. Mr. Gilboa may be deemed to have voting power and dispositive power over the shares held by the DAG 2012 Family Trust.
(9)Consists of: (i) 141,756 shares of Class A common stock held by Mr. Miller; and (ii) 582,095 shares of Class A common stock issuable pursuant to outstanding stock options and RSUs held by Mr. Miller that are exercisable or vested and settled within 60 days of September 6, 2021.
(10)Consists of 1,855,536 shares of Class A common stock held by Mr. Hunt.
(11)Consists of: (i) 450,210 shares of Class A common stock held by Mr. Raider; (ii) 1,519,661 shares of Class A common stock held by The Jeffrey J. Raider 2011 Family Trust, or the JJR 2011 Family Trust, for which Mr. Raider’s spouse Laura Raider is the trustee; (iii) 2,538,071 shares of Class B common stock held by DAG WP Holdings LLC, or DAG WP LLC, for which Mr. Raider is the manager; (v) 253,808 shares of Class B common stock held by Ruth Gilboa 2017 GST-Exempt Trust, or the Gilboa 2017 Trust, for which Mr. Raider is the trustee. Mr. Raider may be deemed to have voting power and dispositive power over the shares held by the JJR 2011 Family Trust, DAG WP LLC, and the Gilboa 2017 Trust.
(12)Consists of: (i) 20,383 shares of Class A common stock subject to stock purchase rights and restricted stock units held by Teresa Briggs that are exercisable within 60 days of September 6, 2021; and (ii) 28,498 shares of Class A common stock held pursuant to RSUs held by The Teresa Briggs Trust that are vested and settled within 60 days of September 6, 2021. Ms. Briggs may be deemed to have voting power and dispositive power over the shares held by The Teresa Briggs Trust.
(13)Consists of: (i) the shares held by the entities affiliated with General Catalyst Partners identified in footnote 4; and (ii) 10,383 shares of Class A common stock issuable pursuant to stock purchase rights held by Mr. Cutler that are exercisable within 60 days of September 6, 2021.
(14)Consists of (i) 29,556 shares of Class A common stock held by Ms. Moon; and (ii) 28,344 shares of Class A common stock issuable pursuant to RSUs held by Ms. Moon that are exercisable within 60 days of September 6, 2021.
(15)Consists of 29,556 shares of Class A common stock held by Ms. Sulzberger.
(16)Consists of (i) 20,383 shares of Class A common stock held by Mr. Williams; and (ii) 9,173 shares of Class A common stock held by the Ronald A. Williams Revocable Trust Agreement that are vested and settled within 60 days of September 6, 2021. Mr. Williams may be deemed to have voting power and dispositive power over the shares held by the Ronald A. Williams Revocable Trust Agreement.
(17)Consists of: (i) 20,366,217 shares of Class A common stock; (ii) 640,147 shares of Class A common stock issuable pursuant to outstanding stock options that are exercisable within 60 days of September 6, 2021. (iii) 17,426,885 shares of Class B common stock; and (iv) 3,011,602 shares of Class B common stock issuable pursuant to outstanding stock options that are exercisable within 60 days of September 6, 2021.

Description Of Capital Stock
General
The following is a summary of the rights of our capital stock and some of the provisions of our amended and restated certificate of incorporation, or Amended Charter, and amended and restated bylaws, or Amended Bylaws, which will each become effective immediately following the effectiveness of the registration statement of which this prospectus forms a part, the Investors’ Rights Agreement, and relevant provisions of Delaware General Corporation Law. The descriptions herein are qualified in their entirety by our Amended Charter, Amended Bylaws, and Investors’ Rights Agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of Delaware General Corporation Law.
Immediately following the effectiveness of the registration statement of which this prospectus forms a part, our authorized capital stock will consist of 1,100,000,000 shares, all with a par value of $0.0001 per share, of which:
•750,000,000 shares are designated as Class A common stock;
•150,000,000 shares are designated as Class B common stock;
•150,000,000 shares are designated as Class C common stock; and
•50,000,000 shares are designated as preferred stock.
As of June 30, 2021, after giving effect to (i) the Preferred Stock Conversion, which will occur prior to our listing and (ii) the filing and effectiveness of the Amended Charter, which will occur prior to our listing and which will, among other things, effect the Common Stock Reclassification, there were 89,629,017 shares of our Class A common stock outstanding held by 412 stockholders of record, 21,942,437 shares of our Class B common stock outstanding held by 12 stockholders of record, and no shares of our Class C common stock outstanding. Pursuant to our Amended Charter, our board of directors will have the authority, without stockholder approval, except as required by the listing standards of the NYSE, to issue additional shares of our Class A common stock.
Common Stock
All issued and outstanding shares of our Class A common stock, Class B common stock and Class C common stock will be duly authorized, validly issued, fully paid, and non-assessable. All authorized but unissued shares of our Class A common stock, Class B common stock and Class C common stock will be available for issuance by our board of directors without any further stockholder action, except as required by the listing standards of the NYSE. Our Amended Charter will provide that, except with respect to voting rights and conversion rights, the Class A common stock, Class B common stock and Class C common stock are treated equally and identically.
The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Voting Rights
Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, holders of our Class B common stock are entitled to ten votes for each share held on all matters submitted to a vote of stockholders, and holders of our Class C common stock are not entitled to vote on any matter submitted to a vote of the stockholders of the Company, except as expressly required by applicable law or regulation. The holders of our Class B common stock must maintain 65.9% of the total outstanding shares of Class B common stock to continue to control the outcome of matters submitted to stockholders for approval. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our Amended Charter. Delaware law would permit holders of Class A common stock to vote separately, as a single class, if we were to change the par value of the Class A common stock or amend our certificate of incorporation to alter the powers, preferences, or special rights of the Class A common stock in a way that would adversely affect the holders of our Class A common stock.
As a result, in these limited instances, the holders of a majority of the Class A common stock could defeat any amendment to our Amended Charter. For example, if a proposed amendment of our Amended Charter provided for the Class A common stock to rank junior to the Class B common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the vote of the Class A common stock. In this instance, the holders of a majority of Class A common stock could defeat that amendment to our Amended Charter.
Our Amended Charter will provide that the number of authorized shares of preferred stock, Class A common stock, Class B common stock and Class C common stock, may be increased or decreased (but not below the number of shares of preferred stock, Class A common stock, Class B common stock and Class C common stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting power of all of our outstanding common stock, voting together as a single class without a separate vote of the holders of shares of preferred stock, Class A common stock, Class B common stock or Class C common stock. As a result, the holders of a majority of the outstanding Class B common stock can approve an increase or decrease in the number of authorized shares of Class A common stock without a separate vote of the holders of Class A common stock. This could allow us to increase and issue additional shares of Class A common stock beyond what will be authorized in our Amended Charter without the consent of the holders of our Class A common stock.
Our Amended Charter will not provide for cumulative voting for the election of directors.
Dividend Rights
Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of Class A common stock, Class B common stock and Class C common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the net assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.
Right to Receive Liquidation Distributions
In the event of our liquidation, dissolution, or winding up, the holders of Class A common stock, Class B common stock and Class C common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then-outstanding.
Subdivisions and Combinations
If we subdivide or combine in any manner outstanding shares of Class A common stock, Class B common stock or Class C common stock, the outstanding shares of the other class will be subdivided or combined in the same manner.
Conversion
Each outstanding share of our Class B common stock will be convertible at any time at the option of the holder into one share of our Class A common stock. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, except for certain permitted transfers described in our Amended Charter, including transfers to (i) affiliates of a Co-Founder (i.e., persons or entities directly or indirectly controlling, controlled by or under common control with such Co-Founder), (ii) trusts controlled directly or indirectly by a Co-Founder that are solely for the benefit of a Co-Founder or their family members or a corporation, partnership or limited liability company directly or indirectly controlled by a Co-Founder and exclusively owned by such Co-Founder or his family members, which trusts or other entities were established for bona fide estate planning purposes and (iii) a private foundation or similar entity established by a Co-Founder or such Co-Founder’s family members and controlled directly or indirectly by him (collectively with respect to each Co-Founder, a “Permitted Ownership Group”).
All outstanding shares of our Class B common stock will automatically convert into shares of Class A common stock on a one-for-one basis upon the date that is the earlier of (i) transfer of Class B common stock to a person or entity that is not in the transferor’s Permitted Ownership Group, (ii) October 1, 2031, (iii) with respect to any Class B common stock held by any person or entity in Neil Blumenthal’s Permitted Ownership Group, (A) such time as Neil Blumenthal is removed or resigns from the board of directors, or otherwise ceases to serve as a director, (B) such time as Neil Blumenthal ceases to be either an employee, officer or consultant of the Company or any of its subsidiaries, or (C) the date that is 12 months after the death or disability of Neil Blumenthal, and (iv) with respect to any Class B common stock held by any person or entity in Dave Gilboa’s Permitted Ownership Group, (A) such time as Dave Gilboa is removed or resigns from the board of directors, or otherwise ceases to serve as a director, (B) such time as Dave Gilboa ceases to be either an employee, officer or consultant of the Company or any of its subsidiaries, or (C) the date that is 12 months after the death or disability of Dave Gilboa.
Other Matters
The Class A and Class B common stock will have no preemptive rights pursuant to the terms of our Amended Charter and our Amended Bylaws. There will be no redemption or sinking fund provisions applicable to the Class A and Class B common stock.
Class C Common Stock
No shares of our Class C common stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Unless required by law or any stock exchange, the authorized shares of Class C common stock will be available for issuance without further action by the holders of our Class A common stock and Class B common stock. We have no current plans to issue any shares of Class C common stock in the future. However, we may issue shares of Class C common stock for a variety of corporate purposes, including financings, acquisitions, investments, dividends and equity incentives to our employees, consultants and directors, and the Class C common stock provides us with the flexibility to do so without diluting the existing voting power of our outstanding Class A common stock and Class B common stock. Because the Class C common stock carries no voting rights, is not convertible into any other capital stock, and is not listed for trading on an exchange or registered for sale with the SEC, shares of Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of Class A common stock, although we may seek to list the Class C common stock for trading and register shares of Class C common stock for sale in the future. In addition, because our Class C common stock carries no voting rights, if we issue shares of Class C common stock in the future, the holders of our Class B common stock may be able to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions.
Preferred Stock
No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Our Amended Charter will authorize our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. Our board of directors will have the discretion to determine, without stockholder approval and with respect to any series of preferred stock, the powers (including voting powers), preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, including, without limitation: the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting powers, rights and terms of redemption, the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof.
We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. We have no current plan for the issuance of any shares of preferred stock.
Options
As of June 30, 2021, we had outstanding options under our 2011 Plan to purchase an aggregate of 2,304,707 shares of our Class A common stock, with a weighted-average exercise price of $6.97 per share. As of June 30, 2021, we had outstanding options under our 2012 Plan to purchase an aggregate of 4,094,220 shares of our Class B common stock, with a weighted-average exercise price of $2.34 per share. As of June 30, 2021, we had outstanding options under our 2019 Plan to purchase an aggregate of 1,754,602 shares of our Class B common stock, with a weighted-average exercise price of $14.97 per share.
Restricted Stock Units
As of June 30, 2021, we had 1,981,866 shares of our Class A common stock subject to outstanding RSUs under our 2011 Plan. As of June 30, 2021, we had 2,284,208 and 4,397,688 shares of our Class B common stock subject to outstanding RSUs and PSUs, respectively, under our 2019 Plan.
Warrants
As of June 30, 2021, we had an outstanding warrant to purchase an aggregate of up to 21,745 shares of our Series B preferred stock with an exercise price of $3.4491 per share, which shares will be converted then reclassified into Class A common stock immediately following the effectiveness of the registration statement of which this prospectus forms a part. Unless earlier exercised or extended, this warrant will expire on August 12, 2023.
Registration Rights
The Investors’ Rights Agreement to which we are party provides that certain holders of our capital stock have certain registration rights as set forth below. The registration of shares of our capital stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback, and Form S-3 registrations described below.
The demand, piggyback, and Form S-3 registration rights described below will expire five years after the listing of our Class A common stock on the NYSE, or with respect to any particular stockholder, such time after the effectiveness of the registration statement of which this prospectus forms a part that such stockholder can sell all of its shares entitled to registration rights under Rule 144 of the Securities Act during any 90-day period.
Demand Registration Rights
Subject to certain exceptions, upon election by the requisite holders, the holders of an aggregate of 42,283,140 shares of our Class A common stock and 10,971,219 shares of our Class B common stock, based on our shares outstanding as of June 30, 2021, will be entitled to certain demand registration rights. At any time beginning 180 days after the effective date of the registration statement of which this prospectus forms a part, certain holders of these shares may request that we register all or a portion of the registrable shares. We are obligated to effect only two such registrations. Such request for registration must cover at least 20% of such shares or such lesser amount as would have an anticipated aggregate offering price, net of selling expenses, in excess of $15 million.
Piggyback Registration Rights
After the effectiveness of the registration statement of which this prospectus forms a part, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of an aggregate of 84,566,280 shares of our Class A common stock and 21,942,437 shares of our Class B common stock, based on our shares outstanding as of June 30, 2021, will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration relating to (i) a demand registration, (ii) the issuance of securities by us or by a subsidiary pursuant to a stock option, stock purchase, or similar plan, (iii) an SEC Rule 145 transaction, (iv) a registration on any form that does not include substantially the same information as would be required to be included in a piggyback registration, or (v) a registration in which the only stock being registered is stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.
Form S-3 Registration Rights
Based on our shares outstanding as of June 30, 2021, the holders of an aggregate of 16,913,256 shares of our Class A common stock and 4,388,487 shares of our Class B common stock will be entitled to certain Form S-3 registration rights. At any time beginning 90 days after the effectiveness of the registration statement of which this prospectus forms a part, the holders of these shares can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the anticipated aggregate price of the shares offered, net of any underwriters’ discounts or commissions, would equal or exceed $1.0 million. We will not be required to effect more than two registrations on Form S-3 within any 12-month period.
Anti-Takeover Effects of Delaware Law and Our Amended Charter and Bylaws
Some provisions of Delaware law and our Amended Charter and our Amended Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Preferred Stock
Our board of directors will have the authority, without further action by our stockholders, to issue up to             shares of unissued preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
Staggered Board
Our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see the section titled “Management—Composition of Our Board of Directors.” This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our Amended Charter will provide that members of our board of directors may be removed from office only for cause by an affirmative vote of the holders of at least two-thirds of the voting power of all of our outstanding stock entitled to vote generally in the election of directors.
Board Vacancies and Board Size
Our Amended Charter and Amended Bylaws will provide that any vacant directorships, including newly created directorships, may only be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director and the number of directors constituting the full board of directors will be permitted to be set only by a resolution of the board of directors.
Special Stockholder Meetings
Our Amended Bylaws will further provide that special meetings of our stockholders may be called only by a chairperson or co-chairperson of the board of directors or pursuant to a resolution adopted by a majority of the total number of authorized directors.
Elimination of Stockholder Action by Consent
Our Amended Charter will eliminate the right of stockholders to act by consent without a meeting.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Amended Bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Stockholders Not Entitled to Cumulative Voting
The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Amended Charter will not provide for cumulative voting.
Amendment of Bylaws Provisions
Our Amended Bylaws will permit the board of directors to amend our Amended Bylaws without stockholder consent.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a person deemed to be an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person become an interested stockholder unless: (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder); or (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
Public Benefit Corporation Status
We are a public benefit corporation under subchapter XV of the Delaware General Corporation Law.
As a public benefit corporation, our board of directors is required by the Delaware General Corporation Law to manage or direct our business and affairs in a manner that balances the pecuniary interests of our stockholders, the best interests of those materially affected by our conduct, and the specific public benefits identified in our Amended Charter. We are also required to assess our benefit performance internally and to disclose to stockholders at least biennially a report that details our promotion of the public benefits identified in our Amended Charter and of the best interests of those materially affected by our conduct. We expect that our board of directors will measure our benefit performance against the objectives and standards proposed by the Company and approved by the board of directors. When determining the objectives and standards by which our board of directors will measure our public benefit performance, our board of directors will consider, among other factors, whether the objectives and standards are (i) comprehensive in that they assess the positive impact of our business on the communities in which we operate, and society and the environment, taken as a whole, (ii) credible in that they are comparable to the objectives and standards created by independent third parties that evaluate the corporate ethics, sustainability and governance practices of other public benefit corporations, and (iii) transparent in that the criteria considered for measuring such objectives and standards be made publicly available, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.
Under the Delaware General Corporation Law, our stockholders may bring a derivative suit to enforce this requirement only if they own (individually or collectively), at least 2% of our outstanding shares or, upon our listing, the lesser of such percentage or shares of at least $2 million in market value.
Exclusive Venue
Our Amended Charter will provide that, unless we consent to the selection of an alternative forum, the Court of Chancery is the sole and exclusive forum for: (a) any derivative action, suit, or proceeding brought on our behalf; (b) any action, suit, or proceeding asserting a claim of breach of fiduciary duty owed by any of our current or former directors, officers or other employees or stockholder to us or to our stockholders, creditors or other constituents; (c) any action, suit, or proceeding asserting a claim arising pursuant to the Delaware General Corporation Law, our Amended Charter or Amended Bylaws, or as to which the Delaware General Corporation

Law confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; or (d) any action, suit, or proceeding asserting a claim governed by the internal affairs doctrine, unless the Court of Chancery does not have subject matter jurisdiction thereof, the federal district court of the District of Delaware or other state courts of the State of Delaware; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
Our Amended Charter will further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Amendment of Amended Charter or Amended Bylaws
Our Amended Charter will require the approval of the holders of at least two-thirds in the voting power of the outstanding shares of our capital stock, voting together as a single class, in order to amend certain provisions, including those relating to removal of directors, our authorized capital stock, voting rights, exculpation, exclusive forum, and the prohibition on stockholder action by written consent. Our Amended Bylaws will provide that the approval of the holders of at least two-thirds in the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, is required for stockholders to amend or adopt any provision of our Amended Bylaws.
The provisions of Delaware law, our Amended Charter, and our Amended Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock will be American Stock Transfer & Trust Company. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York, 11219.
Exchange Listing
Our Class A common stock is currently not listed on any securities exchange. We intend to apply to have our Class A common stock listed on the NYSE under the symbol “WRBY.”

Shares Eligible For Future Sale
Prior to the listing of our Class A common stock on the NYSE, there had been no public market for our Class A common stock. We will have no input if and when any Registered Stockholder may, or may not, elect to sell its shares of Class A common stock or the prices at which any such sales may occur. Future sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Class A common stock. Although we intend to apply to list our Class A common stock listed on the NYSE, we cannot assure you that there will be an active public market for our Class A common stock.
Shares of our Class A common stock and Class B common stock will be deemed “restricted securities” as defined in Rule 144. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, each of which is summarized below. Following the listing of our Class A common stock on the NYSE, shares of our Class A common stock may be sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144.
As further described below, until we have been a reporting company for at least 90 days, only non-affiliates who have beneficially owned their shares of common stock for a period of at least one year will be able to sell their shares of Class A common stock under Rule 144, which is expected to include approximately shares of common stock immediately after our registration.
After giving effect to the Preferred Stock Conversion and the Common Stock Reclassification, as of June 30, 2021, we had a total of 89,629,017 shares of Class A common stock and 21,942,437 shares of Class B common outstanding. Between June 30, 2021 and the effective date of the registration statement of which this prospectus forms a part, we have not issued any additional shares of common stock or awards convertible or exercisable for shares of common stock.
Following the listing of our Class A common stock on the NYSE, approximately 89,449,678 shares of our Class A common stock may be immediately sold either (i) by the Registered Stockholders pursuant to this prospectus or (ii) by our other existing stockholders under Rule 144 under the Securities Act since such shares held by such other stockholders will have been beneficially owned by non-affiliates for at least one year. See also “Shares Eligible For Future Sale.”
Rule 144
Affiliate Resales of Restricted Securities
In general, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our capital stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:
•1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 893,935 shares upon the effectiveness of the registration statement of which this prospectus forms a part; or
•the average weekly trading volume in our Class A common stock on the the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.

Non-Affiliate Resales of Restricted Securities
In general, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not an affiliate of ours at the time of sale, has not been an affiliate at any time during the three months preceding a sale, and has beneficially owned shares of our capital stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.
Non-affiliate resales are not subject to the manner of sale, volume limitation, or notice filing provisions of Rule 144.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.
Form S-8 Registration Statement
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our Class B common stock subject to outstanding stock options under our 2021 Plan, all shares of our Class A common stock subject to outstanding stock options and RSUs under our 2021 Plan, and all shares of our Class A common stock issued or issuable under our 2021 Plan and our ESPP, as applicable. We expect to file the registration statement covering shares offered pursuant to these stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.
Registration Rights
As of June 30, 2021, holders of up to 84,566,280 shares of our Class A common stock and 21,942,437 shares of our Class B common stock will be entitled to various rights with respect to the registration of these shares under the Securities Act upon the effectiveness of the registration statement of which this prospectus forms a part. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled “Description of Capital Stock—Registration Rights” for additional information.

Sale Price History Of Our Capital Stock
We intend to apply to list our Class A common stock on the NYSE. Prior to the initial listing, no public market existed for our Class A common stock. However, our Series A common stock and Series B common stock have a history of trading in private transactions, although such history is limited. The table below shows the high and low sales prices for our Series A common stock and Series B common stock in private transactions by our stockholders, for the indicated periods, as well as the volume-weighted average price per share, based on information available to us. While the DMM, in consultation with Morgan Stanley and our other financial advisors, is expected to consider this information in connection with setting the opening public price of our Class A common stock, this information may, however, have little or no relation to the broader market demand for our Class A common stock and thus the opening trading price and subsequent trading price of our Class A common stock on the the NYSE. As a result, you should not place reliance on these historical private sales prices as they may differ materially from the opening trading price and subsequent trading price of our Class A common stock on the NYSE. See the section titled “Risk Factors—Risks Related to Ownership of Our Class A Common Stock—The trading price of our Class A common stock, upon listing on the NYSE, may have little or no relationship to the historical sales prices of our capital stock in private transactions, and such private transactions have been limited.”

	Per Share Sale Price		Number of Shares Sold in the Period	Volume-Weighted Average Price (VWAP)	Number of Shares Outstanding (Period End)
	High	Low
Annual
Year Ended December 31, 2020	$24.53	$14.15	15,799,128	$22.28	110,591,457
Year Ending December 31, 2021 (through August 31)	$24.53	$24.53	2,006,135	$24.53	111,337,215
Quarterly
Year Ended December 31, 2020
First Quarter	$18.56	$14.15	419,610	$16.90	98,375,724
Second Quarter	$19.49	$19.49	6,412,524	$19.49	104,787,518
Third Quarter	$24.53	$24.53	8,153,082	$24.53	110,246,397
Fourth Quarter	$24.53	$24.53	813,912	$24.53	110,591,457
Year Ending December 31, 2021
First Quarter	$24.53	$24.53	247,204	$24.53	111,208,713
Second Quarter	$24.53	$24.53	1,758,931	$24.53	110,762,149
Third Quarter (through August 31)	$—	$—	—	$—	111,337,215
Monthly
Year Ended December 31, 2020
January	$—	$—	—	$—	98,366,838
February	$18.56	$14.15	419,610	$16.90	98,368,324
March	$—	$—	—	$—	98,375,724
April	$19.49	$19.49	6,412,524	$19.49	104,788,248
May	$—	$—	—	$—	104,788,248
June	$—	$—	—	$—	104,787,518
July	$—	$—	—	$—	105,043,183
August	$24.53	$24.53	8,153,082	$24.53	110,226,219

September	$—	$—	—	$—	110,246,397
October	$—	$—	—	$—	110,303,349
November	$24.53	$24.53	813,912	$24.53	110,346,176
December	$—	$—	—	$—	110,591,457
Year Ending December 31, 2021
January	$—	$—	—	$—	110,594,987
February	$24.53	$24.53	247,204	$24.53	110,528,009
March	$—	$—	—	$—	111,208,713
April	$—	$—	—	$—	111,241,790
May	$—	$—	—	$—	111,262,471
June	$24.53	$24.53	1,758,931	$24.53	110,762,149
July	$—	$—	—	$—	110,770,699
August	$—	$—	—	$—	111,337,215

Material U.S. Federal Income Tax Consequences To Non-U.S. Holders Of Our Class A Common Stock
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income, the application of special accounting rules under Section 451(b) of the Code, and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions;
•brokers, dealers, or traders in securities;
•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•tax-qualified retirement plans; and
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.
If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•our Class A common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our worldwide real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

Plan Of Distribution
The Registered Stockholders, and their pledgees, donees, transferees, assignees, or other successors-in-interest may sell their shares of Class A common stock covered hereby pursuant to brokerage transactions on the NYSE, or other public exchanges or registered alternative trading venues, at prevailing market prices at any time after the shares of Class A common stock are listed for trading. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of Class A common stock by the Registered Stockholders, except we have engaged financial advisors and additional financial advisors with respect to certain other matters relating to the registration of shares of our Class A common stock and listing of our Class A common stock, as further described below. As such, we do not anticipate receiving notice as to if and when any Registered Stockholder may, or may not, elect to sell their shares of Class A common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of the shares of Class A common stock covered by this prospectus.
We will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders. We will recognize costs related to this direct listing and our transition to a publicly traded company, consisting of professional fees and other expenses. We will expense these amounts in the period incurred and not deduct these costs from net proceeds to the issuer as they would be in an initial public offering.
We have engaged Goldman Sachs, Morgan Stanley, and Allen & Company as our financial advisors, and Baird, Citigroup Global Markets Inc., Cowen and Company, LLC, Evercore Group L.L.C., and Telsey Advisory Group LLC as our additional financial advisors, to advise and assist us with respect to certain matters relating to the registration of our Class A common stock and our listing, including defining our objectives with respect to the filing of the registration statement of which this prospectus forms a part and the listing of our Class A common stock on the NYSE, the preparation of the registration statement of which this prospectus forms a part, and the preparation of investor communications and presentations in connection with investor education. We have engaged Morgan Stanley, Goldman Sachs, and Allen & Company to be available to consult with the DMM who will be setting the opening public price of our Class A common stock on the NYSE. However, Goldman Sachs, Morgan Stanley, and Allen & Company, and the additional financial advisors have not been engaged to participate in investor meetings or to otherwise facilitate or coordinate price discovery activities or sales of our Class A common stock in consultation with us, except as will be described herein with respect to consultation with the DMM on the opening public price in accordance with NYSE rules.
The DMM, acting pursuant to its obligations under the rules of the NYSE, is responsible for facilitating an orderly market for our Class A common stock. Based on information provided to the NYSE, the opening public price of our Class A common stock on the NYSE will be determined by buy and sell orders collected by the DMM from various broker-dealers and will be set based on the DMM’s determination of where buy orders can be matched with sell orders at a single price. On the NYSE, buy orders priced equal to or higher than the opening public price and sell orders priced lower than or equal to the opening public price will participate in that opening trade. In accordance with Rule 7.35A(g) of the NYSE Listed Company Manual, because there has not been a recent sustained history of trading in our Class A common stock in a private placement market prior to listing, the DMM will consult with Morgan Stanley in order for the DMM to effect a fair and orderly opening of our Class A common stock on the NYSE, without coordination with us, consistent with the applicable securities laws in connection with our direct listing. In addition, the DMM may also consult with our other financial advisors, also without coordination with us, in connection with our direct listing. Pursuant to Rule 7.35A(g) of the NYSE Listed Company Manual, and based upon information known to it at that time, Morgan Stanley and our other financial advisors are expected to provide input to the DMM regarding their understanding of the ownership of our outstanding Class A common stock and pre-listing selling and buying interest in our Class A common stock that they become aware of from potential investors and holders of our Class A common stock, including after consultation with certain investors (which may include certain of the Registered Stockholders). Such investor consultation by the financial advisors would not involve any coordination with or outreach on behalf of the Company. The financial advisors will not engage in a book building process as would typically be undertaken by underwriters in a registered initial public offering. Instead, the input that the financial advisors provide to the DMM will be based on information that the financial advisors become aware of from potential investors and holders of our Class A common stock (which may include certain of the Registered Stockholders) in connection with investor education regarding the process and mechanics of the direct listing, the receipt of buy and sell orders and other customary brokerage activities undertaken without coordination with us. Additionally, the DMM, in consultation with Morgan Stanley and our other financial advisors, is also expected to consider the information in the section titled “Sale Price History of Our Capital Stock” in establishing the opening public price. We will endeavor, and it is our understanding that the financial advisors and any affiliated persons each will endeavor, to conduct our and their activities specifically in compliance with Regulation M (to the extent that Regulation M applies to such activities). The Registered Stockholders will not be involved in the DMM’s process to establish the opening public price, including any decision regarding the timing of the opening trade.
Similar to how a security being offered in an underwritten initial public offering would open on the first day of trading, before the opening public price of our Class A common stock is determined, the DMM may publish one or more pre-opening indications on the first day of trading, which provides the market with a price range of where the DMM anticipates the opening public price will be, based on the buy and sell orders entered on the NYSE. The pre-opening indications will be available on the consolidated tape and NYSE market data feeds on the first day of trading. As part of this opening process, the DMM will continue to update the pre-opening indication until the buy and sell orders reach equilibrium and can be priced by offsetting one another to determine the opening public price of our Class A common stock.
In connection with the process described above, a DMM in a direct listing may have less information available to it to determine the opening public price of our Class A common stock than a DMM would in an underwritten initial public offering. For example, because our financial advisors are not acting as underwriters, they will not have engaged in a book building process, and as a result, they will not be able to provide input to the DMM that is based on or informed by that process. Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of Class A common stock to the public as there would be in an underwritten initial public offering. This lack of an initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, the public price of our Class A common stock may be more volatile than in an underwritten initial public offering and could, upon listing on the NYSE, decline significantly and rapidly. See the section titled “Risk Factors—Risks Related to Ownership of Our Class A Common Stock.”
In addition to sales made pursuant to this prospectus, the shares of Class A common stock covered by this prospectus may be sold by the Registered Stockholders in individually negotiated, private transactions exempt from the registration requirements of the Securities Act, and the Registered Stockholders may distribute the shares of Class A common stock covered by this prospectus to affiliates, managers, members, partners, equity holders, and/or other interest holders of such Registered Stockholders.
Under the securities laws of some states, shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers.
Each Registered Stockholder may from time to time transfer, pledge, assign, or grant a security interest in some or all of the shares of Class A common stock owned by it and, if it defaults in the performance of its secured obligations, the transferees, pledgees, assignees, or secured parties may offer and sell the shares of Class A common stock from time to time under this prospectus, under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Registered Stockholders to include the transferee, pledgee, assignee or other successors in interest as Registered Stockholders under this prospectus. The Registered Stockholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus.
If any of the Registered Stockholders utilize a broker-dealer in the sale of the shares of Class A common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from such Registered Stockholder, or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal.

Legal Matters
Our principal legal advisor is Latham & Watkins LLP, New York, New York. Cooley LLP, New York, New York, is legal advisor to the financial advisors and additional financial advisors.
Experts
The consolidated financial statements at December 31, 2019 and 2020, and for each of the two years in the period ended December 31, 2020 included in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.
Where You Can Find Additional Information
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of Class A common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Class A common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
Upon the effectiveness of the registration statement of which this prospectus forms a part, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.warbyparker.com, at which, following the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Warby Parker Inc. and Subsidiaries
Consolidated Financial Statements

Report of Independent Registered
Public Accounting Firm
To the Shareholders and the Board of Directors of Warby Parker Inc., and subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Warby Parker Inc., and subsidiaries (the “Company”) as of December 31, 2019 and 2020, the related consolidated statements of operations and comprehensive income (loss), changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young, LLP
We have served as the Company’s auditor since 2014.
New York, New York
June 21, 2021

Warby Parker Inc. And Subsidiaries
Consolidated Balance Sheets
(Amounts in thousands, except share data)

	December 31, 2019	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$55,424	$314,085
Accounts receivable, net	1,118	601
Inventory	28,437	38,468
Prepaid expenses and other current assets	6,705	6,779
Total current assets	91,684	359,933

Property and equipment, net	83,890	84,534
Other assets	282	284
Total assets	$175,856	$444,751

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$37,306	$40,788
Accrued expenses	16,354	34,270
Deferred revenue	19,249	26,550
Other current liabilities	2,958	3,722
Total current liabilities	75,867	105,330

Deferred rent	25,837	27,997
Other liabilities	756	3,011
Total liabilities	102,460	136,338
Commitments and contingencies (see Note 9)
Redeemable convertible preferred stock, $.0001 par value, 49,034,455 and 54,507,243 shares authorized; 42,769,248 and 54,041,904 shares issued and outstanding as of December 31, 2019 and 2020, respectively	262,849	506,510
Stockholders’ deficit:
Common stock, $.0001 par value, 139,000,000 and 150,000,000 shares authorized; 52,626,235 and 53,944,305 shares issued and outstanding as of December 31, 2019 and 2020, respectively	5	5
Additional paid-in capital	79,991	127,179
Accumulated deficit	(269,471)	(325,390)
Accumulated other comprehensive income	22	109
Total stockholders’ deficit	(189,453)	(198,097)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$175,856	$444,751
The accompanying notes are an integral part of these consolidated financial statements.

Warby Parker Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)

	Year Ended December 31,
	2019	2020

Net revenue	$370,463	$393,719
Cost of goods sold	147,355	161,784
Gross profit	223,108	231,935

Selling, general, and administrative expenses	224,771	287,567
Loss from operations	(1,663)	(55,632)

Interest and other income (loss), net	1,939	(97)

Income (loss) before income taxes	276	(55,729)
Provision for income taxes	276	190
Net income (loss)	$—	$(55,919)

Deemed dividend upon redemption of redeemable convertible preferred stock	$(57,537)	$—
Net loss attributable to common stockholders	$(57,537)	$(55,919)

Net loss per share attributable to common stockholders, basic and diluted	$(1.10)	$(1.05)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	52,424,978	53,033,936

Other comprehensive income
Foreign currency translation adjustment	$104	$87
Total comprehensive income (loss)	$104	$(55,832)
The accompanying notes are an integral part of these consolidated financial statements.

Warby Parker Inc. and Subsidiaries
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(Amounts in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	47,633	$281,750	52,333	$5	$71,986	$(82)	$(205,504)	$(133,595)
Stock option exercises	—	—	321	—	297	—	—	297
Cancellation of options for consideration	—	—	—	—	(1,375)	—	(3,400)	(4,775)
Stock repurchases and retirement	(4,864)	(18,901)	(229)	—	(6)	—	(60,567)	(60,573)
Repayment of related party loans	—	—	202	—	590	—	—	590
Stock-based compensation	—	—	—	—	8,499	—	—	8,499
Other comprehensive income	—	—	—	—	—	104	—	104
Net income	—	—	—	—	—	—	—	—
Balance as of December 31, 2019	42,769	$262,849	52,627	$5	$79,991	$22	$(269,471)	$(189,453)
Stock option exercises	—	—	975	—	1,330	—	—	1,330
Issuance of Series F redeemable convertible preferred stock, net of issuance costs of $300	6,413	124,717	—	—	—	—	—	—
Issuance of Series G redeemable convertible preferred stock, net of issuance costs of $300	4,860	118,944	—	—	—	—	—	—
Repayment of related party loans	—	—	342	—	945	—	—	945
Stock-based compensation	—	—	—	—	44,913	—	—	44,913
Other comprehensive income	—	—	—	—	—	87	—	87
Net loss	—	—	—	—	—	—	(55,919)	(55,919)
Balance as of December 31, 2020	54,042	$506,510	53,944	$5	$127,179	$109	$(325,390)	$(198,097)
The accompanying notes are an integral part of these consolidated financial statements.

Warby Parker Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended December 31,
	2019	2020
Cash flows from operating activities
Net income (loss)	$—	$(55,919)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,516	18,377
Stock-based compensation	8,499	44,913
Change in operating assets and liabilities:
Accounts receivable, net	(644)	517
Inventory	(12,610)	(10,020)
Prepaid expenses and other assets	(940)	(67)
Accounts payable	5,525	5,898
Accrued expenses	1,364	16,604
Deferred revenue	2,099	7,288
Other current liabilities	47	763
Deferred rent	3,570	2,149
Other liabilities	(32)	2,255
Net cash provided by operating activities	21,394	32,758
Cash flows from investing activities
Purchases of property and equipment	(32,632)	(20,070)
Net cash used in investing activities	(32,632)	(20,070)
Cash flows from financing activities
Proceeds from stock option exercise	297	1,330
Cancellation of options for consideration	(4,775)	—
Proceeds from repayment of related party loans	590	945
Repurchase of stock	(79,474)	—
Issuance of Series F redeemable convertible preferred stock, net of issuance costs	—	124,717
Issuance of Series G redeemable convertible preferred stock, net of issuance costs	—	118,944
Borrowings from Credit Facility	—	30,900
Repayment of Credit Facility	—	(30,900)
Net cash (used in) provided by financing activities	(83,362)	245,936
Effect of exchange rates on cash	237	37
Net (decrease) increase in cash and cash equivalents	(94,363)	258,661
Cash and cash equivalents
Beginning of year	149,787	55,424
End of year	$55,424	$314,085
Supplemental disclosures
Cash paid for income taxes	$369	$230
Cash paid for interest	88	466
Non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	4,231	3,150
Related party loans issued in connection with stock option exercises	$16,175	$—
The accompanying notes are an integral part of these consolidated financial statements.

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
1.  Description of Business
Warby Parker Inc., a public benefit corporation founded in 2010 and its wholly owned subsidiaries, (the “Company”) is a founder-led, mission-driven lifestyle brand that sits at the intersection of technology, design, healthcare, and social enterprise. The Company offers holistic vision care by selling eyewear products and providing optical services directly to consumers through its retail stores and e-commerce platform. For every pair of glasses or sunglasses sold, the Company helps distribute a pair of glasses to someone in need through its Buy a Pair, Give a Pair program. The Company is headquartered in New York, New York.
2.  Summary of Significant Accounting Policies
Basis of Presentation
The Company’s consolidated financial statements have been prepared and are presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”).
Principles of Consolidation
The consolidated financial statements include the financial statements of Warby Parker Inc., and its wholly owned subsidiaries. The Company has consolidated certain entities meeting the definition of a variable interest entity (“VIE”) as the Company concluded that it is the primary beneficiary of the entities. The inclusion of these entities does not have a material impact on its consolidated financial statements. Intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The Company prepares its consolidated financial statements in conformity with U.S. GAAP. These principles require management to make certain estimates and assumptions during the preparation of its consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Management’s estimates are based on historical experience and on various other market-specific and relevant assumptions that management believes to be reasonable under the circumstances. Significant estimates underlying the accompanying consolidated financial statements include, but are not limited to (i) the valuation of inventory, including the determination of the net realizable value, (ii) reserves for sales returns, (iii) the useful lives and recoverability of long-lived assets, (iv) shipment times included in the calculation of deferred revenue, (v) the determination of deferred income taxes, including related valuation allowances, (vi) allowances for doubtful accounts, and (vii) assumptions related to the valuation of common stock and determination of stock-based compensation.
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.
The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. As a result, the Company’s consolidated financial statements may not be comparable to financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.
Segment Information
Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), who makes decisions about allocating resources and assessing performance. The Company defines its CODM as its co-Chief Executive Officers. The Company has identified one operating segment. When evaluating the Company’s performance and allocating resources, the CODM relies on financial information prepared on a consolidated basis.
Concentration of Credit Risk and Major Suppliers
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents in various

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
accounts, which, at times, may exceed the limits insured by the Federal Deposit Insurance Corporation of $250 per institution and the Canada Deposit Insurance Corporation of $100 Canadian dollars. At December 31, 2019 and 2020, uninsured cash balances were approximately $54.1 million and $312.8 million, respectively. The Company has not experienced any concentration losses related to its cash and cash equivalents to date. The Company seeks to minimize its credit risk by maintaining its cash and cash equivalents with high-quality financial institutions and monitoring the credit standing of such institutions.
The Company’s top five inventory suppliers accounted for approximately 23% of cost of goods sold for both the years ended December 31, 2019 and 2020.
Interest Rate and Foreign Currency Risk
The Company’s cash and cash equivalents as of December 31, 2020 consisted of cash and money-market funds. Such interest-earning instruments carry a degree of interest rate risk. The goals of the Company’s investment policy are liquidity and capital preservation. The Company does not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage its interest rate exposure.
The Company is exposed to changes in foreign currency rates as a result of its foreign operations and international suppliers from whom it purchases in Japanese Yen and Euros. Revenue and income generated by the Company’s operations in Canada and its cost of goods sold will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates.
Cash and Cash Equivalents
The Company considers all highly liquid short-term investments with an original maturity of three months or less to be a cash equivalent. Cash and cash equivalents include both deposits with banks and financial institutions and receivables from credit card issuers, which are typically converted into cash within two to four days of capture. As such, these receivables are recorded as a deposit in transit as a component of cash and cash equivalents on the consolidated balance sheets. At December 31, 2019 and 2020, the balance of cash and cash equivalents for these items was $8.5 million and $7.1 million, respectively.
Accounts Receivable, Net
The Company primarily sells directly to U.S. and Canadian consumers where payment is processed upon order approval or product shipment. In some instances, customers can utilize vision insurance benefits to cover the cost of their purchase. For these orders, the Company submits claims directly to the vision insurance carrier and receives reimbursement directly from the carrier. Accounts receivable primarily represents amounts due from insurance carriers. Receivables from customers and insurance carriers are typically collected within 30 days of the transaction and have been reflected in the balance of accounts receivable, net on the consolidated balance sheets at December 31, 2019 and 2020. The accounts receivable are net of an allowance for doubtful accounts, which is established based on management’s best estimate of probable credit losses. The Company’s allowance for doubtful accounts was $0.2 million and $0.5 million at December 31, 2019 and 2020, respectively.
Inventory
Inventory consists of approximately $6.9 million and $8.9 million of finished goods, including ready-to-wear sun frames, contact lenses, and eyeglass cases, as of December 31, 2019 and 2020, respectively, and approximately $21.5 million and $29.6 million of component parts, including optical frames and prescription optical lenses, as of December 31, 2019 and 2020, respectively. Inventory is stated at the lower of cost or estimated realizable value, with cost determined on a weighted average cost basis.
The Company continuously evaluates the composition of its inventory and makes adjustments when the cost of inventory is not expected to be fully recoverable. The estimated net realizable value of inventory is determined based on an analysis of historical sales trends, the impact of market trends and economic conditions, and a forecast of future demand. Adjustments for damaged inventory are recorded primarily based on actual damaged inventory. Adjustments for inventory shrink, representing the physical loss of inventory, are estimated based on historical experience, and are adjusted based upon physical inventory counts. However, unforeseen adverse future economic and market conditions, such as those resulting from disease pandemics and other catastrophic events, could result in actual results differing materially from estimates.

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Property and Equipment, Net
Property and equipment, net is stated at cost less accumulated depreciation. Repairs and maintenance and any gains or losses on dispositions are recognized as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and a gain or loss on disposition is reflected in current operations. Depreciation is recorded on a straight-line basis over the following estimated useful lives:

Asset Category	Depreciation Period
Computer equipment and capitalized software	3 years
Leasehold improvements	2-10 years (lesser of lease term and useful life of the asset)
Furniture and fixtures	7 years
Internal-use software	1 - 3 years
Equipment	5-7 years
Internal-Use Software
The Company capitalizes as property and equipment certain qualified costs incurred in connection with the development of internal-use software. Capitalization of internal-use software begins when the preliminary project stage is completed, management with relevant authority authorizes and commits to funding the software project, and it is probable that the project will be completed and software will be used to perform the function intended. Capitalized internal-use software is amortized on a straight-line basis over the estimated useful life of the software, not to exceed three years. Capitalized software costs, net of accumulated amortization, totaled $3.7 million and $3.6 million as of December 31, 2019 and 2020, respectively.
Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets or asset groups to be held and used is evaluated by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group.
Leases and Deferred Rent
The Company categorizes leases at their inception as either operating or capital leases. At December 31, 2019 and 2020, the Company had only entered into operating leases.
The Company leases retail, office, and laboratory space under operating leases from third parties. The leases generally contain renewal options and escalation clauses, and from time to time include contingent rent provisions and tenant improvement allowances. Tenant improvement allowances are capitalized within deferred rent and amortized as a reduction of rent expense over the term of the lease. The Company records retail and laboratory rent expense as a component of cost of goods sold and all other rent expense as a component of selling, general, and administrative expenses.
The recognition of rent expense for an operating lease commences on the date at which control and possession of the property is obtained. Rent expense is calculated by recognizing total minimum rental payments, net of any rental abatement, tenant improvement allowances, and other rental concessions, on a straight-line basis over the lease term. The difference between straight-line rent expense and rent paid is recorded as deferred rent, which is classified within short-term and long-term liabilities on the consolidated balance sheets. The short-term portion of deferred rent of $1.8 million and $1.9 million as of December 31, 2019 and 2020, respectively, is included in other current liabilities on the consolidated balance sheets. Contingent rent based on sales volume is recorded as incurred or when the specific target has been achieved.

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Income Taxes
The Company utilizes the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss, capital loss, and tax credit carryforwards. Valuation allowances are established against deferred tax assets if it is more likely than not that they will not be realized.
The Company assess its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances, and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company records the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. The Company’s policy is to recognize interest and penalties expense, if any, related to unrecognized tax benefits as a component of income tax expense.
The Company has elected to treat taxes due on future U.S. inclusions in taxable income related to Global Intangible Low Taxed Income (“GILTI”) as a current period expense when incurred using the period cost method.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability, or the exit price, in an orderly transaction between market participants at the measurement date. Inputs used to measure fair value are classified in the following hierarchy:
•Level 1: Quoted prices in active markets for identical instruments.
•Level 2: Quoted prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are not active or inputs other than quoted prices that are observable for the instrument.
•Level 3: Unobservable inputs for the instrument.
The Company endeavors to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The Company’s material financial instruments consists primarily of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, which are measured at fair value using Level 1 inputs. The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are approximately equal to their carrying values based on the short-term nature of these items.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.
Foreign Currency
The Company’s foreign operations in Canada have a functional currency of Canadian dollars. Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the average exchange rates during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income on the consolidated balance sheets. Foreign currency impact on the consolidated statements of cash flows is translated to U.S. dollars using average exchange rates for the period, which approximates the timing of cash flows. Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured at period end using the period-end exchange rate. Gains and losses resulting from remeasurement are recorded in interest and other income (loss), net on the consolidated statements of operations and comprehensive income (loss).

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Risks and Uncertainties
The Company’s business is subject to certain risks and concentrations including dependence on third-party technology providers and hosting services, exposure to risks associated with online commerce security, consumer credit risk and credit card fraud, as well as the interpretation of state and local laws and regulations in regards to the collection and remittance of sales and use taxes and occupancy taxes. In addition, the Company depends on third-party providers for processing the majority of its fulfillment services.
In December 2019, a novel strain of coronavirus (“COVID-19”) was identified in Wuhan, China, and has subsequently spread to other regions of the world. On March 11, 2020, the World Health Organization officially declared the outbreak of the COVID-19 virus a “pandemic.” This contagious disease outbreak has continued to spread across the globe and is impacting worldwide economic activity and financial markets. In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, the Company took precautionary measures intended to minimize the risk of the virus to its employees, its customers, and the communities in which the Company operates, including, without limitation, the temporary closure of all of the Company’s retail stores and subsequent reopening with limited capacity and mandated work from home for all office personnel, in each case, for an indefinite period of time. Although the Company continues to monitor the situation and may adjust its current policies as more information and public health guidance become available, precautionary measures that have been adopted have and will negatively affect the Company’s ability to sell its products and fulfill customer orders and the operations of its suppliers and fulfillment partners. More generally, the outbreak of COVID-19 could adversely affect economies and financial markets globally, potentially leading to an economic downturn, which could decrease consumer spending and adversely affect demand for the Company’s products and services. It is not possible at this time to estimate the impact that COVID-19 could have on the Company’s business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted.
Revenue Recognition
The Company primarily derives revenue from the sales of eyewear products, optical services and accessories. The Company sells products and services through its stores, website, and mobile apps. Revenue generated from eyewear products includes the sales of prescription and non-prescription optical glasses and sunglasses, contact lenses, eyewear accessories, and expedited shipping charges, which are charged to the customer, associated with these purchases. All revenue is reported net of sales taxes collected from customers on behalf of taxing authorities and variable consideration, including returns and discounts.
Revenue is recognized when performance obligations are satisfied through either the transfer of control of promised goods or the rendering of services to the Company's customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product, generally determined to be the point of delivery or upon rendering of the service in the case of eye exams. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance. In the normal course of business, payment may be collected from the customer prior to recognizing revenue and such cash receipts are included in deferred revenue until the order is delivered to the customer.
The Company’s sales policy allows customers to return merchandise for any reason within 30 days of receipt, generally for an exchange or refund. An allowance is recorded within other current liabilities on the consolidated balance sheets for expected future customer returns which the Company estimates using historical return patterns and its expectation of future returns. Any difference between the actual return costs and previous estimates is adjusted in the period in which such returns occur. Historical return estimates have not materially differed from actual returns in any of the periods presented. The allowance for returns was $1.1 million and $1.9 million at December 31, 2019 and 2020, respectively, and is included in other current liabilities on the consolidated balance sheets.
The Company offers non-expiring gift cards to its customers. Proceeds from the sale of gift cards are initially deferred and recognized within deferred revenue on the consolidated balance sheets, and are recognized as revenue when the product is received by the customer after the gift card has been tendered for payment. Based on historical experience, and to the extent there is no requirement to remit unclaimed card balances to government agencies under unclaimed property laws, an estimate of the gift card balances that will never be redeemed is recognized as revenue in proportion to gift cards which have been redeemed. While the Company will continue to honor all gift cards presented for payment, management may determine the likelihood of

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
redemption to be remote for certain card balances due to, among other things, long periods of inactivity. Gift card breakage revenue was $0.3 million and $0.4 million for the years ended December 31, 2019 and 2020, respectively.
The following table disaggregates the Company’s revenue by product for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
	2019	2020
Eyewear Products	$358,917	$381,855
Services and Other	11,546	11,864
Total Revenue	$370,463	$393,719
The following table disaggregates the Company’s revenue by channel for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
	2019	2020
E-commerce	$129,812	$237,377
Retail	240,651	156,342
Total Revenue	$370,463	$393,719
Shipping and Handling Fees and Costs
The Company pays for shipping and handling costs which are generally not charged to the customer. These costs associated with shipping goods to customers are recorded as cost of goods sold. Only expedited shipments, upon customers’ requests, are charged to customers. Shipping and handling fees billed to customers related to expedited shipments are recorded as revenue. Shipping and handling fees included in revenue were $2.0 million and $2.1 million in the years ended December 31, 2019 and 2020, respectively, while shipping and handling costs included in cost of goods sold were $14.7 million in both the years ended December 31, 2019 and 2020.
Cost of Goods Sold
Cost of goods sold includes the costs incurred to acquire materials, assemble and sell finished products. Such costs include (i) product costs held at the lesser of cost and net realizable value and inclusive of inventory reserves, (ii) freight and import costs, (iii) optical laboratory costs, (iv) customer shipping, (v) occupancy and depreciation costs of retail stores, and (vi) employee-related costs associated with prescription services, which includes salaries, benefits, bonuses and stock-based compensation.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses primarily consists of employee-related costs including salaries, benefits, bonuses and stock-based compensation for corporate and retail employees, marketing, information technology, credit card processing fees, donations in connection with the Company’s Buy A Pair, Give A Pair program, facilities, legal, and other administrative costs associated with operating the business. Marketing costs, which consist of both online and offline advertising, include sponsored search, online advertising, marketing and retail events, and other initiatives. Selling, general, and administrative expenses also include costs associated with the Company’s Home Try-On program that provides customers the opportunity to sample eyewear at home prior to purchase.
Advertising costs are expensed as incurred, and were approximately $43.3 million and $58.5 million in the years ended December 31, 2019 and 2020, respectively.
Stock-Based Compensation
Stock-based compensation is included in both cost of goods sold and selling, general, and administrative expenses and follows the classification of the related employee. The Company recognizes compensation expense

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
for stock-based awards based on the grant date fair value, on either (i) a straight-line basis for awards with only a service condition, or (ii) an accelerated attribution basis for awards with a performance condition, over the requisite service period of the awards, which is generally the vesting term of the outstanding stock awards. Compensation expense for awards with a performance condition is recognized when it is determined that it is probable that the vesting conditions will be satisfied.
The Company estimates the fair value of options on the date of grant using the Black-Scholes option-pricing model, which utilizes assumptions subject to management estimate. These assumptions include estimating the expected term, or the length of time employees will retain their vested stock options before exercising them, the estimated volatility of the Company’s common stock price over the expected term, the fair value of the Company’s stock, the risk-free interest rate, and the expected dividend yield. Changes in these assumptions can materially affect the estimate of fair value of stock-based awards. The Company accounts for forfeitures as they occur.
Stock Repurchase
The Company may repurchase shares of common stock related to stock options early exercised by employees who have unvested shares upon employment termination. These shares are repurchased at the lesser of the strike price of the original option or the current fair market valuation and these shares are added back to the authorized number of options or restricted stock units (“RSUs”) available for grant at time of repurchase. The Company may also repurchase common stock or redeemable convertible preferred stock which may be retired or constructively retired at the time of repurchase. The terms and conditions of these repurchase agreements are subject to approval by the Company’s board of directors. See Note 6, Redeemable Convertible Preferred Stock and Stockholders’ Deficit, for a discussion of stock repurchase activity.
Net Loss Per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. Under the two-class method, net income (loss) is attributed to common stockholders and participating securities based on their participation rights. The holders of the redeemable convertible preferred stock do not have a contractual obligation to share in the losses of the Company. As such, the Company’s net losses attributable to common stockholders for the years ended December 31, 2019 and 2020 were not allocated to these participating securities.
Payment in excess of the carrying value upon the redemption of redeemable convertible preferred stock is accounted for as a deemed dividend to the redeemable convertible preferred stockholder whereby the difference between the amount paid upon redemption and the carrying value of the redeemable convertible preferred stock is deducted from net income (loss) to arrive at net loss available to common stockholders.
Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of the Company’s common stock outstanding during a given period.
The diluted net loss attributable to common stockholders is computed by giving effect to all dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the resulting net loss attributable to common stockholders by the weighted-average number of fully diluted common shares outstanding. The Company uses the if-converted method for its redeemable convertible preferred stock which requires assuming that the conversion occurred as of the later of the beginning of the period or the original date of issuance. During periods when there is a net loss attributable to common stockholders, potentially dilutive common stock equivalents are excluded as their effect is anti-dilutive. The Company uses the treasury stock method for its employee equity awards to determine if any incremental shares should be included in diluted net (loss) income attributable to common stockholders. If the effect of a conversion of an instrument is neutral to earnings per share, the Company considers the security to be dilutive. The Company excludes contingently exercisable instruments and unvested employee awards when the vesting is contingent on a performance or market condition that is not met as of the evaluation date.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASC No. 2016-02, Leases (Topic 842) (“ASC 842”). ASC 842 was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under the new guidance, lessees are required to recognize a lease liability, which represents the discounted obligation to make future minimum

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
lease payments, and a corresponding right-of-use asset on the balance sheet. The Company elected the extended transition period available to emerging growth companies and as such, the guidance is effective for fiscal periods beginning after December 15, 2021. In July 2018, the FASB issued ASU 2018-10, Leases (Topic 842): Codification Improvements (“ASU 2018-10”) and ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”), to provide additional guidance for the adoption of ASC 842. ASU 2018-10 clarifies certain provisions and corrects unintended applications of the guidance. ASU 2018-11 provides an alternative transition method which allows entities the option to present all prior periods under previous lease accounting guidance while recognizing the cumulative effect of applying the new standard as an adjustment to the opening balance of retained earnings in the year of adoption. The Company is currently evaluating the effect of adoption of these standards on the Company’s consolidated financial statements and related disclosures, but expects to record a material right-of-use asset and liability on the consolidated balance sheet related to its operating leases upon adoption.
In January 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, and additional changes, modifications, clarifications or interpretations related to this guidance thereafter, which require a reporting entity to estimate credit losses on certain types of financial instruments, and present assets held at amortized cost and available for-sale debt securities at the amount expected to be collected. The guidance is effective for non-public companies for fiscal years beginning after December 15, 2022. The Company elected the extended transition period available to emerging growth companies and is currently evaluating the effect of adoption of the standard on the Company’s consolidated financial statements and related disclosures.
3.  Property and Equipment, Net
Property and equipment, net consists of the following:

	December 31,
	2019	2020
Leasehold improvements	$86,038	$88,923
Computers and equipment	15,723	15,694
Furniture and fixtures	9,028	12,156
Capitalized software	5,482	6,054
Construction in process	1,121	7,198
	117,392	130,025
Less: accumulated depreciation and amortization	(33,502)	(45,491)
Property and equipment, net	$83,890	$84,534
Depreciation and amortization expense was approximately $14.5 million, consisting of $10.4 million in cost of goods sold and $4.1 million in selling, general, and administrative expenses, for the year ended December 31, 2019. Depreciation and amortization expense was approximately $17.8 million, consisting of $12.9 million in cost of goods sold and $4.9 million in selling, general, and administrative expenses, for the year ended December 31, 2020.
4.  Accrued Expenses
Accrued expenses consists of the following:

	December 31,
	2019	2020
Charitable contribution	$5,691	$5,182
Payroll related costs	3,718	7,903
Marketing expenses	3,099	9,585
Other accrued expenses	3,846	11,600
Total accrued expenses	$16,354	$34,270

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)

5.  Income Taxes
Income (loss) before income taxes consists of the following:

	December 31,
	2019	2020
United States	$(61)	$(56,016)
Foreign	337	287
Income (loss) before income taxes	$276	$(55,729)
The provision for income taxes consists of the following:

	December 31,
	2019	2020
Current
Federal	$12	$4
State	173	107
Foreign	89	117
Deferred
Federal	1	—
Foreign	1	(38)
Total provision for income taxes	$276	$190
The Company recorded a total provision for income taxes of $0.3 million and $0.2 million for the years ended December 31, 2019 and 2020, respectively.
A summary reconciliation of the effective tax rate is as follows:

	December 31,
	2019	2020
U.S. federal statutory rate	21%	21%
Non-deductible stock compensation	(147)	(12)
Change in valuation allowance	(126)	(7)
Deferred tax and other adjustments	96	(2)
Non-deductible meals, transportation, and entertainment	192	—
State tax, net of federal benefit	48	—
GILTI	9	—
Foreign rate differential	7	—
Effective tax rate	100%	—%
Deferred income taxes, included in other assets on the consolidated balance sheets, reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The approximate tax effect of the significant components of the Company’s deferred tax assets and liabilities as of December 31, 2019 and 2020, are as follows:

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)

	December 31,
	2019	2020
Deferred tax assets:
Inventory reserves	$4,558	$5,051
Deferred rent	7,368	8,676
Charitable contribution carryforward	3,510	4,304
Stock compensation	3,709	4,068
Net operating loss carryforward	25,044	27,072
Other	3,665	5,439
Total deferred tax assets	47,854	54,610

Valuation allowance	(40,765)	(44,303)
Net deferred tax assets	7,089	10,307

Deferred tax liabilities:
Property and equipment	(2,863)	(5,478)
Lease incentives	(4,167)	(4,727)
Total deferred tax liabilities	(7,030)	(10,205)
Deferred tax, net	$59	$102
As of December 31, 2020, the Company had a net operating loss carryforward (“NOL”) of $182.5 million which represents the impact of current and historic operating losses available to reduce future income taxes. The NOL for federal income tax purposes of $105.8 million and state income tax purposes of $76.7 million will begin to expire at various points beginning in 2031, however, $14.5 million of the federal NOL is available for indefinite use.
As of December 31, 2019 and 2020, the Company recorded a valuation allowance of $40.8 million and $44.3 million, respectively, against its domestic net deferred tax assets because it cannot be reasonably assured that deductible temporary differences and NOLs can be realized through future taxable income due to the Company’s history of losses. Additionally, the Company has completed its assessment of any “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended, to determine if any limitations exist on its ability to utilize its NOLs to offset future taxable income. There were no NOLs subject to a limitation under Section 382 as of December 31, 2019 and 2020. The Company will continue to assess the realizability of the deferred tax assets in each of the applicable jurisdictions going forward and assess the valuation allowance accordingly.
As of December 31, 2019 and 2020, there were no uncertain tax positions. As of December 31, 2019 and 2020, the Company was subject to federal, state, and provincial income taxes in the United States and Canada. The Company’s open tax years as a corporate taxpayer extend back to 2012. It is the Company’s policy to record interest and penalties as a component of income tax expense. No interest or penalties were recognized in the consolidated financial statements for the years ended December 31, 2019 or 2020.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act provides relief to U.S. Corporations through financial assistance programs and modifications to certain income tax provisions. In connection with the CARES Act, the Company deferred $4.4 million of employer social security payroll taxes to be repaid equally in 2021 and 2022, claimed $3.3 million in employee retention tax credits, which is recorded as a reduction of selling, general, and administrative expenses on its consolidated statement of operations and comprehensive loss, and an increase in the Company’s deferred tax asset for NOLs of $3.2 million due to the technical correction for tax depreciation for qualified improvement property.

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
6.  Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Common Stock
As of December 31, 2019, the Company’s Eighth Amended and Restated Certificate of Incorporation authorized the issuance of up to 139,000,000 shares of common stock, par value of $0.0001 per share, of which 124,000,000 shares were designated Series A common stock, and 15,000,000 shares were designated Series B common stock. Both Series A and Series B common stock are not redeemable at the option of the holder.
As of December 31, 2020, the Company’s Tenth Amended and Restated Certificate of Incorporation authorizes the issuance of up to 150,000,000 shares of common stock, par value of $0.0001 per share, of which 135,000,000 shares are designated Series A common stock, and 15,000,000 shares are designated Series B common stock. Both Series A and Series B common stock are not redeemable at the option of the holder.
Voting Rights
The holders of Series A common stock are entitled to one vote for each share of Series A common stock held at all meetings of stockholders. The holders of Series B common stock are not entitled to vote at stockholder meetings except as required by Delaware law. The number of authorized shares of Series A or Series B common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.
Conversion
Each share of Series B common stock shall be automatically converted into one share of Series A common stock following any of the following events: a liquidation, dissolution, or winding-up of the Company; a merger or consolidation that would result in outstanding voting securities to represent less than 50% of the combined voting power of the surviving or parent entity; transfer of such share to a holder of Series A common stock or redeemable convertible preferred stock; or a qualified pubic offering. The Company shall reserve and keep available a balance of unissued shares of Series A common stock sufficient to convert all shares of Series B common stock and take necessary corporate actions to ensure availability of such Series A common stock for conversions. Any converted shares of Series B common stock shall be canceled and shall not be re-issuable by the Company.
Dividends
The holders of Series A and B common stock shall be entitled to receive dividends in any fiscal year, when, as, and if declared by the board of directors, out of any assets at the time legally available therefore, with the holders of common stock and redeemable convertible preferred stock (assuming full conversion of all such redeemable convertible preferred stock to common stock as described below) sharing on a pari passu basis in such dividends. Through December 31, 2020, no dividends have been declared.
Liquidation
Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of common stock will be entitled to receive assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them, subject to the preferential rights of any then outstanding redeemable convertible preferred stock described below.

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
As of December 31, 2020, outstanding shares of common stock as well as shares of common stock attributable to stock options are as follows:

	Series A	Series B
Common stock outstanding	52,895,029	1,049,276
Employee stock options – outstanding	5,298,660	2,496,380
Restricted stock units – outstanding	260,878	1,232,244
Employee stock plans – available	734,682	972,450
Shares of Series A common stock issuable upon conversion of all redeemable convertible preferred stock, exercise of all warrants for redeemable convertible preferred stock, outstanding Series B common stock, options, and RSUs	59,813,999	—
Total common stock – outstanding or issuable on exercise of options	119,003,248	5,750,350
Authorized	135,000,000	15,000,000
Common stock available for future issuance	15,996,752	9,249,650
Redeemable Convertible Preferred Stock
In 2013, the Company issued a total of 21,745 warrants to purchase Series B redeemable convertible preferred stock at approximately $3.45 per share with a par value of $0.0001 per share. The warrants have a 10 year term and expire in 2023. The Company uses Level 3 inputs to determine the fair value of the warrants. At both December 31, 2019 and 2020, the value of the redeemable convertible preferred stock warrants was $0.2 million.
In April of 2020, the Company issued a total of 6,412,524 shares of Series F redeemable convertible preferred stock at approximately $19.49 per share for total gross proceeds of $125.0 million. Total issue costs of $0.3 million were recorded as a reduction of Series F redeemable convertible preferred stock proceeds received.
In August of 2020, the Company issued a total of 4,860,132 shares of Series G redeemable convertible preferred stock at approximately $24.53 per share for total gross proceeds of $119.2 million. Total issue costs of $0.3 million were recorded as a reduction of Series G redeemable convertible preferred stock proceeds received.
All classes of redeemable convertible preferred stock are optionally convertible by the holder into shares of Series A common stock at the then applicable conversion price. See below for further discussion of conversion. In the event of liquidation of the Company (including certain events outside of the Company’s control such as a change in control), the holders of redeemable convertible preferred stock are entitled to a liquidation preference equal to the respective original issue price plus declared and unpaid dividends ahead of the classes of common stock described above. The aggregate preferential amount for all classes of redeemable convertible preferred stock was $294.0 million and $510.5 million as of December 31, 2019 and 2020, respectively.

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Outstanding shares and proceeds from issuances of redeemable convertible preferred stock under the Company’s Eighth Amended and Restated Certificate of Incorporation as of December 31, 2019 are as follows:

	Shares authorized to issue	Original issuance price		Shares issued	Shares authorized not issued	Net carrying value	Liquidation preference
Series AA	5,246,061	$0.62	*	5,070,694	175,367	$2,356	$3,253
Series A	6,839,714	1.84		4,203,284	2,636,430	7,715	12,585
Series B	12,062,567	3.45	**	11,597,228	465,339	39,825	41,616
Series B-1	434,896	3.45	**	434,896	—	1,465	1,500
Series C	10,972,532	5.47	**	9,058,794	1,913,738	49,402	60,020
Series D	8,706,783	11.49	**	7,632,450	1,074,333	87,414	100,041
Series E	4,771,902	15.72	**	4,771,902	—	74,672	75,014
Total	49,034,455			42,769,248	6,265,207	$262,849	$294,029
_________________
*2,203,476 shares were converted at a discounted price per share of approximately $0.27, while the remaining shares were purchased at a price per share of approximately $0.62.
**    Series B, Series B-1, Series C, Series D, and Series E original issue price per share was approximately $3.45, $3.45, $5.47, $11.49, and $15.72 respectively; the per share value was reduced due to issuance costs to $3.30, $3.37, $5.46, $11.46, and $15.65, respectively.
Outstanding shares and proceeds from issuances of redeemable convertible preferred stock under the Company’s Tenth Amended and Restated Certificate of Incorporation as of December 31, 2020 are as follows:

	Shares authorized to issue	Original issuance price		Shares issued	Shares authorized not issued	Net carrying value	Liquidation preference
Series AA	5,070,694	$0.62	*	5,070,694	—	$2,356	$3,144
Series A	4,203,284	1.84		4,203,284	—	7,715	7,734
Series B	12,062,567	3.45	**	11,597,228	465,339	39,825	41,616
Series B-1	434,896	3.45	**	434,896	—	1,465	1,500
Series C	9,058,794	5.47	**	9,058,794	—	49,402	49,552
Series D	7,632,450	11.49	**	7,632,450	—	87,414	87,697
Series E	4,771,902	15.72	**	4,771,902	—	74,672	75,014
Series F	6,412,524	19.49	**	6,412,524	—	124,717	124,980
Series G	4,860,132	24.53	**	4,860,132	—	118,944	119,219
Total	54,507,243			54,041,904	465,339	$506,510	$510,456
__________________
*2,203,476 shares were converted at a discounted price per share of approximately $0.27, while the remaining shares were purchased at a price per share of approximately $0.62.
**    Series B, Series B-1, Series C, Series D, Series E, Series F, and Series G original issue price per share was approximately $3.45, $3.45, $5.47, $11.49, $15.72, $19.49, and $24.53 respectively; the per share value was reduced due to issuance costs to $3.30, $3.37, $5.46, $11.46, $15.65, $19.45 and $24.47, respectively.
During 2020, the Tenth Amended and Restated Certificate of Incorporation reduced the amount of shares authorized for Series AA, Series A, Series C, and Series D redeemable convertible preferred stock by an aggregate of 5.8 million shares.
Voting Rights
The holder of each share of redeemable convertible preferred stock has the right to one vote for each share of Series A common stock into which such redeemable convertible preferred stock could be converted.
Conversion
Each share of redeemable convertible preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Series A

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
common stock as determined by dividing the applicable original issue price for such series by the applicable conversion price. Upon a qualified public offering, all preferred shares will automatically be converted to shares of Series A common stock. At December 31, 2020 the applicable conversion price for each series of redeemable convertible preferred stock was equal to its original issue price resulting in a one-for-one conversion ratio.
Dividends
No dividend may be declared or paid on the common stock, other than dividends payable in shares of common stock, unless any and all such dividends are distributed among all holders of common stock and redeemable convertible preferred stock in proportion to the number of shares of common stock that would be held by each holder if all shares of redeemable convertible preferred stock were converted to common stock, as described below, at the then effective applicable conversion price, as defined in the Tenth Amendment and Restated Certificate of Incorporation.
Liquidation
In the event of liquidation event, including the dissolution or winding up of the business, holders of each series of redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution to the holders of common stock, an amount per share equal to the sum of the applicable original issue price, plus declared but unpaid dividends on such share (or the if-converted value, if greater) which is currently equal to the respective carrying values. If upon liquidation, the proceeds distributed are insufficient to permit the full payment of such amounts, the proceeds legally available should be paid to each holder in proportion to the full preferential payment that would have been paid if there were sufficient proceeds. All remaining proceeds available after payments are made to redeemable convertible preferred stockholders are to be distributed among holders of common stock pro rata based on the number of shares of common stock held by each holder. A liquidation event also includes deemed liquidation events, which may include certain transactions that result in a change in the control of the outstanding voting shares. As this represents a potential requirement to transfer assets upon an event outside of the Company’s control, the redeemable convertible preferred stock is presented within mezzanine equity. Upon issuance, there was no difference between the carrying values of the redeemable convertible preferred stock and the in-substance redemption price. The redeemable convertible preferred stock is not considered currently redeemable as the events that could cause a transfer of assets are not considered probable of occurring. If the events become probable, the Company will immediately accrete any difference between the carrying value of the redeemable convertible preferred stock and the redemption value at that point in time, if any.
Redemption
The preferred stock is not mandatorily redeemable, however is contingently redeemable upon certain deemed liquidation events that are outside the Company's control including, but not limited to, a merger or sale of substantially all the assets of the Company.
Stock Repurchases
In June and October of 2019, the Company repurchased shares of common stock and redeemable convertible preferred stock directly from investors as follows:

	Number of Shares Repurchased	Amount Paid
Series A common stock	99,368	$1,562
Series B common stock	130,209	1,475
Series A redeemable convertible preferred stock	2,636,430	41,437
Series C redeemable convertible preferred stock	1,913,738	30,078
Series D redeemable convertible preferred stock	313,241	4,922
Total shares repurchased	5,092,986	$79,474
The stock was considered constructively retired when repurchased. For the redeemable convertible preferred stock, the excess of repurchase price over initial value of $57.5 million was recorded to accumulated deficit on the consolidated balance sheets. For the common stock, the excess of repurchase price over par value of $3.0 million

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
was recorded to accumulated deficit on the consolidated balance sheet. During the year ended December 31, 2020, the Company did not repurchase common stock or redeemable convertible preferred stock.
7.  Stock-Based Compensation
Plans and Awards
The Company’s eligible employees participate in various stock-based compensation plans, which are provided by the Company directly.
On May 17, 2011, the Company’s stockholders approved the adoption of the 2011 Stock Plan, as amended and restated on May 31, 2018, and further amended on May 2, 2019 (the “2011 Plan”). The 2019 amendment increased the Series B common stock by 1,100,000 shares to a new aggregate total of 7,632,239 shares reserved for issuance under the plan. The 2011 Plan provides for awards of Series B Common Stock in the form of stock options and RSUs to employees, directors, officers, and consultants of the Company.
On May 2, 2019, the 2010 Equity Incentive Plan (the “2010 Plan”) was amended to decrease the total number of Series A common stock available for issuance by 300,000 to a new aggregate total of 829,689. The awards granted under the 2010 Plan remain outstanding and continue to vest under their original conditions. No further awards will be granted under the 2010 Plan.
On July 20, 2012, the Company adopted the 2012 Milestone Stock Plan (the “2012 Plan”) which provides for milestone and performance-based option awards for the co-CEOs to purchase Series A common stock. All options available under the plan were granted in 2012 and 2017. The 2,107,224 options granted in 2012 were considered fully vested during the year ended December 31, 2015. The 2,132,268 options granted in 2017 (the “2017 Options”) vest in three equal tranches upon the achievement of certain financial performance targets. At both December 31, 2019 and 2020 a total of 4,239,492 options were granted under the 2012 Plan.
On May 2, 2019, the board of directors approved the adoption of the 2019 Founder Stock Plan (the “2019 Plan”). The 2019 Plan reserves 2,200,000 shares of the Company’s Series A common stock for issuance to the co-CEOs.
Under the 2010 Plan, 2011 Plan, 2012 Plan, and 2019 Plan (together “the Plans”), the Company may grant stock options or RSUs for up to 14,901,474 shares of common stock, made up of 6,439,492 shares of Series A common stock and 8,461,982 shares of Series B common stock. Awards issued under the Plans generally vest over 4 years, with the first 25% of the award vesting 12 months after the vesting commencement date, and the remaining 75% of the award vesting monthly in equal installments over the remaining 36 months. Generally, the Company’s stock option plans permit early exercise.
RSUs issued by the Company vest upon the satisfaction of both a service and a performance condition. The service-based vesting condition is satisfied so long as the participant remains in service and employed by the Company as of each of the vesting dates, which is generally over four years. The performance condition is satisfied upon (i) a qualified public offering or (ii) change in control of the Company as defined in the Company’s equity incentive plans. The RSUs vest on the first date upon which both the service and performance conditions are satisfied. If the RSUs vest, the Company will deliver one share of either Series A or Series B common stock, depending on the terms of the grant, for each vested RSU on the settlement date. Unvested RSUs expire in seven years from the date of grant.
Stock-based compensation expense for the years ended December 31, 2019 and 2020 was $8.5 million and $44.9 million, respectively.

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Stock Options
The fair value for options and share awards granted under the Plans are estimated at the date of grant using the Black-Scholes option-pricing model. No options were granted during the year ended December 31, 2020. The following range of assumptions was used for options granted during the year ended December 31, 2019:

2019
Risk-free interest rates	2.3% - 2.6%
Expected dividend yield	—
Expected term	6.25 years
Volatility	40%
The risk-free interest rates were estimated based on the yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with terms consistent with the expected term of the option awards. The expected dividend yield is zero as the Company has never declared or paid cash dividends and do not have plans to do so in the foreseeable future. The expected term is calculated using the simplified method using the vesting term of four years and the contractual term of ten years, resulting in a holding period of 6.25 years. Stock options expire ten years from the date of the grant. The volatility rate is determined based on an analysis of comparable public company historical volatilities adjusted based on the Company’s stage of development.
Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The board of directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as a qualified public offering or sale of the Company, given prevailing market conditions; and (vii) contemporaneous transactions involving the Company’s common shares. The board of directors utilized third-party valuations which were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.
A summary of stock option activity for the year ended December 31, 2020 is as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted average contractual term	Aggregate intrinsic value
Balance at December 31, 2019	9,119,561	$4.42	5.6	$91,276
Options granted	—	—	—	—
Options exercised	(1,317,499)	1.68	—	17,835
Options forfeited	(7,022)	6.18	—	—
Balance at December 31, 2020	7,795,040	$4.88	4.9	$103,821

Exercisable as of December 31, 2020	7,795,040	4.88	4.9	—
Vested as of December 31, 2020	6,751,450	3.60	4.4	—
Unvested as of December 31, 2020	1,043,590	13.10	1.3	—
The total value of unrecognized stock compensation expense related to unvested options granted under the Plans was $8.5 million and $6.0 million as of December 31, 2019 and 2020, respectively, and is expected to vest over 1.3 years.

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
The Company determined that the financial performance targets proscribed in the 2017 Options were satisfied in 2018, 2019 and 2020. During the years ended December 31, 2019 and 2020, the Company recognized stock-based compensation expense of $1.2 million and $0.7 million, respectively, related to the 2017 Options which is included in selling, general, and administrative expenses on the consolidated statements of operations and comprehensive income (loss). At December 31, 2020, there was no unrecognized compensation expense related to these awards.
In 2019, the Company entered into agreements with a former employee and a former service provider to cancel previously issued stock options in exchange for cash. The Company cancelled 427,551 options for $4.8 million of consideration. As a result of the transaction, the Company recorded stock-based compensation expense of $3.3 million, which is included in selling, general, and administrative expenses on the consolidated statements of operations and comprehensive income (loss).
Restricted Stock Units
A summary of RSU activity for the years ended December 31, 2019 and 2020 is as follows:

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2018	472,435	$13.08
Granted	1,105,201	13.06
Forfeited	(104,725)	12.95
Unvested as of December 31, 2019	1,472,911	13.07
Granted	93,114	14.15
Forfeited	(72,903)	13.10
Unvested as of December 31, 2020	1,493,122	$13.14
All RSUs vest upon the satisfaction of both a service and a performance condition. The Company has concluded that as of December 31, 2019 and 2020, it is not probable that the performance condition will be satisfied as the closing of a qualified public offering or change in control is not deemed probable until consummated. Accordingly, to date, the Company has not recorded any stock-based compensation expense for any RSUs. Upon the consummation of either a qualified public offering or a change in control, the Company will record a cumulative catch-up expense for the service condition satisfied through such date and will begin recording stock-based compensation expense using the accelerated attribution method where the service period is not complete. The total value of unrecognized stock compensation expense related to outstanding RSUs granted under the Plans was $19.3 million and $19.7 million as of December 31, 2019 and 2020, respectively, which represents the fair value of the RSUs on the respective grant dates.
Secondary Transaction
In August 2020, certain employees sold 3,292,950 common shares, some of which were issued in connection with contemporaneous option exercises, comprised of 2,711,958 Series A common shares and 580,992 Series B common shares, to a new investor. The Company recognized $41.7 million of stock-based compensation in connection with this transaction, which is included in selling, general, and administrative expenses on the consolidated statements of operations and comprehensive income (loss).
8.  Defined Contribution Retirement Plan
The Company maintains a defined contribution retirement plan covering substantially all employees based on plan defined age and service requirements. The Company provides discretionary employer-provided matching contributions based on a percentage of employee contributions. Costs are accrued and funded on a current basis. Total expense charged to the consolidated statements of operations and comprehensive income (loss) for the plan was $2.1 million and $2.4 million for the years ended December 31, 2019 and 2020, respectively.

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
9.  Commitments and Contingencies
Rent expense for the Company’s operating leases consists of the following:

	Year Ended December 31,
	2019	2020
Minimum rent	$18,472	$21,340
Contingent rent	512	557
Total rent expense	$18,984	$21,897
On December 8, 2017, the Company entered into an operating sublease related to a portion of its headquarters. The lease term was eighteen months under which the Company was contracted to receive total rental payment of $3.0 million. The Company recorded the rent received as an offset to rent expense in the accompanying consolidated financial statements. The Company included $1.2 million as a reduction to rent expense under the sublease for the year ended December 31, 2019. The sublease terminated on July 31, 2019.
Future minimum annual rental payments under operating leases are as follows:

Operating Leases
Years ending December 31:
2021	$28,599
2022	$26,033
2023	$26,179
2024	$25,650
2025	$18,082
Thereafter	$43,529
Total minimum lease payments	$168,072
Credit Facility
In August 2013, the Company entered into the Loan and Security Agreement with Comerica Bank (the “Credit Facility”), as amended, consisting of a revolving credit line of up to $15.0 million. The revolving credit line has a sub-limit of up to $15.0 million for the issuance of letters of credit. Borrowings under the revolving credit line bear interest on the principal amount outstanding at a variable interest rate based on either LIBOR or the bank's prime rate (as defined in the credit agreement), with no additional margin. The Company is charged fees on the uncommitted portion of the credit line of 0.2% as long as total borrowings remain less than $15.0 million.
On March 29, 2019, the Company entered into the fifth amendment to the Credit Facility to increase the revolving credit line to $20.0 million and amend certain financial covenants. The maturity of the Credit Facility is on March 31, 2022.
On June 18, 2019 and October 22, 2019, the Company entered into the sixth and seventh amendment to the Credit Facility to amend certain financial and reporting covenants.
On December 23, 2019, the Company entered into the eighth amendment to the Credit Facility to increase the revolving credit line to $50.0 million and amend certain financial covenants. The amendment set a minimum EBITDA requirement if the aggregate outstanding amount of the obligations exceeds $35 million.
In February and March 2020, the Company borrowed a total of $30.9 million under the Credit Facility, which was fully repaid in August 2020.

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
Other than letters of credit used to secure certain leases in lieu of a cash security deposit of $5.4 million and $3.7 million as of December 31, 2019 and 2020, respectively, there were no other borrowings outstanding under the Credit Facility as of December 31, 2019 and 2020.
Litigation
During the normal course of business, the Company may become subject to legal proceedings, claims and litigation. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Accruals for loss contingencies are recorded when a loss is probable, and the amount of such loss can be reasonably estimated.
As of December 31, 2019 and 2020, the Company is not subject to any currently pending legal matters or claims that could have a material adverse effect on its financial position, results of operations, or cash flows should such litigation be resolved unfavorably.
10.  Net Loss Per Share Attributable to Common Stockholders
The computation of net loss per share attributable to common stockholders for the years ended December 31, 2019 and 2020 is as follows:

	Year Ended December 31,
	2019	2020
Numerator
Net income (loss)	$—	$(55,919)
Less: deemed dividend upon redemption of Series A, C, and D redeemable convertible preferred stock	(57,537)	—
Net loss attributable to common stockholders - basic and diluted	$(57,537)	$(55,919)
Denominator
Weighted average shares, basic and diluted	52,424,978	53,033,936
Earnings Per Share
Net loss per share attributable to common stockholders, basic and diluted	$(1.10)	$(1.05)
The following potentially dilutive shares were excluded from the computation of diluted net loss per share for the years ended December 31, 2019 and 2020 because including them would have been antidilutive:

	Year Ended December 31,
	2019	2020
Redeemable convertible preferred stock	42,769,248	54,041,904
Stock options to purchase common stock	9,119,561	7,795,040
Unvested restricted stock units	1,472,911	1,493,122
Warrants to purchase Series B redeemable convertible preferred stock	21,745	21,745
11.  Related-Party Transactions
The Company issues secured promissory notes collateralized by the stock purchased by certain Company executives in relation to the exercise of employee stock options. As the promissory notes are secured by the underlying shares they have been treated as non-recourse notes in the consolidated financial statements. The promissory notes are issued with a term of 8.5 years and an interest rate equal to the minimum applicable federal mid-term rate in the month the loan was issued. The secured promissory notes were recorded as a reduction to equity offsetting the amount in additional paid-in-capital related to the exercised options funded by the notes. During the year ended December 31, 2019, $0.6 million of employee loans were repaid and the outstanding loan balance increased by $0.2 million due to interest. The Company extended loans of $16.2 million to executives during the year ended December 31, 2019. During the year ended December 31, 2020, $0.9 million of employee loans were repaid and the outstanding loan balance increased by $0.4 million due to

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
interest. The Company did not extend any loans to executives during the year ended December 31, 2020. The loans had a balance of $21.1 million and $20.6 million at December 31, 2019 and 2020, respectively.
Certain related party employees were parties to secondary transactions executed in August 2020, see Note 7, Stock-Based Compensation, for further discussion.
12.  Subsequent Events
The Company has assessed subsequent events through June 21, 2021, the date the consolidated financial statements were issued, and has determined that no additional subsequent events occurred that would require recognition or disclosure in these consolidated financial statements, except as described below.
Lease Obligations
Subsequent to December 31, 2020, the Company entered into 15 operating lease agreements for retail and laboratory space in the U.S., with terms ranging from 3 to 10 years. Total commitments under the new agreements are approximately $16.4 million, payable over the terms of the related agreements.
Tender Offer
In May 2021, the Company and Addition Partners, a related party investor, commenced a cash tender offer which was completed in June 2021. The Company authorized the repurchase up to $100 million in shares of common stock, including those issuable upon exercise of stock options, and redeemable convertible preferred stock for a price of $24.5306 per share from equity holders. This was the first widely available tender offer made to employees, former employees, and investors since the Company’s inception. The Company and Addition Partners committed to each purchase half of the shares tendered. Shareholders tendered a total of 1,676,534 shares, comprised of 335,847 Series A common shares, 387,163 Series B common shares, and 953,524 redeemable convertible preferred stock shares, for a total consideration of $41.1 million. The Company recorded approximately $9.5 million as stock-based compensation expense related to the tender offer.
Addition Partners purchased 838,267 of the shares tendered for $20.6 million. The Company purchased 838,267 of the shares tendered for $20.6 million and the board of directors approved the immediate retirement of all shares purchased by the Company.
Equity
Employee Grants
In January and February 2021, the board of directors approved the granting of 688,768 stock options and RSUs for Series A common stock and 538,813 stock options and RSUs for Series B common stock to employees, subject to the provisions of the Plans. In connection with these equity award grants, in February and March 2021, the Company extended loans of $13.7 million to certain executives which were used to early exercise a total of 751,048 options. See Note 11, Related-Party Transactions, for further discussion of the nature of these employee loans. In June 2021, the board of directors approved the grant of 652,999 RSUs for Series B common stock to employees under the 2011 Stock Plan.
Co-CEO Grants
On June 15, 2021, the board of directors approved the grant to the Company’s co-CEOs of 4,397,688 performance-based restricted stock units (“PSUs”) and 1,884,724 service-based RSUs under our 2019 Plan.
The PSUs will only vest, if at all, in the event of (i) a qualified public offering and (ii) the price of the Company’s Class A common stock reaches stock price hurdles over a period of ten years. The PSUs are divided into eight substantially equal tranches, each one vesting on the date the 90-day trailing volume-weighted average trading

Warby Parker Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts in thousands, except share data)
price of our Class A common stock exceeds the stock price hurdle, as set forth in the table below, provided that no PSUs may vest prior to the six month anniversary of the closing of a qualified public offering.

Tranche	Number of PSUs	Stock Price Hurdle
1	549,712	$47.75
2	549,710	$55.71
3	549,712	$63.67
4	549,710	$71.63
5	549,712	$79.59
6	549,710	$87.55
7	549,712	$95.50
8	549,710	$103.46
The Company is in the process of estimating the fair value of its Series A common stock, which will be used as an input to the Monte Carlo simulation used to estimate the fair value of the PSUs. The Company expects that the stock-based compensation expense related to the PSUs will be at least $90.0 million. The stock-based compensation expense will be recognized using the accelerated attribution method over the period of time the market condition for each tranche is expected to be met (i.e., the derived service period).
Commencing on July 1, 2021, the RSUs will vest in equal monthly installments over a period of five years, subject to the co-CEOs continued employment with the Company through the applicable vesting date and conditioned upon the completion of a qualified public offering. The Company is in the process of estimating the fair value of its Series A common stock, and therefore, the RSUs. The Company expects that the stock based compensation expense related to the RSUs will be at least $30.0 million. Since the RSUs contain a performance condition, stock-based compensation expense will be recognized using the accelerated attribution method when it becomes probable that the performance condition will be met.
Shares underlying vested PSUs and RSUs and will be issued to the CEOs on a specified quarterly date following the second anniversary of the vesting date, except for an amount necessary to cover any taxes due in connection with the vesting, which will be withheld or sold to cover, or issued to offset, such taxes. Any RSUs or PSUs subject to the award that have not vested by the tenth anniversary of the grant date will be forfeited.
Stock Repurchase
In February 2021, the Company repurchased 26,931 shares of Series A common stock and 220,273 shares of redeemable convertible preferred stock from an investor at a price per share of $24.53. The total cash paid was $6.1 million and the stock was considered constructively retired when repurchased.

Warby Parker Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	December 31, 2020	June 30, 2021
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$314,085	$260,672
Accounts receivable, net	601	713
Inventory	38,468	46,236
Prepaid expenses and other current assets	6,779	6,653
Total current assets	359,933	314,274

Property and equipment, net	84,534	97,066
Other assets	284	293
Total assets	$444,751	$411,633

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$40,788	$39,176
Accrued expenses	34,270	31,271
Deferred revenue	26,550	18,223
Other current liabilities	3,722	5,582
Total current liabilities	105,330	94,252

Deferred rent	27,997	28,289
Other liabilities	3,011	3,469
Total liabilities	136,338	126,010
Commitments and contingencies (see Note 8)
Redeemable convertible preferred stock, $.0001 par value, 54,507,243 shares authorized at December 31, 2020 and June 30, 2021; 54,041,904 and 53,299,362 shares issued and outstanding as of December 31, 2020 and June 30, 2021, respectively	506,510	501,443
Stockholders’ deficit:
Common stock, $.0001 par value, 150,000,000 shares authorized at December 31, 2020 and June 30, 2021; 53,944,305 and 54,068,908 shares issued and outstanding as of December 31, 2020 and June 30, 2021, respectively	5	5
Additional paid-in capital	127,179	140,262
Accumulated deficit	(325,390)	(356,266)
Accumulated other comprehensive income	109	179
Total stockholders’ deficit	(198,097)	(215,820)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$444,751	$411,633
The accompanying notes are an integral part of these condensed consolidated financial statements.

Warby Parker Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(Amounts in thousands, except share and per share data)

	Six Months Ended June 30,
	2020	2021

Net revenue	$176,790	$270,533
Cost of goods sold	74,015	108,699
Gross profit	102,775	161,834

Selling, general, and administrative expenses	111,956	167,621
Loss from operations	(9,181)	(5,787)

Interest and other loss, net	(545)	(306)

Loss before income taxes	(9,726)	(6,093)
Provision for income taxes	281	1,202
Net loss	$(10,007)	$(7,295)

Deemed dividend upon redemption of redeemable convertible preferred stock	$—	$(13,137)
Net loss attributable to common stockholders	$(10,007)	$(20,432)

Net loss per share attributable to common stockholders, basic and diluted	$(0.19)	$(0.38)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	52,636,215	53,986,670

Other comprehensive loss
Foreign currency translation adjustment	$(145)	$70
Total comprehensive loss	$(10,152)	$(7,225)
The accompanying notes are an integral part of these condensed consolidated financial statements.

Warby Parker Inc. and Subsidiaries
Condensed Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit (Unaudited)
(Amounts in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	42,769	$262,849	52,627	$5	$79,991	$22	$(269,471)	$(189,453)
Stock option exercises	—	—	30	—	128	—	—	128
Stock repurchases and retirement	—	—	(1)	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,373	—	—	1,373
Other comprehensive loss	—	—	—	—	—	(145)	—	(145)
Issuance of Series F Preferred Stock, net of issuance costs of $0.3M	6,413	124,717	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(10,007)	(10,007)
Balance as of June 30, 2020	49,182	$387,566	52,656	$5	$81,492	$(123)	$(279,478)	$(198,104)

Balance as of December 31, 2020	54,042	506,510	53,944	5	127,179	109	(325,390)	(198,097)
Stock option exercises	—	—	466	—	1,369	—	—	1,369
RSU settlements	—	—	73	—	—	—	—	—
Stock repurchases	(266)	(1,506)	(64)	—	—	—	(6,579)	(6,579)
Proceeds from repayment of related party loans	—	—	12	—	44	—	—	44
Stock-based compensation	—	—	—	—	11,670	—	—	11,670
Tender offer repurchase and share retirement	(477)	(3,561)	(362)	—	—	—	(17,002)	(17,002)
Other comprehensive income	—	—	—	—	—	70	—	70
Net loss	—	—	—	—	—	—	(7,295)	(7,295)
Balance as of June 30, 2021	53,299	$501,443	54,069	$5	$140,262	$179	$(356,266)	$(215,820)
The accompanying notes are an integral part of these condensed consolidated financial statements.

Warby Parker Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,
	2020	2021
Cash flows from operating activities
Net loss	$(10,007)	$(7,295)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,976	9,823
Stock-based compensation	1,373	11,670
Change in operating assets and liabilities:
Accounts receivable, net	810	(112)
Inventory	(5,403)	(7,759)
Prepaid expenses and other assets	1,741	126
Accounts payable	1,027	(3,118)
Accrued expenses	1,169	(2,689)
Deferred revenue	(5,863)	(8,339)
Other current liabilities	(251)	1,859
Deferred rent	342	282
Other liabilities	1,398	457
Net cash used in operating activities	(4,688)	(5,095)
Cash flows from investing activities
Purchases of property and equipment	(11,080)	(21,215)
Net cash used in investing activities	(11,080)	(21,215)
Cash flows from financing activities
Proceeds from stock option exercise	128	1,369
Employee tax withholding remitted in connection with exercise or settlement of equity awards	—	(2,532)
Proceeds from repayment of related party loans	—	44
Stock repurchases	—	(8,085)
Issuance of Series F redeemable convertible preferred stock, net of issuance costs	124,717	—
Payment for Tender Offer	—	(18,031)
Borrowings from Credit Facility	30,900	—
Net cash provided by (used in) financing activities	155,745	(27,235)
Effect of exchange rates on cash	(360)	132
Net increase (decrease) in cash and cash equivalents	139,617	(53,413)
Cash and cash equivalents
Beginning of year	55,424	314,085
End of year	$195,041	$260,672
Supplemental disclosures
Cash paid for income taxes	$33	$265
Cash paid for interest	253	68
Non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$2,882	$4,168
Related party loans issued in connection with stock option exercises	—	13,827
The accompanying notes are an integral part of these condensed consolidated financial statements.

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
1.  Description of Business
Warby Parker Inc., a public benefit corporation founded in 2010 and its wholly owned subsidiaries, (the “Company”) is a founder-led, mission-driven lifestyle brand that sits at the intersection of technology, design, healthcare, and social enterprise. The Company offers holistic vision care by selling eyewear products and providing optical services directly to consumers through its retail stores and e-commerce platform. For every pair of glasses or sunglasses sold, the Company helps distribute a pair of glasses to someone in need through its Buy a Pair, Give a Pair program. The Company is headquartered in New York, New York.
2.  Summary of Significant Accounting Policies
Basis of Presentation
The Company’s unaudited condensed consolidated financial statements have been prepared and are presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the applicable rules and regulations of the Securities and Exchange Commission. Accordingly, these condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2020 and the related notes. The December 31, 2020 condensed consolidated balance sheet was derived from our audited consolidated financial statements as of that date. Our unaudited interim condensed consolidated financial statements include, in the opinion of management, all adjustments, consisting of normal and recurring items, necessary for the fair presentation of the condensed consolidated financial statements. There have been no significant changes in accounting policies during the six months ended June 30, 2021 from those disclosed in the annual consolidated financial statements for the year ended December 31, 2020 and the related notes.
Principles of Consolidation
The condensed consolidated financial statements include the financial statements of Warby Parker Inc., and its wholly owned subsidiaries. The Company has consolidated certain entities meeting the definition of a variable interest entity (“VIE”) as the Company concluded that it is the primary beneficiary of the entities. The inclusion of these entities does not have a material impact on its condensed consolidated financial statements. Intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The Company prepares its condensed consolidated financial statements in conformity with U.S. GAAP. These principles require management to make certain estimates and assumptions during the preparation of its condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Management’s estimates are based on historical experience and on various other market-specific and relevant assumptions that management believes to be reasonable under the circumstances. Significant estimates underlying the accompanying condensed consolidated financial statements include, but are not limited to (i) the valuation of inventory, including the determination of the net realizable value, (ii) reserves for sales returns, (iii) the useful lives and recoverability of long-lived assets, (iv) shipment times included in the calculation of deferred revenue, (v) the determination of deferred income taxes, including related valuation allowances, (vi) allowances for doubtful accounts, and (vii) assumptions related to the valuation of common stock and determination of stock-based compensation.
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.
The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. As a result, the Company’s condensed consolidated financial statements may not be comparable to financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.
Segment Information
Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), who makes decisions about allocating resources and

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
assessing performance. The Company defines its CODM as its co-Chief Executive Officers. The Company has identified one operating segment. When evaluating the Company’s performance and allocating resources, the CODM relies on financial information prepared on a consolidated basis.
Concentration of Credit Risk and Major Suppliers
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents in various accounts, which, at times, may exceed the federally insured limits. The Company has not experienced any concentration losses related to its cash and cash equivalents to date. The Company seeks to minimize its credit risk by maintaining its cash and cash equivalents with high-quality financial institutions and monitoring the credit standing of such institutions.
The Company’s top five inventory suppliers accounted for approximately 21% and 19% of cost of goods sold for the six months ended June 30, 2020 and 2021, respectively.
Cash and Cash Equivalents
The Company considers all highly liquid short-term investments with an original maturity of three months or less to be a cash equivalent. Cash and cash equivalents include both deposits with banks and financial institutions and receivables from credit card issuers, which are typically converted into cash within two to four days of capture. As such, these receivables are recorded as a deposit in transit as a component of cash and cash equivalents on the consolidated balance sheets. At December 31, 2020 and June 30, 2021, the balance of receivables from credit card issuers included within cash and cash equivalents was $7.1 million and $3.7 million, respectively.
Inventory
Inventory consists of approximately $8.9 million and $11.0 million of finished goods, including ready-to-wear sun frames, contact lenses, and eyeglass cases, as of December 31, 2020 and June 30, 2021, respectively, and approximately $29.6 million and $35.2 million of component parts, including optical frames and prescription optical lenses, as of December 31, 2020 and June 30, 2021, respectively. Inventory is stated at the lower of cost or estimated realizable value, with cost determined on a weighted average cost basis.
The Company continuously evaluates the composition of its inventory and makes adjustments when the cost of inventory is not expected to be fully recoverable. The estimated net realizable value of inventory is determined based on an analysis of historical sales trends, the impact of market trends and economic conditions, and a forecast of future demand. Adjustments for damaged inventory are recorded primarily based on actual damaged inventory. Adjustments for inventory shrink, representing the physical loss of inventory, are estimated based on historical experience, and are adjusted based upon physical inventory counts. However, unforeseen adverse future economic and market conditions, such as those resulting from disease pandemics and other catastrophic events, could result in actual results differing materially from estimates.
Revenue Recognition
The Company primarily derives revenue from the sales of eyewear products, optical services and accessories. The Company sells products and services through its stores, website, and mobile apps. Revenue generated from eyewear products includes the sales of prescription and non-prescription optical glasses and sunglasses, contact lenses, eyewear accessories, and expedited shipping charges, which are charged to the customer, associated with these purchases. All revenue is reported net of sales taxes collected from customers on behalf of taxing authorities and variable consideration, including returns and discounts.
Revenue is recognized when performance obligations are satisfied through either the transfer of control of promised goods or the rendering of services to the Company's customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from the product, generally determined to be when the product is received by the customer or upon rendering of the service in the case of eye exams. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance. In the normal course of business, payment may be collected from the customer prior to recognizing revenue and such cash receipts are included in deferred revenue until the order is delivered to the customer. Substantially all of the deferred revenue included in the balance sheet at December 31, 2020 was recognized as revenue during 2021 and the Company expects substantially all of the deferred revenue at June 30, 2021 to be recognized as revenue in the second half of the year.

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
The Company’s sales policy allows customers to return merchandise for any reason within 30 days of receipt, generally for an exchange or refund. An allowance is recorded within other current liabilities on the consolidated balance sheets for expected future customer returns which the Company estimates using historical return patterns and its expectation of future returns. Any difference between the actual return and previous estimates is adjusted in the period in which such returns occur. Historical return estimates have not materially differed from actual returns in any of the periods presented. The allowance for returns was $1.9 million and $2.8 million at December 31, 2020 and June 30, 2021, respectively, and is included in other current liabilities on the condensed consolidated balance sheets.
The Company offers non-expiring gift cards to its customers. Proceeds from the sale of gift cards are initially deferred and recognized within deferred revenue on the consolidated balance sheets, and are recognized as revenue when the product is received by the customer after the gift card has been tendered for payment. Based on historical experience, and to the extent there is no requirement to remit unclaimed card balances to government agencies under unclaimed property laws, an estimate of the gift card balance that will never be redeemed is recognized as revenue in proportion to gift cards which have been redeemed. While the Company will continue to honor all gift cards presented for payment, management may determine the likelihood of redemption to be remote for certain card balances due to, among other things, long periods of inactivity.
The following table disaggregates the Company’s revenue by product for the six months ended June 30, 2020 and 2021:

	Six Months Ended June 30,
	2020	2021
Eyewear Products	$171,740	$262,292
Services and Other	5,050	8,241
Total Revenue	$176,790	$270,533
The following table disaggregates the Company’s revenue by channel for the six months ended June 30, 2020 and 2021:

	Six Months Ended June 30,
	2020	2021
E-commerce	$108,813	$136,660
Retail	67,977	133,873
Total Revenue	$176,790	$270,533
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASC No. 2016-02, Leases (Topic 842) (“ASC 842”). ASC 842 was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under the new guidance, lessees are required to recognize a lease liability, which represents the discounted obligation to make future minimum lease payments, and a corresponding right-of-use asset on the balance sheet. The Company elected the extended transition period available to emerging growth companies and as such, the guidance is effective for fiscal periods beginning after December 15, 2021. In July 2018, the FASB issued ASU 2018-10, Leases (Topic 842): Codification Improvements (“ASU 2018-10”) and ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”), to provide additional guidance for the adoption of ASC 842. ASU 2018-10 clarifies certain provisions and corrects unintended applications of the guidance. ASU 2018-11 provides an alternative transition method which allows entities the option to present all prior periods under previous lease accounting guidance while recognizing the cumulative effect of applying the new standard as an adjustment to the opening balance of retained earnings in the year of adoption. The Company is currently evaluating the effect of adoption of these standards on the Company’s condensed consolidated financial statements and related disclosures, but expects to record a material right-of-use asset and liability on the condensed consolidated balance sheet related to its operating leases upon adoption.
In January 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, and additional changes, modifications, clarifications or interpretations related to this guidance thereafter, which require a reporting entity to estimate credit losses on certain types of financial instruments, and present assets held at amortized cost and available

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
for-sale debt securities at the amount expected to be collected. The guidance is effective for non-public companies for fiscal years beginning after December 15, 2022. The Company elected the extended transition period available to emerging growth companies and is currently evaluating the effect of adoption of the standard on the Company’s condensed consolidated financial statements and related disclosures.
3.  Property and Equipment, Net
Property and equipment, net consists of the following:

	December 31, 2020	June 30, 2021
Leasehold improvements	$88,923	$98,611
Computers and equipment	15,694	16,785
Furniture and fixtures	12,156	14,508
Capitalized software	6,054	7,908
Construction in process	7,198	13,511
	130,025	151,323
Less: accumulated depreciation and amortization	(45,491)	(54,257)
Property and equipment, net	$84,534	$97,066
Depreciation and amortization expense was approximately $9.0 million, which includes $6.3 million in cost of goods sold and $2.7 million in selling, general, and administrative expenses, for the six months ended June 30, 2020. Depreciation and amortization expense was approximately $9.8 million, which includes $7.1 million in cost of goods sold and $2.7 million in selling, general, and administrative expenses, for the six months ended June 30, 2021.
4.  Accrued Expenses
Accrued expenses consists of the following:

	December 31, 2020	June 30, 2021
Charitable contribution	$5,182	$4,556
Payroll related costs	7,903	10,108
Marketing expenses	9,585	2,981
Other accrued expenses	11,600	13,626
Total accrued expenses	$34,270	$31,271

5.  Income Taxes
For the six months ended June 30, 2020 and 2021 the Company used the estimated annual effective tax rate approach to determine the provision for income taxes. The estimated annual effective tax rate is based on forecasted annual results and may fluctuate due to differences between the forecasted and actual results, changes in valuation allowances, and any other transactions that result in differing tax treatment.
The Company’s estimated annual effective income tax rate for the six months ended June 30, 2020 and 2021 differed from the statutory rate primarily due to the valuation allowance, non-deductible stock-based compensation, differences in tax rates in state and foreign jurisdictions and other permanent items.
6.  Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Common Stock
As of December 31, 2020 and June 30, 2021, the Company’s Tenth and Eleventh Amended and Restated Certificate of Incorporation authorizes the issuance of up to 150,000,000 shares of common stock, par value of $0.0001 per share, of which 135,000,000 shares are designated Series A common stock, and 15,000,000 shares are designated Series B common stock. Both Series A and Series B common stock are not redeemable at the option of the holder.

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
As of December 31, 2020, outstanding shares of common stock as well as shares of common stock attributable to stock options are as follows:

	Series A	Series B
Common stock outstanding	52,895,029	1,049,276
Employee stock options – outstanding	5,298,660	2,496,380
Restricted stock units – outstanding	260,878	1,232,244
Employee stock plans – available	734,682	972,450
Shares of Series A common stock issuable upon conversion of all redeemable convertible preferred stock, exercise of all warrants for redeemable convertible preferred stock, outstanding Series B common stock, options, and RSUs	59,813,999	—
Total common stock – outstanding or issuable on exercise of options	119,003,248	5,750,350
Authorized	135,000,000	15,000,000
Common stock available for future issuance	15,996,752	9,249,650
As of June 30, 2021, outstanding shares of common stock as well as shares of common stock attributable to stock options are as follows:

	Series A	Series B
Common stock outstanding	52,663,284	1,405,624
Employee stock options – outstanding	5,848,822	2,304,707
Restricted stock units – outstanding	6,681,896	1,982,193
Employee stock plans – available	263,502	1,064,245
Shares of Series A common stock issuable upon conversion of all redeemable convertible preferred stock, exercise of all warrants for redeemable convertible preferred stock, outstanding Series B common stock, options, and RSUs	60,077,876	—
Total common stock – outstanding or issuable on exercise of options	125,535,380	6,756,769
Authorized	135,000,000	15,000,000
Common stock available for future issuance	9,464,620	8,243,231
Redeemable Convertible Preferred Stock
All classes of redeemable convertible preferred stock are optionally convertible by the holder into shares of Series A common stock at the then applicable conversion price. In the event of liquidation of the Company (including certain events outside of the Company’s control such as a change in control), the holders of redeemable convertible preferred stock are entitled to a liquidation preference equal to the respective original issue price plus declared and unpaid dividends ahead of the classes of common stock described above. The aggregate preferential amount for all classes of redeemable convertible preferred stock was $510.5 million and $503.7 million as of December 31, 2020 and June 30, 2021, respectively.

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
Outstanding shares and proceeds from issuances of redeemable convertible preferred stock under the Company’s Tenth Amended and Restated Certificate of Incorporation as of December 31, 2020 are as follows:

	Shares authorized to issue	Original issuance price		Shares issued	Shares authorized not issued	Net carrying value	Liquidation preference
Series AA	5,070,694	$0.62	*	5,070,694	—	$2,356	$3,144
Series A	4,203,284	1.84		4,203,284	—	7,715	7,734
Series B	12,062,567	3.45	**	11,597,228	465,339	39,825	41,616
Series B-1	434,896	3.45	**	434,896	—	1,465	1,500
Series C	9,058,794	5.47	**	9,058,794	—	49,402	49,552
Series D	7,632,450	11.49	**	7,632,450	—	87,414	87,697
Series E	4,771,902	15.72	**	4,771,902	—	74,672	75,014
Series F	6,412,524	19.49	**	6,412,524	—	124,717	124,980
Series G	4,860,132	24.53	**	4,860,132	—	118,944	119,219
Total	54,507,243			54,041,904	465,339	$506,510	$510,456
__________________
*2,203,476 shares were converted at a discounted price per share of approximately $0.27, while the remaining shares were purchased at a price per share of approximately $0.62.
**    Series B, Series B-1, Series C, Series D, Series E, Series F, and Series G original issue price per share was approximately $3.45, $3.45, $5.47, $11.49, $15.72, $19.49, and $24.53 respectively; the per share value was reduced due to issuance costs to $3.30, $3.37, $5.46, $11.46, $15.65, $19.45 and $24.47, respectively.
Outstanding shares and proceeds from issuances of redeemable convertible preferred stock under the Company’s Eleventh Amended and Restated Certificate of Incorporation as of June 30, 2021 are as follows:

	Shares authorized to issue	Original issuance price		Shares issued	Shares authorized not issued	Net carrying value	Liquidation preference
Series AA	5,070,694	$0.62	*	4,763,598	307,096	$2,205	$2,953
Series A	4,203,284	1.84		4,176,042	27,242	7,665	7,684
Series B	12,062,567	3.45	**	11,595,352	467,215	39,819	40,004
Series B-1	434,896	3.45	**	434,896	—	1,465	1,500
Series C	9,058,794	5.47	**	9,058,794	—	49,402	49,552
Series D	7,632,450	11.49	**	7,271,629	360,821	83,269	83,551
Series E	4,771,902	15.72	**	4,726,395	45,507	73,957	74,299
Series F	6,412,524	19.49	**	6,412,524	—	124,717	124,980
Series G	4,860,132	24.53	**	4,860,132	—	118,944	119,219
Total	54,507,243			53,299,362	1,207,881	$501,443	$503,742
_________________
*2,203,476 shares were converted at a discounted price per share of approximately $0.27, while the remaining shares were purchased at a price per share of approximately $0.62.
**        Series B, Series B-1, Series C, Series D, Series E, Series F, and Series G original issue price per share was approximately $3.45, $3.45, $5.47, $11.49, $15.72, $19.49, and $24.53 respectively; the per share value was reduced due to issuance costs to $3.30, $3.37, $5.46, $11.46, $15.65, $19.45 and $24.47, respectively.

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
Stock Repurchases
In February and June of 2021, the Company repurchased shares of common stock and redeemable convertible preferred stock directly from investors as follows:

	Number of Shares Repurchased	Amount Paid
Series A common stock	63,821	$1,566
Series AA redeemable convertible preferred stock	160,136	3,928
Series D redeemable convertible preferred stock	60,137	1,475
Series E redeemable convertible preferred stock	45,507	1,116
Total shares repurchased	329,601	$8,085
The stock was considered constructively retired when repurchased. For the redeemable convertible preferred stock, the $5.0 million excess of repurchase price over carrying value was recorded to accumulated deficit on the condensed consolidated balance sheets. For the common stock, the excess of repurchase price over par value of $1.6 million was recorded to accumulated deficit on the condensed consolidated balance sheet.
In May 2021, the Company and Addition Partners, a related party investor, commenced a cash tender offer (the “Tender Offer”) which was completed in June 2021. The Company authorized the repurchase up to $100 million in shares of common stock, including those issuable upon exercise of stock options, the vesting and settlement of RSUs, and redeemable convertible preferred stock, for a price of $24.5306 per share. The Company waived the performance based vesting condition for current and former employees who elected to tender RSUs for which the service-based vesting condition was satisfied. This was the first widely available tender offer made to employees, former employees, and investors since the Company’s inception. The Company and Addition Partners committed to each purchase half of the shares tendered.
Shareholders tendered a total of 1,676,534 shares, comprised of 335,847 Series A common shares, 387,163 Series B common shares, 54,484 Series A redeemable convertible preferred stock shares, 293,920 Series AA redeemable convertible preferred stock shares, 3,752 Series B redeemable convertible preferred stock shares, and 601,368 Series D redeemable convertible preferred stock shares, for total consideration of $41.1 million. The Company recorded $9.2 million as stock-based compensation expense related to the Tender Offer.
Addition Partners purchased 838,267 of the shares tendered for $20.6 million. The Company purchased 838,267 of the shares tendered for $20.6 million and the board of directors approved the immediate retirement of all shares purchased by the Company. The Company received $0.7 million related to the cost to exercise options tendered and $2.5 million related to income taxes withheld from employees and remitted to tax authorities. These items were included within the Tender Offer repurchase and share retirement line on the statement of changes in redeemable convertible preferred stock and stockholders’ deficit.
During the six months ended June 30, 2020, the Company did not repurchase common stock or redeemable convertible preferred stock.
7.  Stock-Based Compensation
Plans and Awards
The Company’s eligible employees participate in various stock-based compensation plans, which are provided by the Company directly.
At December 31, 2020, under the 2010 Plan, 2011 Plan, 2012 Plan, and 2019 Plan (together “the Plans”), the Company may grant stock options or RSUs for up to 14,901,474 shares of common stock, made up of 6,439,492 shares of Series A common stock and 8,461,982 shares of Series B common stock.
In June 2021, the Company’s board of directors approved an increase of 6,500,000 shares of Series A common stock authorized for issuance under the 2019 Founder Stock Plan and an increase of 1,200,000 shares of Series B common stock authorized for issuance under the 2011 Plan.

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
At June 30, 2021, under the Plans, the Company may grant stock options or RSUs for up to 22,601,474 shares of common stock, comprised of 12,939,492 shares of Series A common stock and 9,661,982 shares of Series B common stock. Awards issued under the Plans generally vest over 4 years, with the first 25% of the award vesting 12 months after the vesting commencement date, and the remaining 75% of the award vesting monthly in equal installments over the remaining 36 months. Generally, the Company’s stock option plans permit early exercise.
The majority of RSUs issued by the Company vest upon the satisfaction of both a service and a performance condition. The service-based vesting condition is satisfied so long as the participant remains in service and employed by the Company as of each of the vesting dates, which is generally over four years. The performance condition is satisfied upon (i) a qualified public offering or (ii) change in control of the Company as defined in the Company’s equity incentive plans. The RSUs vest on the first date upon which both the service and performance conditions are satisfied. If the RSUs vest, the Company will deliver one share of either Series A or Series B common stock, depending on the terms of the grant, for each vested RSU on the settlement date. Unvested RSUs expire in seven years from the date of grant.
In June 2021, the Company issued performance stock units (“PSUs”) to the co-CEOs which vest upon two performance conditions, (i) a qualified public offering, and (ii) the price of the Company’s Class A common stock reaching stock price hurdles over a period of ten years, as defined by the terms of the award. If the PSUs vest, the Company will deliver one share of Class B common stock on the settlement date. Unvested PSUs expire in ten years from the date of grant. The terms of the PSUs granted are described further below.
Stock Options
The fair value for options and share awards granted under the Plans are estimated at the date of grant using the Black-Scholes option-pricing model. No options were granted during the six months ended June 30, 2020. The following range of assumptions was used for options granted during the six months ended June 30, 2021:

2021
Risk-free interest rates	0.6%
Expected dividend yield	—
Expected term	6.25 years
Volatility	60%
The risk-free interest rates were estimated based on the yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with terms consistent with the expected term of the option awards. The expected dividend yield is zero as the Company has never declared or paid cash dividends and has no plans to do so in the foreseeable future. The expected term is calculated using the simplified method using the vesting term of four years and the contractual term of ten years, resulting in a holding period of 6.25 years. Stock options expire ten years from the date of the grant. The volatility rate is determined based on an analysis of comparable public company historical volatilities adjusted based on the Company’s stage of development.
Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The board of directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as a qualified public offering or sale of the Company, given prevailing market conditions; and (vii) contemporaneous transactions involving the Company’s common shares. The board of directors utilized third-party valuations which were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
A summary of stock option activity for the six months ended June 30, 2021 is as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted average contractual term	Aggregate intrinsic value
Balance at December 31, 2020	7,795,040	$4.88	4.9	$103,821
Options granted	839,000	18.20	9.6	17.474
Options exercised	(476,755)	2.96	—	(5,200)
Options forfeited	(3,714)	4.77	—	—
Balance at June 30, 2021	8,153,571	$6.36	5.0	$266,313

Exercisable as of June 30, 2021	8,153,571	6.36	5.0	—
Vested as of June 30, 2021	6,517,545	4.12	4.1	—
Unvested as of June 30, 2021	1,636,026	15.28		—
The total value of unrecognized stock compensation expense related to unvested options granted under the Plans was $11.8 million as of June 30, 2021, and is expected to be recognized over 1.4 years.
Restricted Stock and Performance Stock Units
A summary of RSU activity for the six months ended June 30, 2021 is as follows:

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2020	1,493,122	$13.14
Granted	2,926,304	33.34
Forfeited	(79,503)	14.58
Vested and settled	(73,174)	12.93
Unvested as of June 30, 2021	4,266,749	$26.97
On June 15, 2021, the board of directors approved a grant to the Company’s co-CEOs of 4,397,688 PSUs and 1,884,724 RSUs under our 2019 Plan (the “Founders Grant”).
The PSUs will only vest, if at all, in the event of (i) a qualified public offering and (ii) the price of the Company’s Class A common stock reaches stock price hurdles over a period of ten years. The PSUs are subject to the co-CEOs continued employment with the Company through the applicable vesting date. The PSUs are divided into eight substantially equal tranches, each one vesting on the date the 90-day trailing volume-weighted average trading price of our Class A common stock exceeds the stock price hurdle, as set forth in the table below, provided that no PSUs may vest prior to the six month anniversary of the closing of a qualified public offering.

Tranche	Number of PSUs	Stock Price Hurdle
1	549,712	$47.75
2	549,710	$55.71
3	549,712	$63.67
4	549,710	$71.63
5	549,712	$79.59
6	549,710	$87.55
7	549,712	$95.50
8	549,710	$103.46

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
The Company used a Monte Carlo simulation to calculate the grant-date fair value of the PSUs of $128.8 million. Since the PSUs contain a performance and market condition, the stock-based compensation expense will be recognized when it becomes probable that the performance condition will be met using the accelerated attribution method. Stock-based compensation will be recognized over the period of time the market condition for each tranche is expected to be met (i.e., the derived service period). The Company has concluded that as of June 30, 2021, it is not probable that the performance condition will be satisfied as the closing of a qualified public offering or change in control is not deemed probable until consummated.
The Founders Grant RSUs will vest in equal monthly installments over a period of five years, subject to the co-CEOs continued employment with the Company through the applicable vesting date and conditioned upon the completion of a qualified public offering. The grant-date fair value of the RSUs is $66.9 million. Since the RSUs contain a performance condition, stock-based compensation expense will be recognized using the accelerated attribution method when it becomes probable that the performance condition will be met. The Company has concluded that as of June 30, 2021, it is not probable that the performance condition will be satisfied as the closing of a qualified public offering or change in control is not deemed probable until consummated.
Shares underlying vested PSUs and RSUs and will be issued to the CEOs on a specified quarterly date following the second anniversary of the vesting date, except for an amount necessary to cover any taxes due in connection with the vesting, which will be withheld or sold to cover, or issued to offset, such taxes. Any RSUs or PSUs subject to the award that have not vested by the tenth anniversary of the grant date will be forfeited.
Other than the Founders Grant, all RSUs granted as of June 30, 2021 vest upon the satisfaction of both a service and a performance condition. The Company has concluded that as of June 30, 2021, it is not probable that the performance condition will be satisfied as the closing of a qualified public offering or change in control is not deemed probable until consummated. Accordingly, to date, the Company has not recorded any stock-based compensation expense for any RSUs with the exception of $1.8 million associated with RSUs that were repurchased in connection with the Tender Offer, which was recognized in June 2021 for the selling price of the shares tendered. Upon the consummation of either a qualified public offering or a change in control, the Company will record stock-based compensation expense for the service condition satisfied through such date and will begin recording stock-based compensation expense using the accelerated attribution method as the service conditions are met. The total value of unrecognized stock compensation expense related to outstanding RSUs granted under the Plans was $48.1 million as of June 30, 2021 which represents the fair value of the RSUs on the respective grant dates.
8.  Commitments and Contingencies
Credit Facility
In August 2013, the Company entered into the Loan and Security Agreement with Comerica Bank, or the Credit Facility, as amended, that consists of a revolving credit line of up to $50.0 million. The revolving credit line has a sub-limit of up to $15.0 million for the issuance of letters of credit. Borrowings under the revolving credit line bear interest on the principal amount outstanding at a variable interest rate based on either LIBOR or the bank’s prime rate (as defined in the credit agreement), with no additional margin. The Company is charged fees on the uncommitted portion of the credit line of approximately 0.2% as long as total borrowings remain less than $15.0 million.
In February and March 2020, the Company borrowed a total of $30.9 million under the Credit Facility, which was fully repaid in August 2020.
Other than letters of credit used to secure certain leases in lieu of a cash security deposit of $3.7 million and $3.6 million as of December 31, 2020 and June 30, 2021, respectively, there were no other borrowings outstanding under the Credit Facility as of December 31, 2020 and June 30, 2021.
Litigation
During the normal course of business, the Company may become subject to legal proceedings, claims and litigation. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Accruals for loss contingencies are recorded when a loss is probable, and the amount of such loss can be reasonably estimated.
As of December 31, 2020 and June 30, 2021, the Company is not subject to any currently pending legal matters or claims that could have a material adverse effect on its financial position, results of operations, or cash flows should such litigation be resolved unfavorably.

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
9.  Net Loss Per Share Attributable to Common Stockholders
The computation of net loss per share attributable to common stockholders for the six months ended June 30, 2020 and 2021 is as follows:

	Six Months Ended June 30,
	2020	2021
Numerator
Net income (loss)	$(10,007)	$(7,295)
Less: deemed dividend upon redemption of redeemable convertible preferred stock	—	(13,137)
Net loss attributable to common stockholders - basic and diluted	$(10,007)	$(20,432)
Denominator
Weighted average shares, basic and diluted	52,636,215	53,986,670
Earnings Per Share
Net loss per share attributable to common stockholders, basic and diluted	$(0.19)	$(0.38)
The following potentially dilutive shares were excluded from the computation of diluted net loss per share for the six months ended June 30, 2020 and 2021 because including them would have been antidilutive:

	Six Months Ended June 30,
	2020	2021
Redeemable convertible preferred stock	49,181,772	53,299,362
Stock options to purchase common stock	8,866,377	8,153,571
Unvested restricted stock units	1,478,861	4,266,749
Unvested performance stock units	—	4,397,688
Warrants to purchase Series B redeemable convertible preferred stock	21,745	21,745
10.  Related-Party Transactions
The Company issues secured promissory notes collateralized by the stock purchased by certain Company executives in relation to the exercise of employee stock options. As the promissory notes are secured by the underlying shares they have been treated as non-recourse notes in the condensed consolidated financial statements. The promissory notes are issued with a term of 8.5 years and an interest rate equal to the minimum applicable federal mid-term rate in the month the loan was issued. The secured promissory notes were recorded as a reduction to equity offsetting the amount in additional paid-in-capital related to the exercised options funded by the notes. During the six months ended June 30, 2021, an immaterial amount of employee loans were repaid and the outstanding loan balance increased by $0.2 million due to interest. The Company extended loans of $13.8 million to executives during the six months ended June 30, 2021. The loans had a balance of $34.6 million at June 30, 2021.
In May 2021, the Company and Addition Partners, a related party investor, commenced a cash tender offer which was completed in June 2021. See Note 4, Redeemable Convertible Preferred Stock and Stockholders’ Deficit, for further discussion of the nature of the tender offer.
11.  Subsequent Events
The Company has assessed subsequent events through August 24, 2021, the date the unaudited condensed consolidated financial statements were originally issued and through the re-issuance dates of September 9 and September 14, 2021, and has determined that no additional subsequent events occurred that would require recognition or disclosure in these condensed consolidated financial statements, except as described below.
Lease Obligations
Subsequent to June 30, 2021, the Company entered into 4 operating lease agreements and extended the terms of 3 existing operating lease agreements for retail space in the U.S., with terms ranging from 5 to 7 years. Total

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
commitments under the new agreements are approximately $5.6 million, payable over the terms of the related agreements.
Equity
RSU Grants
In August 2021, the board of directors approved grants of 107,765 RSUs for Series B common stock to employees under the 2011 Stock Plan. The RSUs vest monthly over a four year service period and are subject to a performance condition which is satisfied upon the grantee’s employment on the date of the completion of a qualified public offering or a change in control as defined in the RSU agreement for shares that have met the service based condition through that date. The grant date fair value of these awards was $4.5 million and any stock-based compensation expense related to these grants will be recognized using the accelerated attribution method.
In August 2021, the board of directors approved grants of 55,038 fully vested RSUs for Series B common stock under the 2011 Stock Plan. Stock-based compensation expense of $2.3 million will be recorded in full on the date of grant.
Stock Purchase Rights
In August 2021, the board of directors approved a grant of 387,277 fully vested short-term options to purchase 40,766 of Series A common stock and 346,511 of Series B common stock, to certain directors and employees. The options have an exercise price of $24.53 per share and expire 90 days after the grant date. The Company will recognize approximately $6.8 million of stock-based compensation on the date of grant which represents the grant date fair value, as measured by the Black-Scholes model. The Company expects to receive approximately $9.0 million in cash in connection with the exercise of these options.
Loan Repayments
In August 2021, $31.1 million of outstanding related party loans and accrued interest related to the exercise of 3,135,897 shares were repaid to the Company. Following the repayment, the Company’s balance of related party loans outstanding was approximately $3.6 million.
Employee Stock Purchase Plan
In August 2021, the board of directors adopted and the stockholders of the Company approved the 2021 Employee Stock Purchase Plan, or the ESPP. The maximum number of shares of common stock which will be authorized for sale under the ESPP is equal to the sum of (a) 2,215,303 shares of common stock and (b) an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the lesser of (i) 1% of the shares of the Company’s common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (ii) such number of shares of common stock as determined by the board of directors; provided, however, no more than 16,614,772 shares of common stock may be issued under the ESPP.
2021 Incentive Award Plan
In August 2021, the board of directors approved the 2021 Incentive Award Plan, or the 2021 Plan. The plan becomes effective on the day prior to the public listing of the Company’s Class A common stock and at that point the Company will no longer issue equity awards under any of the prior equity plans. The number of shares authorized under the 2021 Plan will be equal to 11,076,515 shares plus any shares that are available for issuance under the prior equity plans at the effective date, and will increase annually, beginning on January 1, 2022 and continuing through 2031, by the lesser of (i) 5% of the then outstanding common stock, or (ii) a smaller amount as agreed by the board of directors.
Twelfth Amended and Restated Certificate of Incorporation
In August 2021, the board of directors approved the Twelfth Amended and Restated Certificate of Incorporation which (i) authorizes 750,000,000 shares of Class A common stock, 150,000,000 shares of Class B common stock, 150,000,000 shares of Class C common stock, and 50,000,000 shares of preferred stock; (ii) reclassifies all shares of Series A and Series B common stock held by the co-founders into Class B common stock, and all other shares of Series A and Series B common stock into Class A common stock; (iii) sets the par value of each class of common stock at $0.0001 per share; and (iv) grants one vote per share of Class A common stock, ten votes per share of Class B common stock, and no voting rights for Class C common stock.
Warby Parker Foundation Donation
In August 2021, the Company issued of 178,572 shares of Series A common stock to the Warby Parker Impact Foundation, a Delaware exempt corporation. The board of directors also authorized up to an additional 1,071,432

Warby Parker Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Amounts in thousands, except share data)
shares of Series A common stock, or any shares into which the Series A common stock will be reclassified, for issuance in installments over time and from time to time, in each case, subject to the board of directors’ discretion and approval, to the Warby Parker Impact Foundation or such other nonprofit entity designated by the board of directors.

Item 13. Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with this registration statement and the listing of our Class A common stock, all of which will be paid by us. All amounts are estimated except the SEC registration fee and the exchange listing fee.

Amount
SEC registration fee	$20,809
Exchange listing fee	295,000
Printing fees and expenses	250,000
Legal fees and expenses	3,500,000
Accounting fees and expenses	1,300,000
Custodian, transfer agent, and registrar fees	3,500
Other advisors’ fees	20,385,000
Miscellaneous fees and expenses	245,691
Total	$26,000,000
Item 14. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our Amended Charter that will be in effect immediately following the effectiveness of the registration statement of which this prospectus forms a part permits indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law, and our Amended Bylaws that will be in effect immediately following the effectiveness of the registration statement of which this prospectus forms a part provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.
We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director or officer of ours, provided that such director or officer acted in good faith, in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interest, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful.
The indemnification provisions in our Amended Charter, Amended Bylaws, and the indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving a director or officer of ours regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.
We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Item 15. Recent Sales of Unregistered Securities.
Since December 1, 2018, we have issued and sold the following unregistered securities:
Preferred Stock Issuances
In March 2018, we issued an aggregate of 4,771,902 shares of our Series E redeemable convertible preferred stock to 32 accredited investors at a purchase price of $15.7170 per share, for an aggregate purchase price of $75.0 million.
In April 2020, we issued an aggregate of 6,412,542 shares of our Series F redeemable convertible preferred stock to 24 accredited investors at a purchase price of $19.4931 per share, for an aggregate purchase price of $125.0 million.
In August 2020, we issued an aggregate of 4,860,132 shares of our Series G redeemable convertible preferred stock to one accredited investor at a purchase price of $24.5306 per share, for an aggregate purchase price of $119.2 million.
Plan-Related Issuances
From June 1, 2018 through the date of this prospectus, we granted to certain directors, officers, employees, consultants, and other service providers options to purchase and restricted stock units covering an aggregate of 3,655,867 shares of our Series A Common Stock under our 2011 Plan, for options at exercise prices ranging from $12.35 to $24.53 per share.
From June 1, 2018 through the date of this prospectus, we granted to certain directors and employees options to purchase and restricted stock units covering an aggregate of 2,195,688 shares of our Series B Common Stock under our 2019 Plan, for options at exercise prices ranging from $12.63 to $24.53 per share.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
Item 16. Exhibits and Financial Statement Schedules.
(a)Exhibits.

Exhibit Number	Description of Exhibit
3.1*	Eleventh Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.2*	Amended and Restated Bylaws of the Registrant, as currently in effect.
3.3*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective following the effectiveness of this registration statement.
3.4*	Form of Amended and Restated Bylaws of the Registrant, to be effective following the effectiveness of this registration statement.
4.1*	Specimen Class A common stock certificate of the Registrant.
4.2*	Eighth Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders, dated August 12, 2020.
5.1	Opinion of Latham & Watkins LLP.

10.1*
Loan and Security Agreement by and between Comerica Bank, Registrant and Warby Parker Retail, Inc., dated August 13, 2013, as amended by that certain First Amendment to Loan and Security Agreement dated as of November 13, 2014, that certain Second Amendment to Loan and Security Agreement dated as of March 31, 2016, that certain Third Amendment to Loan and Security Agreement dated as of August 10, 2017, that certain Fourth Amendment to Loan and Security Agreement dated as of September 10, 2018, that certain Fifth Amendment and Waiver to Loan and Security Agreement dated as of March 29, 2019, that certain Sixth Amendment to Loan and Security Agreement dated as of June 18, 2019, that certain Seventh Amendment to Loan and Security Agreement dated as of October 22, 2019, that certain Eight Amendment to Loan and Security Agreement, dated as of December 23, 2019 and that certain Ninth Amendment to Loan and Security Agreement, dated as of March 1, 2021.

10.2+*	Warby Parker Inc. 2010 Equity Incentive Plan and related form agreements.
10.3+*	Warby Parker Inc. Amended and Restated 2011 Stock Plan and related form agreements.
10.4+*	Warby Parker Inc. 2012 Milestone Stock Plan and related form agreements.
10.5+*	Warby Parker Inc. 2019 Founder Stock Plan and related form agreements.
10.6+*	Warby Parker Inc. 2021 Incentive Award Plan and related form agreements.
10.7+*	Warby Parker Inc. 2021 Employee Stock Purchase Plan.
10.8+*	Warby Parker Inc. Non-Employee Director Compensation Program.
10.9+*	Employment Offer Letter, by and between the Registrant and Steven Miller, dated October 7, 2011.
10.10*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
21.1*	List of subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
__________________
*Previously filed.
+         Indicates management contract or compensatory plan.
(b)Financial Statement Schedules.
All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.
Item 17. Undertakings.
The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act, as amended, or the Securities Act.
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 14, 2021.

WARBY PARKER INC.

By:	/s/ Neil Blumenthal
Neil Blumenthal
Co-Chief Executive Officer

By:	/s/ Dave Gilboa
Dave Gilboa
Co-Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neil Blumenthal	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	September 14, 2021
Neil Blumenthal

/s/ Dave Gilboa	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	September 14, 2021
Dave Gilboa

/s/ Steven Miller	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 14, 2021
Steven Miller

*	Director	September 14, 2021
Andrew Hunt

*	Director	September 14, 2021
Jeffrey Raider

*	Director	September 14, 2021
Teresa Briggs

*	Director	September 14, 2021
Joel Cutler

*	Director	September 14, 2021
Youngme Moon

*	Director	September 14, 2021
Gabrielle Sulzberger

*	Director	September 14, 2021
Ronald A. Williams

*By:	/s/ Neil Blumenthal
Neil Blumenthal
Attorney-in-Fact